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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Insight Communications Company, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Insight Communications Company, Inc. Class A Common Stock, par value $0.01 per share
(2)	Aggregate number of securities to which transaction applies:
The filing fee was determined based upon the sum of (a) the product of 60,273,045 shares of Insight Class A Common Stock (based on the 51,783,591 shares of Class A Common Stock outstanding as of July 31, 2005 and giving effect to the conversion of all 8,489,454 shares of Class B Common Stock outstanding as of July 31, 2005) that are proposed to be canceled in connection with the merger and $11.75, plus (b) $9,907,924.00 expected to be paid upon the cancellation of outstanding options having an exercise price less than $11.75 (the "Total Consideration"). In all cases, the shares have been valued at $11.75 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the filing fee was determined by multiplying 0.00011770 by the Total Consideration.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
	(4)	Proposed maximum aggregate value of transaction: $718,116,202.75
	(5)	Total fee paid: $84,522.28
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Insight Communications Company, Inc.
810 7th Avenue
New York, New York 10019

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

        To the Stockholders of Insight Communications Company, Inc.:

        You are cordially invited to attend a special meeting of stockholders of Insight Communications Company, Inc. to be held on Friday, December 16, 2005 at 9:30 a.m., New York time, at The Michelangelo, 152 West 51st Street, New York, New York. The attached proxy statement provides information regarding the matters to be acted on at the special meeting, including at any adjournment or postponement thereof.

        At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of July 28, 2005, between Insight Communications Company, Inc. and Insight Acquisition Corp. (an entity organized by certain affiliates of The Carlyle Group to effect the merger and related transactions discussed below). Pursuant to the merger agreement, Insight Acquisition Corp. will merge with and into Insight, with Insight continuing as the surviving corporation. You will also be asked to consider and vote upon a proposed amendment to Insight's certificate of incorporation to make Section 5.6 of Insight's certificate of incorporation, which provides that each class of Insight common stock must receive equal per share payments upon a merger of Insight, inapplicable to the merger and the other transactions contemplated by the merger agreement. The completion of the merger is conditioned upon adoption and approval of the merger agreement and approval of the proposed amendment to Insight's certificate of incorporation.

        If the merger agreement is adopted and approved, the amendment to the certificate of incorporation is approved and the merger is completed, each share of Insight Class A common stock (other than shares held by Insight Acquisition Corp. and stockholders who have perfected their appraisal rights under Delaware law) will be converted into the right to receive $11.75 in cash. Immediately prior to the merger, certain members of Insight's senior management and other designated Insight stockholders will exchange all or a portion of their shares of Insight common stock for equity interests in Insight Acquisition Corp., which interests will then, in the merger, be converted into equity interests in the surviving corporation. As a result of the merger, Insight will be privately owned by Insight's senior management and the other designated exchanging stockholders, as well as by affiliates of Carlyle. A copy of the merger agreement is included as Annex A to the attached proxy statement.

        On March 7, 2005, Insight's board of directors established a special committee, consisting of two independent directors, to review, evaluate, negotiate and make a recommendation to Insight's board of directors with respect to the proposed transaction with Insight Acquisition Corp. The special committee has unanimously determined that the merger agreement is advisable, and fair to and in the best interests of the holders of Insight Class A common stock (other than stockholders that will continue as investors in the surviving corporation), and has recommended to the full Insight board of directors that the board of directors approve the merger agreement and the amendment to Insight's certificate of incorporation. In determining to make its recommendation to the board of directors, the special committee considered, among other things, the opinions of Citigroup Global Markets Inc. and Evercore Partners to the effect that, as of the date of their opinions, the cash merger consideration of $11.75 per share to be received by the holders of Insight Class A common stock (other than Insight Communications Company, Inc., Insight Acquisition Corp., The Carlyle Group and its affiliates, stockholders that will continue as investors in the surviving corporation and dissenting stockholders) in the merger is fair, from a financial point of view, to such holders. Citigroup's and Evercore's opinions are subject to the assumptions, limitations and qualifications set forth in such opinions, which are included as Annex C and Annex D, respectively, to the attached proxy statement.

        Insight's board of directors, after considering factors including the unanimous determination and recommendation of the special committee, unanimously determined that the merger agreement is advisable, and fair to and in the best interests of the holders of Insight Class A common stock (other than stockholders that will continue as investors in the surviving corporation), and approved the merger agreement and the amendment to Insight's certificate of incorporation. Accordingly, Insight's board of directors unanimously recommends that you vote in favor of the adoption and approval of the merger agreement and approval of the proposed amendment to the certificate of incorporation. In arriving at their respective recommendations of the merger agreement and the amendment to the certificate of incorporation, Insight's board of directors and its special committee carefully considered a number of factors which are described in the accompanying proxy statement.

        The attached proxy statement provides you with detailed information about the merger agreement, the merger and the amendment to the certificate of incorporation. We urge you to read the entire document carefully. The affirmative vote of the holders of a majority of (1) the voting power of the outstanding shares of Insight Class A common stock and Class B common stock, voting together as a single class and (2) the outstanding shares of Insight Class A common stock not held by Insight Acquisition Corp., the Insight stockholders that will continue as direct or indirect investors in the surviving corporation (or any member of the immediate families thereof), The Carlyle Group or any affiliates thereof, or any officers or directors of Insight (or any member of the immediate families thereof) are required to adopt and approve the merger agreement. The affirmative vote of the holders of a majority of outstanding shares of Insight Class A common stock and a majority of the outstanding shares of Insight Class B common stock, in each case voting as a separate class, are required to approve the amendment to Insight's certificate of incorporation.

        Regardless of the number of shares you own, your vote is very important.    Whether or not you plan to attend the meeting, please complete, sign, date and mail the enclosed proxy card or vote via telephone or the Internet.

        If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., which is assisting us, toll-free at 1-888-605-1957.

Sincerely,
/s/ Sidney R. Knafel Chairman of the Board

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, or passed upon the fairness or merits of this transaction or the adequacy or accuracy of the enclosed proxy statement. Any contrary representation is a criminal offense.

        The attached proxy statement is dated November 17, 2005 and is first being mailed to stockholders on or about November 17, 2005.

Insight Communications Company, Inc.
810 7th Avenue
New York, New York 10019

Notice of Special Meeting of Stockholders
To Be Held On December 16, 2005

We will hold a special meeting of stockholders of Insight Communications Company, Inc. on December 16, 2005 at 9:30 a.m. New York time, at The Michelangelo, 152 West 51st Street, New York, New York. The purpose of the special meeting is:

  1.
  To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of July 28, 2005, between Insight Communications Company, Inc. and Insight Acquisition Corp., as it may be amended from time to time, which, among other things, provides for the merger of Insight Acquisition Corp. with and into Insight, with Insight continuing as the surviving corporation.

  2.
  To consider and vote upon a proposal to approve a charter amendment which would make Section 5.6 of Insight's certificate of incorporation, which provides that holders of each class of Insight common stock must receive equal per share payments upon a merger of Insight, inapplicable to the merger and the other transactions contemplated by the merger agreement.

  3.
  To approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve proposal 1 or proposal 2.

  4.
  To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

        Only holders of Insight common stock at the close of business on November 7, 2005, the record date established for the special meeting, are entitled to notice of, and to vote at, the special meeting. A complete list of stockholders entitled to vote at the special meeting will be available for examination at Insight's headquarters, 810 7th Avenue, New York, New York after November 17, 2005, and at the special meeting.

        We have described the merger agreement, the merger and the charter amendment in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the proxy statement.

        Under Delaware law, holders of Insight common stock have the right to dissent from the merger and to seek judicial appraisal of the "fair value" of their shares upon compliance with the requirements of the Delaware General Corporation Law. This right is explained more fully under "Special Factors—Appraisal Rights of Stockholders" in the accompanying proxy statement. The appraisal rights provisions of Delaware law are attached to the accompanying proxy statement as Annex B.

        Your vote is very important. Whether or not you plan to attend the special meeting, you should complete, sign, date and return the enclosed proxy card as soon as possible or vote via telephone or the Internet to make sure your shares are represented at the meeting. If you attend the meeting and wish to vote in person, you may revoke your proxy and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy.

By Order of the Board of Directors,
/s/ Elliot Brecher
Elliot Brecher Secretary

New York, New York
November 17, 2005

SUMMARY TERM SHEET

        The following summary highlights selected information contained in this proxy statement and may not contain all of the information that may be important in your consideration of the proposed merger and the proposed amendment to the certificate of incorporation. We encourage you to read this proxy statement and the documents we have incorporated by reference before voting. We have included section references to direct you to a more complete description of the topics described in this summary.

  •
  Purpose of the Stockholder Vote. You are being asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of July 28, 2005, between Insight Communications Company, Inc. (which we sometimes refer to in this proxy statement as we or Insight) and Insight Acquisition Corp. (which we refer to as Acquisition), and an amendment to the certificate of incorporation of Insight (which we refer to as the charter amendment). The charter amendment would make Section 5.6 of Insight's certificate of incorporation, which provides that each class of Insight common stock must receive equal per share payments upon a merger of Insight, inapplicable to the merger and the other transactions contemplated by the merger agreement. See "The Special Meeting" beginning on page 70 and "The Charter Amendment" beginning on page 87.

  •
  The Parties. Insight is the ninth largest cable operator in the United States, serving approximately 1.3 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight offers bundled, state-of-the-art services in mid-sized communities, delivering analog and digital video, high-speed Internet and, in selected markets, voice telephony to its customers. Acquisition is a corporation organized by certain affiliates of The Carlyle Group (which we collectively refer to as Carlyle) for the sole purpose of effecting the merger and related transactions. See "Special Factors—Effects of the Merger" beginning on page 40, "Information Concerning Insight" beginning on page 88 and "Information Concerning Insight Acquisition Corp." beginning on page 96.

  •
  The Merger. Acquisition will be merged with and into Insight, with Insight continuing as the surviving corporation. Immediately following the merger, Insight, as the surviving corporation in the merger (which we refer to as the Surviving Corporation), will become a privately-held company, primarily owned by Carlyle and the stockholders that will continue as direct or indirect investors in the Surviving Corporation. See "Special Factors—Effects of the Merger" beginning on page 40 and "Special Factors—Structure and Steps of the Merger" beginning on page 54. Whenever we refer to the merger agreement in this proxy statement, we are referring to the agreement and plan of merger attached as Annex A to this proxy statement, as the merger agreement may be amended from time to time. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

  •
  Effects of the Merger. If the merger is completed, you will receive $11.75 per share in cash for each of your shares of Insight Class A common stock, unless you are a stockholder that will continue as a direct or indirect investor in the Surviving Corporation or a dissenting stockholder and you perfect your appraisal rights. As a result of the merger, Insight's stockholders, other than the stockholders that will continue as direct or indirect investors in the Surviving Corporation, will no longer have an equity interest in Insight; Insight Class A common stock will no longer be quoted on The Nasdaq National Market; and the registration of Insight common stock under Section 12 of the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), will be terminated. However, the Surviving Corporation and its subsidiary, Insight Midwest, L.P., will continue to file periodic reports with the Securities and Exchange Commission (which we refer to as the SEC) in accordance with the indentures governing their outstanding debt securities. See "Special Factors—Effects of the Merger" beginning on page 40.

  •
  Interests of Certain Persons in the Merger. In considering the proposed transactions, you should be aware that some Insight stockholders, directors, officers and employees have interests in the merger that may be different from, or in addition to, your interests as an Insight stockholder generally, including:

    •
    accelerated vesting and cash-out of in-the-money stock options and accelerated vesting of restricted stock held by directors, officers and employees of Insight;

    •
    ownership of equity interests in the Surviving Corporation;

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    issuances, after completion of the merger, to certain eligible employees of Insight or any subsidiary of Insight of Series E Non-Voting Common Stock of the Surviving Corporation in consideration for future services;

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    future issuances to certain Insight directors, officers and employees of Series F Non-Voting Common Stock of the Surviving Corporation;

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    new employment agreements to be entered into by the Surviving Corporation with Michael Willner, Insight's Vice Chairman, President and Chief Executive Officer, Dinni Jain, Insight's Executive Vice President and Chief Operating Officer, and John Abbot, Insight's Senior Vice President and Chief Financial Officer;

    •
    continuation of certain directors of Insight as directors of the Surviving Corporation; and

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    continued indemnification and directors and officers liability insurance to be provided by the Surviving Corporation to former directors and officers of Insight.

    These arrangements are more fully described under "Special Factors—Interests of Certain Persons in the Merger—Continuing Investors' Investment in Insight" beginning on page 51 and "Special Factors—Structure and Steps of the Merger" beginning on page 54.

    Carlyle also has interests in the merger, including receipt upon completion of the merger of a sponsor fee expected to be equal to approximately $17.4 million. See "Special Factors—Effects of the Merger" beginning on page 40.

    Amos B. Hostetter, Jr., who is expected to be a director of the Surviving Corporation following the merger, has interests in the merger, including an investment fee of $400,000 to be received by PH Investments, LLC, in connection with the merger. See "Special Factors—Structure and Steps of the Merger" beginning on page 54.

    The special committee and Insight's board of directors were aware of these interests and considered them, among other matters, prior to providing their respective recommendations with respect to the merger agreement and the charter amendment.

  •
  Continuing Investors. Immediately prior to the merger, certain members of Insight's senior management and other designated Insight stockholders will exchange all or a portion of their shares of Insight common stock, either directly or indirectly, for equity interests in Acquisition, which interests will then, in the merger, be converted into equity interests in the Surviving Corporation. Any shares of Insight Class A common stock not exchanged for equity interests in Acquisition by these continuing investors will be converted into the right to receive $11.75 per share in cash in the merger. See "Special Factors—Structure and Steps of the Merger" and "Special Factors—Interests of Certain Persons in the Merger—Continuing Investors' Investment in Insight" beginning on pages 54 and 51, respectively. When we refer to the Continuing Investors in this proxy statement, we are referring to the individuals who we expect to be Continuing Investors: Sidney Knafel, Michael Willner, James Marcus, Thomas Kempner, Andrew Knafel, certain trusts for the benefit of Sidney Knafel's children and the other persons who have agreed to exchange all or a portion of their shares of Insight common stock, either directly or indirectly through Continuing Investor Holding Company, LLC (which we refer to as Holdco), for equity interests in Acquisition. When we refer to the exchange agreement in this proxy statement, we are referring to the amended and restated exchange agreement, dated as of November 10, 2005, unless the context requires otherwise.

  •
  Effect of the Amendment to the Certificate of Incorporation. Section 5.6 of Insight's certificate of incorporation provides that holders of each class of Insight common stock must receive equal per share payments upon a merger of Insight. Insight is proposing to amend its certificate of incorporation to make Section 5.6 inapplicable to the merger and the other transactions contemplated by the merger agreement. See "Special Factors—Structure and Steps of the Merger" beginning on page 54.

  •
  Required Vote. Under Delaware law, adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of Insight Class A common stock and Insight Class B common stock voting together as a single class. Each stockholder of record on the record date holding Insight Class A common stock is entitled to one vote on each matter submitted to a vote at the meeting for each share of Insight Class A common stock held, and each stockholder of record on the record date holding Insight Class B common stock is entitled to ten votes on each matter submitted to a vote at the meeting for each share of Insight Class B common stock held.

  Under the terms of the merger agreement, the merger agreement must also be adopted and approved by the holders of a majority of the outstanding shares of Insight Class A common stock entitled to vote thereon not held by:

  •
  Acquisition;

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  the Continuing Investors (or any member of the immediate families thereof);

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  Carlyle or any affiliates thereof; or

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  any officers or directors of Insight (or any member of the immediate families thereof).

    The charter amendment must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Insight Class A common stock and Insight Class B common stock entitled to vote thereon, in each case voting separately as a class. See "The Special Meeting—Vote Required; How Shares Are Voted" beginning on page 71.

  •
  Voting Agreement. Pursuant to a voting agreement with Acquisition, Sidney Knafel, Insight's Chairman of the Board, Michael Willner, Insight's Vice Chairman, President and Chief Executive Officer, Andrew Knafel and certain trusts for the benefit of Sidney Knafel's children have agreed to vote all of their shares of Insight common stock in favor of the adoption and approval of the merger agreement and the approval of the charter amendment. The parties to the voting agreement collectively hold shares of Insight common stock representing approximately 98.4% of the outstanding shares of Insight Class B common stock, less than 1% of the outstanding shares of Insight Class A common stock, and approximately 61.2% of the total voting power of the outstanding Insight common stock voting together as a single class. The merger agreement requires that the merger be approved by a majority of the shares held by unaffiliated stockholders. The shares held by the parties to the voting agreement will not be counted in this "majority of the minority" vote. See "Special Factors—Structure and Steps of the Merger—Voting Agreement" beginning on page 58.

  •
  Recommendations. The special committee of independent directors of Insight's board of directors that was appointed to review and evaluate the merger has unanimously determined that the merger agreement is advisable, and fair to and in the best interests of the holders of Insight Class A common stock (other than the Continuing Investors), and has recommended to the full Insight board of directors that the board of directors approve the merger agreement and the charter amendment. After considering factors including the unanimous recommendation of the special committee, Insight's board of directors has unanimously:

    •
    determined that the merger agreement is advisable, and fair to and in the best interests of the stockholders of Insight (other than the Continuing Investors);

    •
    approved the merger agreement, the charter amendment and an agreement, referred to as the exchange agreement, pursuant to which, among other things, the Continuing Investors will exchange all or a portion of their shares of Insight common stock, either directly or indirectly through Holdco, for equity interests in Acquisition immediately prior to the merger; and

    •
    recommended that Insight's stockholders adopt and approve the merger agreement and approve the charter amendment.

    Accordingly, the board of directors unanimously recommends that you vote to adopt and approve the merger agreement and approve the charter amendment. See "Special Factors—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger" beginning on page 16 and "Special Factors—Position of Acquisition, the Primary Funds and the Affiliated Continuing Investors as to the Fairness of the Merger" beginning on page 32.

    Acquisition, certain stockholders of Acquisition (which we refer to as the Primary Funds; see "Information Concerning Insight Acquisition Corp." beginning on page 96), and the Continuing Investors who are affiliates of Insight believe the merger is substantively and procedurally fair to the holders of Insight Class A common stock (other than the Continuing Investors). See "Special Factors—Position of Acquisition, the Primary Funds and the Affiliated Continuing Investors as to the Fairness of the Merger" beginning on page 32.

  •
  Opinions of Financial Advisors. The special committee received opinions from each of Citigroup Global Markets Inc. and Evercore Partners to the effect that, as of the date of their opinions, the cash merger consideration of $11.75 per share to be received by the holders of Insight Class A common stock (other than Insight, Acquisition, Carlyle and its affiliates, the Continuing Investors and any dissenting stockholders) in the merger is fair, from a financial point of view, to such holders. Citigroup's and Evercore's opinions are subject to the assumptions, limitations and qualifications set forth in such opinions, which are attached as Annex C and Annex D, respectively, to this proxy statement. See "Special Factors—Opinions of Financial Advisors" beginning on page 22. We encourage you to carefully read these opinions in their entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinions of each of Citigroup and Evercore were provided to Insight's special committee of its board of directors in connection with its evaluation of the merger, do not address any other aspect of the merger and do not constitute a recommendation to any stockholder as to how you should vote on any matter at the special meeting.

  •
  What We Need to Do to Complete the Merger. We will complete the merger only if the conditions set forth in the merger agreement are satisfied or waived. These conditions include, among others:

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  adoption and approval of the merger agreement and approval of the charter amendment, each by the affirmative vote described in "Required Vote" above;

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  the absence of any order, decree, ruling or other action issued by any court of competent jurisdiction or United States federal or state governmental entity that has the effect of restraining, enjoining or otherwise prohibiting the completion of the merger and the absence of certain other types of litigation;

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    the absence of any event, change or development that constituted or would reasonably be expected to constitute a material adverse effect on Insight since the date of the merger agreement;

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    the representations and warranties of Insight and Acquisition being true and correct, except in most cases when such failure would not reasonably be expected to have or constitute a material adverse effect; and

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    Insight's and Acquisition's performance in all material respects of all of their obligations and compliance in all material respects with all of their agreements in the merger agreement (and, with respect to Insight, the exchange agreement).

    At any time before the merger, to the extent legally allowed, the board of directors of either Insight or Acquisition may waive compliance with any of the conditions contained in the merger agreement without the approval of their respective stockholders. As of the date of this proxy statement, neither Insight nor Acquisition expects that any condition will be waived.

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  Termination of the Merger Agreement. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether prior to or after Insight's stockholders adopt and approve the merger agreement:

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  by mutual written consent of Acquisition and Insight (acting at the direction of the special committee);

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  by either Acquisition or Insight (with the prior approval of the special committee), if the merger shall not have been consummated by February 15, 2006; and

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  by either Acquisition or Insight upon the occurrence of certain events specified in the merger agreement.

    See "The Merger Agreement—Termination" beginning on page 84.

  •
  Expenses and Termination Fee. Insight must pay Acquisition a $10 million termination fee (inclusive of a $4 million reimbursement in respect of expenses) if the merger agreement is terminated under circumstances specified in the merger agreement. See "The Merger Agreement—Termination Fee and Expenses" beginning on page 85.

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  Financing of the Merger. Acquisition estimates that the amount of funds that would be required to purchase all of the shares of Insight common stock to be converted in the merger into the right to receive the merger consideration of $11.75 per share in cash, to settle outstanding in-the-money options and to pay estimated fees and expenses is approximately $657 million. The majority of these funds will be provided by Carlyle through a cash contribution to Acquisition, which will be an amount equal to Carlyle's reasonable estimate (after good faith consultation with Sidney Knafel and Michael Willner) of the aggregate amount of cash that Acquisition will need to pay the merger consideration to the stockholders whose shares of Insight Class A common stock will be converted into the right to receive cash in the merger, less the amount of any cash investments made at the closing under the exchange agreement by persons subscribing for shares of Acquisition preferred stock as mutually agreed by Carlyle, Sidney Knafel and Michael Willner, up to a maximum contribution of $606,305,000. PH Investments, LLC, an entity affiliated with Amos B. Hostetter, Jr., has agreed to contribute $40 million to Acquisition, and this contribution will reduce Carlyle's cash contribution. The original parties to the exchange agreement expect that all other costs, expenses and liabilities of Insight and Acquisition arising out of or relating to the transaction will be paid by Insight from cash available to Insight immediately prior to the consummation of the transactions contemplated by the exchange agreement. See "Special Factors—Financing of the Merger" beginning on page 62.

v

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  No Solicitation of Competing Proposals. The merger agreement generally restricts Insight's ability to initiate, solicit, facilitate or knowingly encourage any proposal that constitutes or would reasonably be expected to lead to a takeover proposal, except that Insight may furnish information or participate in discussions or negotiations with a third party making an unsolicited takeover proposal if the special committee determines, after consultation with outside legal and financial advisors, that (i) the failure to furnish such information or participate in discussions or negotiations would present a material risk of being inconsistent with the fulfillment of its fiduciary duties under applicable law and (ii) the takeover proposal constitutes or would reasonably be expected to lead to a "superior proposal." A superior proposal is a proposal for any purchase or acquisition of at least 75% of the stock, voting power or assets of Insight that would result in a transaction that if completed would be more favorable to the stockholders of Insight and is reasonably capable of being completed on the terms proposed. The merger agreement also restricts the ability of Insight's board of directors and the special committee to (i) change the recommendation that the merger agreement be adopted and approved and the charter amendment be approved by the stockholders of Insight or (ii) approve any proposal relating to, or that may reasonably be expected to lead to, a takeover proposal, except that prior to the adoption and approval of the merger agreement and the approval of the charter amendment by the stockholders of Insight, Insight's board of directors and/or the special committee may change the recommendation in response to a superior proposal or an event or development that becomes known to the special committee prior to the adoption and approval of the merger agreement and the approval of the charter amendment by the stockholders, if the special committee determines, after consultation with outside legal and financial advisors, that the failure to change the recommendation in response to such occurrences would present a material risk of being inconsistent with the fulfillment of its fiduciary duties under applicable law.

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  Appraisal Rights. If you do not vote in favor of the merger and you fulfill several procedural requirements, including not voting in favor of the adoption and approval of the merger agreement, Delaware law entitles you to a judicial appraisal of the "fair value" of your shares. The "fair value" of shares of Insight common stock would be determined by a court pursuant to Delaware law. Any Insight stockholder who wishes to exercise appraisal rights must not vote in favor of the adoption and approval of the merger agreement and must comply with all of the procedural requirements provided by Delaware law. The procedures are summarized in greater detail in "Special Factors—Appraisal Rights of Stockholders" beginning on page 66 and the relevant text of the appraisal rights statute is attached as Annex B to this proxy statement. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your appraisal rights.

  •
  Tax Consequences. In general, your receipt of cash pursuant to the merger agreement will be a taxable transaction to you. Tax matters are very complicated. The tax consequences of the merger to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you. See "Special Factors—Material United States Federal Income Tax Considerations" beginning on page 52.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
Where and When Is the Special Meeting?

A:
We will hold a special meeting of stockholders of Insight on Friday, December 16, 2005 at 9:30 a.m. New York time, at The Michelangelo, 152 West 51st Street, New York, New York.

Q:
What is the Record Date for the Special Meeting?

A:
The record date for the special meeting is November 7, 2005. Only holders of Insight common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

Q.
What Constitutes a Quorum for the Special Meeting?

A.
The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast by the stockholders will constitute a quorum for the special meeting, and where a separate class vote is required (such as for the charter amendment), a quorum will consist of the majority of votes entitled to be cast by the stockholders of the class entitled to vote with respect to that matter.

Q:
What do I Need to do Now?

A:
After carefully reading and considering the information contained in this proxy statement, please vote by completing, signing and mailing your proxy card vote or by voting via telephone or the Internet as soon as possible so that your shares can be represented at the special meeting. Whether or not you plan to attend the special meeting, you should sign and return your proxy card or vote via telephone or the Internet. If you neither vote at the meeting nor grant your proxy as described in this proxy statement, your shares will not be voted, which will have the effect of voting against the adoption and approval of the merger agreement and the approval of the charter amendment.

Q:
Should I Send in My Stock Certificates Now?

A:
No. If the merger is completed, you will receive written instructions for exchanging your Insight stock certificates for cash.

Q:
If My Shares are Held in "Street Name" by My Broker, Will My Broker Vote My Shares for Me?

A:
Your broker will vote your shares for you only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:
May I Change My Vote After I Have Mailed My Signed Proxy Card?

A:
Yes. You may change your vote by delivering a written notice stating that you would like to revoke your proxy or by executing and submitting a new, later dated proxy card to the Secretary of Insight before the meeting. You also may revoke your proxy by attending the special meeting and voting your shares in person. If your shares are held in street name, you must follow the directions provided by your broker to change your voting instructions.

Q:
When do You Expect the Merger to be Completed?

A:
We are working to complete the merger as quickly as possible after the special meeting if the merger agreement is adopted and approved and the charter amendment is approved by stockholders at the special meeting. We hope to complete the merger in the fourth quarter of 2005, although there can be no assurance that we will be able to do so.

Q:
Who Can Help Answer My Questions?

A:
If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact D. F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent in connection with the merger.

D. F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Banks and Brokers Call Collect: 212-269-5550
All Others Call Toll-free: 1-888-605-1957

Voting Via Telephone or the Internet	71
Revoking Your Proxy	71
Who to Call for Assistance	71
Voting at the Special Meeting	71
Vote Required; How Shares are Voted	71
Proxy Solicitation	72
THE MERGER AGREEMENT	73
Structure of the Merger	73
When the Merger Becomes Effective	73
Effect of the Merger on the Capital Stock and Stock Options of Insight and Acquisition	73
Payment for Insight Class A Common Stock in the Merger	75
Representations and Warranties	75
Agreements Related to the Conduct of Business	77
Other Covenants and Agreements	79
Conditions to Completion of the Merger	82
Termination	84
Termination Fee and Expenses	85
Effect of Termination; Remedies	86
Amendments and Waivers	86
THE CHARTER AMENDMENT	87
Purpose and Effect	87
Recommendation	87
ADJOURNMENT	87
INFORMATION CONCERNING INSIGHT	88
DIRECTORS AND EXECUTIVE OFFICERS OF INSIGHT	88
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	91
SUMMARY SELECTED PRO FORMA COMBINED FINANCIAL DATA	94
COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION	95
INFORMATION CONCERNING INSIGHT ACQUISITION CORP.	96
DIRECTORS AND EXECUTIVE OFFICERS OF INSIGHT ACQUISITION CORP.	97
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	98
CERTAIN PURCHASES AND SALES OF INSIGHT COMMON STOCK	101
ADDITIONAL INFORMATION	102
ANNEX A—AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B—SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	B-1
ANNEX C—OPINION OF CITIGROUP GLOBAL MARKETS INC.	C-1
ANNEX D—OPINION OF EVERCORE PARTNERS	D-1

x

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This proxy statement, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Insight, as well as certain information relating to the merger, including, without limitation, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. We believe it is important to communicate management's expectations to Insight's stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in Insight's Annual Report on Form 10-K for the year ended December 31, 2004, as well as any other cautionary language in this proxy statement, provide examples of risks, uncertainties and events that may cause Insight's actual results to differ materially from the expectations we describe in Insight's forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this proxy statement could have a material adverse effect on Insight's business, operating results and financial condition. Examples of these risks include:

  •
  All of the services offered by Insight face a wide range of competition that could adversely affect its future results of operations;

  •
  Insight has substantial debt and has significant interest payment requirements, which may adversely affect its ability to obtain financing in the future to finance its operations and its ability to react to changes in its business;

  •
  There is uncertainty surrounding the potential dissolution of Insight's joint venture with a subsidiary of Comcast Corporation;

  •
  The terms of Insight Midwest's indebtedness limit Insight's ability to access the cash flow of Insight Midwest's subsidiaries for debt service and any other purpose;

  •
  Insight has a history of net losses and may not be profitable in the future;

  •
  Insight's programming costs are substantial, and they are expected to increase; and

  •
  General business conditions, economic uncertainty or slowdown, and the effects of governmental regulation could adversely affect Insight's future results of operations.

        In addition, actual results could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the merger or the impact of the merger on Insight's operating results, capital resources, profitability, cash requirements, management resources and liquidity. Insight does not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by law. The Insight Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Insight Schedule 13E-3 filed with the SEC.

SPECIAL FACTORS

Purpose of the Merger; Reasons for the Merger

        Acquisition's purpose for pursuing the merger is to cause Carlyle, the Continuing Investors and any other persons that subscribe for shares of Acquisition preferred stock as mutually agreed by Carlyle, Sidney Knafel and Michael Willner to become the sole owners of the capital stock of Insight. Carlyle, Sidney Knafel and Michael Willner decided to pursue the merger because they believe that Insight can be operated more effectively as a privately held company.

        Carlyle and the Affiliated Continuing Investors (as defined below) believe that recent market developments pose substantial risks to Insight's business. These developments include the maturation of the basic cable television business, the continued loss of basic cable television subscribers to direct-by-satellite competitors, increased competitive pressure from regional bell operating companies, reliance on the highly competitive broadband Internet and voice services sectors for future growth, and the ongoing introduction of new and potentially disruptive technologies. In addition, Insight faces unique risks because substantially all of its assets consist of its interest in Insight Midwest, L.P. At any time after December 31, 2005, each of Insight and Comcast Corporation, which indirectly owns a 50% interest in Insight Midwest, has the right under the partnership agreement governing the Insight Midwest partnership to commence a process pursuant to which the partnership would be dissolved and its assets divided between Insight and Comcast Corporation. In May 2005, an executive officer of Comcast Corporation indicated that Comcast intends to commence the dissolution process when it becomes possible after December 31, 2005.

        Responding to these developments will require a tolerance for volatility in the performance of Insight's business and a willingness to make long-term investment decisions that carry substantial risks. Carlyle and the Affiliated Continuing Investors believe that these strategies would be most effectively implemented in the context of a private company structure. As a privately held company, Insight would have increased flexibility to make decisions that may negatively affect quarterly results but that may, over the long term, increase Insight's value. In contrast, as a publicly traded company, Insight currently faces public stockholder and investment analyst pressure to make decisions that may produce better short-term results, but which may over the long term lead to a reduction in the per share price of its publicly traded equity securities.

        As a privately held company, Insight would also be relieved of many of the other burdens and constraints imposed on public companies. The need for management to be responsive to public stockholder concerns and to engage in an ongoing dialogue with public stockholders may at times distract management's time and attention from the effective operation and improvement of the business. In addition, by operating as a privately held company, Insight will be able to reduce its regulatory and compliance costs and expenses.

        Carlyle and the Affiliated Continuing Investors believe that the merger represents an opportunity for Insight's public stockholders to receive fair value for their shares of Insight common stock while also allowing the Continuing Investors to maintain a significant portion of their investment in Insight.

Background of the Merger

        The board of directors and senior management of Insight review, on a regular basis, strategic alternatives available to grow Insight's business in light of the increasingly competitive industry environment, the possibility of a dissolution of the Insight Midwest joint venture with Comcast Corporation, and the long-term interests of Insight. By the spring of 2004, with Insight's stock trading near its historical lows, Sidney Knafel and Michael Willner were increasingly of the view that it was difficult for Insight stockholders to maximize the value of their investment so long as Insight remained a public company. At that time, they began to preliminarily consider the desirability and feasibility of a potential going private transaction or significant recapitalization of Insight as possibilities to maximize value to Insight's stockholders. Because management would need a suitable partner to finance a potential transaction, Sidney Knafel and Michael Willner also began to consider potential candidates, principally private equity investors, with the financial capability to execute a potential transaction and a demonstrated interest in the industry. See "Purpose of the Merger; Reasons for the Merger" for additional discussion of these circumstances.

        In May 2004, Sidney Knafel and Michael Willner commenced discussions with representatives of a prominent investment firm to explore its interest in making a private equity investment to finance a potential going private transaction or significant recapitalization. Over the next several months, the investment firm conducted extensive legal and business due diligence and the parties and their professional advisors held discussions to explore the possible structure and material terms of a potential going private transaction and equity investment. These discussions continued through September 2004 but ultimately Sidney Knafel and Michael Willner concluded that the firm was not prepared to go forward with the investment opportunity at that time at a valuation range for the company that was sufficiently high to make a potential transaction feasible. Consequently, Sidney Knafel and Michael Willner decided to contact additional potential sponsors to explore their interest in a potential transaction.

        During this exploratory phase and while these discussions and negotiations were ongoing, the law firm of Dow, Lohnes & Albertson, PLLC advised Sidney Knafel, Michael Willner and other members of Insight's senior management on a number of legal considerations pertaining to a potential tender offer or merger that would have the effect of taking Insight private and to a continuing investment by management and certain other stockholders of Insight. Morgan Stanley & Co. Incorporated also advised Sidney Knafel and Michael Willner with respect to the consideration of structural and financial aspects of such a transaction. Dow Lohnes was selected based on its familiarity with Insight and its principals (including representation of Insight in connection with the original formation of the Insight Midwest joint venture in 1998), as well as the firm's experience in the cable industry. The selection of Morgan Stanley was based on several factors, including its reputation and experience in mergers and acquisition transactions in the cable industry.

        During September, October and November 2004, Sidney Knafel and Michael Willner were in contact with additional potential private equity financial sponsors to explore their interest in making an investment or co-investment in Insight in connection with a management-led going private transaction, and six firms signed confidentiality agreements to initiate introductory meetings and due diligence. After discussing their respective levels of interest in pursuing a transaction, Sidney Knafel and Michael Willner discussed potential investment terms with four of the interested firms and reached various stages of preliminary negotiations with them. All four of these firms ultimately determined not to proceed with a potential transaction after considering the investment opportunity generally as well as the economic terms of a potential investment and the governance structure of the post-transaction company, which would leave Sidney Knafel and his related parties and Michael Willner in control.

        On October 12, 2004, Michael Willner and an attorney from Dow Lohnes contacted Michael Connelly, a Managing Director at Carlyle, to discuss Carlyle's potential interest in sponsoring a management-led going private transaction. On October 15, 2004, Michael Willner presented proposed terms for a transaction structure, for Carlyle's investment and management's continuing investment, and for certain other arrangements that would govern their relationship after the closing of a going private transaction. In the following two weeks Michael Willner met with representatives of Carlyle to discuss a potential transaction with Carlyle, and Carlyle engaged Debevoise & Plimpton LLP as its counsel for the transaction. During November 2004, Carlyle conducted an extensive due diligence investigation of Insight and responded to Michael Willner's proposal, and the parties continued their discussions.

        Sidney Knafel and Michael Willner submitted a revised proposal to Carlyle on December 3, 2004, and they and an attorney from Dow Lohnes met with representatives of Carlyle on December 9, 2004 to discuss Carlyle's response and other relevant matters. The parties and their professional advisors continued negotiations during the rest of December, and Carlyle indicated that additional financial due diligence would be necessary before Carlyle would be in a position to proceed.

        During this time, one of the six firms that had signed a confidentiality agreement expressed further interest in making a private equity investment. This investment firm commenced its due diligence investigation and instructed its professional advisors to begin negotiations on the material legal and business terms, which culminated in a meeting on February 1, 2005 among Sidney Knafel, Michael Willner, attorneys from Dow Lohnes, representatives from Morgan Stanley, and representatives of the investment firm and its professional advisors. This meeting focused principally on valuation views and assumptions and transaction financing alternatives. Ultimately, this investment firm's valuation range for the publicly-held stock was not as high as Carlyle's and consequently the parties determined not to proceed together with a potential transaction.

        During January 2005, Carlyle continued its due diligence evaluation and Dow Lohnes and Debevoise continued to discuss certain structural and other legal issues pertaining to a potential transaction. On February 3, 2005, Michael Willner and an attorney from Dow Lohnes met with representatives of Carlyle to discuss the potential transaction further. Following additional discussions and negotiations, on February 18, 2005, representatives of Carlyle informed Michael Willner that Carlyle was prepared to proceed with a transaction subject to final resolution of certain open legal and business issues.

        On February 23, 2005, Sidney Knafel, Michael Willner, and attorneys from Dow Lohnes met with Michael Connelly, James Attwood, a Managing Director of Carlyle, William Kennard, a Managing Director of Carlyle, and attorneys from Debevoise principally to discuss the remaining open legal and business issues. Elliot Brecher, Insight's General Counsel, was consulted at various times during this meeting on certain company and employee-related due diligence matters. Sidney Knafel, Michael Willner, Michael Connelly, William Kennard and attorneys from Dow Lohnes and Debevoise met again on February 28, 2005 to further discuss certain open issues. During the next week the parties and their professional advisors continued their discussions to resolve the remaining issues and Morgan Stanley and Stephens prepared certain analyses relevant to Sidney Knafel's, Michael Willner's and Carlyle's valuation and pricing decisions.

        On March 5, 2005, Sidney Knafel, Michael Willner, Michael Connelly, James Attwood, William Kennard, attorneys from Dow Lohnes and Debevoise and representatives of Morgan Stanley and Stephens met by conference call to discuss certain issues further and to discuss their views on the appropriate offer price.

        On March 6, 2005, Michael Willner, Michael Connelly, William Kennard (by phone), attorneys from Dow Lohnes and Debevoise and representatives of Morgan Stanley and Stephens met to finalize a summary of prospective terms for the proposed transaction and to complete the agreement among the principals to proceed with the proposed going private transaction at an offer price of $10.70 per share for each publicly-held share of Insight Class A common stock. The final summary of terms was non-binding and their agreement to proceed was subject to approval by Insight's board of directors and negotiation of definitive agreements.

        Later that day, Sidney Knafel, Michael Willner and Carlyle sent a letter to the members of Insight's board of directors setting forth an offer to acquire the publicly-held shares of Insight Class A common stock for $10.70 per share in cash pursuant to a negotiated merger transaction. The letter also stated that Sidney Knafel and certain related parties, Michael Willner, Thomas Kempner and James Marcus would roll over a substantial majority of their equity and retain control of Insight and that the controlling stockholders would not agree to any other transaction involving their stake in Insight. The letter also stated their expectation that a special committee of independent Insight directors would be formed to consider its proposal and make a recommendation to the board of directors as to whether to approve the proposal.

        Sidney Knafel telephoned David Lee and Geraldine Laybourne, who were the only members of the Insight board of directors who were not members of management or expected to be Continuing Investors, and advised them of the contents of the letter.

        On March 7, 2005, Sidney Knafel, Michael Willner and Carlyle issued a press release announcing their proposal. Sidney Knafel, Andrew Knafel, certain trusts for the benefit of Sidney Knafel's children, Michael Willner, Thomas Kempner and James Marcus (collectively, with Carlyle, referred to as the buyers) also filed a Schedule 13D with the SEC, which included as exhibits the letter to Insight's board of directors, the press release described above and a copy of the final non-binding summary of terms described above.

        At a special meeting of the board of directors held on March 7, 2005, the board determined to establish a special committee of independent directors to consider and act with respect to the proposal. With the assistance of representatives of Sonnenschein Nath & Rosenthal LLP, outside counsel to Insight, the board of directors considered the independence of David Lee and Geraldine Laybourne, who were not participating with the buyers, with respect to service on the special committee. David Lee and Geraldine Laybourne discussed with the board of directors their relationships with Insight, which included David Lee's employment with Lazard Freres & Co. LLC over five years ago during which time Lazard provided investment banking services to Insight, and, with respect to Geraldine Laybourne, that Oxygen Media Corporation, of which she is the president and principal stockholder, received license fees from Insight in 2004 constituting approximately 2% of Oxygen's 2004 consolidated revenues. The board of directors determined that there were no relationships of David Lee or Geraldine Laybourne with Insight or any representative of the buyers that would interfere with their independence in connection with considering the proposal, and appointed them to constitute the special committee. The board of directors unanimously authorized the special committee to exercise the power of the board of directors with respect to consideration and negotiation of the buyers' proposal or any revised proposal, including the exclusive authority to, among other things:

  •
  take any and all actions with respect to consideration, evaluation, negotiation, rejection, endorsement and recommendation on behalf of Insight of the terms and conditions of any proposed transaction;

  •
  participate on behalf of Insight in the structuring, negotiation and documentation of any proposed transaction; and

  •
  determine initially on behalf of the board of directors and Insight whether a proposed transaction is advisable, fair to, and in the best interests of holders of Insight Class A common stock (other than the Continuing Investors) and to recommend to the full board of directors what action, if any, should be taken with respect to any proposed transaction.

The board of directors also resolved that it would not authorize or recommend any transaction involving the buyers without the prior favorable recommendation of the special committee. In addition, the board authorized the special committee to retain, at Insight's expense, the special committee's own legal and financial advisors.

        Between March 7 and March 15, 2005, five purported class action lawsuits were filed in the Delaware Court of Chancery naming Insight and each of its directors as defendants. Three of the lawsuits also named Carlyle as a defendant. These lawsuits, which we refer to as the Delaware action, were subsequently consolidated. For more information regarding the Delaware action, see "—Certain Legal Matters—Certain Litigation."

        Over the next two days, the special committee interviewed potential counsel, and on March 9, 2005, the special committee determined to retain Skadden, Arps, Slate, Meagher & Flom LLP as its outside counsel. This determination by the special committee was based on a number of factors including the reputation and experience of Skadden, Arps in mergers and acquisitions transactions, its experience in representing special committees considering proposals relating to going-private transactions and the absence of relationships creating a potential conflict.

        On March 11, 2005, the members of the special committee interviewed representatives of five investment banking firms with the objective of selecting one or more firms as financial advisor to the special committee. These representatives discussed their experience in and perspectives on the cable industry, their initial view of the process of evaluating the buyers' proposal, and information about their firms. They also answered questions from the special committee regarding their firms' respective relationships with Insight or representatives of the buyers or others that might pose potential conflicts.

        On March 13, 2005, the special committee met telephonically, together with representatives of Skadden, Arps. The Skadden, Arps representatives reviewed for the members of the special committee their fiduciary responsibilities, and the responsibilities and authority of the special committee under the resolutions adopted by the board of directors establishing the special committee. The special committee also considered which investment banking firm or firms to retain as its financial advisors, and determined to retain Evercore Partners and Citigroup Global Markets Inc. as their financial advisors, subject to finalization of satisfactory retention arrangements with these firms. The special committee determined to retain Citigroup and Evercore based on factors including their respective reputations and experience in mergers and acquisitions transactions in the cable industry, their expertise in representing special committees and the special committee's view that neither firm had relationships that would compromise their independence. At the time the special committee engaged Citigroup and Evercore, the special committee was aware of Citigroup's services for companies with which Carlyle was affiliated (as described in "Special Factors—Opinions of Financial Advisors—Fees and Qualifications"). The special committee determined to retain both Citigroup and Evercore because the special committee viewed both firms as having experience and expertise that would be helpful to the special committee, including Citigroup's broad investment banking experience and its capital markets expertise and Evercore's broad mergers and acquisitions advisory experience in the telecom and media industries and its experience in advising special committees. The special committee determined that both financial advisors should work together on all aspects of their assignment, provided that Citigroup would lead in connection with providing capital markets advice.

        At a telephonic meeting held on March 16, 2005, in which representatives of Skadden, Arps participated, the special committee unanimously approved engagement letters for Evercore and Citigroup as the special committee's financial advisors. These engagement letters provided for a fee to be paid to each of Citigroup and Evercore as described in "Special Factors—Estimated Fees and Expenses." As part of its deliberations, the special committee considered the structure of the financial advisors' fees, namely, $1 million payable to each following execution of their respective engagement letters, $500,000 payable to each upon the delivery of their respective opinions (not dependent on the outcome of such opinions), and $500,000 payable to each on completion, or termination or abandonment, of a transaction. The special committee concluded that such fee structure, under which the financial advisors' fees were not contingent upon the completion of the merger, would help to ensure that its financial advisors would not be motivated in favor of a proposed transaction which was not in the best interests of the public stockholders.

        Following this meeting on March 16, the special committee caused Insight to issue a press release announcing that the special committee had retained Citigroup and Evercore as its financial advisors, and Skadden, Arps as its legal counsel, in connection with its review of the buyers' proposal. Following March 16, the special committee's legal and financial advisors began to conduct a due diligence review of Insight.

        On March 22, 2005, the special committee met telephonically with its legal and financial advisors to receive an update on the progress of the due diligence review of Insight being conducted by the advisors. The special committee discussed with its advisors the fact that Insight had not recently prepared financial projections and the utility to the special committee and its advisors of having such projections in performing their review of the buyers' proposal. The special committee instructed its advisors to request management to develop appropriate financial projections for Insight.

        On March 30, 2005, the special committee's financial advisors met with certain members of Insight's management (excluding Sidney Knafel and Michael Willner) to discuss the preparation of financial projections.

        During the period from late March to early April, the special committee's advisors continued their due diligence review while management prepared financial projections. On April 7, 2005, the special committee's legal and financial advisors met with Sidney Knafel and Michael Willner and other members of senior management of Insight as part of their due diligence review. Representatives of legal and financial advisors to the buyers were also present. At this meeting, members of senior management, including Michael Willner, discussed Insight's business and prospects, and answered questions from the special committee's advisors.

        On April 7, 2005, the board of directors by unanimous written consent adopted resolutions providing for compensation of $100,000 for each of David Lee and Geraldine Laybourne for their services on the special committee, payable in a lump sum.

        On April 8, 2005, the plaintiffs in the Delaware action filed a consolidated amended complaint alleging breaches of fiduciary duty and breaches of Insight's certificate of incorporation by defendants in connection with the proposed transaction and seeking to enjoin the proposed transaction.

        On April 12, 2005, the special committee met telephonically and received an update from its financial advisors regarding their financial due diligence review to date, including the April 7 meeting with Sidney Knafel and Michael Willner and other members of management, and the status of management's preparation of financial projections.

        On April 13, 2005, Insight's management (other than Sidney Knafel and Michael Willner) provided projected financial information to the special committee's financial advisors. See "Special Factors—Projected Financial Information." Following receipt of the projections, the special committee's financial advisors reviewed and analyzed the projections, and discussed them and the underlying assumptions with members of management. Following the receipt of the projections, the special committee's financial advisors met with members of Insight's management (excluding Sidney Knafel and Michael Willner) on several occasions to review the projections and underlying assumptions, as well as tax and other matters.

        On April 22, 2005, the special committee met telephonically, together with its legal and financial advisors, to receive an update. At this meeting, the special committee's financial advisors discussed their review of the management projections, as well as the due diligence discussions they had with Insight's management regarding the projections.

        On April 27, 2005, the special committee and its legal and financial advisors met at the offices of Skadden, Arps with representatives of the buyers, including Sidney Knafel and Michael Willner, William Kennard and Michael Connelly of Carlyle, and the legal and financial advisors to the buyers to discuss the buyers' proposal and their views on valuation of Insight Class A common stock. The discussion highlighted the reasons why the buyers believed the $10.70 per share cash offer was attractive to Insight's public stockholders from an economic perspective, provided stockholders with immediate liquidity and ensured stockholders certainty of value. In supporting these points, Morgan Stanley and Stephens discussed recent trends in the cable sector and in Insight's business, including market share, subscriber, historical and public market valuation, share price performance and other trends. For a more detailed summary of this presentation, see "Special Factors—Presentation of

Morgan Stanley and Stephens." Sidney Knafel also repeated the statement in the March 6 offer letter that the controlling stockholders of Insight were not interested in selling their stake in Insight in any other transaction.

        Following the buyers' presentation on April 27, the special committee met with its financial and legal advisors and discussed the presentation. The special committee also received an update from its financial advisors on the status of their financial review and their analysis of Insight's financial projections. The special committee's financial advisors indicated that they expected to be in a position to make a presentation to the special committee in approximately one week.

        On May 4, 2005, the special committee and its legal and financial advisors met at the offices of Skadden, Arps. At this meeting, representatives of Skadden, Arps reviewed for the members of the special committee their fiduciary duties and other matters in connection with the transaction proposed by the buyers, as well as the terms of the buyers' proposal. Representatives of Citigroup and Evercore made a presentation regarding their financial due diligence and their analysis of historical and projected financial and operating information with respect to Insight. The special committee's financial advisors reviewed the management projections, certain historical financial and operating information with respect to Insight, Insight's industry position and a comparison of Insight's financial and operating information with that of other cable companies, the trading history of Insight's stock and valuation and trading trends for other cable companies, certain equity analysts' statements with respect to Insight, and their preliminary valuation analyses. These financial analyses included a preliminary discounted cash flow analysis (with a preliminary implied range of values of $11.25 to $15.50 for the Status Quo Case (as described in "Opinions of Financial Advisors—Insight Valuation") and $9.75 to $13.75 for the Dissolution Case (as described in "Opinions of Financial Advisors—Insight Valuation")), preliminary peer group trading analysis (with a preliminary implied range of values of $9.00 to $13.25), preliminary precedent transactions analysis (with a preliminary implied range of values of $14.00 to $18.25), preliminary minority squeeze out analysis (with a preliminary implied range of values of $12.00 to $13.00) and preliminary leveraged buyout analysis (with a preliminary implied range of values of $11.00 to $14.00). At this meeting, the special committee also discussed with its advisors potential risks facing Insight, including the possibility of a dissolution of Insight's Insight Midwest joint venture with Comcast Corporation following January 1, 2006, the first date on which either party could trigger an early dissolution, and the uncertainties inherent in management's execution of the business plan reflected in the management projections. The special committee determined that while a dissolution was possible prior to the October 1, 2011 scheduled dissolution date under the Insight Midwest partnership agreement, it could not be assumed that such an early dissolution would likely occur.

        Following discussion and consideration of the buyers' proposal at this meeting and the presentation of Citigroup and Evercore, the special committee determined to seek a higher price from the buyers for the outstanding Class A common stock, as well as a "majority of the minority" stockholder approval requirement. The special committee requested Citigroup and Evercore to contact the financial advisors to the buyers in order to advise the buyers that they would need to increase their offer price. The special committee instructed its financial advisors, as a negotiating position, to seek an additional $3.00 per share from the buyers.

        On May 10, 2005, in a conference with securities analysts, an executive officer of Comcast Corporation indicated that Comcast intends to commence dissolution of the Insight Midwest joint venture when it becomes possible after December 31, 2005.

        On May 11, 2005, the special committee's financial advisors met with the buyers' financial advisors at the offices of Evercore to discuss why additional consideration was merited beyond the $10.70 per share contained in the buyers' proposal. The special committee's financial advisors conveyed the negotiating position that had been adopted by the special committee seeking an additional $3.00 per share.

        At this meeting, to support the special committee's negotiating position, the special committee's financial advisors reviewed certain of their data and financial analyses that supported their view that additional consideration was warranted, including: (i) a comparison of certain precedent cash transactions with the buyers' offer (which indicated that the 10.5% premium of the $10.70 per share offer to the market price of Insight Class A common stock on the trading day prior to the public announcement of the offer was less than the premiums indicated by certain precedent transactions); (ii) a comparison of certain projected operating data for Insight compared to certain peer companies (which indicated that growth of certain Insight operating and financial metrics projected from 2005 through 2010 were projected to be greater than those of its peer group and Cox Communications); (iii) a discounted cash flow analysis based on management projections; (iv) a theoretical strategic sale analysis after giving effect to dissolution of the Insight Midwest joint venture and assuming a sale to a strategic buyer; and (v) an analysis based on the Cox Communications transaction multiples.

        In rebuttal, the buyers' financial advisors, Morgan Stanley and Stephens, raised certain issues including (i) normalized trading values of Insight common stock in the $8.50-$9.00 range, (ii) the increasing likelihood of dissolution and the appropriateness of using a dissolution case resulting in a lower valuation and (iii) the appropriateness of using lower transaction multiples than those used by the special committee's financial advisors derived from the Cox Communications transaction given Cox's larger size and superior historic performance compared to that of Insight. The buyers' financial advisors stated that they would expect to respond to the special committee following review of the analyses presented and discussion with the buyers.

        On May 11, 2005, the special committee and its advisors met telephonically to receive a report from Citigroup and Evercore on their meeting with the buyers' financial advisors. The special committee also discussed with its advisors the comments made by an executive officer of Comcast Corporation regarding dissolution of the Insight Midwest joint venture and its potential implications. The special committee determined to wait for a response from the buyers regarding the special committee's request for a $3.00 per share increase in the purchase price offered.

        During the period following Comcast's public statements with respect to its intention to dissolve the Insight Midwest joint venture, the buyers and their advisors considered in greater detail the potential effects of an early dissolution of the joint venture.

        On June 1, 2005, David Lee spoke with Michael Willner to inquire as to the status of the buyers' proposal and their response to the special committee. Michael Willner advised David Lee that he expected the buyers to respond to the special committee in the very near future. At a telephonic meeting on June 2, 2005, David Lee reported to Geraldine Laybourne and the special committee's advisors on his conversation with Michael Willner, and the special committee discussed the status of the buyers' proposal and the potential impact on Insight and the price of its stock in the event of a dissolution of the Insight Midwest joint venture.

        On June 3, 2005, Sidney Knafel, Michael Willner and representatives of Carlyle spoke to David Lee and Geraldine Laybourne regarding the special committee's request for an increase in the consideration offered in the buyers' proposal. The representatives of the buyers informed David Lee and Geraldine Laybourne that the buyers had developed concerns about the proposed transaction that had led them to reconsider whether to proceed with its proposal based on (i) the fact that Comcast Corporation has indicated that it may pursue an early dissolution of the Insight Midwest joint venture, (ii) a recent downgrade of Insight's credit rating and (iii) an increasingly difficult industry environment, including competitive pressure on broadband access pricing due to lower DSL prices being offered by certain providers. Representatives of the buyers stated that notwithstanding these concerns, the buyers were standing by their offer of $10.70 per share for Insight Class A common stock, but they would not increase the offer price because the proposed transaction was not as attractive as had originally been believed.

        On June 6, 2005, the special committee met telephonically, together with its legal and financial advisors, to discuss the buyers' response and refusal to increase their offer price. The special committee requested its financial advisors to discuss with the buyers' financial advisors their respective analyses. The special committee also requested their financial advisors to review, and update if appropriate, their financial analysis, particularly as it related to the potential effects of an early dissolution of the Insight Midwest joint venture.

        On June 15, 2005, Morgan Stanley and Stephens met with representatives from Citigroup and Evercore regarding the $10.70 per share cash offer. The purpose of this meeting was to respond to the arguments made by Citigroup and Evercore on May 11, 2005 regarding (i) the reaction of Insight's stockholders to the buyers' March 7, 2005 proposal; (ii) transactions used in the premiums paid analysis; (iii) Insight's projected operating performance; and (iv) Insight's valuation. The special committee's financial advisors and the buyers' financial advisors discussed the differences between their analyses and assumptions, including differences in viewpoint regarding Insight's stockholder base, valuation analyses, the unaffected stock price, appropriate precedent transactions, the frequency of price adjustments in precedent transactions and Insight's performance and prospects, including the growth rate of Insight's EBITDA relative to its industry peers. Also on June 15, the special committee's financial advisors met telephonically with certain members of Insight's management to receive an update on the recent performance of Insight's business.

        On June 15, 2005, the special committee met telephonically, together with its legal and financial advisors, and received an update from its financial advisors on the meeting earlier that day with the buyers' financial advisors. The special committee discussed how to respond to the buyers and determined that prior to taking any action, it would meet again to review its financial advisors' analyses and further consider how to proceed with respect to the buyers' proposal.

        On June 17, 2005, David Lee spoke with Michael Willner to advise him that the special committee was nearing action on the buyers' proposal, and that he believed that the special committee would not be willing to approve the proposed transaction at the current offer price. Michael Willner requested that the special committee not act before having further discussions with the buyers.

        On June 20, 2005, the special committee and its advisors met at the offices of Skadden, Arps in order to discuss the special committee's response to the buyers' proposal. At this meeting, representatives of Evercore and Citigroup reviewed the analyses that had been previously provided by the buyers' advisors, as well as made a presentation with respect to the analyses prepared by Evercore and Citigroup. This presentation was based on the financial advisors' presentation to the special committee on May 4, 2005 and included an update with respect to the status of negotiations with the buyers and an update with respect to Insight's recent performance. The presentation also utilized revised projections for Insight and contained minor revisions to the list of selected minority squeeze out transactions. The financial advisors updated and expanded their preliminary financial analyses from the May 4, 2005 presentation to include a preliminary discounted cash flow analysis (with a preliminary implied range of values of $11.25 to $15.50 for the Status Quo Case and $9.50 to $13.50 for the Dissolution Case), preliminary peer group trading analysis (with a preliminary implied range of values of $9.00 to $13.00 for the Status Quo Case and $5.75 to $9.50 for the Dissolution Case), preliminary precedent transactions analysis (with a preliminary implied range of values of $13.75 to $18.00 for the Status Quo Case and $11.00 to $15.50 for the Dissolution Case), preliminary minority squeeze out analysis (with a preliminary implied range of values of $12.00 to $13.00) a preliminary leveraged buyout analysis (with a preliminary implied range of values of $10.00 to $13.50 assuming a strategic sale and $6.50 to $8.50 assuming an initial public offering). The special committee and its advisors discussed the appropriate next step for the special committee to take in light of the buyers' continued unwillingness to increase their price and the special committee's conclusions with respect to valuation. The special committee considered alternative courses of action, including rejecting the proposal or informing the buyers that the special committee was poised to reject the proposal if the buyers did not respond to the special committee's concerns. The special committee and its advisors determined to communicate to the buyers that the special committee was prepared to reject the buyers' offer unless the buyers were to increase their offer substantially. David Lee called Michael Willner to inform him of the special committee's decision.

        On June 20, 2005, counsel to the buyers delivered a draft merger agreement to counsel to the special committee. The draft merger agreement provided for, among other things: (i) approval by holders of a majority of the voting power of Insight common stock; (ii) material adverse effect and litigation conditions; (iii) termination rights triggered by (a) certain violations of the non-solicitation covenant, (b) failure to solicit proxies or hold the stockholder meeting, (c) change of recommendation and (d) incurable breaches of representations or covenants; (iv) a $21 million termination fee plus $5 million expense reimbursement payable by Insight (a) following termination when a termination right exists (other than a breach of representations or covenants) and (b) prior to Insight entering into a definitive agreement with respect to an acquisition proposal if the stockholder vote were not obtained following announcement of a competing proposal and within twelve months an agreement is entered into with respect to an acquisition proposal; (v) a fiduciary exception to the non-solicitation covenant if following an unsolicited written proposal the board of directors were to conclude, after consultation with outside legal and financial advisors, that the failure to furnish information would breach its fiduciary duties to stockholders and the proposal is reasonably expected to lead to a superior proposal; (vi) that the board of directors could change its recommendation only if a superior proposal is received and the buyers do not match the competing bid within five business days of notification; (vii) a force the vote provision; and (viii) a prohibition on settlement of Insight litigation relating to the transaction without the buyers' consent.

        On June 21, 2005, the buyers increased their offer price to $11.20 per share of Insight Class A common stock. At the request of the special committee, the special committee's financial advisors informed the buyers' financial advisors that the $0.50 per share increase in the buyers' offer price from $10.70 per share to $11.20 per share was not sufficiently substantial to address the special committee's concerns regarding price, and that an increase in the offer price beyond $11.20 per share would be necessary.

        On June 24, 2005, the special committee met telephonically with its legal and financial advisors to consider how best to proceed with respect to the buyers' proposal. The representatives of Skadden, Arps reviewed for the special committee the current terms of the draft merger agreement that had been provided by counsel to the buyers. After considering the $11.20 per share offer price and the terms of the proposed merger agreement, the special committee determined that, in addition to requesting a substantial increase in the price proposed, counsel to the special committee should identify for the buyers the most significant issues raised from the special committee's perspective in the draft merger agreement, and the special committee's position as to how those issues should be resolved.

        On June 25, 2005, counsel to the special committee provided to the buyers' counsel a list of key issues raised by the draft merger agreement prepared by the buyers' counsel. Issues identified included the special committee's positions that:

  •
  any transaction should be conditioned on receipt of the affirmative vote of a "majority of the minority"—i.e., a majority of the disinterested stockholders;

  •
  the special committee should be able to change its recommendation if it were to determine that its failure to do so would present a significant risk of being inconsistent with the fulfillment of its fiduciary duties;

  •
  the litigation condition should be limited to only governmental litigation and there should be no material adverse effect condition;

  •
  Insight should be able to terminate the agreement if the special committee were to withdraw its recommendation or in order for Insight to enter into a transaction involving a superior proposal;

  •
  the proposed $21 million termination fee plus $5 million expense reimbursement should be reduced to not more than 2% of the aggregate merger consideration being paid to minority stockholders and the termination fee should not be payable to Sidney Knafel or Michael Willner;

  •
  the circumstances under which the termination fee would be payable should be limited to (i) if Insight were to terminate to enter into a superior proposal or (ii) if the recommendation of the transaction were to be withdrawn, there were to be a material breach of the non-solicitation provision (or certain other covenants) or the stockholders were to vote down the transaction, in each case when an alternative proposal was outstanding and that alternative proposal or a proposal at a higher price were to be consummated or entered into within 12 months following termination;

  •
  the fiduciary exception to the non-solicitation covenant should permit provision of information, discussions, etc., if the special committee were to determine that the failure to do so would present a significant risk of being inconsistent with the fulfillment of its fiduciary duties;

  •
  the certificate of incorporation should be amended to expressly provide that Section 5.6 would not apply to the proposed transactions; and

  •
  Carlyle should provide an equity commitment letter for the funds necessary to complete the transaction on which Insight could rely.

        On July 5, 2005, the buyers orally revised their proposal to $11.50 per share of Insight Class A common stock. Also, on July 5, 2005, counsel to the buyers delivered a response to the issues and positions raised by the special committee's counsel on June 25, 2005. The response included:

  •
  acceptance of a "majority of the minority" approval condition;

  •
  willingness to permit the special committee to change its recommendation prior to stockholder approval if it were to determine that its failure to do so would present a material risk of being inconsistent with the fulfillment of its fiduciary duties but only in response to a superior proposal being received;

  •
  unwillingness to limit the litigation condition to governmental litigation or to eliminate the material adverse effect condition;

  •
  unwillingness to allow termination by Insight due to a change in recommendation or receipt of a superior proposal, effectively requiring Insight to hold a stockholder vote on the proposed merger agreement regardless of the occurrence of either such event;

  •
  willingness to reduce the termination fee to $20 million (combined with an expense reimbursement of $4 million) but not prohibiting payment of any portion of this amount to Sidney Knafel and Michael Willner;

  •
  willingness to make the termination fee payable if (i) there were a material breach by Insight with respect to its obligation to hold the stockholders meeting or the non-solicitation covenant, or a change in the recommendation of the special committee, or (ii) either party terminated due to the failure to obtain stockholder approval, but only if an alternative takeover proposal were known at the time of termination and an alternative takeover proposal were to be consummated or entered into within 12 months following termination;

  •
  agreement to the use of the "significant risk of being inconsistent with the fulfillment of fiduciary duties" standard for the exception to the non-solicitation covenant;

  •
  agreement on the desirability of the amendment of Insight's certificate of incorporation to make Section 5.6 thereof inapplicable to the transactions contemplated by the merger agreement; and

  •
  willingness to discuss a limited dollar amount (e.g. $5 million) guaranty by Carlyle of the obligations of the acquisition entity.

        In addition, in response to the request of Skadden, Arps on behalf of the special committee to see drafts of all agreements and arrangements contemplated in connection with the proposed transaction, counsel to the buyers indicated that they would provide the exchange agreement and the voting agreement soon and, to the extent certain documentation had not been finalized, provide a description of the economics of the management equity and related arrangements. The members of the special committee and representatives of Citigroup, Evercore and Skadden, Arps held several discussions on July 5 regarding the buyers' revised proposal.

        On July 6, 2005, the special committee met telephonically, together with its legal advisors, to consider how to respond to the buyers' latest proposal. At this meeting, the special committee's legal advisors reviewed the process to date and the terms of the current proposal. David Lee discussed the conversations he had with representatives of Citigroup and Evercore regarding the revised proposal. The special committee also considered the substantial uncertainties facing Insight in light of the potential early dissolution of the Insight Midwest joint venture with Comcast Corporation, which the special committee viewed as reasonably likely in light of Comcast's recent statements, and the risk to Insight stockholders if such an early dissolution were to occur and Insight were not sold. While the special committee viewed early dissolution as reasonably likely, and it believed that the impact of dissolution on Insight and its stock price would be negative if Insight continued as a standalone entity, the special committee also considered whether early dissolution increased the likelihood of a sale of Insight to a third party, which could positively affect value to the public stockholders.

        Following this meeting, on July 6, 2005, counsel to the special committee contacted counsel to the buyers to discuss significant open issues with respect to key contract terms and certain other items. No material changes in the positions of the buyers or the special committee with respect to the key open items on the merger agreement were agreed to in this discussion.

        On July 7, 2005, counsel to the buyers provided to counsel to the special committee drafts of an exchange agreement, a voting agreement and a certificate of incorporation for the Surviving Corporation, which included the terms of the new shares contemplated to be issued to Continuing Investors in connection with the proposed transaction, and certain additional information regarding the management equity and compensation arrangements being contemplated by the buyers.

        On July 8 and 9, 2005, counsel to the buyers and counsel to the plaintiffs in the Delaware action had initial conversations regarding various aspects of a possible settlement of the action.

        On July 11, 2005, the special committee met telephonically, together with its legal and financial advisors. At this meeting, the special committee and its advisors reviewed recent events, including receipt of the buyers' current proposal based on a proposed $11.50 per share offer price and the key merger agreement terms conveyed by the buyers' counsel, as well as the management equity and compensation arrangements being proposed by the buyers. The special committee also considered the valuation analyses previously prepared by the special committee's financial advisors, the risks of Insight's stock price declining in the absence of a transaction and in light of the likely dissolution of the Insight Midwest joint venture, and open contract issues. The special committee determined that it was not willing to accept an offer price of $11.50 per share and that important issues remained open under the proposed merger agreement. These issues included: (i) the ability of the special committee to change its recommendation without being tied to the existence of a superior proposal; (ii) the ability of Acquisition to terminate the agreement in the event of a change in recommendation, the termination fee to be not more than 2.5% of the aggregate merger consideration to be paid to the minority stockholders and Sidney Knafel and Michael Willner to only share in the fee proceeds to the extent of their out-of-pocket expenses; (iii) the circumstances in which the termination fee would be payable; (iv) the amount of Carlyle's guaranty or funding commitment; (v) existence of "tail" provisions in the voting agreement requiring "excess value" obtained by Sidney Knafel and Michael Willner from certain transactions within 30 months following termination of the merger agreement to be paid to Carlyle if Sidney Knafel or Michael Willner facilitated those transactions within 12 months following termination;

and (vi) continuing issues on the litigation and material adverse effect conditions. The special committee determined to seek to obtain an increase in the offer price to $12.00 per share from the buyers, although the special committee realized that such a price might not be obtainable.

        On July 12, 2005, plaintiffs' counsel and plaintiffs' financial advisor conducted a telephonic meeting with the buyers' counsel and representatives from both of the buyers' financial advisors to discuss plaintiffs' demand for increased consideration to be offered to Insight minority stockholders in the merger. Prior to the July 12th meeting, plaintiffs' counsel and financial advisor received and reviewed certain non-public information. At the July 12th meeting, plaintiffs' counsel and financial advisor provided a detailed financial analysis and provided their views regarding certain operating metrics of comparable cable companies. Between July 12, 2005 and July 26, 2005, plaintiffs' counsel and counsel for the buyers had numerous discussions and negotiations relating to the terms of the proposed transaction, including price and other material terms and conditions, and numerous drafts of the merger agreement and related agreements were exchanged among and negotiated by counsel for the parties to the Delaware action. During these discussions and negotiations, plaintiffs' counsel expressed their concerns with various aspects of the buyers' initial and revised proposals, including the amount of the offer price, the lack of a "majority of minority" stockholder approval requirement, the amount of the termination fee and expense reimbursement, the potential application of Section 5.6 of Insight's certificate of incorporation to the contemplated transactions, and the "tail" and "excess value" payment provisions in the voting agreement.

        On July 14, 2005, David Lee and Geraldine Laybourne met with Sidney Knafel, James Attwood, Michael Connelly and William Kennard, and with Michael Willner by telephone, to discuss the terms of the buyers' offer. David Lee and Geraldine Laybourne stated that the special committee would expect to be able to recommend an offer price of $12.00 per share for each outstanding share of Insight Class A common stock. In addition, David Lee and Geraldine Laybourne stated that the special committee was seeking movement by the buyers on key non-price terms, including the ability of the special committee to change its recommendation without being tied to the existence of a superior proposal; reduction in the termination fee with Sidney Knafel and Michael Willner to not share in the fee except to the extent of their out-of-pocket expenses; revising the circumstances in which the termination fee is payable to be tied to a subsequent transaction; Carlyle to provide a guaranty of the acquisition entity's obligations in an amount at least equal to the termination fee; and eliminating the "tail" provision in the voting agreement. The parties also discussed the pending Delaware action. The representatives of the buyers advised David Lee and Geraldine Laybourne that the buyers did not intend to raise the offer price and would consult with their advisors regarding withdrawal of the offer.

        Following this meeting, the special committee members discussed with their advisors the buyers' position. The special committee asked its advisors to prepare to hold a meeting, later scheduled for Sunday, July 17, 2005, at which the special committee would consider, and likely reject, the buyers' proposal.

        On July 16, 2005, Sidney Knafel called David Lee to advise him that the buyers had determined to increase their offer to a price of $11.60 per share of Insight Class A common stock, to substantially accept the special committee's position on the open key contract terms and that the buyers were seeking a settlement of the Delaware action with the plaintiffs. Under this proposal, which was subsequently set forth in an e-mail from the buyers' counsel to the special committee's counsel, the buyers proposed that: (i) the recommendation of the transaction could be withdrawn if there is a superior proposal or if there is an intervening event causing the special committee to determine in good faith that the failure to withdraw its recommendation would present a material risk of being inconsistent with the fulfillment of its fiduciary duties under applicable law; (ii) there be a total termination fee and expense reimbursement amount of $15 million of which $4 million would be an expense reimbursement payable on certain terminations, and the remainder would be payable only upon execution or consummation of an alternative acquisition proposal; (iii) the voting agreement "tail" period (the period during which the support of other transactions by Sidney Knafel and Michael

Willner would trigger an "excess value" payment to Carlyle) be reduced from one year to six months; and (iv) Carlyle would fund up to $15 million to Acquisition if the buyers wrongfully failed to close. Sidney Knafel reiterated that the buyers were prepared to withdraw the offer if this proposal was not acceptable to the special committee.

        On July 17, 2005, the members of the special committee and their counsel had several conversations with representatives of the buyers and their counsel regarding various aspects of the revised proposal. David Lee advised Sidney Knafel that the special committee planned to consider the revised proposal further with its advisors.

        Over the next several days, David Lee and Geraldine Laybourne discussed the revised proposal with the special committee's legal and financial advisors. Based on those discussions, the members of the special committee determined that they were not prepared to accept the revised proposal of $11.60 per share. However, in an effort to permit the buyers to make a revised proposal if they were willing to increase the proposed purchase price, the special committee requested its counsel to work with the buyers' counsel to negotiate acceptable non-price contract terms. This was subsequently conveyed to the buyers in a discussion between David Lee and Michael Connelly of Carlyle on July 19, 2005 in which David Lee advised Michael Connelly that the special committee would not accept a proposal at an $11.60 price. In a subsequent conversation, the parties agreed that their respective advisors would continue to work on transaction documentation and other issues while the parties explored whether they could reach agreement on price. On July 20, 2005, the special committee's counsel distributed detailed comments on the merger agreement, voting agreement and exchange agreement to the buyers' counsel.

        On July 23, 2005, the buyers' counsel distributed revised drafts of the merger agreement and voting agreement to the special committee's counsel. Later that day, the special committee met telephonically with representatives of Skadden, Arps, who summarized for the special committee the terms of the revised agreements and received the views of the special committee on open issues.

        On July 24, 2005, counsel to the buyers and counsel to the special committee met telephonically to discuss the terms of the draft merger agreement and voting agreement. Open issues discussed included: proposed changes to various representations and warranties; the amount of Carlyle's guaranty; the board of directors' ability to make disclosures to the extent required by their fiduciary duties and applicable laws without that constituting a change of recommendation; exclusion of certain types of non-governmental litigation from the litigation condition; limiting Sidney Knafel and Michael Willner's participation in the termination fee to out-of-pocket expenses; the termination fee being the buyers' sole remedy for breach by Insight; exceptions to be added to the material adverse effects definition; and limiting the duration of, and percentage of excess value from an alternative transaction required to be shared under, the "tail" provision in the voting agreement. These issues continued to be negotiated telephonically and in person between counsel over the next several days.

        On July 26, 2005, plaintiffs' counsel, counsel for the buyers, counsel for the special committee and their respective financial advisors met to discuss the merger transaction and related agreements and to address plaintiffs' demands. Prior to the July 26th meeting, plaintiff's counsel and financial advisor received and reviewed additional non-public documents containing financial projections for Insight and analyzed these materials as part of their presentation at the meeting. At the July 26th meeting, plaintiffs' counsel again expressed concerns regarding the proposed offer price, the termination fee and expense reimbursement provisions, and the "tail" and "excess value" payment provisions in the voting agreement. The parties also discussed and negotiated certain other non-price terms at this meeting. Additional discussions and negotiations among the representatives of the litigation parties were conducted over the next couple of days.

        On July 27, 2005, the Insight board of directors held a regularly scheduled meeting to, among other things, review financial results for the second quarter of 2005. Following the meeting of the board of directors, David Lee reiterated the special committee's views concerning price and open contract items to Sidney Knafel and Michael Willner.

        On July 27, 2005, counsel to the buyers proposed a resolution of the significant contract items consisting of: (i) Carlyle providing a guaranty in a $10 million amount; (ii) a litigation condition including litigation by any governmental entity or third party (other than stockholders or noteholders of Insight); (iii) a material adverse effect condition with a definition including some, but not all, exceptions sought by the special committee; (iv) a termination fee of $10 million (less expenses reimbursed) payable in specified circumstances, with a $4 million expense amount and no portion of the fee being shared with Sidney Knafel or Michael Willner (other than an amount not to exceed unpaid out-of-pocket expenses); and (v) the buyers' and Insight's liability to each other under the agreement being limited to an aggregate of $10 million. After speaking to David Lee, counsel to the special committee responded that such contract terms would be acceptable to the special committee as a framework to move forward if the purchase price were increased to a level that the special committee found acceptable. Later that day, counsel to the buyers and plaintiffs' counsel reached an agreement in principle providing for the settlement of the Delaware action based on the proposed framework of contract terms and an offer price of $11.75 per share. Later that evening, counsel to the buyers informed the special committee's counsel that the buyers were increasing their offer price to $11.75 per share of Insight Class A common stock, that the buyers had reached a proposed settlement of the Delaware action, and that this price was the best and final offer of the buyers. This was relayed to the special committee and its financial advisors.

        The special committee met with its advisors at the offices of Skadden, Arps to consider the revised proposal by the buyers on the afternoon of July 28, 2005. At that meeting, counsel to the special committee reviewed the terms of the merger agreement, the voting agreement, the exchange agreement, the charter amendment and the other agreements contemplated in connection with the proposed transaction, the negotiation of which had been substantially completed. In addition, the special committee's financial advisors delivered the presentation described under "Special Factors—Opinions of Financial Advisors." This presentation was substantially similar to the financial advisors' presentation to the special committee on June 20, 2005 and contained the financial advisors' final financial analyses based on the offer price of $11.75 per share. After considering the terms of the offer and the presentation of its financial advisors, and the other factors described under "Special Factors—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger," the special committee determined that the merger agreement was advisable, and fair to and in the best interests of the holders of Insight Class A common stock (other than the Continuing Investors). The special committee approved, and recommended that the board of directors approve, the merger agreement and the charter amendment. Later that day all parties to the Delaware action entered into a memorandum of understanding providing for a proposed settlement of the Delaware action. See "Special Factors—Certain Legal Matters—Certain Litigation" for more information regarding the terms of the memorandum of understanding.

        Later that evening, following the special committee meeting, the board of directors met telephonically to consider the buyers' proposal and the recommendation of the special committee. David Lee reported to the board of directors on the special committee's deliberations, and determination and recommendation, and counsel to the special committee reviewed the terms of the proposed agreements and the resolutions adopted by the special committee. The board of directors then unanimously approved the merger agreement and related agreements, the transactions contemplated thereby and the charter amendment.

        Following the execution of the merger agreement and related agreements, Insight issued a press release on the morning of July 29, 2005, and Sidney Knafel, Andrew Knafel, certain trusts for the benefit of Sidney Knafel's children, Michael Willner, Thomas Kempner and James Marcus filed an amended Schedule 13D, including the press release, the merger agreement and the voting agreement as exhibits.

        Shortly after the public announcement of the buyers' proposal on March 7, 2005, Amos B. Hostetter, Jr. made a telephone call to Michael Willner and asked whether the buyers would consider including other investors. Mr. Willner responded that he would discuss it with the other buyers. There were no further conversations with Amos Hostetter concerning his inquiry until early August 2005 when Michael Willner again raised the possibility with the other buyers. Although co-investment by outside parties was not desired by the buyers, the buyers agreed to pursue the possibility of an investment by Amos Hostetter given his extensive experience in the cable industry. For this reason, consideration was also given to Amos Hostetter joining the board of directors of the Surviving Corporation. Amos Hostetter then conducted due diligence on Insight leading to his determination to serve as a member of the board of directors of the Surviving Corporation and to make an investment in the Surviving Corporation. See "Special Factors—Structure and Steps of the Merger" for more information about Amos Hostetter's investment in the Surviving Corporation.

        Effective November 10, 2005, the original parties to the exchange agreement (Carlyle, Acquisition, Insight, Sidney Knafel, Andrew Knafel, certain trusts for the benefit of Sidney Knafel's children, Michael Willner, Thomas Kempner and James Marcus) entered into an amended and restated exchange agreement with Continuing Investor Holding Company, LLC (which we refer to as Holdco) and other designated Insight stockholders that will continue as direct or indirect investors in the Surviving Corporation. Pursuant to the exchange agreement, immediately prior to the effective time of the merger, the parties to the exchange agreement will exchange, either directly or indirectly through Holdco, all or a portion of their shares of Insight common stock for equity interests in Acquisition, which interests will then, in the merger, be converted into equity interests of the Surviving Corporation. See "Special Factors—Structure and Steps of the Merger" and "Special Factors—Interests of Certain Persons in the Merger—Continuing Investors' Investment in Insight." On November 14, 2005, the Insight stockholders that are a party to the amended and restated exchange agreement filed an amended Schedule 13D.

Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger

        The Special Committee.    Insight's board of directors established a special committee consisting of two disinterested and independent directors, David Lee and Geraldine Laybourne, to review, evaluate and make recommendations to the board of directors with respect to the buyers' proposed acquisition of the publicly-held shares of Insight Class A common stock. The special committee retained Citigroup and Evercore as its independent financial advisors, and retained Skadden, Arps as its independent legal counsel. The special committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of the buyers' proposal, and conducted arms'-length negotiations with the buyers and their representatives with respect to the merger agreement and the various other agreements related to the merger.

        The special committee, by unanimous vote at a meeting held on July 28, 2005, determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, and fair to and in the best interests of holders of shares of Insight Class A common stock (other than the Continuing Investors). In addition, at the July 28, 2005 meeting, the special committee recommended that the board of directors (1) approve the merger agreement, the exchange agreement, the Carlyle guaranty and the consummation of the transactions contemplated thereby, (2) approve the charter amendment and (3) recommend that the holders of shares of Insight Class A common stock vote in favor of adoption and approval of the merger agreement and approval of the charter amendment. In reaching its determination, the special committee consulted with and received the advice of its independent financial and legal advisors, considered the prospects of Insight, including the uncertainties and risks facing it, and considered the interests of holders of Insight Class A common stock other than the Continuing Investors.

        In determining that the merger agreement is advisable, and fair to and in the best interests of the holders of Insight Class A common stock (other than the Continuing Investors), and recommending the approval of the merger agreement and the transactions contemplated thereby, including the merger, to Insight's board of directors on July 28, 2005, the special committee considered a number of factors. The material factors are summarized below.

        The special committee viewed the following factors as being generally positive or favorable in coming to its determination and recommendation:

  1.
  The merger would provide the holders of Insight Class A common stock with cash consideration of $11.75 per share, a price the special committee viewed as fair in light of Insight's historical and projected financial performance, historical trading prices of Insight's stock, and the significant uncertainties facing Insight in light of the potential early dissolution of the Insight Midwest joint venture. In this regard, the special committee considered that:

  •
  $11.75 per share represents a 21.4% premium over the closing stock price on March 4, 2005 (the last trading day prior to public announcement by the buyers of their proposal for a transaction), and a 19.4%, 24.3% and 28.7% premium, respectively, over the one month, three month and six month average closing stock prices prior to March 4, 2005;

  •
  $11.75 per share is higher than the highest trading price for Insight Class A common stock for the 52-week period ending on March 4, 2005 ($10.44) (the last trading day prior to public announcement by the buyers of their proposal for a transaction), and represents a significant premium to the lowest trading price of the common stock during that 52-week period ($8.22); and

  •
  the per subscriber value implied by an $11.75 per share offer price is approximately $3,400, which value lies within a range of per subscriber values implied by precedent transactions and the peer group trading analyses performed by Citigroup and Evercore.

  2.
  That $11.75 per share represents a $1.05, or almost 10%, increase from the buyers' original $10.70 per share proposal.

  3.
  That $11.75 per share lies within valuation ranges implied by certain of the discounted cash flow, precedent change of control transaction and leveraged buy-out analyses and above the peer group trading analysis performed by Citigroup and Evercore, in each case giving effect to an assumed early dissolution of the Insight Midwest joint venture in 2006 described in "Special Factors—Opinions of Financial Advisors;" although the special committee viewed as negative that $11.75 per share is at or below the low end of certain valuation ranges indicated by the valuation analyses, which do not give effect to an assumed early dissolution, performed by Citigroup and Evercore.

  4.
  The opinions received by the special committee from its financial advisors, Citigroup and Evercore, delivered orally at the special committee meeting on July 28, 2005 and subsequently confirmed in writing later that day, to the effect that as of the date thereof, the $11.75 merger consideration was fair, from a financial point of view, to holders of shares of Insight Class A common stock (other than Insight, Acquisition, Carlyle and its affiliates, the Continuing Investors and dissenting stockholders).

  5.
  The special committee's belief that it was unlikely that any other transaction with a third party could be consummated at this time in light of the position of Sidney Knafel and Michael Willner (contained in the letter, dated March 6, 2005, from the buyers to the board of directors of Insight and subsequently confirmed to the special committee), that they would not agree to any other transaction involving their stake in Insight.

  6.
  The special committee's understanding that several other prominent private equity firms in addition to Carlyle had held separate discussions with Sidney Knafel and Michael Willner about participating in a potential going-private transaction involving Insight and had independently declined to pursue such an opportunity, which led the special committee to believe higher values might not be available from other private equity firms even if Sidney Knafel and Michael Willner were willing to consider another transaction.

  7.
  The fact that the special committee and its advisors had not been contacted, and the special committee's understanding that Insight had not been contacted, by any third parties potentially interested in pursuing an acquisition of Insight during the period of approximately four and one-half months between the public announcement of the buyers' proposal on March 7, 2005 and the approval of the merger agreement on July 28, 2005.

  8.
  The special committee's belief that, in light of statements by executive officers of Comcast Corporation, there is a reasonable likelihood of an early dissolution of the Insight Midwest joint venture with Comcast Corporation, and the potential negative effects of such a dissolution on Insight's financial results and the trading price of Insight's stock; although the special committee also believed that it was possible that an early dissolution might increase the likelihood of a transaction involving the sale of Insight to a third party at a price in excess of the $11.75 merger consideration. See paragraph 7 on page 19 under "Special Factors—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger."

  9.
  The terms of the merger agreement, including:

  •
  the requirement that the transaction be approved by the affirmative vote of the holders of a majority of the outstanding shares of Insight Class A common stock entitled to vote thereon not held by (i) Acquisition, the Continuing Investors (or any member of the immediate families thereof), Carlyle or any affiliate thereof, or (ii) any officers or directors of Insight (or any member of the immediate families thereof);

  •
  the absence of a financing condition to the buyers' obligation to consummate the transaction;

  •
  the absence of a need for any regulatory approvals to be obtained as a condition to closing of the transaction, other than the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;

  •
  that the merger agreement allows the special committee and the board of directors to change or withdraw the recommendation of the merger agreement if a superior proposal is received from a third party or if any other event, development, circumstance or state of affairs becomes known to the special committee and the special committee determines that the failure to do so would present a material risk of being inconsistent with the fulfillment of its fiduciary duties under applicable law, subject to the payment of expenses and a termination fee upon termination under certain circumstances as described in "The Merger Agreement—Termination Fee and Expenses;"

  •
  that while the merger agreement contains a covenant prohibiting Insight from soliciting third party acquisition proposals, it allows Insight a reasonable opportunity to respond to unsolicited superior third party acquisition proposals if the special committee determines that the failure to do so would present a material risk of being inconsistent with the fulfillment of its fiduciary duties under applicable law; and

  •
  that the maximum exposure of Insight for a breach of the merger agreement is $10 million.

  10.
  The fact that holders of Insight Class A common stock that do not vote in favor of the merger or otherwise waive their appraisal rights will have the opportunity to demand judicial appraisal of the "fair value" of their shares under Section 262 of the General Corporation Law of the State of Delaware as described under "Special Factors—Appraisal Rights of Stockholders."

  11.
  The fact that the expense reimbursement amount of $4 million and termination fee of $10 million (less any expense reimbursement amount paid) payable by Insight if the merger agreement is terminated under certain circumstances described under "The Merger

    Agreement—Termination Fee and Expenses," represented in the aggregate under 2% of the transaction's equity value to Insight's stockholders, other than the Continuing Investors.

  12.
  The fact that Sidney Knafel and Michael Willner would not receive any part of the termination fee or expense reimbursement payable under certain circumstances if the merger agreement is terminated, except to the extent of their out-of-pocket expenses.

        The special committee considered the following factors to be generally negative or unfavorable in making its determination and recommendation:

  1.
  That Insight's stockholders, with the exception of the Continuing Investors, will have no ongoing equity participation in Insight following the merger, and that such stockholders will cease to participate in Insight's future earnings or growth, if any, or to benefit from increases, if any, in the value of Insight's stock, and will not participate in any potential future sale of Insight to a third party.

  2.
  That there exist known and possible conflicts of interest of certain of the directors and executive officers of Insight who will be or will have the opportunity to be equity owners in Insight following the merger.

  3.
  That due to the unwillingness of Sidney Knafel and Michael Willner to consider any other transaction involving a sale of Insight, there was no reason to contact, and in light thereof no attempt was made to contact, other third parties that might otherwise consider an acquisition of Insight.

  4.
  That the $11.75 per share merger consideration payable under the merger agreement is at or below the low end of certain valuation ranges indicated by the valuation analyses performed by Citigroup and Evercore, including the valuation ranges implied by the discounted cash flow and minority squeeze-out valuation analyses, and at the low end of the precedent change of control transaction valuation analysis, performed by Citigroup and Evercore, in each case not giving effect to an early dissolution of the Insight Midwest joint venture.

  5.
  That Insight will be responsible for expense reimbursement of $4 million and a termination fee of $10 million (less the expense reimbursement amount paid) if the merger agreement is terminated under certain circumstances.

  6.
  That the maximum exposure of Carlyle for wrongfully failing to close or breaching the agreement is $10 million.

  7.
  That while early dissolution of the Insight Midwest joint venture would negatively impact Insight's financial results, it was possible that such a dissolution might increase the likelihood that, in the absence of a transaction with Acquisition, Sidney Knafel and Michael Willner might be willing to support a sale of Insight to a third party at a price in excess of $11.75 per share.

  8.
  The possibility that the buyers could sell some or all of the Surviving Corporation or its assets to one or more purchasers at a valuation higher than that available in the merger. In this regard, the special committee took account of valuation work performed by Citigroup and Evercore indicating that under certain analyses, the sale values in a change of control transaction to a third party could be substantially higher than the valuation implied in the buyers' proposal.

        The foregoing discussion of the information and factors considered by the special committee is not intended to be exhaustive, but includes the material factors considered by the special committee. In view of the variety of factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, each of the members of the special committee may have given differing weights to different factors. On balance, the special committee believed that the positive factors discussed above outweighed the negative factors discussed above.

        The special committee did not consider net book value in determining the fairness of the merger to Insight's stockholders, other than the Continuing Investors, because of its belief, after consultation with its financial advisors, that net book value, which is an accounting concept that is not commonly used as a valuation metric in the cable industry, does not reflect historical or projected cash flows from continuing operations, and thus does not reflect the value of Insight or the market trading prices for Insight common stock. The net book value per share of Insight common stock was $9.18 as of February 22, 2005, based on information disclosed in Insight's Form 10-K for the year ended December 31, 2004, and was $8.93 as of October 31, 2005, based on information disclosed in Insight's Form 10-Q for the quarterly period ended September 30, 2005. The special committee did not consider liquidation value in determining the fairness of the merger to Insight's stockholders, other than the Continuing Investors, because of its belief, after consultation with its financial advisors, that liquidation value does not present a meaningful valuation for Insight and its business as Insight's value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation. Accordingly, the valuation analyses presented by Citigroup and Evercore to the special committee (as described in "Special Factors—Opinions of Financial Advisors") were based on the operation of Insight as a continuing business, and, to that extent, such analyses could be collectively characterized as forms of going concern valuations.

        The special committee believes that the merger is procedurally fair despite the fact that the board of directors did not retain an unaffiliated representative other than the special committee to act solely on behalf of Insight's stockholders, other than the Continuing Investors, for purposes of negotiating the terms of the merger agreement. The special committee believes that it was not necessary for Insight's board of directors to retain any additional unaffiliated representative to act on behalf of Insight's stockholders, other than the Continuing Investors, in light of the independence, absence of conflicts of interest and role of the special committee and the special committee's retention of independent legal counsel and financial advisors. The special committee also believes that the process it followed in making its determination and recommendation with respect to the merger agreement was fair because:

  1.
  The special committee consists solely of directors who are not officers or controlling stockholders of Insight, or affiliated with the Continuing Investors, controlling stockholders or Carlyle or its affiliates.

  2.
  The members of the special committee will not personally benefit from the completion of the merger in a manner different from Insight's stockholders, other than the Continuing Investors.

  3.
  The special committee retained and was advised by Skadden, Arps, its independent legal counsel.

  4.
  The special committee retained and was advised by Citigroup and Evercore, its financial advisors, which assisted the special committee in its review and negotiation of the proposal and the special committee's evaluation of the fairness of the $11.75 per share cash merger consideration to the holders of Insight Class A common stock.

  5.
  The resolutions establishing the special committee provided that the board of directors would not approve any transaction involving Acquisition that was not approved by the special committee.

  6.
  The adoption and approval of the merger agreement and the consummation of the transactions contemplated thereby require the affirmative vote of a majority of the outstanding shares of Insight Class A common stock entitled to vote thereon not held by (i) Acquisition, the Continuing Investors (or any member of the immediate families thereof), Carlyle or any affiliate thereof, or (ii) any officers or directors of Insight (or any member of the immediate families thereof), and therefore will only be adopted if approved by a majority of Insight Class A common stockholders other than (i) Acquisition, the Continuing Investors (or any member of the immediate families thereof), Carlyle or any affiliate thereof, or (ii) any officers or directors of Insight (or any member of the immediate families thereof).

  7.
  The special committee was involved in extensive deliberations over a period of approximately four and one-half months regarding the proposal, and was provided with access to Insight's management in connection with the due diligence conducted by its advisors.

  8.
  The special committee, with the assistance of its legal and financial advisors, negotiated on an arm's-length basis with the buyers and their representatives.

        The Board of Directors.    Insight's board of directors consists of seven directors, five of whom, Sidney Knafel, Michael Willner, Thomas Kempner, James Marcus and Dinni Jain have interests in the merger different from the interests of Insight's stockholders, other than the Continuing Investors, generally. Because of these actual and potential conflicts, the board of directors established the special committee to review, evaluate and make recommendations to the board of directors regarding the buyers' proposal. On July 28, 2005, Insight's board of directors met to consider the report and recommendation of the special committee. On the basis of the special committee's recommendation and the other factors described below, Insight's board of directors (1) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, and fair to and in the best interests of the holders of shares of Insight Class A common stock (other than the Continuing Investors), (2) approved the charter amendment, (3) approved the Carlyle guaranty and the exchange agreement and (4) recommended that Insight's stockholders vote to adopt and approve the merger agreement and approve the charter amendment. The directors who are Continuing Investors participated in the board of directors' vote.

        In determining that the merger agreement is advisable, and fair to and in the best interests of the holders of Insight Class A common stock (other than the Continuing Investors), and approving the merger agreement and the transactions contemplated thereby, including the merger, and recommending that Insight's stockholders vote for the adoption and approval of the merger agreement, the board of directors considered a number of factors, including the following material factors:

  1.
  The determination and recommendation of the special committee, and the factors considered by the special committee, as described in paragraphs 1, 2, 4, 5, 6, 7, 9, 10, 11 and 12 under the factors that the special committee viewed as being generally positive or favorable.

  2.
  The fact that the merger consideration and the other terms of the merger agreement resulted from negotiations between the special committee and the buyers, and the board of directors' belief that $11.75 per share in cash for each share of Insight Class A common stock represented the highest per share consideration that could be negotiated.

  3.
  The position of Sidney Knafel and Michael Willner that they would not agree to any other transaction involving their stake in Insight.

  4.
  The terms of the merger agreement, including the terms as described in paragraph 9 under the factors that the special committee viewed as being generally positive or favorable.

        The foregoing discussion of the information and factors considered by Insight's board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Insight's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. These factors generally figured positively or favorably.

        Insight's board of directors did not consider net book value in determining the fairness of the merger to Insight's stockholders, other than the Continuing Investors, because of its belief, after considering the factors considered by the special committee, that net book value, which is an accounting concept that is not commonly used as a valuation metric in the cable industry, does not reflect historical or projected cash flows from continuing operations, and thus does not reflect the value of Insight or the market trading prices for Insight common stock. The net book value per share of Insight common stock was $9.18 as of February 22, 2005, based on information disclosed in Insight's Form 10-K for the year ended December 31, 2004, and was $8.93 as of October 31, 2005, based on information disclosed in Insight's Form 10-Q for the quarterly period ended September 30, 2005. The board of directors did not consider liquidation value in determining the fairness of the merger to Insight's stockholders, other than the Continuing Investors, because of its belief, after considering the factors considered by the special committee, that liquidation value does not present a meaningful valuation for Insight and its business as Insight's value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation. Accordingly, the valuation analyses presented by Citigroup and Evercore to the special committee (as described in "Special Factors—Opinions of Financial Advisors") were based on the operation of Insight as a continuing business, and, to that extent, such analyses could be collectively characterized as forms of going concern valuations.

        The board of directors believes that the merger is procedurally fair since the terms of the merger agreement require the approval of a majority of the shares of Insight Class A common other than shares held by (i) Acquisition, the Continuing Investors (or any member of the immediate families thereof), Carlyle or any affiliate thereof, or (ii) any officers or directors of Insight (or any member of the immediate families thereof), and despite the fact that Insight's board of directors did not retain an unaffiliated representative other than the special committee to act solely on behalf of Insight's stockholders, other than the Continuing Investors, for purposes of negotiating the terms of the merger agreement. In this regard, Insight's board of directors believes it was not necessary to retain any additional unaffiliated representative to act on behalf of Insight's stockholders, other than the Continuing Investors, in light of the independence, absence of conflicts of interest and role and actions of the special committee.

Opinions of Financial Advisors

        The special committee of the board of directors of Insight retained Evercore Partners and Citigroup Global Markets Inc. to act as its financial advisors in connection with the special committee's analysis and consideration of the merger. Both investment banking firms provided the special committee with financial advice and assistance in connection with its evaluation of the merger.

        The full texts of the written opinions of Evercore and Citigroup, which set forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by each of Evercore and Citigroup in connection with their respective opinions, are attached as Annexes C and D, respectively, to this proxy statement and are incorporated herein by reference. The summaries of these opinions set forth below are qualified in their entirety by reference to the full text of the opinions. Evercore and Citigroup provided their respective advisory services and opinions for the information of the special committee in connection with and for the purposes of its evaluation of the merger. Neither the Evercore opinion nor the Citigroup opinion is intended to be, nor does either opinion constitute, a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the merger.

        Evercore Opinion.    At the meeting of the special committee held on July 28, 2005, Evercore delivered to the special committee its oral opinion subsequently confirmed in writing on July 28, 2005, to the effect that, as of such date and based upon and subject to the factors, limitations, qualifications and assumptions set forth in its opinion, the merger consideration to be received by the holders of Insight common stock (other than Insight, Acquisition, Carlyle and its affiliates, the Continuing Investors and any dissenting stockholders) in the merger was fair, from a financial point of view, to such holders.

        In connection with rendering its opinion, Evercore, among other things:

  •
  Reviewed a draft, dated July 27, 2005, of the merger agreement, a draft, dated July 27, 2005, of the voting agreement, a draft, dated July 27, 2005, of the exchange agreement, a draft, dated July 27, 2005, of the Carlyle guaranty, a draft, dated July 27, 2005, of the principals' agreement, a draft, dated July 28, 2005, of the securityholders agreement and a draft, dated July 26, 2005, of the amended and restated certificate of incorporation of the Surviving Corporation, which will become the certificate of incorporation of the Surviving Corporation upon the completion of the merger (which we collectively refer to as the Agreements);

  •
  Reviewed the certificate of incorporation of Insight;

  •
  Analyzed certain historical financial statements for Insight;

  •
  Reviewed projected financial statements and other financial and operating data for Insight prepared by Insight management;

  •
  Analyzed certain operating data relating to Insight;

  •
  Reviewed certain historical and projected financial statements and other financial and operating data of Insight that included adjustments made by the management of Insight for the pro forma impact of a Dissolution (as defined below);

  •
  Discussed the past and current operations and financial condition and the prospects of Insight with Insight management, including the potential impact of a Dissolution;

  •
  Participated in discussions with Sidney Knafel and Michael Willner and representatives of Carlyle regarding the merger;

  •
  Reviewed the reported prices and the historical trading activity of Insight Class A common stock;

  •
  Compared the financial performance and valuation multiples of Insight and the prices and trading activity of Insight Class A common stock with those of certain publicly traded companies;

  •
  Reviewed certain financial terms of the merger as compared to financial terms, to the extent publicly available, of certain precedent transactions; and

  •
  Performed other examinations and analyses and considered other factors that Evercore deemed appropriate.

        For purposes of its analysis and opinion, Evercore assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of the information publicly available about Insight, and the information supplied or otherwise made available to, discussed with, or reviewed by or for Evercore. Evercore's analyses were based, among other things, on the financial projections for Insight, which projections included certain information provided by Insight management relating to the projected impact of a Dissolution (as defined below) on Insight. With respect to such financial projections, which were furnished to Evercore, discussed with Evercore or reviewed for Evercore by the management of Insight, Evercore has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Insight management regarding the future competitive, operating and regulatory environments and related financial performance of Insight. Evercore expressed no view as to such financial projections, or the assumptions on which they were based.

        Evercore assumed, with the consent of the special committee, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Insight or the merger. Representatives of Insight advised Evercore, and Evercore further assumed, that the final terms of the Agreements would not vary materially from those set forth in the drafts reviewed by Evercore.

        Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Insight, nor did Evercore evaluate the solvency or fair value of Insight under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Evercore's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Evercore as of, the date of its opinion. Developments subsequent to that date may affect Evercore's opinion, and Evercore does not have any obligation to update, revise or reaffirm its opinion.

        In connection with the merger, Evercore was not authorized to solicit, and Evercore did not solicit, third party indications of interest in possible alternative transactions to the merger, nor was Evercore requested to consider, and Evercore's opinion did not address, the relative merits of the merger as compared to alternative business strategies that might exist for Insight or the effect of any other transaction in which Insight might engage. In rendering its opinion, Evercore considered the fact that Sidney Knafel, Michael Willner and their related parties control a majority of the voting power of Insight and that Sidney Knafel and Michael Willner had informed the special committee that they would not agree to any other transaction involving their interest in Insight. Furthermore, Evercore understands that affiliates of Comcast Corporation have the contractual right beginning on January 1, 2006 to cause the early dissolution of Insight Midwest, L.P., a partnership in which Insight has a 50% interest (which we refer to as a Dissolution), and that Comcast Corporation has publicly indicated its intention to cause such a Dissolution. Evercore considered the possibility of a Dissolution in the rendering of its opinion.

        Evercore was not asked to pass upon, and did not express any opinion with respect to, any matter other than the fairness, from a financial point of view, of the merger consideration to be received by the holders of Insight common stock, other than Insight, Acquisition, Carlyle and its affiliates, the Continuing Investors and any dissenting stockholders, in connection with the merger. In addition, Evercore expressed no opinion as to the value of any employment agreement or other compensation arrangement proposed to be entered into by Insight in connection with the completion of the merger.

        Citigroup Opinion.    At the meeting of the special committee held on July 28, 2005, Citigroup delivered to the special committee its oral opinion subsequently confirmed in writing on July 28, 2005, to the effect that, as of such date, and based upon and subject to the considerations and limitations set forth in the opinion, Citigroup's experience as investment bankers, Citigroup's work described in the opinion and other factors Citigroup deemed relevant, the merger consideration to be received by the holders of Insight common stock (other than Insight, Acquisition, Carlyle and its affiliates, the Continuing Investors and any dissenting stockholders) in the merger was fair, from a financial point of view, to such holders.

        In arriving at its opinion, Citigroup reviewed a draft, dated July 27, 2005, of the merger agreement, a draft, dated July 27, 2005, of the voting agreement, a draft, dated July 27, 2005, of the exchange agreement, a draft, dated July 27, 2005, of the Carlyle guaranty, a draft, dated July 27, 2005, of the principals' agreement, a draft, dated July 28, 2005, of the securityholders agreement, and a draft, dated July 26, 2005, of the amended and restated certificate of incorporation of the Surviving Corporation. Citigroup held discussions with certain senior officers, directors and other representatives and advisors of Insight and certain representatives and advisors of affiliates of Carlyle and Sidney Knafel and Michael Willner concerning the business, operations and prospects of Insight. Citigroup examined certain publicly available business and financial information relating to Insight as well as certain financial forecasts and other information and data relating to Insight which were provided to or discussed with Citigroup by the management of Insight, including information with respect to the potential impact of a Dissolution. Citigroup reviewed certain historical and projected financial statements and other financial and operating data of Insight that included adjustments made by the management of Insight for the pro forma impact of a Dissolution. Citigroup reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things:

  •
  current and historical market prices and trading volumes of Insight Class A common stock;

  •
  the historical and projected earnings and other operating data of Insight; and

  •
  the capitalization and financial condition of Insight.

        Citigroup considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Insight. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of the management of Insight, other than Sidney Knafel and Michael Willner, that they were not aware of any relevant information that had been omitted or remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to Insight provided to or otherwise reviewed by or discussed with it (including pro forma data regarding the projected impact of a Dissolution on Insight), Citigroup was advised by the management of Insight that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Insight as to the future financial performance of Insight. Citigroup did not make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Insight, nor did Citigroup make any physical inspection of the properties or assets of Insight.

        Citigroup assumed, with the consent of the special committee, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Insight or the merger. Representatives of Insight advised Citigroup, and Citigroup further assumed, that the final terms of the Agreements would not vary materially from those set forth in the drafts reviewed by Citigroup.

        In connection with rendering its opinion, Citigroup was not requested to, and Citigroup did not, solicit third party indications of interest in possible alternative transactions to the merger, nor was Citigroup requested to consider, and Citigroup's opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Insight or the effect of any other transaction in which Insight might engage. In rendering its opinion, Citigroup considered the fact that Sidney Knafel, Michael Willner and their related parties control a majority of the voting power of Insight and that Sidney Knafel and Michael Willner had informed the special committee that they would not agree to any other transaction involving their interest in Insight. Furthermore, Citigroup understands that affiliates of Comcast Corporation have the contractual right beginning on January 1, 2006 to cause a Dissolution, and that Comcast Corporation has publicly indicated its intention to cause such a Dissolution. Citigroup considered the possibility of a Dissolution in the rendering of its opinion. Citigroup's opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. It is understood that subsequent developments may affect Citigroup's opinion, and Citigroup has no obligation to update, revise or reaffirm its opinion.

        Citigroup was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, of the merger consideration to be received by the holders of Insight common stock in the merger, other than Insight, Acquisition, Carlyle and its affiliates, the Continuing Investors and any dissenting stockholders. In addition, Citigroup did not express any opinion as to the value of any employment agreement or other compensation arrangement proposed to be entered into by Insight in connection with the completion of the merger.

        Summary of Financial Analyses.    The following is a summary of the material financial and comparative analyses that were performed by Evercore and Citigroup in connection with rendering their opinions. Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully Evercore and Citigroup's financial analyses, the tables must be read together with the text of the summary. The tables alone are not a complete description of the financial analyses. Considering the tables alone could create a misleading or incomplete view of Evercore and Citigroup's financial analyses.

        The summary of the analyses by Evercore and Citigroup described below is not a complete description of the analyses underlying their opinions. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description.

        Evercore and Citigroup arrived at their respective opinions based on the results of all analyses undertaken by them and assessed as a whole and believe that the totality of the factors considered and analyses performed by Evercore and Citigroup in connection with their opinions operated collectively to support their determination as to the fairness of the merger consideration to the stockholders of Insight. Accordingly, notwithstanding the analyses summarized below, Evercore and Citigroup believe that their analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying their opinions. Evercore and Citigroup noted that the merger consideration fell within or above the ranges of implied values for certain analyses and below the ranges of implied values for certain other analyses. In addition, Evercore and Citigroup considered the likelihood of a Dissolution in the context of the public statements made on May 10, 2005 by an executive officer of Comcast Corporation. However, Evercore and Citigroup did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis.

        In performing their analyses, Evercore and Citigroup considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Insight, Evercore and Citigroup. The analyses performed by Evercore and Citigroup are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Accordingly, such analyses are inherently subject to substantial uncertainty.

        The type and amount of consideration payable in the merger were determined through negotiations between the special committee and Acquisition. Evercore and Citigroup did not express any opinion as to the price or range of prices at which the shares of common stock of Insight may trade subsequent to the announcement of the merger. The decision to enter into the merger agreement was solely that of the Insight board of directors, upon the recommendation of the special committee. The analyses below do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. In addition, the Evercore and Citigroup opinions were just two of the many factors taken into consideration by the special committee and Insight's board of directors. Consequently, Evercore and Citigroup's analyses should not be viewed as determinative of the decision of the special committee and Insight's board of directors or Insight's management with respect to the fairness of the merger consideration.

        Insight Valuation.    Evercore and Citigroup analyzed the value of Insight using: (i) an analysis of premiums paid in selected minority squeeze out transactions; (ii) a discounted cash flow analysis; (iii) an analysis of implied trading multiples of selected public companies; (iv) an analysis of implied multiples of selected precedent merger and acquisition transactions; (v) a review of pre-offer research analyst target prices; and (vi) a leveraged buyout analysis. For purposes of Evercore and Citigroup's review, Evercore and Citigroup utilized, among other things, projections of the future financial performance of Insight, as prepared by the management of Insight.

        Information in the following analyses referred to as the "Status Quo Case" for Insight means the financial projections of the future performance of Insight through December 31, 2010 that were prepared by the management of Insight on April 28, 2005 and July 27, 2005 and which assumed that a Dissolution would not occur during the period covered by the management projections and which incorporated certain other assumptions for Insight's future operating results with respect to Insight's revenue, earnings before interest, income taxes, depreciation and amortization, or EBITDA, and capital expenditures. Information referred to as the "Dissolution Case" means the financial projections of the future performance of Insight through December 31, 2010 in the Status Quo Case, as adjusted, based on certain information and assumptions provided by Insight management relating to the pro forma impact of a dissolution of Insight Midwest L.P., a partnership in which Insight and affiliates of Comcast Corporation each have a 50% interest. Assumptions in the Dissolution Case included that such dissolution: (i) would be completed as of December 31, 2006 (unless otherwise noted); (ii) the assets and liabilities, as well as operating income and other cash flow items, of Insight Midwest L.P. would be split equally between Insight and Comcast Corporation; (iii) certain fees and corporate overhead related to Insight's interest in Insight Midwest L.P. would be eliminated; and (iv) certain programming expenses of Insight would increase. As noted above, Evercore and Citigroup were aware that affiliates of Comcast Corporation have the contractual right beginning on January 1, 2006 to cause a Dissolution and took into consideration that Comcast Corporation has publicly indicated its intention to cause such a Dissolution.

        Minority Squeeze Out Analysis.    Evercore and Citigroup performed an analysis of the premiums paid in the eleven precedent "minority squeeze out" transactions identified that were announced between July 2000 and June 2005 that met certain criteria. These criteria were (i) 100% cash consideration, (ii) transaction value in excess of $200 million and (iii) the acquiror sought to acquire 20% or more of the target's equity.

        For this analysis, Evercore and Citigroup reviewed implied premiums, one- and 30-trading days prior, for the transactions identified. The implied premiums in this analysis were calculated comparing the per share transaction price to the target company's closing stock price one day prior to announcement of the transaction and to the target company's average closing stock price during the 30-trading days prior to the announcement of the transaction. The results of these calculations are as follows:

	Premium Paid
	1-Day	30-Day
Low	12.5%	12.5%
Median	29.4%	28.5%
Mean	47.0%	40.3%
High	135.1%	107.6%

        Based on the foregoing, Evercore and Citigroup selected an applicable premium range of 25.0% to 30.0% for Insight and applied such range to Insight's closing share price on the last trading day prior to announcement of the initial offer on March 7, 2005 and to Insight's average closing share price for the 30-trading days prior to such announcement. Using this information, Evercore and Citigroup determined an implied share price range for Insight common stock of $12.00 to $13.00 per share, as compared to the consideration in the merger of $11.75 per share.

        Discounted Cash Flow Analysis.    Evercore and Citigroup performed an analysis of the present value of the projected free cash flows available to debt and equity holders that Insight could generate from June 30, 2005 through December 31, 2009, under both the Status Quo Case and the Dissolution Case. Specifically, Evercore and Citigroup analyzed the value of Insight based on the projected cash flows from Insight's 50% ownership interest in Insight Midwest (which constitutes Insight's principal operating asset).

        For this analysis, Evercore and Citigroup also estimated the terminal value of the company at the end of 2009 and applied terminal value multiples ranging from 8.0x to 9.0x to Insight's terminal year forward EBITDA under both the Status Quo Case (which was further adjusted for purposes of this analysis to take into account the termination of the Insight Midwest joint venture in accordance with its terms) and the Dissolution Case. Evercore and Citigroup chose these terminal value multiples based on (i) Evercore and Citigroup's review of trading data for selected public cable companies and (ii) Evercore and Citigroup's overall experience in valuing cable communications companies. The cash flows and terminal value were then discounted to present value using a weighted average cost of capital, or WACC, of 8.5% to 9.5%. This present value was then reduced by the amount of Insight's net debt as of June 30, 2005 to calculate an implied equity value for Insight. Based on the foregoing, Evercore and Citigroup determined an implied share price range for Insight common stock of $12.00 to $16.00 per share under the Status Quo Case and an implied share price range of $10.00 to $14.00 per share under the Dissolution Case, as compared to the consideration in the merger of $11.75 per share.

        Peer Group Trading Analysis.    Evercore and Citigroup reviewed and analyzed selected public companies in the cable industry that they deemed similar to Insight for the purposes of this analysis based on Evercore and Citigroup's knowledge of the cable industry. In performing these analyses, Evercore and Citigroup reviewed and analyzed certain financial information (including equity value, Cable Firm Value (as defined below) and EBITDA), valuation multiples and market trading data relating to Insight and compared such information to the corresponding information of the selected cable companies.

        Specifically, Evercore and Citigroup compared Insight to four publicly traded companies that operate a cable business that were deemed similar to Insight for the purposes of this analysis because they derive the majority of their revenues from the operation of a cable business. To the extent publicly available, Evercore and Citigroup reviewed the Cable Firm Value, which was calculated as a selected cable company's enterprise value excluding any non-cable assets or businesses, as of July 27, 2005, as a multiple of (i) estimated EBITDA from cable operations and (ii) the number of cable subscribers in 2004, of each of these selected cable companies and compared them to the corresponding statistics of Insight, adjusted to reflect Insight's proportional ownership of Insight Midwest.

        The selected cable companies were:

  •
  Cablevision Systems Corp.;

  •
  Charter Communications, Inc.;

  •
  Comcast Corporation; and

  •
  Mediacom Communications Corp.

        Evercore and Citigroup determined the following implied trading multiples based on publicly available financial data for the above companies:

Selected Peer Group Trading Multiples

	Cable Firm Value as a multiple of
	2004A EBITDA		2005E EBITDA		2006E EBITDA		2004 Subscribers
Low	9.0	x	8.5	x	8.0	x	$3,000
High	10.0	x	9.5	x	9.0	x	$3,500

        Based on the foregoing, Evercore and Citigroup applied these multiples to the corresponding financial data for Insight and determined an implied share price range for Insight common stock of $8.75 to $13.00 per share under the Status Quo Case and an implied share price range of $5.50 to $9.25 per share under the Dissolution Case, as compared to the consideration in the merger of $11.75 per share.

        Evercore and Citigroup noted that none of the selected public cable companies are identical to Insight. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments regarding differences in financial and operating characteristics of the selected public cable companies and other factors that could affect Insight's valuation and that of the selected cable companies.

        Selected Precedent Change of Control Transactions Analysis.    Evercore and Citigroup reviewed and analyzed selected publicly available precedent merger and acquisition transactions involving cable companies. In performing these analyses, Evercore and Citigroup reviewed and analyzed certain financial information (including enterprise value and subscriber data) and transaction multiples relating to Insight and compared such information to the corresponding information of the companies involved in the selected transactions.

        Specifically, Evercore and Citigroup identified 19 merger and acquisition transactions involving a change of control announced since May 1999 in which a cable company or the cable assets of a company were sold to either a strategic or financial buyer. To the extent publicly available, Evercore and Citigroup reviewed the enterprise values for the acquired companies (which is a measure of a company's equity value plus debt and minority interest and less cash and unconsolidated investments) implied by the precedent transactions as a multiple of the projected EBITDA of the acquired company for the most applicable 12-month period following the announcement of the transaction, or "forward EBITDA."

        The precedent transactions were (listed by acquiror followed by the acquired company and the date these transactions were publicly announced):

  •
  Time Warner Inc. and Comcast Corporation/Adelphia Communications Corporation—April 2005;

  •
  Atlantic Broadband LLC/Charter Communications, Inc.—September 2003;

  •
  Susquehanna Communications/RCN Corporation—July 2003;

  •
  Cequel III, LLC/Shaw Communications Inc.—February 2003.;

  •
  Advance Publications and the Newhouse family/Shaw Communications Inc.—February 2003;

  •
  G-Force LLC/Northland Cable Television, Inc.—December 2002;

  •
  Patriot Media & Communications (Spectrum Equity Investors and Steve Simmons)/RCN Corporation—August 2002;

  •
  Bresnan Communications/Comcast Corporation and AT&T Broadband—April 2002;

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  Comcast Corporation/AT&T Broadband—December 2001;

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  Comcast Corporation/AT&T Baltimore Cable—May 2001;

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  Comcast Corporation/AT&T Corp.—April 2001;

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  Adelphia Communications Corporation/AT&T "PONY"—April 2001;

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  Mediacom Communications Corp./AT&T Broadband—February 2001;

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  Adelphia Communications Corporation/GS Communications USA, Inc.—June 2000;

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  Cablevision Systems Corp./AT&T Westchester Cable—April 2000;

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  AT&T Broadband/Cablevision Boston Cable—April 2000;

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  Sandler Capital Management/James Cable—March 2000;

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  Charter Communications, Inc./Cablevision of Michigan—March 2000; and

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  Cox Communications, Inc/TCA Cable TV, Inc—May 1999.

        Evercore and Citigroup determined the following multiples based on the transactions used in its analysis:

Selected Precedent Transaction Trading Multiples

	Cable Firm Value as a multiple of
	Forward EBITDA		Subscribers
Low	9.5	x	$3,250
High	11.5	x	$3,750

        Based on the foregoing, Evercore and Citigroup applied such multiples to the corresponding financial data for Insight and determined an implied share price range for Insight common stock of $11.75 to $17.75 per share under the Status Quo Case and an implied share price range of $9.50 to $15.00 per share under the Dissolution Case, as compared to the consideration in the merger of $11.75.

        Evercore and Citigroup noted that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Evercore and Citigroup also noted that no company or transaction reviewed was identical to the proposed transaction and that, accordingly, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the acquisition values in the selected transactions, including the size and demographic and economic characteristics and the markets of each company and the competitive environment in which it operates. While the financial advisors understood that the proposed transaction did not involve a change of control, they considered the selected precedent transaction trading multiples relevant to their financial analyses taken as a whole.

        Research Analyst Price Targets.    Evercore and Citigroup reviewed twelve public research analyst reports, which included price targets for Insight common stock, that were published from November 1, 2004 to February 25, 2005 (the last report that was published prior to the March 7, 2005 date of the initial offer). Evercore and Citigroup calculated the present value of each price target by discounting such price target back to March 7, 2005 using a 12.0% equity cost of capital. Based on the foregoing, Evercore and Citigroup determined an implied share price range for Insight common stock of $7.25 to $14.25 per share, as compared to the consideration in the merger of $11.75 per share.

        Leveraged Buyout Analysis.    Applying the financial data for Insight from the Dissolution Case, Evercore and Citigroup performed a leveraged buyout analysis of Insight in order to ascertain the per share consideration for Insight common stock that a leveraged buyout firm might theoretically be willing to pay in a leveraged buyout transaction. This analysis assumed that the leveraged buyout firm would be able to realize a return on its investment in Insight by either selling Insight to a potential strategic, or industry, buyer in 2009 or by undertaking an initial public offering of Insight stock in 2009.

        For the scenario assuming a sale to a strategic buyer, Evercore and Citigroup assumed the following in their analysis: (i) an initial capital structure for Insight, immediately following the leveraged buyout, comprised of a proportionate net debt to estimated 2005 EBITDA multiple of 7.0x; (ii) a projected 2010 EBITDA exit multiple of 8.5x to 9.5x (assuming a sale to a strategic buyer post-Dissolution and taking into account 50% of the synergies such strategic buyer expects to realize in such sale); and (iii) an equity investment that would require a targeted annual rate of return over the period from June 30, 2005 through December 31, 2009 of approximately 20%. Based on the foregoing, Evercore and Citigroup determined an implied share price range for Insight common stock of $10.00 to $13.00 per share, as compared to the consideration in the merger of $11.75 per share.

        For the scenario assuming an initial public offering, Evercore and Citigroup assumed the following in their analysis: (i) an initial capital structure for Insight, immediately following the leveraged buyout, comprised of a proportionate net debt to estimated 2005 EBITDA multiple of 7.0x; (ii) a projected 2010 EBITDA exit multiple of 8.0x to 9.0x (assuming an initial public offering on December 31, 2009); and (iii) an equity investment that would require a targeted annual rate of return over the period from June 30, 2005 through December 31, 2009 of approximately 20%. Based on the foregoing, Evercore and Citigroup determined an implied share price range for Insight common stock of $7.00 to $9.00 per share, as compared to the consideration in the merger of $11.75 per share.

        Fees and Qualifications.    Evercore is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and similar transactions. The special committee selected Evercore to act as its financial advisor in connection with the merger on the basis of Evercore's reputation, experience and familiarity with Insight.

        Evercore has acted as financial advisor to the special committee in connection with the merger and will receive an aggregate fee of $2 million for its services, including a fee of $1 million, which became payable upon the execution of Evercore's engagement letter with Insight and a fee of $500,000, which became payable upon the delivery of its opinion. The remainder of Evercore's fee is not contingent upon the merger as it is payable upon the completion of the merger or upon the termination or abandonment of Acquisition's proposal to acquire Insight. Evercore will also receive reimbursement for its reasonable and customary out-of-pocket expenses (including professional and legal fees and disbursements) incurred in connection with its engagement.

        Evercore has not provided any financial advisory services in the past to Insight or Carlyle and its affiliates.

        Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The special committee selected Citigroup to act as its financial advisor in connection with the merger on the basis of Citigroup's reputation, experience and familiarity with Insight.

        Citigroup has acted as financial advisor to the special committee in connection with the merger and will receive an aggregate fee of $2 million for its services, including a fee of $1 million, which became payable upon the execution of Citigroup's engagement letter with Insight and a fee of $500,000, which became payable upon the delivery of its opinion. The remainder of Citigroup's fee is not contingent upon the merger as it is payable upon the completion of the merger or upon the termination or abandonment of Acquisition's proposal to acquire Insight. Citigroup will also receive reimbursement for its reasonable and customary out-of-pocket expenses (including professional and legal fees and disbursements) incurred in connection with its engagement.

        Citigroup and its affiliates in the past have provided, and currently provide, services to affiliates of Carlyle, unrelated to the merger, for which services Citigroup and such affiliates have received and expect to receive customary compensation. Citigroup and its affiliates have not provided any financial advisory services in the past to Insight. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of Insight for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Insight, Acquisition, the Continuing Investors and their respective affiliates.

Position of Acquisition, the Primary Funds and the Affiliated Continuing Investors as to the Fairness of the Merger

        Under SEC rules, Acquisition, the Primary Funds and the Continuing Investors that are affiliates of Insight (Sidney Knafel, Michael Willner, Thomas Kempner, James Marcus, Andrew Knafel, certain trusts for the benefit of Sidney Knafel's children, Holdco, John Abbot, Elliot Brecher, Pamela Euler Halling, Mary Rhodes, Daniel Mannino, Charles Dietz, Elizabeth Grier and Heather Wright, which we collectively refer to as the Affiliated Continuing Investors) are required to provide certain information regarding their position as to the substantive and procedural fairness of the merger to the Class A stockholders of Insight (other than the Continuing Investors). Acquisition, the Primary Funds and the Affiliated Continuing Investors are making the statements included in this section solely for purposes of complying with such requirements. Acquisition's, the Primary Funds' and the Affiliated Continuing Investors' views as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposals to adopt and approve the merger agreement and approve the charter amendment.

        Acquisition, the Primary Funds and the Continuing Investors (other than the Continuing Investors who are directors of Insight) did not participate in the deliberations of Insight's board of directors regarding, and Acquisition, the Primary Funds and the Continuing Investors did not receive advice from the special committee's legal or financial advisors as to, the fairness of the merger, nor did Acquisition, the Primary Funds or any Affiliated Continuing Investor perform, or engage a financial advisor to perform, any valuation analysis for the purposes of assessing the fairness of the merger. As described above under "Special Factors—Background of the Merger," Sidney Knafel and Michael Willner consulted with Morgan Stanley and Stephens regarding certain structural and financial aspects of the proposed transaction. However, neither Morgan Stanley nor Stephens provided an analysis or opinion with respect to the fairness of the merger consideration. Acquisition, the Primary Funds and the Affiliated Continuing Investors believe that the merger consideration is substantively fair to the Class A stockholders of Insight (other than the Continuing Investors) based on the following factors:

  •
  Acquisition's, the Primary Funds' and the Affiliated Continuing Investors' view that Insight's satellite and regional bell operating company competitors are expected to increase competitive pressures on cable significantly, which may affect Insight's profitability by requiring Insight to increase capital expenditures, charge subscribers lower fees or refrain from price increases, in each case in order to retain or expand market share.

  •
  Acquisition's, the Primary Funds' and the Affiliated Continuing Investors' view that Insight is reliant for future growth on new and less proven service offerings, such as broadband telephony, which are based on developing technologies that have not yet gained broad acceptance among consumers and may not prove to be successful.

  •
  The fact that Comcast Corporation will have the right to dissolve its partnership with Insight after December 31, 2005, and has indicated it intends to pursue an early dissolution. See "Information Concerning Insight."

  •
  The fact that the consideration to be paid to Insight's stockholders receiving cash in the merger represents a 21.4% premium over the reported closing sale price ($9.68) of shares of Insight Class A common stock on The Nasdaq National Market on March 4, 2005, the last trading day prior to the date on which the buyers' initial proposal of the merger was announced, and a premium of approximately 28.7% over the six-month average closing sale price ($9.13) of shares of Insight Class A common stock on The Nasdaq National Market during the six months prior to March 4, 2005.

  •
  The fact that the consideration to be paid to Insight's stockholders (other than the Continuing Investors) in the merger is all cash, thus eliminating any uncertainty in valuing the consideration to be received by such stockholders.

  •
  The fact that the merger will provide liquidity for Insight's stockholders (other than the Continuing Investors) without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales.

  •
  The fact that there are no unusual requirements or conditions to the merger and that the merger is not conditioned on any financing being obtained by Acquisition, increasing the likelihood that the merger will be consummated and that the consideration to be paid to Insight's stockholders (other than the Continuing Investors) in the merger will be received.

        Acquisition, the Primary Funds and the Affiliated Continuing Investors believe that the merger is procedurally fair to Insight's stockholders (other than the Continuing Investors) based on the following factors:

  •
  The fact that the Insight board established a special committee of independent directors to negotiate with Acquisition, which consists of directors who are not officers, employees or controlling stockholders of Insight, or affiliated with the Continuing Investors, controlling stockholders or Carlyle. Acquisition, the Primary Funds and the Affiliated Continuing Investors believe that the special committee was therefore able to represent the interests of Insight's stockholders (other than the Continuing Investors) without the potential conflicts of interest that the foregoing relationships would otherwise have presented.

  •
  The fact that the special committee retained its own nationally recognized legal advisors, which the special committee determined had no relationship creating a potential conflict.

  •
  The fact that the special committee retained its own nationally recognized financial advisors, neither of which, in the special committee's view, had any relationships that would compromise their independence.

  •
  The fact that the special committee and its advisors conducted an extensive due diligence investigation of Insight before commencing negotiations, which Acquisition, the Primary Funds and the Affiliated Continuing Investors believe provided the special committee and its advisors with the information necessary to effectively represent the interests of Insight's stockholders (other than the Continuing Investors).

  •
  The fact that the special committee had the authority to reject the transactions proposed by Acquisition.

  •
  The fact that Acquisition, Carlyle, Sidney Knafel and Michael Willner did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee.

  •
  The fact that the merger was approved unanimously by the special committee, which determined that the merger agreement is advisable and fair to and in the best interests of Insight's stockholders (other than the Continuing Investors).

  •
  The fact that the board of directors' unanimously recommended that Insight's stockholders (other than the Continuing Investors) vote to adopt and approve the merger agreement and to approve the charter amendment.

  •
  The fact that the special committee received opinions from its financial advisors, Citigroup and Evercore, to the effect that, as of the date of the opinions and based upon and subject to the assumptions and limitations set forth therein, the cash merger consideration of $11.75 per share to be received by holders of Insight Class A common stock (other than Insight, Acquisition, Carlyle and its affiliates, the Continuing Investors and any dissenting stockholders) in the merger is fair, from a financial point of view, to such stockholders. Citigroup's and Evercore's opinions are attached to this proxy statement as Annex C and Annex D, respectively.

  •
  The fact that the merger consideration and other terms and conditions of the merger agreement were the result of arm's-length, good faith negotiations between Acquisition and the special committee and their respective financial and legal advisors.

  •
  The fact that the special committee was deliberate in its process, taking over four and one-half months to analyze and evaluate the buyers' proposal and to negotiate with Carlyle, Sidney Knafel and Michael Willner the terms of the proposed merger.

  •
  The fact that the merger is subject to the approval of the holders of a majority of the outstanding shares of Insight Class A common stock entitled to vote thereon not held by Acquisition, the Continuing Investors (or any member of the immediate families thereof), Carlyle or any affiliates thereof, or any officers or directors of Insight (or any member of the immediate families thereof), which Acquisition and Insight have agreed not to waive without the special committee's approval.

  •
  The fact that the fee payable by Insight to Acquisition if the merger agreement is terminated under certain circumstances will not exceed $10 million, an amount that Acquisition, the Primary Funds and the Affiliated Continuing Investors believe would not present a material impediment to any competing bidder.

  •
  The fact that the amount payable under certain circumstances by the Continuing Investors party to the voting agreement to Acquisition in the event Insight consummates an alternative transaction or under certain other circumstances will in no event exceed 50% of the additional benefit to be received by such Continuing Investors as a result of the alternative transaction, an arrangement that Acquisition, the Primary Funds and the Affiliated Continuing Investors believe would not present a material impediment to any competing bidder.

  •
  The fact that Insight Class A common stockholders (other than the Continuing Investors) will have the right to dissent from the merger and to demand judicial appraisal of the "fair value" of their shares under Delaware law. See "Special Factors—Appraisal Rights of Stockholders."

        Acquisition, the Primary Funds and the Affiliated Continuing Investors were aware that certain unaffiliated stockholders would be asked to become Continuing Investors, and that factor did not change their fairness determination. Acquisition, the Primary Funds and the Affiliated Continuing Investors did not consider Insight's net book value or liquidation value in their evaluation of the fairness of the merger to the holders of Insight Class A common stock (other than the Continuing Investors) because Acquisition, the Primary Funds and the Affiliated Continuing Investors did not believe that Insight's net book value or liquidation value were material or relevant to a determination of the substantive fairness of the merger. Acquisition, the Primary Funds and the Affiliated Continuing Investors did not believe that Insight's net book value was material to their conclusion regarding the substantive fairness of the merger because, in their view, net book value is not indicative of Insight's market value since it is a purely historical measurement of value and is not forward looking. In addition, Insight's net book value is substantially less than the value of the proposed merger consideration. Acquisition, the Primary Funds and the Affiliated Continuing Investors did not consider the liquidation value of Insight to be a relevant valuation methodology since liquidation was not an acceptable option to the Affiliated Continuing Investors who are the controlling stockholders of Insight. To the extent that Acquisition, the Primary Funds and the Affiliated Continuing Investors considered the going concern value of Insight, Acquisition, the Primary Funds and the Affiliated Continuing Investors believed that a valuation metric based on the unaffected public market trading price of Insight Class A common stock prior to the announcement of the buyers' initial proposal of the merger (i.e., unaffected by any speculation or expectation that a transaction would occur), as described above, is the most appropriate measurement of Insight's going concern value.

        Acquisition, the Primary Funds and the Affiliated Continuing Investors did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

Presentation of Morgan Stanley and Stephens

        On April 27, 2005, Morgan Stanley and Stephens, the buyers' financial advisors, participated in a meeting at which the buyers made a presentation to the special committee and its financial and legal advisors with respect to the buyers' proposal to purchase all of the shares of Insight's Class A common stock for $10.70 per share.

        The following is a summary of the material financial analyses presented by Morgan Stanley and Stephens to the special committee at the April 27, 2005 meeting. This summary does not purport to be a complete description of the analyses performed by Morgan Stanley and Stephens or of the materials presented to the special committee. The buyers did not request, and Morgan Stanley and Stephens did not provide, any opinion to the buyers as to the fairness of the $10.70 per share offer price or any valuation of Insight for the purpose of assessing the fairness of such offer price. The materials and financial analyses described below were directed to the special committee and do not constitute a recommendation to any holder of shares of Insight's Class A common stock as to how to vote at the special meeting of stockholders.

        The following summary is included only for informational purposes and to comply with applicable SEC disclosure requirements. Some of the summaries of financial analyses described below include information presented in tabular format. In order to understand fully the financial analyses performed by Morgan Stanley and Stephens, the tables must be read together with the text of each summary. The tables alone are not a complete description of the financial analyses performed by Morgan Stanley and Stephens.

        Cable Sector Challenges.    Morgan Stanley and Stephens analyzed the historical and projected market share of multi-channel households of cable providers, direct broadcast satellite providers, regional bell operating companies and other service providers from 2003 through 2009. This analysis indicated that cable was losing and would continue to lose market share to direct broadcast satellite operators and regional bell operating companies and that the compounded annual growth rate ("CAGR") of cable's market share for the period would be a decline of 3.1% as compared to an increase of 3.7% for the market share of direct broadcast satellite providers and 70.7% for the market share of regional bell operating companies.

        Morgan Stanley and Stephens also performed an analysis of the percentage of broadband unit net additions of DSL and cable modems from the second quarter of 2003 through the fourth quarter of 2004. This analysis indicated that, while cable modems had an over 20 percentage point lead during the second quarter of 2003, this lead then subsequently declined while DSL net additions increased to overtake cable modem net additions in the second quarter of 2004 and again in the fourth quarter of 2004 as competition from the regional bell operating companies intensified.

        Historical Valuation and Price Performance.    Morgan Stanley and Stephens analyzed the indexed stock price performance (equal weighted) from March 4, 2004 through March 4, 2005 of the following groups: (i) cable—comprised of Cablevision Systems Corporation, Charter Communications, Inc., Comcast Corporation, Cox Communications, Inc., Insight and Mediacom Communications Corporation, (ii) cable adjusted—which excluded Cox, (iii) direct broadcast satellite/Echostar Communications Corporation, (iv) regional bell operating companies—comprised of Bell South Corporation, SBC Communications Inc. and Verizon Communications Inc. and (v) S&P 500. This analysis showed that, while S&P 500 increased by 5.8% during this period, cable decreased by 14.3%, cable adjusted decreased by 19.6%, direct broadcast satellite/Echostar decreased by 15.5% and regional bell operating companies decreased by 6.4%.

        Industry EBITDA Multiple.    Morgan Stanley and Stephens also reviewed the median cable aggregate values as a multiple of the next twelve month (or "NTM") earnings before interest, taxes, depreciation and amortization (which we refer to as "EBITDA") for Cablevision, Charter, Comcast, Cox, Insight and Mediacom based on the March 31 balance sheet information and the three-month trailing volume weighted average share price for the first quarter 2000 through 2004. The March 4, 2005 NTM EBITDA analysis was based on the fourth quarter balance sheet data and share price as of March 4, 2005. The current NTM EBITDA analysis was based on the share price of Cablevision, Charter and Comcast as of April 26, 2005 and of Insight and Mediacom as of March 4, 2005 (representing the last closing price prior to the announcement of the buyers' proposal). Cable aggregate values excluded value ascribed to unconsolidated subsidiaries and non-cable assets. Based on this analysis, the NTM EBITDA multiples declined from 13.7 in the first quarter of 2000 to 9.3 at March 4, 2005 and 9.0 at the "current' time frame. The table below summarizes the analysis.

Median Cable Aggregate Value/NTM EBITDA

        Comparison of Consideration with Historical Stock Prices.    Morgan Stanley and Stephens compared the $10.70 per share offer price to (i) Insight's stock price on March 4, 2005, (ii) Insight's average stock prices during the six month and one year periods ended March 4, 2005 and (iii) Insight's high and low stock prices during the last twelve months ended March 4, 2005 (which we refer to as "LTM"). The $10.70 per share offer price represented an 11% premium to the share price on March 4, 2005, a 17% premium to the average share price for the six month and one year periods ended March 4, 2005, and a 2% and 30% premium to the LTM high and low stock prices, respectively.

Implied Premium to Average Price		$10.70
1 Day Prior	$9.68	11%
6 Months	$9.13	17%
1 Year	$9.16	17%
LTM High	$10.44	2%
LTM Low	$8.22	30%

    Source    FactSet

        Trading Volume Distribution Analysis.    Morgan Stanley and Stephens also analyzed the trading volume distribution of Insight's stock which showed that during the twelve month period preceding the March 6th offer, Insight's trading volume equaled its float, with nearly 90% of the shares trading below $9.80, nearly 40% trading below $9.00 and no shares trading above the $10.70 offer price.

        Peer Comparison Analysis.    Morgan Stanley and Stephens analyzed the cable aggregate values (excluding the value of unconsolidated subsidiaries and non-cable assets) as a multiple of estimated 2005 EBITDA based on selected equity research projections for four publicly-traded companies deemed to be useful benchmarks for comparison to Insight: Comcast, Cablevision, Charter and Mediacom. It was noted that there were no publicly-traded companies that were good comparables to Insight, a regional operator without the scale advantages, diversification and better growth and product penetration of major multiple service organizations, although investors regarded Mediacom as Insight's closest comparable. Morgan Stanley and Stephens calculated the cable aggregate values as a multiple of estimated 2005 EBITDA for (i) Comcast, Cablevision and Charter based on their closing stock price on April 26, 2005, (ii) Mediacom based on its closing stock price on March 4, 2005 and (iii) Insight based on the $10.70 per share offer price and estimated 2005 EBITDA calculated by Morgan Stanley and Stephens based on 2005 budget figures provided by Insight's management. The table below summarizes the analysis.

Multiples Analysis

	Cable AV / '05E EBITDA
	Low	High
Comcast	9.5	9.6
Cablevision	8.2	9.1
Charter	9.9	9.9
Mediacom	8.7	8.7
Insight	9.0	9.2

        No company utilized in the peer company analysis is identical to Insight. In evaluating peer companies, Morgan Stanley and Stephens made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Insight, such as the impact of competition on the businesses of Insight and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Insight or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Projected Financial Information

        In connection with its review of Acquisition's proposal, the special committee requested that management of Insight (other than Sidney Knafel and Michael Willner) prepare financial projections for Insight. Insight does not, as a matter of course, create multi-year projections or publicly disclose forward-looking information as to future revenues, earnings or other financial information. These projections were provided to the special committee on April 28, 2005 and were updated on June 15, 2005 solely to reflect a 2005 budget reforecast by Insight management, and were updated again on July 27, 2005 solely to reflect actual second quarter results. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Insight's control. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. Furthermore, the projections summarized below do not take account of any potential dissolution of the Insight Midwest joint venture. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than projected. These projections were prepared solely for internal use and not for publication or with a view of complying with the published guidelines of the SEC regarding projections or with guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The summary projected financial data set forth below are included in this proxy statement only because such projected financial data were available to Carlyle and certain of the Continuing Investors and their financial advisors.

        In light of these inherent uncertainties, neither Insight nor Acquisition or any other person has expressed any opinion or assurance on this information or its achievability. Insight does not intend to update or otherwise revise the projected financial information.

Summary Projected Consolidated Financial Data
(prepared as of April 28, 2005)

	Years Ended December 31,
	2005E	2006E	2007E	2008E	2009E	2010E
	(in millions)
Total Revenue	$1,122	$1,221	$1,326	$1,423	$1,510	$1,584
Operating Cash Flow (EBITDA)	455	495	539	572	597	615
System Cash Flow	478	520	565	599	625	644
Capital Expenditures	213	169	164	160	153	150

Summary Projected Consolidated Financial Data
(updated as of June 15, 2005)

	Years Ended December 31,
	2005E	2006E	2007E	2008E	2009E	2010E
	(in millions)
Total Revenue	$1,125	$1,221	$1,326	$1,423	$1,510	$1,584
Operating Cash Flow (EBITDA)	448	495	539	572	597	615
System Cash Flow	472	520	565	599	625	644
Capital Expenditures	213	169	164	160	153	150

Summary Projected Consolidated Financial Data
(updated as of July 27, 2005)

	Years Ended December 31,
	2005E	2006E	2007E	2008E	2009E	2010E
	(in millions)
Total Revenue	$1,116	$1,221	$1,326	$1,423	$1,510	$1,584
Operating Cash Flow (EBITDA)	455	495	539	572	597	615
System Cash Flow	479	520	565	599	625	644
Capital Expenditures	195	187	164	160	153	150

        The summary projected financial data were based on a number of assumptions. The following outlines the material assumptions underlying the projections:

        Penetration.    Assumes penetration, calculated for purposes of these projections, as a percent of homes passed, except for digital penetration, which is calculated as a percent of end-of-period basic subscribers. Penetration assumptions with respect to the July 27, 2005 projections are as follows: (i) basic penetration decreasing from 52.3% in 2005 to 48.7% in 2010; (ii) digital penetration increasing from 38.7% in 2005 to 60.2% in 2010; (iii) high-speed Internet penetration increasing from 19.4% in 2005 to 33.8% in 2010; and (iv) telephony penetration increasing from 3.9% in 2005 to 22.0% in 2010. With respect to the April 28, 2005 and the June 15, 2005 projections, the 2006 to 2010 penetration assumptions are the same as the penetration assumptions underlying the July 27, 2005 projections for such years. However, the 2005 penetration assumptions for the April 28, 2005 and the June 15, 2005 projections vary from the 2005 penetration assumptions for the July 27, 2005 projections as follows: (1) with respect to the April 28, 2005 projections, (i) basic penetration of 52.1%, (ii) digital penetration of 40.0%, (iii) high-speed Internet penetration of 18.5%, and (iv) telephony penetration of 4.8%; and (2) with respect to the June 15, 2005 projections, (i) basic penetration of 53.5%, (ii) digital penetration of 39.2%, (iii) high-speed Internet penetration of 19.3%, and (iv) telephony penetration of 4.5%.

        ARPU.    Assumes average revenue per unit, or ARPU, with respect to the July 27, 2005 projections, as follows: (i) basic ARPU, or average cable revenue per customer, increasing from $39.32 in 2005 to $44.03 in 2010; (ii) digital ARPU, or average monthly digital revenue per digital customer, decreasing from $19.82 in 2005 to $17.40 in 2010; (iii) high-speed Internet ARPU, or average monthly high-speed Internet revenue per high-speed Internet customer decreasing from $36.83 in 2005 to $29.98 in 2010; and (iv) telephony ARPU, or average monthly telephone revenue per telephone customer, decreasing from $37.65 in 2005 to $30.43 in 2010. With respect to the April 28, 2005 and the June 15, 2005 projections, the 2006 to 2010 ARPU assumptions are the same as the ARPU assumptions underlying the July 27, 2005 projections for such years. However, the 2005 ARPU assumptions for the April 28, 2005 and the June 15, 2005 projections vary from the 2005 ARPU assumptions for the July 27, 2005 projections as follows: (1) with respect to the April 28, 2005 projections, (i) basic ARPU of $39.49, (ii) digital ARPU of $18.12, (iii) high-speed Internet ARPU of $38.74, and (iv) telephony ARPU of $37.00; and (2) with respect to the June 15, 2005 projections, (i) basic ARPU of $38.87, (ii) digital ARPU of $19.45, (iii) high-speed Internet ARPU of $36.89, and (iv) telephony ARPU of $34.78.

        ARPU Growth.    Assumes annual changes in ARPU with respect to the July 27, 2005 projections, as follows: (i) basic ARPU growth decreasing from 5.5% in 2005 to 1.5% in 2010; (ii) digital ARPU growth of 2.8% in 2005 and then decreasing to 0.0% in 2008, 2009 and 2010; (iii) high-speed Internet ARPU rate of decrease moving from (6.2)% in 2005 to (5.0)% in 2010; and (iv) telephony ARPU growth decreasing from 77.2% in 2005 to (2.5)% in 2010. With respect to the April 28, 2005 and the June 15, 2005 projections, the 2007 to 2010 ARPU growth assumptions are the same as the ARPU growth assumptions underlying the July 27, 2005 projections for such years. However, the 2005 and 2006 ARPU growth assumptions for the April 28, 2005 and the June 15, 2005 projections vary from the

2005 and 2006 ARPU growth assumptions for the July 27, 2005 projections as follows: (1) with respect to the April 28, 2005 projections, (i) basic ARPU growth of 6.0% in 2005 and 2.5% in 2006, (ii) digital ARPU rate of decrease of (6.0)% in 2005 and (2.0)% in 2006, (iii) high-speed Internet ARPU rate of decrease of (1.3)% in 2005 and (5.0)% in 2006, and (iv) telephony ARPU growth of 74.2% in 2005 and rate of decrease of (9.0)% in 2006; and (2) with respect to the June 15, 2005 projections, (i) basic ARPU growth of 4.3% in 2005 and 4.1% in 2006, (ii) digital ARPU growth of 0.9% in 2005 and rate of decrease of (8.7)% in 2006, (iii) high-speed Internet ARPU rate of decrease of (6.0)% in 2005 and (0.2)% in 2006, and (iv) telephony ARPU growth of 63.8% in 2005 and rate of decrease of (3.2)% in 2006.

        Capital Expenditures.    Assumes, with respect to the July 27, 2005 projections, capital expenditures decreasing from $195 million in 2005 to $150 million in 2010. Assumes, with respect to the July 27, 2005 projections, capital expenditures as a percentage of revenue decreasing from 17.4% in 2005 to 9.5% in 2010. With respect to the April 28, 2005 and the June 15, 2005 projections, the 2007 to 2010 assumptions are the same as the assumptions underlying the July 27, 2005 projections for such years. However, the 2005 and 2006 assumptions for the April 28, 2005 and the June 15, 2005 projections vary from the 2005 and 2006 assumptions for the July 27, 2005 projections as follows: with respect to the April 28, 2005 and the June 15, 2005 projections, (i) capital expenditures of $213 million in 2005 and $169 million in 2006, and (ii) capital expenditures as a percentage of revenue of 18.9% in 2005 and 13.8% in 2006.

        Programming Expenses.    Assumes, with respect to the July 27, 2005 projections, programming expenses increasing from $260 million in 2005 to $381 million in 2010. Assumes, with respect to the July 27, 2005 projections, programming expenses as a percentage of revenue increasing from 23.3% in 2005 to 24.0% in 2010. With respect to the April 28, 2005 and the June 15, 2005 projections, the 2006 to 2010 assumptions are the same as the assumptions underlying the July 27, 2005 projections for such years. However, the 2005 assumptions for the April 28, 2005 and the June 15, 2005 projections vary from the 2005 assumptions for the July 27, 2005 projections as follows: (1) with respect to the April 28, 2005 projections, (i) programming expenses of $263 million, and (ii) programming expenses as a percentage of revenue of 23.4%; and (2) with respect to the June 15, 2005 projections, (i) programming expenses of $268 million, and (ii) programming expenses as a percentage of revenue of 23.9%.

Effects of the Merger

        If the merger agreement is adopted and approved by Insight's stockholders and the other conditions to the closing of the merger are either satisfied or waived, Acquisition will be merged with and into Insight, with Insight continuing as the Surviving Corporation. See "Special Factors—Structure and Steps of the Merger." As a result of the merger, Insight, as the Surviving Corporation, will be privately owned primarily by Carlyle, Sidney Knafel, Michael Willner and certain trusts for the benefit of Sidney Knafel's children. For a chart describing the equity ownership of the Surviving Corporation following the merger, see "Special Factors—Interests of Certain Persons in the Merger—Continuing Investors' Investment in Insight."

        Recapitalization of Insight; Amendment of Existing Insight Certificate of Incorporation and Bylaws.    At the effective time of the merger, Insight's certificate of incorporation will be amended and restated in its entirety to provide for the capitalization of the Surviving Corporation following the merger and other terms applicable to the post-merger period. Among other provisions, the amended and restated certificate of incorporation of the Surviving Corporation (which we refer to as the Amended Charter) will authorize the following new series of capital stock of the Surviving Corporation having the following material terms:

  •
  The Series A Voting Preferred Stock, which will be held by Sidney Knafel, Michael Willner and certain trusts for the benefit of Sidney Knafel's children, will vote as one class with the Series B Voting Preferred Stock on all matters submitted to a vote of the Surviving Corporation's stockholders, other than the election of the directors of the Surviving Corporation or as otherwise required by Delaware law. The Series A Voting Preferred Stock, voting separately as a class, will be entitled to elect five directors of the Surviving Corporation. The Series A Voting Preferred Stock will represent approximately 62% of the total voting power of the Surviving Corporation after the merger.

  •
  The Series B Voting Preferred Stock, which will be held by Carlyle, will vote as one class with the Series A Voting Preferred Stock on all matters submitted to a vote of the Surviving Corporation's stockholders, other than the election of the directors of the Surviving Corporation or as otherwise required by Delaware law. The Series B Voting Preferred Stock, voting separately as a class, will be entitled to elect four directors of the Surviving Corporation. In addition, the consent of the holders of a majority in interest of the Series B Voting Preferred Stock will be required to approve certain specified significant actions, including without limitation and subject to certain exceptions, material changes in the Surviving Corporation's business, amendments to the Surviving Corporation's certificate of incorporation or its bylaws, changes to the composition of the Surviving Corporation's board of directors or its committees, related party transactions, changing the Surviving Corporation's public accountants, the liquidation or dissolution of the Surviving Corporation, the incurrence of material indebtedness, a material disposition of the Surviving Corporation's assets or equity, the declaration or payment of a dividend, effecting any amendments to the partnership agreement of Insight Midwest, L.P., triggering the split-up of Insight Midwest, L.P., entering into strategic relationships outside the ordinary course of business, the selection of a new general partner for any subsidiary of the Surviving Corporation and the selection of replacements for certain members of the Surviving Corporation's senior management. The Series B Voting Preferred Stock will represent approximately 38% of the total voting power of the Surviving Corporation after the merger.

  •
  The Series C Non-Voting Preferred Stock, which will be held by the Continuing Investors, either directly or indirectly through Holdco, and PH Investments, LLC, will be entitled to vote only on any amendment to the Amended Charter that materially and adversely affects the rights of holders of the Series C Non-Voting Preferred Stock and as may otherwise be required by Delaware law.

  •
  The Series D Non-Voting Preferred Stock, which will be held by Carlyle, will be entitled to vote only on any amendment to the Amended Charter that materially and adversely affects the rights of holders of the Series D Non-Voting Preferred Stock and as may otherwise be required by Delaware law.

  •
  The Series E Non-Voting Common Stock will be issued to employees of the Surviving Corporation who hold options to acquire Class A common stock that are canceled in the merger, in consideration for future services to be provided by such employees. See "Special Factors—Structure and Steps of the Merger." The Series E Non-Voting Common Stock will be entitled to vote only on any amendment to the Amended Charter that materially and adversely affects the rights of holders of the Series E Non-Voting Common Stock and as may otherwise be required by Delaware law.

  •
  The Series F Non-Voting Common Stock will be issued to designated management employees of the Surviving Corporation. See "Special Factors—Structure and Steps of the Merger." The Series F Non-Voting Common Stock will be entitled to vote only on any amendment to the Amended Charter that materially and adversely affects the rights of holders of the Series F Non-Voting Common Stock and as may otherwise be required by Delaware law.

        Upon any liquidation of the Surviving Corporation, the cash and other assets of the Surviving Corporation available for distribution would be distributed to the Surviving Corporation's stockholders as follows:

  •
  First, the Surviving Corporation's assets will be distributed 100% to holders of the Series A Voting Preferred Stock and the Series B Voting Preferred Stock on a pro rata basis until each share of the Series A Voting Preferred Stock and each share of the Series B Voting Preferred Stock shall have received an aggregate amount (including any amounts distributed on such shares prior to liquidation) equal to $0.01.

  •
  Second, remaining assets will be distributed 100% to holders of the Series C Non-Voting Preferred Stock and the Series D Non-Voting Preferred Stock on a pro rata basis until each share of the Series C Non-Voting Preferred Stock and the Series D Non-Voting Preferred Stock shall have received an aggregate amount (including any amounts distributed on such shares prior to liquidation) equal to $11.75.

  •
  Third, remaining assets will be distributed 100% to holders of the Series C Non-Voting Preferred Stock and the Series D Non-Voting Preferred Stock and, as of and following such time as such distributions reach certain levels that cause participation levels for particular shares of the Series E Non-Voting Common Stock to be achieved, to holders of such shares of the Series E Non-Voting Common Stock for which participation levels have been achieved, in proportion to the number of such shares held by each holder, until the Series D Non-Voting Preferred Stock has received an internal rate of return on capital invested therein equal to 10% per annum, compounded annually.

  •
  Fourth, 95% of the remaining assets will be distributed to holders of the Series C Non-Voting Preferred Stock and the Series D Non-Voting Preferred Stock and, as of and following such time as such distributions reach certain levels that cause participation levels for particular shares of the Series E Non-Voting Common Stock to be achieved, to holders of such shares of the Series E Non-Voting Common Stock for which participation levels have been achieved, in proportion to the number of such shares held by each holder, and 5% to holders of the Series F Non-Voting Common Stock in proportion to the number of such shares held by each holder, until the Series D Non-Voting Preferred Stock has received an internal rate of return on capital invested therein equal to 15% per annum, compounded annually.

  •
  Fifth, 90% of the remaining assets will be distributed to holders of the Series C Non-Voting Preferred Stock and the Series D Non-Voting Preferred Stock and, as of and following such time as such distributions reach certain levels that cause participation levels for particular shares of the Series E Non-Voting Common Stock to be achieved, to holders of such shares of the Series E Non-Voting Common Stock for which participation levels have been achieved, in proportion to the number of such shares held by each holder, and 10% to holders of the Series F Non-Voting Common Stock, in proportion to the number of such shares held by each holder, until the Series D Non-Voting Preferred Stock has received an internal rate of return on capital invested therein equal to 20% per annum, compounded annually.

  •
  Sixth, 85% of the remaining assets will be distributed to holders of the Series C Non-Voting Preferred Stock and the Series D Non-Voting Preferred Stock and, as of and following such time as such distributions reach certain levels that cause participation levels for particular shares of the Series E Non-Voting Common Stock to be achieved, to holders of such shares of the Series E Non-Voting Common Stock for which participation levels have been achieved, in proportion to the number of such shares held by each holder, and 15% to holders of the Series F Non-Voting Common Stock, in proportion to the number of such shares held by each holder, until the Series D Non-Voting Preferred Stock has received an internal rate of return on capital invested therein equal to 25% per annum, compounded annually.

  •
  Thereafter, 75% of the remaining assets will be distributed to holders of the Series C Non-Voting Preferred Stock and the Series D Non-Voting Preferred Stock and, as of and following such time as such distributions reach certain levels that cause participation levels for particular shares of the Series E Non-Voting Common Stock to be achieved, to holders of such shares of the Series E Non-Voting Common Stock for which participation levels have been achieved, in proportion to the number of such shares held by each holder, and 25% to holders of the Series F Non-Voting Common Stock in proportion to the number of such shares held by each holder.

        Distributions other than upon liquidation of the Surviving Corporation will be made in accordance with the first three distribution priorities above, but no cash or other assets may be distributed in excess of the amount that would complete the distributions contemplated by such priorities without the consent of a majority in interest of the holders of the Series F Non-Voting Common Stock. If such consent is granted, additional distributions will continue to be made as specified in the third priority notwithstanding that they would increase the internal rate of return beyond 10%, provided that distributions made thereafter upon a liquidation of the Surviving Corporation will be adjusted to cause the aggregate distributions to conform to the complete order of priority set forth above.

        In addition to the foregoing new series of capital stock of the Surviving Corporation, the Amended Charter will authorize a new Series G Voting Common Stock. It is contemplated that the Series G Voting Common Stock would be issued to the Surviving Corporation's stockholders pursuant to the Securityholders Agreement to facilitate any future initial public offering of the Surviving Corporation stock or a sale, merger, reclassification or similar transaction occurring after the effective time of the merger.

        Directors and Management of the Surviving Corporation.    Insight will use all reasonable efforts to obtain the resignations, effective immediately prior to the effective time of the merger, of any of its directors who are not designated by Acquisition to serve as directors of the Surviving Corporation following the merger. It is a condition to the closing of the merger that the Insight board of directors, as it is constituted immediately prior to the stockholder meeting, elect to the board, effective as of the resignation of such resigning directors, the persons designated by Acquisition to replace such resigning directors as directors of the Surviving Corporation. It is currently contemplated that the board of directors of Insight following the merger will consist of the following nine individuals:

        Sidney Knafel.    For a discussion of Mr. Knafel's recent employment and experience, see "Directors and Executive Officers of Insight" below.

        Michael Willner.    For a discussion of Mr. Willner's recent employment and experience, see "Directors and Executive Officers of Insight" below.

        Dinni Jain.    For a discussion of Mr. Jain's recent employment and experience, see "Directors and Executive Officers of Insight" below.

        Geraldine Laybourne.    For a discussion of Ms. Laybourne's recent employment and experience, see "Directors and Executive Officers of Insight" below.

        Amos B. Hostetter, Jr.    Mr. Hostetter has served as the chairman of Pilot House Associates, LLC since its formation in August 1997. Prior to joining Pilot House Associates, Mr. Hostetter was the chief executive officer of MediaOne, the domestic cable arm of MediaOne Group, formerly the nation's third-largest broadband communications provider, serving more than 4.8 million subscribers in 19 states and employing 11,000 people. Mr. Hostetter co-founded Continental Cablevision in 1963 and served as its chief financial officer from 1963 until 1980 and as its chairman and chief executive officer from 1980 until its merger with MediaOne Group in November of 1996. Mr. Hostetter was the chairman of the board of the National Cable Television Association from 1973 to 1974 and served on that association's board from 1968 to 1998. He was a founding member and past chairman of the Cable-Satellite Public Affairs Network (C-SPAN) and Cable in the Classroom. President Gerald Ford appointed Mr. Hostetter a director of the Corporation for Public Broadcasting, and he is a former member of the Children's Television Workshop. Mr. Hostetter is currently the Chair Emeritus of the board of trustees of Amherst College, a trustee of the Museum of Fine Arts in Boston and Chairman of the board of trustees of WGBH-TV. Mr. Hostetter earned a bachelor's degree from Amherst College in 1958 and earned an MBA from Harvard Business School in 1961.

        Stephen C. Gray.    Mr. Gray has served as the Executive Chairman of Security Coverage, Inc. since October 2005. From 1994 through 2004, Mr. Gray served as the President of McLeodUSA Incorporated. Mr. Gray joined McLeodUSA in 1992 as its Chief Operating Officer. Mr. Gray was also a member of the board of directors of McLeodUSA Incorporated from 1992 to 2004 and a member of the executive committee from 2001 to 2004. On January 31, 2002, McLeodUSA Incorporated filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. On April 16, 2002, McLeodUSA Incorporated emerged from the Bankruptcy Court proceedings pursuant to the terms of its amended plan of reorganization, which became effective on that date. From August 1990 to September 1992, Mr. Gray served as Vice President of Business Services at MCI Communications Corp., where he was responsible for MCI's local access strategy and for marketing and sales support of the Business Markets division. From February 1988 to August 1990, he served as Senior Vice President of National Accounts and Carrier Services for Telecom*USA, Inc., where his responsibilities included sales, marketing, key contract negotiations and strategic acquisitions and combinations. From September 1986 to February 1988 Mr. Gray held a variety of management positions with Williams Telecommunications Company. Mr. Gray is a graduate of the University of Tennessee.

        William E. Kennard.    For a discussion of Mr. Kennard's recent employment and experience, see "Directors and Executive Officers of Insight Acquisition Corp." below.

        Michael J. Connelly.    For a discussion of Mr. Connelly's recent employment and experience, see "Directors and Executive Officers of Insight Acquisition Corp." below.

        James A. Attwood, Jr.    Mr. Attwood has served as a managing director of Carlyle since November 2000. Mr. Attwood has also served as the Co-Chairman of the board of directors of Dex Media, Inc. since November 2002. Prior to joining Carlyle, he served as Executive Vice President- Strategy, Development and Planning for Verizon Communications. Prior thereto, he served as Executive Vice President-Strategic Development and Planning at GTE Corporation. Mr. Attwood joined GTE Corporation in 1996 as Vice President-Corporate Planning and Development after more than ten years in the investment banking division of Goldman, Sachs & Co. Mr. Attwood currently also serves as a director of Hawaiian Telecommunications, Inc. and WILLCOM, Inc.

        It is further contemplated that the officers of Insight immediately prior to the effective time of the merger will be the initial officers of the Surviving Corporation.

        As noted above, Sidney Knafel, Michael Willner and the trusts, through ownership of the Series A Voting Preferred Stock, will have the right to designate five directors, two of whom must be independent. Carlyle, as the holder of the Series B Voting Preferred Stock, will have the right to designate four directors, one of whom must be independent. The first five individuals listed above are the contemplated designees of the holders of Series A Voting Preferred Stock, and the remaining four individuals are the contemplated designees of the holders of Series B Voting Preferred Stock.

        If the person serving as chief executive officer of Insight as of the effective time of the merger ceases to serve in such capacity and is replaced, then, at the option of a majority in interest of the holders of the Series A Voting Preferred Stock, either:

  •
  the replacement CEO will replace an existing Series A director who is not an independent director; or

  •
  the number of directors on the board will be increased to ten, the holders of the Series A Voting Preferred Stock will thereafter be entitled to elect seven directors (three of whom must be independent) and the holders of the Series B Voting Preferred Stock will thereafter be entitled to elect three directors (none of whom must be independent), the replacement CEO will be designated as one of the Series A directors who is not an independent director, and upon the resignation or expiration of the term of the independent Series B director then in office, the holders of the Series A Voting Preferred Stock will thereafter be entitled to designate a replacement independent director for such Series B director.

        Except as provided above, replacements for directors will be designated only by the holders of the series of capital stock originally entitled to designate the director being replaced. The directors will be divided into three classes, and the terms for the directors will be staggered. The affirmative vote of seven directors (or eight directors if the board has been increased to ten) will be required to amend, alter or repeal the Amended Charter, the bylaws of the Surviving Corporation or the charter of any committee of the board of directors of the Surviving Corporation.

        The Amended Charter further requires that the board of directors of the Surviving Corporation maintain the following committees after the effective time of the merger:

  •
  an audit committee consisting of three directors, two of whom must be independent directors and the third of whom will be appointed by the holders of the Series B Voting Preferred Stock (who need not be independent), provided that if applicable law requires the audit committee to be comprised only of independent directors, the audit committee will consist of two independent directors;

  •
  a compensation committee consisting of three directors, including two independent directors and one director appointed by the holders of Series B Voting Preferred Stock (who need not be independent); and

  •
  a governance committee consisting of three directors, including two independent directors and one director appointed by the holders of the Series B Voting Preferred Stock (who need not be independent). The powers and functions of the governance committee will be as set forth in a governance committee charter adopted by the board of directors of the Surviving Corporation. The governance committee charter will provide, among other things, that, following the occurrence of a Material Credit Default (as defined in the Amended Charter) and delivery of a notice by a majority in interest of the holders of the Series B Voting Preferred Stock electing to expand the functions of the governance committee, the governance committee's functions and charter will be expanded to include all of the functions that may be delegated to an executive committee of a Delaware corporation, and the Surviving Corporation board shall not thereafter take any actions to narrow, limit or curtail such expanded functions. Following such an expansion of the governance committee's functions, a representative of the holders of the Series A Voting Preferred Stock will be entitled to attend all meetings of the governance committee as a non-voting observer. As defined in the Amended Charter, a Material Credit Default means (i) a default under certain sections of the Amended and Restated Credit Agreement, dated as of August 26, 2003, by and among Insight Midwest Holdings, LLC, the lenders party thereto and The Bank of New York, as administrative agent, or (ii) any payment default under any debt instrument to which the Surviving Corporation or any of its subsidiaries is a party (subject to a cure period equal to the lesser of three days or the applicable cure period contained in such debt instrument). The foregoing notwithstanding, certain leveraged recapitalization transactions would not be deemed to be a Material Credit Default.

        The Amended Charter defines an "independent director" as one (x) who a majority of the independent directors determines has no material relationship with the Surviving Corporation and has no current or prior relationship with the Surviving Corporation's management, the Surviving Corporation or the holders of the Series A Voting Preferred Stock or Series B Voting Preferred Stock that might cause such director to act other than entirely independently with respect to all issues that come before the Board; and (y) who satisfies the independence requirements under Rule 303A.02 of the Listed Company Manual of the New York Stock Exchange. If, at any time, there are no independent directors then serving on the board, an "independent director" means a director who the majority of the board of directors of the Surviving Corporation determines satisfies the independence test set forth in (x) and (y) above. In addition, no independent director will be permitted to participate in a vote to determine whether his or her replacement director satisfies the independence test set forth in (x) and (y) above.

        Insight's bylaws will be amended in their entirety so that the bylaws of the Surviving Corporation are the same as the bylaws of Acquisition immediately prior to the effective time of the merger, until such time as the bylaws are further amended.

        Primary Benefits and Detriments of the Merger.    As a result of the merger, Insight will be a privately-held company and there will be no public market for its common stock. Upon the completion of the merger, Insight Class A common stock will no longer be quoted on The Nasdaq National Market and price quotations for sales of Insight Class A common stock in the public market will no longer be available. In addition, the registration of Insight common stock under Section 12 of the Exchange Act will be terminated. The Surviving Corporation and Insight Midwest, L.P., however, will be required to continue filing periodic reports with the SEC as a result of contractual obligations under the indentures governing the Surviving Corporation's and Insight Midwest's debt securities. In addition, Insight will voluntarily delist its Class A common stock from The Nasdaq National Market.

        The primary benefits of the merger to stockholders of Insight that will not have a continuing interest in the Surviving Corporation include the following:

  •
  The receipt by such stockholders of $11.75 per share in cash, representing a substantial premium over the average closing market prices of Insight common stock over the previous six months.

  •
  The avoidance of uncertainty surrounding the potential dissolution of Insight's joint venture with a subsidiary of Comcast Corporation.

  •
  The avoidance of the risk associated with any possible decrease in the future earnings, growth or value of Insight following the merger.

        The primary detriments of the merger to stockholders of Insight that will not have a continuing interest in the Surviving Corporation include the following:

  •
  Such stockholders will cease to have an interest in Insight and, therefore, will no longer benefit from possible increases in the future earnings, growth or value of Insight or payment of dividends on Insight common stock, if any.

  •
  In general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. As a result, an Insight stockholder who receives cash in exchange for all of such stockholder's Insight Class A common stock in the merger generally will be required to recognize taxable income or gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such stockholder's aggregate adjusted tax basis in such stock.

        The primary benefits of the merger to Carlyle, PH Investments, LLC and the Continuing Investors include the following:

  •
  If Insight successfully executes its business strategies, the value of an equity investment could be greater than the original cost because of possible increases in future earnings, growth, increases in underlying value of Insight or the payment of dividends, if any, that will accrue to Carlyle, PH Investments, LLC and the Continuing Investors.

  •
  Insight will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, Insight currently faces public stockholder and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value.

  •
  Insight will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition from satellite and other communications providers.

  •
  Insight will have more flexibility to change its capital spending strategies without public market scrutiny or analysts' quarterly expectations.

  •
  Insight will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts.

  •
  Insight's management will no longer need to be responsive to public stockholder concerns and to engage in an ongoing dialogue with public stockholders, which dialogue may at times distract management's time and attention away from the effective operation and improvement of the business.

  •
  Insight directors, officers and beneficial owners of more than 10% of the shares of common stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act.

  •
  Carlyle will receive a sponsor fee expected to be equal to approximately $17.4 million and an annual monitoring fee of $1.5 million from the Surviving Corporation.

  •
  PH Investments, LLC will receive an investment fee of $400,000 from the Surviving Corporation.

  •
  The Continuing Investors have the opportunity to roll over their Insight investment into the Surviving Corporation on a potentially tax-deferred basis. Specifically, (i) a Continuing Investor who exchanges all of such investor's Insight common stock for equity interests in Acquisition, which interests are then converted solely into equity interests in the Surviving Corporation in the merger, generally will not recognize taxable income or gain as a result of such exchange for U.S. federal income tax purposes, and (ii) a Continuing Investor who exchanges a portion of such investor's Insight common stock for equity interests in Acquisition, which interests are then converted into equity interests in the Surviving Corporation in the merger, and who receives cash in exchange for the remainder of such investor's Insight common stock in the merger may recognize taxable income or gain for U.S. federal income tax purposes (depending on such investor's particular situation) but the amount of any such income or gain required to be recognized generally will not exceed the amount of cash received and may be reduced to the extent of such investor's tax basis in the Insight common stock that is cashed-out.

        The primary detriments of the merger to Carlyle, PH Investments, LLC and the Continuing Investors include the following:

  •
  All of the risk of any possible decrease in the earnings, growth or value of Insight following the merger will be borne by Carlyle, PH Investments, LLC and the Continuing Investors.

  •
  An equity investment in the Surviving Corporation by Carlyle, PH Investments, LLC and the Continuing Investors following the merger will involve substantial risk resulting from the limited liquidity of such an investment.

  •
  The Series E Non-Voting Common Stock and the Series F Non-Voting Common Stock to be held by certain of the Continuing Investors in the Surviving Corporation after the merger will be subject to vesting restrictions related to their continued employment with Insight and to Insight's future operating performance. The failure to satisfy the conditions of those vesting restrictions could result in a significant loss of equity value for those individuals.

  •
  Following the merger, there will be no trading market for, and substantial restrictions on the transfer of, the Surviving Corporation's equity securities.

Effects of the Merger on Insight's Net Book Value and Net Loss

        Carlyle and PH Investments, LLC, an entity affiliated with Amos B. Hostetter, Jr. that will be making a cash investment through Acquisition in connection with the closing of the merger (see "—Structure and Steps of the Merger"), own no shares of Insight common stock and, therefore, have no interest in Insight's net book value or net losses prior to the merger. If the merger is completed, Insight's stockholders, other than the Continuing Investors, will have no interest in Insight's net book value or net loss. The table below sets forth the interests in Insight's net book value and net losses of

Carlyle, PH Investments, LLC and the Continuing Investors prior to and immediately after the merger, excluding shares of the Surviving Corporation subject to future vesting.

	Ownership Prior to the Merger			Ownership After the Merger
Stockholder	Percent Ownership of Class A and Class B common stock (1)	Portion of Net Book Value as of September 30, 2005	Portion of Net Losses as of September 30, 2005	Percent Ownership of the Surviving Corporation Equity (2)	Portion of Net Book Value as of September 30, 2005	Portion of Net Losses as of September 30, 2005
	(dollars in thousands)
Public stockholders	82.2%	$442,932	$(13,517)	—	—	—

Continuing Investors:
Sidney Knafel	6.5%	35,025	(1,069)	6.5%	$35,025	$(1,069)
Trusts f/b/o Knafel Children	5.0%	26,943	(822)	5.0%	26,942	(822)
Michael Willner	1.8%	9,699	(296)	1.2%	6,466	(197)
James Marcus	0.2%	1,078	(33)	0.2%	1,078	(33)
Thomas Kempner	0.8%	4,311	(132)	0.8%	4,311	(132)
Continuing Investor Holding Company, LLC(3)	1.7%	9,160	(280)	1.7%	9,160	(280)
Andrew Knafel	0.6%	3,233	(99)	0.6%	3,233	(99)
John Abbot	*	—	—	*	—	—
Elliot Brecher	*	—	—	*	—	—
Pamela Euler Halling	0.4%	2,155	(66)	0.1%	539	(16)
Charles Dietz	0.2%	1,078	(33)	0.1%	539	(16)
Daniel Mannino	0.2%	1,078	(33)	0.1%	539	(16)
Elizabeth Grier	0.2%	1,078	(33)	0.1%	539	(16)
Mary Rhodes	0.1%	539	(16)	*	—	—
Heather Wright	0.1%	539	(16)	*	—	—
Gregory Graff	*	—	—	*	—	—
John Hutton	*	—	—	*	—	—
Walter Kelly	*	—	—	*	—	—
James Morgan	*	—	—	*	—	—
Dan McComas	*	—	—	*	—	—
Mara Bannard	*	—	—	*	—	—

Carlyle	—	—	—	78.0%	420,302	(12,828)
PH Investments, LLC	—	—	—	5.6%	30,175	(921)

*
less than 0.1%.

(1)
Includes Loan Program Exchange Shares and shares of Insight Class A common stock held in 401(k) accounts, and excludes shares of Insight Class A common stock underlying options and deferred shares.

(2)
For purposes of this table, we have valued the equity in the Surviving Corporation after the merger in the same manner as it is valued for purposes of the merger and have, accordingly, assumed that the aggregate value of the equity of the Surviving Corporation will be equal to the aggregate fair value of all outstanding shares of Insight Class A common stock and Insight Class B common stock immediately prior to the merger, based on the $11.75 per share merger consideration, plus the incremental consideration ($0.01 per share) to be paid for the Series A Voting Preferred Stock and Series B Voting Preferred Stock (which do not participate in growth or earnings). We have allocated a value of $11.75 per share to the Series C Non-Voting Preferred Stock and to the Series

  D Non-Voting Preferred Stock because, (i) with respect to the Series C Non-Voting Preferred Stock, that is the value of the shares of Insight Class A common stock exchanged for such shares and the value assigned to such shares pursuant to the exchange agreement, or, with respect to the Series C Non-Voting Preferred Stock to be held by PH Investments, LLC following the merger, that is the price per share to be paid by PH Investments, LLC for such stock, (ii) with respect to the Series D Non-Voting Preferred Stock, that is the price per share to be paid by Carlyle for such stock, (iii) upon any liquidation or sale of the Surviving Corporation, holders of the Series C Non-Voting Preferred Stock and Series D Non-Voting Preferred Stock are each entitled to receive $11.75 per share before holders of the Series E Non-Voting Common Stock or the Series F Non-Voting Common Stock are entitled to receive any distributions, and (iv) upon a liquidation of the Surviving Corporation immediately following the closing, the entire amount available for distribution to the equity (as determined above) would in consequence be distributed $0.01 per share to the Series A Voting Preferred Stock and Series B Voting Preferred Stock and the balance to the Series C Non-Voting Preferred Stock and Series D Non-Voting Preferred Stock. Because there would be no remaining equity value, for purposes of this table, none has been attributed to the issuance of shares of Series E Non-Voting Common Stock or Series F Non-Voting Common Stock following the merger.

(3)
Holdco is a new entity formed by Sidney Knafel and Michael Willner for the sole purpose of holding Series C Non-Voting Preferred Stock of the Surviving Corporation on behalf of certain Insight stockholders that will continue as indirect investors in the Surviving Corporation and that are relatives, trusts for the benefit of relatives or associates of Sidney Knafel, Michael Willner or Thomas Kempner. Sidney Knafel and Michael Willner will be the managers of Holdco. This indirect ownership structure is designed to facilitate the future administration of certain transactions and other matters pertaining to the Surviving Corporation and its stockholders. Under the exchange agreement, these Insight stockholders will contribute shares of Insight Class A common stock to Holdco immediately before the effective time of the merger (see "—Structure and Steps of the Merger—Exchange of Insight Class A Common Stock with Holdco"), and the disclosure in the table with respect to Holdco under "Ownership Prior to the Merger" gives effect to the contribution of Insight Class A common stock to Holdco that is expected to be made pursuant to the exchange agreement.

Interests of Certain Persons in the Merger

        In considering the recommendations of the special committee and of the board of directors with respect to the merger, Insight's stockholders should be aware that certain officers and directors of Insight have interests in the merger that may be different from the interests of Insight's stockholders in general. As discussed above, four members of Insight's board of directors, one of whom is Chairman of Insight's board of directors, are Continuing Investors. In addition, certain members of Insight's management are Continuing Investors. Additional members of management will continue to hold deferred shares of the Surviving Corporation following the merger. The members of Insight's board of directors and the special committee were aware of such interests in the proposed transactions when deciding to approve such transactions, as was the special committee when deciding to recommend such approval. See "Special Factors—Background of the Merger" and "Special Factors—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger."

        In late September 2005, following approval and execution of the merger agreement in July 2005, Geraldine Laybourne was asked to remain as a director of the Surviving Corporation, and she has agreed to continue to serve as a director. Ms. Laybourne will not be a Continuing Investor and will not receive any shares of Series E Non-Voting Common Stock in connection with the merger. Ms. Laybourne's independence from Insight's management and her qualifications to serve as a member of the special committee were reviewed by Insight's board of directors on March 7, 2005, as further discussed under "Special Factors—Background of the Merger" above.

        Options, Deferred Shares and Restricted Stock.    Each option to purchase Insight common stock that is outstanding as of the effective time of the merger, whether vested or unvested, will be canceled, and the holder of each such option with an exercise price of less than $11.75 will be entitled to receive a cash payment equal to the excess of $11.75 over the per share exercise price of such option for each share of Insight common stock covered by such option.

        At the effective time of the merger, each deferred share agreement will be adjusted so that participants will receive upon settlement one share of Series C Non-Voting Preferred Stock of the Surviving Corporation for each deferred share at the end of the deferral period. Under the deferred share agreements, as amended, the deferral period will end on the earlier of a change of control of the Surviving Corporation (as defined in Section 409A of the Internal Revenue Code of 1986, as amended) or the participant's termination of employment. Any remaining vesting period applicable to any deferred share at the effective time of the merger will continue to be applicable to the right to receive Series C Non-Voting Preferred Stock.

        In October 1999 and April 2000, Insight made loans to certain of its employees that were used to satisfy their individual income tax withholding obligations resulting from their receipt of shares in connection with Insight's initial public offering. In December 2004, Insight made an offer to each of the individuals with a loan obligation to (i) cancel such individual's loan (including accrued interest) upon the surrender to Insight of such individual's pledged shares and (ii) issue restricted shares of Insight Class A common stock as an incentive to surrender the pledged shares and, in the case of current employees, to encourage the employee's long-term future performance, and in the case of former employees, to reward such former employees for their past services to Insight. As of December 31, 2004, each of the individuals with a loan obligation accepted the offer and surrendered an aggregate of 395,210 shares of common stock in repayment of $3.7 million (based on the closing price of Insight Class A common stock on such date of $9.27 per share) of the aggregate $4.3 million of loans and accrued interest. The remaining balance of the loans were canceled. None of such individuals was an executive officer of Insight. On May 3, 2005, these employees and former employees were issued an aggregate of 825,641 shares of restricted stock referred to as "Loan Program Exchange Shares."

        Continuing Investors with Loan Program Exchange Shares will contribute a portion of their Loan Program Exchange Shares to Acquisition. For a chart describing the equity ownership of the Surviving Corporation following the merger, see "Special Factors—Interests of Certain Persons in the Merger—Continuing Investors' Investment in Insight." As of the effective time of the merger, vesting of the Loan Program Exchange Shares will be accelerated. In exchange for their contributions to Acquisition of Loan Program Exchange Shares, the Continuing Investors will receive a corresponding number of shares of Acquisition's Class C Preferred Stock, which will be converted into a corresponding number of shares of Series C Non-Voting Preferred Stock of the Surviving Corporation in the merger.

        Continuing Investors' Investment in Insight.    The following table sets forth the Continuing Investors' current investment in the equity of Insight as of September 30, 2005 and the Continuing Investors' investment in the Surviving Corporation after the merger.

	Insight				Surviving Corporation
Continuing Investor	Class A Common Stock (1)	Class B Common Stock	Options	Deferred Shares	Series A Voting Preferred Stock of Surviving Corporation	Series C Non-Voting Preferred Stock of Surviving Corporation	Series E Non-Voting Common Stock of Surviving Corporation	Deferred Shares
Sidney Knafel	51,877	3,853,132	281,250	68,000	398,591	3,903,132	281,250	68,000
Knafel Trusts	—	3,010,614	—	—	339,702	3,010,614	—	—
Andrew Knafel	—	386,413	—	—	—	386,413	—	—
Michael Willner	1,757	1,106,516	621,875	170,000	110,652	738,000	621,875	170,000
Thomas Kempner	498,161	—	20,205	—	—	498,001	—	—
James Marcus	—	132,779	20,205	—	—	132,779	—	—
Holdco(2)	1,046,659	—	—	—	—	999,860	—	—
John Abbot	9,229	—	290,000	60,000	—	6,000	290,000	60,000
Elliot Brecher	2,893	—	101,250	10,000	—	1,000	101,250	10,000
Pamela Euler Halling	220,795	—	76,250	10,000	—	72,954	76,250	10,000
Charles Dietz	119,112	—	76,250	10,000	—	77,000	76,250	10,000
Daniel Mannino	122,018	—	76,250	8,000	—	41,200	76,250	8,000
Elizabeth Grier	96,740	—	38,250	—	—	33,453	38,250	—
Mary Rhodes	48,734	—	60,000	10,000	—	17,920	60,000	10,000
Heather Wright	32,831	—	35,750	—	—	10,620	35,750	—
Gregory Graff	4,182	—	62,500	10,000	—	2,987	62,500	10,000
John Hutton	3,529	—	69,732	8,000	—	2,000	69,732	8,000
Walter Kelly	1,458	—	37,155	—	—	528	37,155	—
James Morgan	1,775	—	75,000	14,000	—	1,075	75,000	14,000
Dan McComas	2,265	—	16,250	—	—	1,500	16,250	—
Mara Bannard	10,170	—	—	—	—	10,170	—	—

Total Shares	2,274,185	8,489,454	1,958,172	378,000	848,945	9,947,206	1,958,172	378,000

(1)
Includes Loan Program Exchange Shares and shares of Insight Class A common stock held in 401(k) accounts.

(2)
Under the exchange agreement, certain Insight stockholders will contribute shares of Insight Class A common stock to Holdco immediately before the effective time of the merger (see "—Structure and Steps of the Merger—Exchange of Insight Class A Common Stock with Holdco"), and the disclosure in the table under "Insight" with respect to Holdco gives effect to the contribution of Insight Class A common stock to Holdco that is expected to be made pursuant to the exchange agreement.

        As set forth in the chart above, certain Continuing Investors hold options to purchase Insight common stock, which will be canceled as described above. In addition, as soon as reasonably practicable after the effective time of the merger, but in no event later than 45 business days thereafter, the Surviving Corporation will grant to each Continuing Investor who is an employee of Insight or any of its subsidiaries who held options prior to the effective time of the merger, shares of Series E Non-Voting Common Stock of the Surviving Corporation, in consideration for future services to be provided to the Surviving Corporation or any of its subsidiaries after the effective time of the merger. For further information regarding Insight stock options and the issuance of Series E Non-Voting Common Stock, see "Special Factors—Structure and Steps of the Merger."

        The following Continuing Investors participate in a deferred share arrangement: Sidney Knafel, Michael Willner, John Abbot, Elliot Brecher, Pamela Euler Halling, Mary Rhodes, Daniel Mannino, Charles Dietz, Gregory Graff, John Hutton and James Morgan. Additional members of management, including Dinni Jain, participate in the deferred share arrangement. Those management participants will continue to hold an aggregate of 151,500 deferred shares (including 114,000 deferred shares held by Mr. Jain) following the merger.

        The following Continuing Investors own Loan Program Exchange Shares: Pamela Euler Halling, Mary Rhodes, Daniel Mannino, Charles Dietz, Elizabeth Grier and Heather Wright.

        Indemnification of Directors.    The merger agreement provides that until the sixth anniversary of the effective time of the merger, the Surviving Corporation will provide to present and former directors or officers of Insight or any Insight subsidiary the right to indemnification, advancement of expenses and exculpation provided for them in the constituent documents of Insight and the Insight subsidiaries on terms no less favorable as in effect on the date of the merger agreement for acts and omissions occurring prior to the closing of the merger, including the transactions described in the merger agreement.

        The merger agreement provides that the Surviving Corporation will maintain, until the sixth anniversary of the effective time of the merger, officers' and directors' liability insurance covering Insight's present and former officers and directors at the effective time of the merger, on terms with respect to coverage and amounts no less favorable than those of the applicable policies in effect on the date of the merger agreement, with respect to matters occurring prior to the effective time of the merger, to the extent that such coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 250% of Insight's annual premium for such insurance policies in effect on July 28, 2005 and payable in 2005, and, if such tail coverage cannot be so maintained at such cost, providing as much of such insurance coverage as can be so maintained at a cost equal to 250% of the annual premium for Insight's insurance policies.

        The merger agreement also provides that the Surviving Corporation will, from and after the effective time of the merger, to the fullest extent permitted under applicable law and the company's constituent documents, defend and hold harmless each present and former director and officer of Insight or any Insight subsidiary against any costs or expenses (including reasonable attorney's fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the negotiation and approval of the merger agreement or the transactions contemplated by the merger agreement.

        Special Committee Compensation.    David Lee and Geraldine Laybourne received compensation of $100,000 each as members of the special committee, payable in a lump sum.

Material United States Federal Income Tax Considerations

        The following summarizes the material United States federal income tax consequences of the merger to those holders of shares of Insight Class A common stock that are U.S. Holders (as defined below) who exchange such shares for the cash consideration pursuant to the merger. This summary is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the Internal Revenue Code), existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the I.R.S.) with respect to any of the tax consequences discussed below, and no assurance can be given that the I.R.S. will not take contrary positions. Unless otherwise specifically noted, this summary applies only to those persons that hold their shares of Insight Class A common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not apply to persons who hold such shares pursuant to the exercise of employee stock options or otherwise as compensation.

        This summary addresses only the material United States federal income tax consequences, and not all tax consequences, of the merger that may be relevant to a U.S. Holder (as defined below) of shares of Insight Class A common stock. It also does not address any of the tax consequences of the merger to holders of shares of Insight Class A common stock that are Non-U.S. Holders (as defined below) or to holders that may be subject to special tax treatment, such as financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. Further, this summary does not address: the United States federal income tax consequences of the merger to stockholders, partners or beneficiaries of an entity that is a holder of shares of Insight Class A common stock; the United States federal estate, gift or alternative minimum tax consequences of the merger; the United States federal income tax consequences to persons who hold shares of Insight Class A common stock in a straddle or as part of a hedging, conversion, constructive sale or other integrated transaction or whose functional currency is not the U.S. dollar; any state, local or foreign tax consequences of the merger; the United States federal income tax consequences to holders whose status changes from a U.S. Holder to a Non-U.S. Holder or vice versa; or the United States federal income tax consequences to any person that will own actually or constructively (giving effect to the ownership attribution rules of the Internal Revenue Code) shares of Insight capital stock following the merger. For example, this summary does not address the United States federal income tax consequences of the merger to the Continuing Investors.

        Each holder of shares of Insight Class A common stock should consult its own tax advisor regarding the tax consequences of the merger in such holder's particular situation, including such holder's status as a U.S. Holder or a Non-U.S. Holder, as well as any tax consequences that may arise under the laws of any state, local, foreign or other non-United States taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

        A "U.S. Holder" means a beneficial owner of shares of Insight Class A common stock that, for United States federal income tax purposes, is: (i) a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States; (ii) a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax without regard to its source; or (iv) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. trusts prior to such date, may elect to be treated as U.S. Holders. If a partnership holds shares of Insight Class A common stock, the tax treatment of each of its partners generally will depend upon the status of such partner and the activities of the partnership. Partners of partnerships holding shares of Insight Class A common stock should consult their own tax advisors regarding the United States federal tax consequences of the merger.

        A "Non-U.S. Holder" means a beneficial owner of shares of Insight Class A common stock that is not a U.S. Holder. We urge holders of shares of Insight Class A common stock that are Non-U.S. Holders to consult their own tax advisors regarding the United States federal income tax consequences of the merger, including potential application of United States withholding taxes and possible eligibility for benefits under applicable income tax treaties.

        Exchange Of Shares of Insight Class A Common Stock.    The exchange of shares of Insight Class A common stock for the cash consideration pursuant to the merger will be a taxable transaction to U.S. Holders for United States federal income tax purposes. In general, a U.S. Holder who receives the cash consideration in exchange for shares of Insight Class A common stock pursuant to the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder's adjusted tax basis in the shares of Insight Class A common stock exchanged. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged for the cash consideration pursuant to the merger.

        U.S. Holders of shares of Insight Class A common stock that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, U.S. Holders that are individuals generally will be taxed on net capital gains at a maximum rate of 15% with respect to those shares held for more than 12 months at the effective time of the merger and 35% with respect to those shares held for 12 months or less. In addition, special rules, and generally lower maximum rates, apply to individuals in lower tax brackets. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of ordinary income per year.

        Backup Withholding Tax And Information Reporting.    Payment of the cash consideration with respect to the exchange of shares of Insight Class A common stock pursuant to the merger may be subject to information reporting and United States federal backup withholding tax at the applicable rate if any U.S. Holder or Non-U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. These requirements are set forth in the Letter of Transmittal and should be carefully reviewed by each holder of shares of Insight Class A common stock. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a refund or a credit against such U.S. Holder's or Non-U.S. Holder's United States federal income tax liability; provided, however, that the required information is timely furnished to the I.R.S.

Structure and Steps of the Merger

        If the merger agreement is adopted and approved by Insight's stockholders and the other conditions to the closing of the merger are either satisfied or waived, Acquisition will be merged with and into Insight, with Insight continuing as the Surviving Corporation. When the merger is completed, each share of Insight Class A common stock will be canceled and will be converted (other than shares then held by Acquisition and by dissenting stockholders who have perfected their appraisal rights under Delaware law) into the right to receive the merger consideration of $11.75 in cash. Immediately prior to the merger, the Continuing Investors will exchange all or a portion of their shares of Insight common stock, either directly or indirectly through Holdco, for equity interests in Acquisition, which interests will then, in the merger, be converted into equity interests in the Surviving Corporation. Any shares of Insight Class A common stock not exchanged for equity interests in Acquisition by the Continuing Investors will be converted into the right to receive $11.75 per share in cash in the merger. The transactions necessary to effectuate the merger—the conversion by the Continuing Investors of any shares of Insight Class B common stock they hold to Insight Class A common stock prior to the exchange, the exchange by all of the Continuing Investors of all or a portion of their Insight Class A common stock for direct or indirect equity interests in Acquisition and the conversion of equity interests in Acquisition into equity interests in the Surviving Corporation—will take place in a number of steps that are governed by the agreements described below.

        Exchange Agreement.    Concurrently with the execution of the merger agreement, Carlyle, Acquisition, Insight, Sidney Knafel, Andrew Knafel, certain trusts for the benefit of Sidney Knafel's children, Michael Willner, Thomas Kempner and James Marcus entered into an exchange agreement. Effective November 10, 2005, these original parties entered into an amended and restated exchange agreement with Holdco and other designated Insight stockholders that will continue, directly or indirectly, to hold interests in the Surviving Corporation following the merger. Pursuant to the exchange agreement, immediately prior to the effective time of the merger, the parties to the exchange agreement will exchange, either directly or indirectly, all or a portion of their shares of Insight common stock for equity interests in Acquisition, which interests will then, in the merger, be converted into equity interests in the Surviving Corporation. In addition, Carlyle will make a cash contribution to Acquisition in exchange for equity interests in Acquisition, which interests also will be converted into equity interests in the Surviving Corporation in the merger. The exchange agreement requires that the following transactions be completed immediately before the effective time of the merger in the sequence set forth below:

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  Issuance of New Preferred Stock. Sidney Knafel, certain trusts for the benefit of Sidney Knafel's children and Michael Willner will each purchase from Insight shares of newly-issued Preferred Stock of Insight, par value $0.01 per share (which we refer to as the Insight Preferred Stock), at a price of $0.01 per share. Sidney Knafel will purchase 398,591 shares of Insight Preferred Stock, the trusts will purchase 339,702 shares of Insight Preferred Stock and Michael Willner will purchase 110,652 shares of Insight Preferred Stock, for a total issuance of 848,945 shares of Insight Preferred Stock. Pursuant to the certificate of designations for the Insight Preferred Stock, the holders of Insight Preferred Stock will vote together with the holders of Insight common stock as a single class on all matters submitted to a vote of Insight's stockholders, and each share of Insight Preferred Stock will entitle the holder to 90 votes per share on all matters submitted to a vote of Insight's stockholders. However, since the Insight Preferred Stock will not be outstanding on the record date, it will not be entitled to vote upon the merger agreement or the charter amendment or any other business proposed at the special meeting. The primary purpose of the Insight Preferred Stock is to facilitate Sidney Knafel and Michael Willner's maintenance of voting control of the Surviving Corporation through the exchange of such Insight Preferred Stock for Series A Voting Preferred Stock in the Surviving Corporation in connection with the merger.

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  Cash Investment by Carlyle. Carlyle does not own any shares of Insight common stock. Carlyle, which now owns, and will own immediately prior to the effective time of the merger, all of the issued and outstanding shares of Class B preferred stock of Acquisition, will make a cash contribution to Acquisition in an amount equal to Carlyle's reasonable estimate (after good faith consultation with Sidney Knafel and Michael Willner) of the aggregate amount of cash that Acquisition will need to pay the merger consideration to stockholders whose shares of Insight Class A common stock will be converted into the right to receive cash in the merger, less the amount of any cash investments made at the closing under the exchange agreement by persons subscribing for shares of Class C Preferred Stock or Class D Preferred Stock of Acquisition as mutually agreed by Carlyle, Sidney Knafel and Michael Willner, up to a maximum contribution of $606,305,000. The parties to the original exchange agreement expect that all other costs, expenses and liabilities of Insight and Acquisition arising out of or relating to the merger will be paid by Insight with cash available to Insight immediately prior to the consummation of the transactions contemplated by the exchange agreement. In consideration for Carlyle's cash contribution, Acquisition will issue to Carlyle a number of shares of Class D Preferred Stock of Acquisition equal to the amount of Carlyle's cash contribution divided by $11.75, which shares will then, in the merger, automatically be converted into a corresponding number of shares of Series D Non-Voting Preferred Stock of the Surviving Corporation.

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  Conversion of Insight Class B Common Stock by Certain Continuing Investors. Each Continuing Investor that owns shares of Insight Class B common stock will convert all of its shares of Insight Class B common stock into a corresponding number of shares of Insight Class A common stock, pursuant to Section 5.4(a) of Insight's certificate of incorporation.

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  Exchange of Insight Class A Common Stock with Holdco. Certain Insight stockholders who are not employees of Insight and that are relatives, trusts for the benefit of relatives or associates of Sidney Knafel, Michael Willner or Thomas Kempner will contribute all or a specified portion of their shares of Insight Class A common stock to Holdco in exchange for an equity interest in Holdco.

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  Exchange of Insight Class A Common Stock by the Continuing Investors. Sidney Knafel, the trusts for the benefit of Sidney Knafel's children, Andrew Knafel, James Marcus and Holdco will contribute all of their shares of Insight Class A common stock (after giving effect to the conversion of Insight Class B common stock and the contribution of Insight Class A common stock to Holdco described in the preceding paragraphs), other than any shares of Insight Class A common stock held in their respective 401(k) accounts, to Acquisition. Michael Willner, Thomas Kempner and the remaining Continuing Investors (other than investors in Holdco) will contribute to Acquisition all or a portion of their shares of Insight Class A common stock (after giving effect to the conversion of Insight Class B common stock described above), other than any shares of Insight Class A common stock held in their respective 401(k) accounts. Restricted shares of Insight Class A common stock issued to certain Continuing Investors pursuant to the exchange offer completed in May 2005 (which we refer to as the Loan Program Exchange Shares) will have accelerated vesting as of the effective time of the merger, and a Continuing Investor that owns Loan Program Exchange Shares will contribute a portion that is no less than one-third of their Loan Program Exchange Shares to Acquisition. For additional information pertaining to these exchanges and a chart describing the equity ownership of the Surviving Corporation following the merger, see "Special Factors—Interests of Certain Persons in the Merger—Continuing Investors' Investment in Insight." In exchange for their contributions of shares of Insight Class A common stock and Loan Program Exchange Shares, the Continuing Investors will receive a corresponding number of shares of Acquisition's Class C Preferred Stock, which shares, in the merger, will automatically be converted into a corresponding number of shares of Series C Non-Voting Preferred Stock of the Surviving Corporation.

    The foregoing transactions are subject to the condition that Sidney Knafel, Michael Willner and Carlyle each determine, in his or its sole discretion, that all of the conditions to the consummation of the merger set forth in the merger agreement have been satisfied or waived in accordance with the merger agreement.

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  Restriction on Transfer; Irrevocable Proxy; Termination. The exchange agreement provides that, prior to the closing under the merger agreement and except as provided in the exchange agreement, the voting agreement (described below) or the merger agreement, or as consented to by Carlyle, the Continuing Investors may not, directly or indirectly, sell or otherwise transfer, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the transfer of, any shares of Insight common stock owned by them, grant proxies with respect to, deposit into a voting trust or enter into any voting arrangement with respect to such shares or convert any shares of Insight Class B common stock into Insight Class A common stock, or commit or agree to take any of the foregoing actions. These restrictions terminate as of the closing under the merger agreement. Otherwise, the exchange agreement automatically terminates if the merger agreement is terminated at any time prior to the consummation of the transactions contemplated by the exchange agreement.

  In addition, pursuant to the exchange agreement, Sidney Knafel and Michael Willner have each granted to the other an irrevocable proxy, effective only in the event of the death of such grantor, to vote or execute written consents with respect to the shares of Insight common stock and Insight Preferred Stock owned by such person or any other person controlled by him, to the same extent that such grantor may vote or execute written consents with respect to such shares. These proxies will automatically terminate upon the earlier of the termination of the merger agreement and the closing of the merger.

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  Amendment. The exchange agreement may not be amended or modified, except as agreed in writing by Insight, Acquisition, Carlyle, Sidney Knafel and Michael Willner. However, any amendment that has the effect of increasing the number of shares of Insight Class A common stock that a Continuing Investor is required to contribute to Acquisition or that has the effect of treating such Continuing Investor differently from Sidney Knafel and Michael Willner in a materially adverse manner (as compared to their relative treatment under the original terms of the exchange agreement) requires the written consent of such Continuing Investor. Sidney Knafel and Michael Willner may waive any provision of the exchange agreement on behalf of any other Continuing Investor, without regard to whether such Continuing Investor has executed a waiver, unless the waiver has the effect of treating such Continuing Investor differently from Sidney Knafel and Michael Willner in a materially adverse manner (as compared to their relative treatment under the original terms of the exchange agreement), in which case a written waiver signed by such Continuing Investor is required.

        The exchange agreement also contains representations and warranties by the parties customary for transactions of the type contemplated by the exchange agreement.

        Concurrently with the cash investment to be made by Carlyle at the closing under the exchange agreement, pursuant to a separate subscription agreement, PH Investments will make a cash contribution to Acquisition in the amount of $40 million. In consideration for PH Investments' cash contribution, Acquisition will issue to PH Investments a number of shares of Class C Preferred Stock equal to the amount of its cash contribution divided by $11.75, which shares will then, in the merger, automatically be converted into a corresponding number of shares of Series C Non-Voting Preferred Stock of the Surviving Corporation. PH Investments will receive an investment fee from the Surviving Corporation equal to $400,000 in respect of its cash contribution. PH Investments will also enter into the securityholders agreement with Carlyle and the Continuing Investors concurrently with the closing under the merger agreement.

        The Merger.    Following consummation of the transactions under the exchange agreement described above, Acquisition will merge with and into Insight, with Insight continuing as the Surviving Corporation. For a detailed description of the merger agreement, see "The Merger Agreement" beginning on page 73. In the merger, at the effective time:

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  Each share of Insight Class A common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Acquisition following the exchange transactions described above and by stockholders perfecting appraisal rights under Delaware law) will be converted into the right to receive a cash payment of $11.75.

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  Each share of Insight Preferred Stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive one share of Series A Voting Preferred Stock of the Surviving Corporation.

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  Each share of Insight Class A common stock that is owned by Insight or any of its direct or indirect wholly-owned subsidiaries or by Acquisition immediately prior to the effective time of the merger will be automatically canceled without payment.

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  Each share of Acquisition Class B Preferred Stock outstanding immediately prior to the effective time of the merger will be converted into and become one share of Series B Voting Preferred Stock of the Surviving Corporation.

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  Each share of Acquisition Class C Preferred Stock outstanding immediately prior to the effective time of the merger will be converted into and become one share of Series C Non-Voting Preferred Stock of the Surviving Corporation.

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  Each share of Acquisition Class D Preferred Stock outstanding immediately prior to the effective time of the merger will be converted into and become one share of Series D Non-Voting Preferred Stock of the Surviving Corporation.

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  The vesting of all restricted shares of Insight Class A common stock not contributed to Acquisition (including Loan Program Exchange Shares) will be accelerated at the effective time of the merger, and the holders of such restricted shares (unless such shares are contributed to Acquisition) will be entitled to receive $11.75 for each share and such restricted shares will be canceled.

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  Each deferred share agreement will be adjusted so that participants will receive upon settlement one share of Series C Non-Voting Preferred Stock of the Surviving Corporation for each share of Class A common stock that the holder otherwise would have been entitled to receive prior to adjustment under the deferred share agreements. Insight will amend the agreements evidencing the deferred shares to provide that the deferral period will end on the earlier of a change of control of the Surviving Corporation (as defined in Section 409A of the Internal Revenue Code of 1986, as amended) or the participant's termination of employment, and any remaining vesting period applicable to any deferred share at the effective time of the merger will continue to be applicable to the deferred right to receive Series C Non-Voting Preferred Stock.

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  Each option to purchase Insight common stock that is outstanding as of the effective time of the merger, whether vested or unvested, will be canceled, and the holder of each such option with an exercise price of less than $11.75 will be entitled to receive a cash payment equal to the excess of $11.75 over the per share exercise price of such option for each share of Insight common stock covered by such option. In addition, as soon as reasonably practicable after the effective time of the merger, but in no event later than 45 business days thereafter, the Surviving Corporation will grant to each eligible employee of Insight or any subsidiary thereof, who held options at the effective time of the merger, shares of Series E Non-Voting Common Stock of the Surviving Corporation, in consideration for future services to be provided to the Surviving Corporation or any of its subsidiaries after the effective time of the merger. The shares of Series E Non-Voting Common Stock will be subject to such vesting and other terms and conditions as may be provided in the Amended Charter (as defined below) or the award agreement relating to such shares, which may provide for different terms and conditions for different employees. See "—Structure and Steps of the Merger—Principals' Agreement" below for further information regarding the issuance of Series E Non-Voting Common Stock to employees.

        Voting Agreement.    Sidney Knafel, Andrew Knafel, Michael Willner and certain trusts for the benefit of Sidney Knafel's children have entered into a voting agreement with Acquisition, pursuant to which they have agreed, among other things, to:

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  vote all of the shares of Insight Class A common stock and Insight Class B common stock owned by them (and any other shares of capital stock of Insight acquired by them during the term of the voting agreement) in favor of the adoption and approval of the merger agreement and approval of the charter amendment;

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  vote all such shares against any merger, consolidation, combination, sale or transfer of assets, reorganization, recapitalization, dissolution, liquidation or winding up of Insight, or any takeover proposal, and against any amendment of Insight's certificate of incorporation or by-laws or other proposal or transaction involving Insight that would in any manner delay, impede, frustrate, prevent or nullify the merger, the merger agreement or any of the transactions contemplated thereby or change in any manner the voting rights of each class of Insight common stock;

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  not transfer, directly or indirectly, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the transfer of any of their shares of Insight Class A common stock or Insight Class B common stock (other than in accordance with the exchange agreement or the merger agreement), or grant proxies with respect to, deposit into a voting trust or enter into any voting arrangement with respect to their shares (other than in accordance with the voting agreement or the exchange agreement), or convert any of their shares of Insight Class B common stock into Insight Class A common stock (except pursuant to the exchange agreement);

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  not initiate, solicit, facilitate or knowingly encourage, directly or indirectly, any inquiry or the making of any proposal that constitutes or would reasonably be expected to lead to a takeover proposal, participate in any discussions or negotiations regarding or furnish information to any person with respect to, or otherwise cooperate with, or take any other action that constitutes or would reasonably be expected to lead to a takeover proposal or requires Insight to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement; and

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  not make a takeover proposal, alone or together with any other person.

        Notwithstanding the foregoing, if the Insight board of directors determines to enter into discussions with a third party regarding a takeover proposal after determining in good faith that the failure to participate in such discussions would present a material risk of being inconsistent with the fulfillment of its fiduciary duties and that such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined in the merger agreement), Sidney Knafel, Andrew Knafel, Michael Willner and the trusts may also enter into discussions with such third party regarding such takeover proposal until such time as Insight ceases its discussions with such third party. For definitions of the terms "takeover proposal" and "superior proposal," see "The Merger Agreement—Other Covenants and Agreements—No Solicitation of Competing Proposals." As noted previously, the merger agreement requires that the merger be approved by a majority of the shares held by disinterested stockholders. The shares held by the parties to the voting agreement will not be counted in this "majority of the minority" vote.

        The voting agreement will terminate upon the first to occur of the effective time of the merger or the date of termination of the merger agreement. If (i) the voting agreement is terminated, (ii) within six months following such termination, any of Sidney Knafel, Andrew Knafel, Michael Willner or the trusts takes or omits to take any action the taking or omission of which would have constituted a violation of certain of the covenants described above had it occurred prior to termination of the voting agreement and (iii) within twelve months following such termination, Sidney Knafel, Andrew Knafel, Michael Willner or the trusts transfers shares of Insight Class A common stock or Insight Class B common stock (or any other shares of capital stock of Insight acquired by them during the term of the voting agreement) to another person with whom the transferor engaged in conduct that was related to the actions or omissions covered by clause (ii) above or Insight enters into a definitive agreement to consummate or consummates the transactions contemplated by a takeover proposal, the person who engaged in such conduct shall make a payment to Acquisition equal to 50% of the excess, if any, of the price payable for such person's Insight shares in the foregoing share transfer or takeover proposal over the merger consideration that would have been payable for such person's Insight shares under the merger agreement.

        Principals' Agreement.    Sidney Knafel, Michael Willner and Carlyle entered into a principals' agreement concurrently with the execution of the merger agreement which sets forth certain agreements of the parties relating to the merger, the operation of Acquisition prior to the merger and certain post-merger transactions to be undertaken by the Surviving Corporation, including, among others, the following agreements:

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  The parties will use all reasonable efforts to cause Acquisition to perform and comply with all agreements and covenants required to be performed by Acquisition under the merger agreement, the exchange agreement and the voting agreement.

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  The parties will negotiate in good faith to reach agreement on a final securityholders agreement to be entered into by the Continuing Investors and affiliates of Caryle. The securityholders agreement will contain provisions relating to the transfer of the stock of the Surviving Corporation owned by them after the merger, tag along and drag along rights, registration rights, exit rights and other matters.

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  The parties will negotiate in good faith to reach agreement on employment agreements (containing three-year terms) for each of Michael Willner, Dinni Jain and John Abbot each to be entered into by the Surviving Corporation and the relevant person at or immediately after closing under the merger agreement.

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  The parties will negotiate in good faith to reach agreement on a consulting agreement to be entered into by the Surviving Corporation and a designated affiliate of Carlyle at or immediately after the closing under the merger agreement. The compensation payable to the affiliate of Carlyle under the consulting agreement will be $1.5 million per annum, payable in quarterly installments.

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  The parties may not cause or permit Acquisition to take any action under or pertaining to the merger agreement, the exchange agreement or the transactions contemplated thereby unless such action has been previously approved by each of the parties, provided that no party may unreasonably withhold or delay its approval to the extent Acquisition is required to take an action to comply with its agreements and covenants under the merger agreement and the exchange agreement or is not permitted to unreasonably withhold or delay its approval thereunder. In addition, any party may cause Acquisition to exercise its termination rights under sections 7.01(b) and 7.01(c) of the merger agreement and exercise its remedies under sections 7.03 and 8.09 of the merger agreement, even if the other parties disagree with such course of action.

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  Pursuant to the principals' agreement, Sidney Knafel and Michael Willner were appointed as executive officers of Acquisition as of August 17, 2005, but their authority in such capacities is limited to the authority to cause Acquisition to take action in accordance with the principals' agreement, the merger agreement and the exchange agreement and other actions consistent with their rights under the principals' agreement.

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  At or immediately following the effective time of the merger, the Surviving Corporation will pay to Carlyle a sponsor fee expected to be equal to approximately $17.4 million. As of November 14, 2005, Section 5.2 of the principals' agreement was amended to provide that, at or immediately following the effective time of the merger, the Surviving Corporation will pay to Carlyle a sponsor fee equal to 3% of the aggregate amount of all cash investments made prior to the closing of the merger by persons subscribing for shares of Class C Preferred Stock or Class D Preferred Stock of Acquisition as mutually agreed by Carlyle, Sidney Knafel and Michael Willner, less the amount of any sponsor or other investment fee paid by the Surviving Corporation with the consent of Carlyle to any person other than Carlyle in respect of its cash investment in shares of Class C Preferred Stock or Class D Preferred Stock of Acquisition. The estimated amount of Carlyle's sponsor fee is based on (i) a cash contribution to Acquisition by Carlyle equal to approximately $552.0 million, which is the aggregate amount by which the cash that Acquisition expects it will need to pay the merger consideration exceeds the $40 million investment to be made by PH Investments; (ii) the $40 million investment to be made by PH Investments; and (iii) the investment fee of $400,000 to be paid by the Surviving Corporation to PH Investments.

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  If Insight is required to pay a termination fee to Acquisition under section 7.03 of the merger agreement, 85% of the total fee amount (excluding the $4 million expense reimbursement amount) will be paid to Carlyle and 15% of the total fee amount (excluding the expense amount) will be paid to Sidney Knafel and Michael Willner, but in no event will the portion of the fee amount combined with the portion of the expense amount paid to Sidney Knafel and Michael Willner exceed their out-of-pocket expenses incurred in connection with the transactions contemplated by the merger agreement and related agreements. If Insight is required to pay the expense amount to Acquisition under section 7.03 of the merger agreement, Acquisition will reimburse the parties for or pay on their behalf all of the out-of-pocket expenses incurred by them in connection with the transactions contemplated by the merger agreement and related agreements. If the merger agreement is terminated and the expense amount is not payable or is insufficient to pay all of the out-of-pocket expense of the parties, then the parties (Carlyle, on the one hand, and Sidney Knafel and Michael Willner, on the other hand) will each be responsible for 50% of the out-of-pocket expenses incurred by all of them in the aggregate, except expenses for their respective outside legal counsel, for which they will be individually responsible. Any portion of the expense amount paid by Insight and not used to pay joint expenses will be split equally between Carlyle, on the one hand, and Sidney Knafel and Michael Willner, on the other hand.

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  After the effective time of the merger, the Surviving Corporation will issue, in consideration for future services, to Insight employees who held options to purchase Insight common stock that were canceled in connection with the merger, shares of Series E Non-Voting Common Stock of the Surviving Corporation. Such holders of options with a per share exercise price less than or equal to $11.75 will receive one share of Series E Non-Voting Common Stock with respect to each share covered by such option, subject to a five-year vesting schedule, which Series E share will be entitled to receive distributions of cash or other assets from the Surviving Corporation upon liquidation or otherwise after each of the Series C Non-Voting Preferred Stock and the Series D Non-Voting Preferred Stock of the Surviving Corporation has received distributions totaling $11.75 per share. Such holders of options with a per share exercise price greater than $11.75 will receive one share of Series E Non-Voting Common Stock with respect to each share covered by such option subject to the same vesting schedule as applies to the corresponding option, and such Series E share will be entitled to receive distributions of cash and other assets from the Surviving Corporation after each of the Series C Non-Voting Preferred Stock and the Series D Non-Voting Preferred Stock has received distributions totaling an amount per share equal to the current per share exercise price of the corresponding option. As a condition to receiving shares of Series E Non-Voting Common Stock, each option holder will be required to enter into a subscription agreement setting forth the terms of the shares and certain other matters.

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  As soon as reasonably practicable after the effective time of the merger, the Surviving Corporation will issue 90% of the total authorized shares of Series F Non-Voting Common Stock of the Surviving Corporation in accordance with an allocation schedule to be mutually agreed to by the parties, but the individual allocation to each of Sidney Knafel and Michael Willner will not exceed 25% of such initial allocation. Future issuances of the remaining 10% of authorized shares of Series F Non-Voting Common Stock (or any previously issued Series F shares that have reverted to the Surviving Corporation) will be awarded pursuant to the recommendations of management of the Surviving Corporation, subject to the approval of the compensation committee of the Surviving Corporation's board of directors. Shares of Series F Non-Voting Common Stock will be subject to a five-year vesting schedule. Shares of Series F Non-Voting Common Stock not awarded as of the time of a sale of or an initial public offering of the common stock of the Surviving Corporation will be awarded pursuant to the recommendations of management and the approval of the compensation committee, but if management and the compensation committee cannot agree, the remaining Series F shares would be awarded to the then-existing holders of Series F shares on a pro rata basis. As a condition to receiving shares of Series F Non-Voting Common Stock, each option holder will be required to enter into a subscription agreement setting forth the terms of the shares and certain other matters.

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  Acquisition will not grant any consent permitting Insight to either deliver a notice initiating the dissolution of Insight Midwest, L.P. pursuant to the Insight Midwest, L.P. partnership agreement or, if Comcast Corporation or an affiliate thereof delivers a dissolution notice to Insight, elect not to postpone the process of dissolving Insight Midwest, L.P. for six months as permitted under the partnership agreement, unless, in each such case, Acquisition obtains Carlyle's approval.

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  If Acquisition is required to make any monetary damages payment to Insight for breach of the merger agreement, Carlyle will contribute to Acquisition 85% of the total amount payable by Acquisition, and Sidney Knafel and Michael Willner will collectively contribute to Acquisition 15% of the total amount payable by Acquisition (not to exceed $10 million in the aggregate). However, if Acquisition undertakes an action resulting in a breach of the merger agreement or exchange agreement that triggers the obligation to pay monetary damages to Insight, and Carlyle, on the one hand, and Sidney Knafel and Michael Willner, on the other hand, did not agree on such action when it was taken, then the party that proposed such action be taken (which we refer to as the At-Fault Party) will contribute 100% of the total amount payable by

    Acquisition (not to exceed $10 million in the aggregate). The At-Fault Party will also be required to reimburse the other party for all of such other party's out-of-pocket expenses and to indemnify such other party against related damages. For a description of Carlyle's guaranty, see "Special Factors—Financing of the Merger."

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  The parties may not pursue any claim or seek any legal or equitable remedy in connection with the principals' agreement, the merger agreement or the other agreements relating thereto (including any monetary damages and specific performance or remedies for anticipatory breach) against the other parties or any affiliates thereof, other than the monetary damages payment and expense reimbursement described above.

        The principals' agreement will terminate concurrently with any termination of the merger agreement.

Financing of the Merger

        Acquisition estimates that the amount of funds required to purchase all of the shares of Insight Class A common stock to be converted in the merger into the right to receive the merger consideration of $11.75 per share in cash, to settle outstanding in-the-money options and to pay estimated fees and expenses is approximately $657 million. The majority of these funds will be provided by Carlyle through a cash contribution to Acquisition, which will be an amount equal to Carlyle's reasonable estimate (after good faith consultation with Sidney Knafel and Michael Willner) of the aggregate amount of cash that Acquisition will need to pay the merger consideration of $11.75 per share to be paid to the stockholders whose shares of Insight Class A common stock will be converted into the right to receive cash in the merger, less the amount of any cash investments made at the closing under the exchange agreement by persons subscribing for shares of Class C Preferred Stock or Class D Preferred Stock of Acquisition as mutually agreed by Carlyle, Sidney Knafel and Michael Willner, up to a maximum contribution of $606,305,000. Concurrently with the cash contribution by Carlyle, PH Investments, LLC will make a cash contribution to Acquisition in the amount of $40,000,000. It is the expectation of the original parties to the exchange agreement that all other costs, expenses and liabilities of Insight and Acquisition arising out of or relating to the transaction will be paid by Insight from cash available to Insight immediately prior to the consummation of the transactions contemplated by the exchange agreement. The completion of the merger is not subject to any financing condition. In connection with the execution of the merger agreement, certain Carlyle entities executed a guaranty in favor of Insight pursuant to which these entities jointly and severally guaranteed the prompt and complete payment and performance of Acquisition's obligations under the merger agreement. The maximum aggregate liability of these Carlyle entities under this guaranty is $10 million.

Estimated Fees and Expenses

        Except as set forth below, Insight, or in some cases, Acquisition, will not pay any fees or commissions to any broker, dealer or other person in connection with the merger. If the merger is completed, it is the expectation of the original parties to the exchange agreement that Insight will pay all of the fees and expenses incurred by Insight and Acquisition in connection with the merger from cash available to Insight immediately prior to consummation of the transactions contemplated by the exchange agreement. If the merger agreement is terminated under certain circumstances described under "The Merger Agreement—Termination Fee and Expenses," Insight has agreed to pay Acquisition $4 million in respect of Acquisition's fees and expenses.

        Citigroup and Evercore have provided certain financial advisory services to the special committee in connection with the merger. Citigroup and Evercore will receive reasonable and customary compensation for their services, and Insight has agreed to reimburse Citigroup and Evercore for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnify Citigroup and Evercore against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws. See

"Special Factors—Opinions of Financial Advisors" for more information about Citigroup's and Evercore's compensation.

        Morgan Stanley and Stephens have provided certain financial advisory services to Acquisition, Sidney Knafel and Michael Willner in connection with the merger. Morgan Stanley and Stephens will receive reasonable and customary compensation for their services, and Acquisition expects to reimburse Morgan Stanley and Stephens for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnify Morgan Stanley and Stephens against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws.

        Insight has retained D. F. King & Co., Inc., as a proxy solicitation agent and information agent, and The Bank of New York, N.A., as the paying agent, in connection with the merger. D. F. King & Co., Inc. may contact holders of Insight Class A common stock by mail, telephone, facsimile, e-mail and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the merger to beneficial owners.

        As compensation for acting as a proxy solicitation agent and information agent in connection with the merger, D. F. King & Co., Inc. will receive a fee of $12,500 for its services and will also be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the merger, including certain liabilities under the federal securities laws. Insight will pay The Bank of New York, N.A. reasonable and customary compensation for its services in connection with the merger, plus reimbursement for out-of-pocket expenses, and will indemnify The Bank of New York, N.A. against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Insight for customary handling and mailing expenses incurred by them in forwarding material to their customers.

        The following is an estimate of fees and expenses to be incurred by Insight, or in certain circumstances described above, by Acquisition, in connection with the merger:

	(In thousands)
Sponsor/Investment Fees	$17,760
Legal	15,000
Financial Advisors	12,750	*
Accounting	925
Printing and Mailing	300
SEC Filing Fees	85
Paying Agent	20
Proxy Solicitation and Information Agent	13
Miscellaneous	8,600

Total	$55,453

*
Consisting of fees paid or payable to Morgan Stanley, Stephens, Citigroup and Evercore of $6.75 million, $2.0 million, $2.0 million and $2.0 million, respectively. Fees payable to Morgan Stanley and Stephens are contingent upon consummation of the merger. For more information regarding fees paid or payable to Citigroup and Evercore, see "Special Factors—Opinions of Financial Advisors—Fees and Qualifications."

Accounting Treatment of the Merger

        The merger is expected to be accounted for as a recapitalization. The merger is structured as a management buyout transaction with certain members of Insight senior management, certain other employees and designated stockholders of Insight continuing as investors in the Surviving Corporation. The assets and liabilities of Insight will be recorded at their historic carrying value on the Surviving

Corporation Balance Sheet. The historical carrying values in the Stockholders' Equity section of Insight and Acquisition will be eliminated and be recapitalized based on the equity transactions outlined in this proxy statement to form the Stockholders' Equity section of the Surviving Corporation.

Certain Legal Matters

        General.    Except as described in this Section, Insight is not aware of any license, franchise or regulatory permit that is material to its business that would be materially adversely affected by the merger or of any material filing, approval or other action by or with any governmental authority or regulatory agency that would be required for the merger. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described under "—State Takeover Laws" below. There can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to Insight's business or that certain parts of Insight's business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

        State Takeover Laws.    Insight is incorporated under the laws of the State of Delaware. Generally, Section 203 of the Delaware General Corporation Law (which we refer to as Section 203) prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless the board of directors of the target approves the business combination prior to the date the person becomes an interested stockholder. Insight's board of directors approved the merger agreement and any ancillary agreements prior to the execution of the merger agreement specifically to render the restrictions in Section 203 inapplicable to the merger agreement and the ancillary agreements, the merger and the other transactions contemplated by the merger agreement and the ancillary agreements. Therefore, Insight does not believe that Section 203 would apply to the merger.

        Certain Litigation.    Between March 7 and March 15, 2005, five purported class action lawsuits were filed in the Delaware Court of Chancery naming Insight and each of its directors as defendants. Three of the lawsuits also named Carlyle as a defendant. The cases were subsequently consolidated under the caption In Re Insight Communications Company, Inc. Shareholders Litigation, and, on April 8, 2005, a Consolidated Amended Complaint (which we refer to as the Complaint) was filed against each Insight director and Carlyle. The Complaint alleges, among other things, that the defendant directors breached their fiduciary duties to the stockholders of Insight in connection with Acquisition's proposal. The Complaint also alleges that the proposed transaction violates Insight's certificate of incorporation and that Carlyle has aided and abetted the alleged fiduciary duty breaches. The Complaint seeks the certification of a class of Insight's stockholders; a declaration that the proposed transaction violates Insight's certificate of incorporation; an injunction prohibiting the defendants from proceeding with the proposed transaction; rescission or other damages in the event the proposed transaction is consummated; an award of costs and disbursements including attorneys' fees; and other relief.

        On April 15, 2005, plaintiffs sought to enjoin the proposed transaction as violative of Insight's certificate of incorporation. A scheduling conference on plaintiffs' motion was held in the Delaware court on April 25, 2005. The court denied the motion.

        As a result of the pendency and prosecution of the Delaware action, counsel for the buyers and plaintiffs' counsel engaged in arm's-length negotiations concerning a possible settlement of the Delaware action since July 8, 2005. Defendants in the Delaware action provided to plaintiffs' counsel the same non-public, internal financial information and analyses performed by financial advisors to the buyers relating to Insight that were provided to the special committee and its financial advisors.

        As announced on March 7, 2005, the proposed transaction did not include any condition for the approval of the merger by a majority of the Insight stockholders unaffiliated with the buyers. The merger agreement initially proposed by the buyers contemplated the payment by Insight of a $21 million termination fee and an additional amount of up to $5 million for all the documented out-of-pocket expenses of Acquisition (which we refer to as reimbursable expenses), and contained terms that plaintiffs asserted could violate Insight's certificate of incorporation. Counsel for plaintiffs demanded that any settlement of the Delaware action provide that consummation of the merger be conditioned on:

  •
  an increase in the consideration to be provided to Insight's minority stockholders as a result of the merger;

  •
  a decrease in the aggregate of the termination fee and maximum permissible amount of reimbursable expenses;

  •
  the affirmative vote by the holders of not less than a majority of the shares of Insight Class A common stock other than those shares held by the buyers;

  •
  changes to the terms of the merger agreement so that the merger is structured so as not to violate any provisions of the Insight's certificate of incorporation; and

  •
  certain other changes to the terms of the merger agreement and the structure of the proposed transaction.

        Between July 12, 2005 and July 26, 2005, plaintiffs' counsel and counsel for the buyers had numerous discussions and negotiations relating to the terms of the merger, including price and other material terms and conditions and numerous drafts of the merger agreement and related documents were exchanged among and negotiated by representatives of the parties to the Delaware action. See "Background of the Merger" for more details.

        On July 28, 2005, the parties to the Delaware action entered into a memorandum of understanding setting forth the terms of a proposed settlement of the litigation. Pursuant to the memorandum:

  •
  The buyers would proceed with the merger, subject to the terms and conditions of the merger agreement, in which the shares of Insight Class A common stock, other than certain shares held by representatives of the buyers, would receive consideration of $11.75 per share. The parties agreed that the merger would be subject to the condition that a majority of the shares of Insight Class A common stock, other than shares held by Acquisition, the buyers, any officers or directors of Insight (or any member of the immediate families thereof) and any of their affiliates shall have voted in favor of the merger.

  •
  Defendants agreed to provide plaintiffs' counsel in the Delaware action with additional discovery as requested by plaintiffs to confirm the fairness and adequacy of the proposed settlement and the disclosures relating to the merger.

  •
  The buyers acknowledged that they had received comments on the merger agreement provided by plaintiffs' counsel, which was among the factors that led to a reduction in the termination fee to $10 million (inclusive of payment of $4 million for expenses), a reduction in Insight's liability to the buyers for monetary damages to $10 million, a provision allowing the special committee, under certain conditions, to furnish certain information or participate in discussions or negotiations with any party making a Takeover Proposal (as defined in the merger agreement), a provision limiting the special committee's duty to inform the buyers of the terms of a Takeover Proposal, a provision granting the special committee the right, under certain conditions, to change its recommendation to Insight's stockholders with respect to the merger in response to a Superior Proposal or Intervening Event (as those terms are defined in the merger agreement), and a decrease in the amount payable by Sidney Knafel and Michael Willner to Carlyle under the voting agreement in the event the merger is terminated and a subsequent sale transaction occurs within a specified period of time.

  •
  Plaintiffs' counsel were given the opportunity to review drafts of the merger agreement in general and specifically confirmed that the terms of the merger agreement did not violate any provisions of Insight's certificate of incorporation.

  •
  Plaintiffs' counsel were given the opportunity to review in advance the disclosures in this proxy statement, and defendants considered in good faith all comments received from plaintiffs' counsel. The buyers acknowledge that they took into account the desirability of satisfactorily addressing the claims asserted in the Delaware action in agreeing to the terms of and conditions to the merger. The buyers also acknowledge that the efforts of plaintiffs' counsel in the Delaware action were material, causal factors that led to the final consideration offered by the buyers to Insight minority stockholders in the merger and the approval by the buyers of the changes to the merger agreement described above and that the efforts of plaintiffs' counsel were taken into account by the buyers with respect to the "majority of the minority" condition.

  •
  Pending the negotiation and execution of a definitive stipulation of settlement, presentation of the settlement to the Delaware court, and disposition of all settlement-related proceedings, all proceedings in the Delaware action, except for settlement-related proceedings and agreed-upon discovery, were to be suspended.

The memorandum of understanding also contemplates certification of a plaintiff class consisting of all record and beneficial owners of the Insight's Class A common stock, other than the Continuing Investors, during the period beginning on and including March 6, 2005, through and including the date of the consummation of the merger, a dismissal of all claims with prejudice, and a release in favor of all defendants of any and all claims related to the merger. The proposed settlement is subject to a number of conditions, including consummation of the merger, the plaintiffs' approval of a definitive settlement agreement and final court approval of the settlement.

Provisions for Unaffiliated Security Holders

        No provision has been made to grant Insight's stockholders, other than the Continuing Investors, access to the corporate files of Insight or any other party to the merger or to obtain counsel or appraisal services at the expense of Insight or any other such party.

Appraisal Rights of Stockholders

        If the merger is consummated, holders of shares of Insight Class A common stock who do not vote in favor of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights under Section 262 (which we refer to as Section 262) of the Delaware General Corporation Law (which we refer to as the DGCL), provided that such stockholders comply with the conditions established by Section 262. Except as set forth in this proxy statement, including the appendices, holders of shares of Insight Class A common stock will not be entitled to appraisal rights in connection with the merger.

        Section 262 is reprinted in its entirety as Appendix B to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to the full text of Section 262 in Appendix B. Any holder of shares of Insight Class A common stock who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so should review this discussion and Appendix B carefully because failure to comply with the procedures set forth in this section and Appendix B will result in the loss of appraisal rights. All references in this summary of appraisal rights to a "stockholder" or "holder of shares of Insight Class A common stock" are to the holder of record of shares of Insight Class A common stock. A person having a beneficial interest in shares of Insight Class A common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

        A stockholder who makes the demand described below and in Appendix B with respect to shares of Insight Class A common stock, who continuously holds such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents to the merger in writing, will be entitled to an appraisal by the Delaware Court of Chancery (which we refer to as the Delaware Court) of the "fair value" of such stockholder's shares of Insight Class A common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

        Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that appraisal rights are available and include in each notice a copy of Section 262. This proxy statement constitutes such notice to the holders of shares of Insight common stock, and the full text of Section 262 is attached to this proxy statement as Appendix B. Any holder of Insight Class A common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder's right to do so, should review the following discussion and Appendix B carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Insight Class A common stock, if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

        Filing Written Demand.    Holders of shares of Insight Class A common stock who desire to exercise their appraisal rights must not vote in favor of the merger. A stockholder who signs and returns a proxy card without expressly directing that its shares of Insight Class A common stock be voted against the merger agreement will effectively waive its appraisal rights because such shares represented by the proxy card will be voted for the adoption and approval of the merger agreement. Accordingly, a stockholder who desires to exercise and perfect appraisal rights with respect to any of his or her shares of Insight Class A common stock must check either the "against" or the "abstain" box next to the proposal to adopt and approve the merger agreement and the merger on such card or affirmatively vote in person against the proposal or register in person an abstention with respect to such proposal or timely revoke any proxy in favor of the adoption and approval of the merger agreement. In addition, holders of shares of Insight Class A common stock who desire to exercise their appraisal rights must deliver to Insight, before the vote on the proposal to adopt and approve the merger agreement and the merger, a written demand for appraisal of such stockholder's shares of Insight Class A common stock. A proxy or vote against the merger agreement and the merger will not by itself constitute a demand for appraisal; the written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by the holder. A stockholder's failure to make the written demand prior to the taking of the vote on the adoption and approval of the merger agreement at Insight's special meeting of stockholders will constitute a waiver of appraisal rights.

        Only a holder of record of shares of Insight Class A common stock is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal in respect of shares of Insight Class A common stock must be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, must specify the holder's name and mailing address and the number of shares registered in the holder's name and must state that the person intends thereby to demand appraisal of the holder's shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in "street name" by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand must set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Insight Class A common stock held in the name of the record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand for appraisal of such stockholder's shares before the taking of the vote on the merger to: Insight Communications Company, Inc., 810 7th Avenue, New York, New York 10019, Attention: Secretary.

        Notice by the Surviving Corporation.    Within ten days after the Effective Date, Insight must notify each holder of Insight Class A common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption and approval of the merger agreement, that the merger has become effective.

        Filing a Petition for Appraisal.    Within 120 days after the effective time of the merger, but not thereafter, either Insight or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court, with a copy served on Insight in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intention on the part of Insight to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Insight will file an appraisal petition or that Insight will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of holders of Insight Class A common stock who desire to have their shares appraised to initiate all necessary action to perfect their appraisal rights within the time periods and in the manner prescribed in Section 262.

        Within 120 days after the effective time of the merger, any stockholder who has complied with the applicable provisions of Section 262 by then will be entitled, upon written request, to receive from Insight a statement setting forth the aggregate number of shares of Insight Class A common stock not voting in favor of the merger with respect to which demands for appraisal were received by Insight and the number of holders of such shares. The statement must be mailed within 10 days after the written request for the statement has been received by Insight or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

        Appraisal Proceeding By Delaware Court.    If a petition for an appraisal is timely filed and litigated by a holder of shares of Insight Class A common stock and a copy thereof is served upon Insight, Insight will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court may dismiss the proceedings as to the stockholder.

        After determining the holders of shares of Insight Class A common stock who are entitled to appraisal, the Delaware Court will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor,  Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court, and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, Insight does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Insight Class A common stock is less than the merger consideration. In determining "fair value," the Delaware Court is required to take into account all relevant factors.

        The costs of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable under the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for its attorneys' and expert witness expenses, although, upon application of a dissenting Insight stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro-rata against the value of all shares of stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

        Any holder of shares of Insight Class A common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date before the effective time of the merger.

        At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered in the merger agreement by delivering to Insight a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration. After this period, the stockholder may withdraw the demand for appraisal and receive payment for the shares as provided in the merger agreement only with the written approval of Insight. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, stockholders' rights to appraisal (if available) will cease, and all holders of shares of Insight Class A common stock (other than the Continuing Investors with respect to their shares of Class A common stock that will be exchanged) will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as Insight has no obligation to file a petition for appraisal, and Insight has no present intention to do so, any holder of shares of Insight Class A common stock who desires a petition for appraisal to be filed is advised to file it on a timely basis. No appraisal proceeding in the Delaware Court will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

        Failure of any stockholder to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder's statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

THE SPECIAL MEETING

Date, Time and Place

        The special meeting of stockholders of Insight will be held on Friday, December 16, 2005 at 9:30 a.m. New York time, at The Michelangelo, 152 West 51st Street, New York, New York.

Purpose

        At the special meeting, you will be asked:

1.
To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of July 28, 2005, between Insight and Acquisition, as it may be amended from time to time, which, among other things, provides for the merger of Acquisition with and into Insight, with Insight continuing as the Surviving Corporation.

2.
To consider and vote upon the proposed charter amendment, which would make Section 5.6 of Insight's certificate of incorporation, which provides that holders of each class of Insight common stock must receive equal per share payments upon a merger of Insight, inapplicable to the merger and the other transactions contemplated by the merger agreement.

3.
To approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve proposal 1 or proposal 2.

4.
To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum Requirement

        We have fixed November 7, 2005, as the record date. Only holders of record of Insight common stock as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were 51,841,390 shares of Insight Class A common stock issued and outstanding held by approximately 212 holders of record and 8,489,454 shares of Insight Class B common stock issued and outstanding held by approximately 13 holders of record.

        Each holder of record of Insight Class A common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders at the special meeting. Each holder of record of Insight Class B common stock at the close of business on the record date is entitled to ten votes for each share then held on each matter submitted to a vote of stockholders at the special meeting.

        The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast by the stockholders will constitute a quorum for the special meeting, and where a separate class vote is required (such as the charter amendment), a quorum will consist of the majority of votes entitled to be cast by the stockholders of the class entitled to vote with respect to that matter. If you vote by proxy or in person at the special meeting, you will be counted for purposes of determining whether there is a quorum at the special meeting. Shares of Insight common stock that are entitled to vote but are not voted (called abstentions) and broker non-votes will be counted for the purpose of determining whether there is a quorum for the transaction of business at the special meeting. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Voting by Proxy

        Holders of record can ensure that their shares are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by this method will not affect your right to attend the special meeting and vote.

Voting Via Telephone or the Internet

        Voting via the Internet or by telephone is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which appears on the proxy card. These procedures, which comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by 5:00 p.m., New York City Time, on December 15, 2005.

        If you own your shares of Insight Class A common stock in your own name, you can vote via the Internet in accordance with the instructions provided on the enclosed proxy card. If your shares are held by a bank, broker or other nominee, you can also vote via the Internet or by telephone. The instructions to vote via the Internet or by telephone will be provided on the voting form supplied by your bank or broker. You may need to contact your bank or broker to vote.

Revoking Your Proxy

        You may revoke your proxy at any time before it is voted at the special meeting by:

  •
  giving written notice of your revocation in person at the special meeting or in writing bearing a later date than your proxy, delivered to the Secretary of Insight Communications Company, Inc., 810 7th Avenue New York, New York 10019;

  •
  delivering to the Secretary of Insight a duly executed subsequent proxy bearing a later date and indicating a contrary vote; or

  •
  attending the special meeting and voting in person.

Who to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, please contact D. F. King & Co., Inc., which is acting as a proxy solicitation agent and information agent in connection with the Merger.

D. F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Banks and Brokers Call Collect: 212-269-5550
All Others Call Toll-free: 1-888-605-1957

Voting at the Special Meeting

        Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in "street name," which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting.

Vote Required; How Shares are Voted

        The affirmative vote of (1) the holders of a majority of the voting power of the outstanding shares of Insight Class A common stock and Insight Class B common stock entitled to vote thereon, voting together as a single class and (2) the holders of a majority of the outstanding shares of Insight Class A common stock entitled to vote thereon not held by Acquisition, the Continuing Investors (or any member of the immediate families thereof), Carlyle or any of its affiliates, or any officers or directors of Insight (or any member of the immediate families thereof) is required to adopt and approve the merger agreement.

        The affirmative vote of the holders of a majority of the outstanding shares of Insight Class A common stock and Insight Class B common stock entitled to vote, in each case voting separately as a class, thereon is required to approve the charter amendment.

        Pursuant to Delaware law and Insight's bylaws, the affirmative vote of holders of a majority of the votes represented by shares present in person or by proxy and entitled to vote at the special meeting is required to adjourn the special meeting.

        Subject to revocation, all shares represented by each properly executed proxy received by the Secretary of Insight will be voted in accordance with the instructions indicated on the proxy. If you return a signed proxy card but do not provide voting instructions (other than in the case of broker non-votes), the persons named as proxies on the proxy card will vote "FOR" the adoption and approval of the merger agreement, the approval of charter amendment, and any adjournment or postponement of the special meeting, and in such manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the special meeting.

        Abstentions and broker non-votes will have the same effect as a vote "AGAINST" the merger agreement and the charter amendment but will have no effect on any motion to adjourn or postpone the special meeting for purposes of determining whether the approval requirement under Delaware law has been satisfied. If the special meeting is adjourned for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

        The proxy card confers discretionary authority on the persons named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

        Certain Continuing Investors who, as of October 31, 2005, collectively hold shares representing approximately 98.4% of the outstanding Insight Class B common stock, less than 1% of the outstanding Class A common stock and approximately 61.2% of the total voting power of Insight common stock voting together as a single class have agreed to vote their shares in favor of the adoption and approval of the merger agreement and the approval of the charter amendment. See "Special Factors—Structure and Steps of the Merger."

        As noted previously, the merger agreement requires that the merger be approved by a majority of the shares held by disinterested stockholders. The shares held by the parties to the voting agreement will not be counted in this "majority of the minority" vote.

Proxy Solicitation

        This proxy statement is being furnished in connection with the solicitation of proxies by Insight. Insight will bear the cost of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of the special meeting of stockholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of Insight common stock. Insight directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the Internet, facsimile or personal conversation, as well as by mail. Insight has retained D. F. King & Co., Inc., a proxy solicitation firm, to assist us in the solicitation of proxies for the special meeting. Insight has agreed to pay D. F. King & Co., Inc. a fee of $12,500, plus reimbursement of reasonable out-of-pocket expenses. We may also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of Insight common stock. See "Special Factors—Estimated Fees and Expenses" for more information about the fees Insight expects to pay in connection with the merger.

        Please do not send any certificates representing shares of Insight common stock with your proxy card. If the merger is completed, the procedure for the exchange of certificates representing shares of Insight common stock will be as described in this proxy statement. For a description of procedures for exchanging certificates representing shares of Insight common stock for the merger consideration following completion of the merger, see "The Merger Agreement—Payment For Insight Class A Common Stock in the Merger."

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this proxy statement. The provisions of the merger agreement are extensive and not easily summarized. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger. In addition, you should read "Special Factors—Structure and Steps of the Merger," particularly the sections summarizing the exchange agreement and the principals' agreement, as certain provisions of those agreements relate to certain provisions of the merger agreement.

        Additional information about Insight may be found elsewhere in this proxy statement and Insight's other public filings. See "Additional Information" beginning on page 102.

Structure of the Merger

        At the closing of the merger, Acquisition will merge with and into Insight and the separate corporate existence of Acquisition will cease. Insight will be the Surviving Corporation in the merger and will continue to be a Delaware corporation after the merger. The certificate of incorporation of Insight, as amended and restated pursuant to the merger agreement, will be the certificate of incorporation of the Surviving Corporation. The bylaws of Insight will be amended to conform to the bylaws of Acquisition and will be adopted as the bylaws of the Surviving Corporation. The directors of Insight immediately prior to the closing of the merger will, from and after the closing of the merger, be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or until their earlier death, resignation or removal, although it is a condition to closing that Insight shall have received the resignations of any directors other than those designated by Acquisition prior to the merger and the Insight board of directors, as it was constituted immediately prior to the special meeting, must have elected such persons designated by Acquisition as directors of the Surviving Corporation, prior to the effective time of the merger. The officers of Insight immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or until their earlier death, resignation or removal.

When the Merger Becomes Effective

        The closing of the merger will take place on or before the 15th business day after the satisfaction or waiver of the closing conditions stated in the merger agreement, unless another date is agreed to in writing by the parties. The merger will become effective at the time, which we refer to as the effective time of the merger, when the parties to the merger file a certificate of merger with the Secretary of State of the State of Delaware or any later time as the parties agree and specify in the certificate of merger.

Effect of the Merger on the Capital Stock and Stock Options of Insight and Acquisition

        Capital Stock.    Following the completion of the transactions set forth in the exchange agreement (see "Special Factors—Structure and Steps of the Merger" and "Special Factors—Interests of Certain Persons in the Merger—Continuing Investors' Investment in Insight"), at the effective time of the merger:

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  Each share of Insight Class A common stock and Insight Class B common stock, if any, issued and outstanding immediately prior to the effective time of the merger, other than shares held by Insight or any direct or indirect wholly-owned subsidiary of Insight, shares of Insight Class A common stock and Class B common stock held by Acquisition immediately prior to the effective time of the merger and shares of Insight Class A common stock held by dissenting stockholders, will be converted into the right to receive a cash payment of $11.75.

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  Each share of Insight Preferred Stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive one share of Series A Voting Preferred Stock, par value $0.01 per share, of the Surviving Corporation.

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  Each share of Insight Class A common stock and Class B common stock that is owned by Insight or any direct or indirect wholly-owned subsidiary of Insight and each share of Insight Class A common stock that is owned by Acquisition immediately prior to the effective time of the merger will be automatically canceled without payment.

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  Each share of Acquisition Class B Preferred Stock outstanding immediately prior to the effective time of the merger will be converted into and become one share of Series B Voting Preferred Stock, par value $0.01 per share, of the Surviving Corporation.

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  Each share of Acquisition Class C Preferred Stock outstanding immediately prior to the effective time of the merger will be converted into and become one share of Series C Non-Voting Preferred Stock, par value $0.01 per share, of the Surviving Corporation.

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  Each share of Acquisition Class D Preferred Stock outstanding immediately prior to the effective time of the merger will be converted into and become one share of Series D Non-Voting Preferred Stock, par value $0.01 per share, of the Surviving Corporation.

        Restricted Shares.    Immediately prior to the consummation of the transactions contemplated by the exchange agreement, Insight will waive the transferability restrictions contained in its restricted stock award agreements to enable the shares of restricted stock subject to the exchange agreement to be transferred to Acquisition, as provided in that agreement. At the effective time of the merger, Insight will waive all transfer restrictions and vesting conditions, applicable to the shares of restricted stock as necessary. Except for shares of restricted stock contributed to Acquisition pursuant to the exchange agreement, the holders of all shares of restricted stock that vest at the effective time of the merger will be entitled to receive $11.75 in cash (less applicable taxes) per share, unless such share is held by Insight or any direct wholly-owned subsidiary of Insight, Acquisition or a dissenting stockholder.

        Deferred Shares.    At the effective time of the merger, Insight will adjust each of the deferred share agreements so that, upon delivery at the end of the deferral period, the holder of each deferred share will be entitled to receive one share of Series C Non-Voting Preferred Stock of the Surviving Corporation for each share of Insight Class A common stock that the holder otherwise would have been entitled to receive prior to adjustment. Insight will also amend the agreements evidencing the deferred shares to provide that the deferral period will end on the earlier of a change of control of the Surviving Corporation (as defined in Section 409A of the Internal Revenue Code) or the participant's termination of employment. Any deferred shares that remain unvested at the effective time of the merger will continue to vest according to the schedule set forth in the applicable agreement evidencing the grant of such deferred shares.

        Stock Options.    As of the effective time of the merger, Insight will cause each option to purchase Insight common stock (whether vested or unvested) outstanding immediately prior to the effective time of the merger to be canceled and to cease to exist in exchange for the right to receive a cash payment (less applicable taxes) equal to the product of (A) the excess, if any, of (i) $11.75, over (ii) the per share exercise price of this stock option, multiplied by (B) the number of shares of Insight common stock covered by this stock option. Insight will pay this cash payment as soon as practicable but in no event later than 15 business days after the effective time of the merger. As of the effective time of the merger, each holder of any common stock option will cease to have any rights in respect of the Insight stock options under Insight's 1999 Equity Incentive Plan, as amended, or any applicable agreement evidencing the grant of an Insight stock option.

        New Equity Awards.    As soon as reasonably practicable after the effective time of the merger, but in no event later than 45 business days after the effective time of the merger, the Surviving Corporation will grant to each employee of the Surviving Corporation who is employed by Insight or any of its subsidiaries immediately prior to the effective time of the merger, including each employee who is not actively at work on account of illness, disability, vacation or leave of absence, who holds options to purchase Insight common stock immediately prior to the effective time of the merger, shares of Series E Non-Voting Common Stock of the Surviving Corporation in consideration for the future services to be provided by such employee to the Surviving Corporation or any of its subsidiaries after the effective time of the merger on the terms and conditions determined by the Surviving Corporation; provided, that such employee remains employed by the Surviving Corporation or any of its subsidiaries through the time of such grant. The shares of Series E Non-Voting Common Stock issued after the effective time of the merger will be subject to such vesting, distribution floors and other terms and conditions as may be provided for in the Amended Charter or in an award agreement, and which may provide for different terms and conditions for employees receiving Series E Non-Voting Common Stock.

Payment for Insight Class A Common Stock in the Merger

        Prior to the effective time of the merger, Acquisition will deposit, or cause to be deposited, for the benefit of the holders of Insight Class A common stock with The Bank of New York, N.A., as paying agent, sufficient cash to pay to the holders of Insight Class A common stock the merger consideration of $11.75 per share. No transfers of Insight common stock will be made on the stock transfer books of Insight from and after the effective time of the merger. Within five business days of the effective time, the Surviving Corporation will instruct the paying agent to mail to each record holder (excluding, Insight, any direct or indirect wholly-owned subsidiary of Insight or Acquisition or dissenting stockholders) of Insight common stock, a letter of transmittal and instructions for use in effecting the surrender of all Insight Class A common stock certificates held by such record holder in exchange for a cash payment of $11.75 for each share of Insight Class A common stock owned. You should not send in your Insight Class A common stock certificates until you receive the letter of transmittal.

        If payment is to be made to a person other than the person in whose name the Insight Class A common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due to Insight Class A common stockholders under the merger agreement, or that such person establish to the satisfaction of the paying agent that any such taxes have been paid or are not applicable.

        Any portion of the payment fund held by the paying agent not distributed to the holders of Insight Class A common stock one year following the effective time of the merger will be delivered to the Surviving Corporation, and after such transfer, any stockholders of Insight who have not properly surrendered their stock certificates may look only to the Surviving Corporation for payment of the merger consideration.

Representations and Warranties

        The merger agreement contains representations and warranties of each of Insight and Acquisition as to, among other things:

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  corporate organization, existence and good standing (including, as to Insight, with respect to its subsidiaries);

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  corporate power and authority to execute and deliver the merger agreement and perform their respective obligations under the merger agreement and to complete the transactions contemplated by merger agreement;

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  the absence of certain conflicts, including certain conflicts with organizational documents and law, the absence of any breach or event of default under any contract, and the absence of any required governmental approvals other than those specified in the merger agreement, in each case arising out of the execution, delivery and performance of the merger agreement;

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  matters relating to required filings with the SEC in connection with the merger; and

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  the absence of any fees owed to brokers or investment bankers in connection with the merger, other than those specified in the merger agreement.

        The merger agreement also contains representations and warranties of Insight as to, among other things:

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  the capitalization of Insight and the absence of preemptive rights or other rights to purchase or acquire equity securities of Insight of any of its subsidiaries;

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  the accuracy of Insight's filings with the SEC and the preparation of Insight financial statements;

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  the absence of certain changes since December 31, 2004;

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  the absence of material litigation, material arbitration, governmental orders outstanding against Insight or its subsidiaries or other action or proceeding pending or threatened against Insight or its subsidiaries;

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  the absence of violations by Insight or its subsidiaries of any foreign or domestic laws or regulations, including the Sarbanes-Oxley Act of 2002;

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  the payment by Insight and its subsidiaries of taxes and the filing of tax returns;

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  the real property owned or leased by Insight or its subsidiaries;

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  Insight's employee benefit plans and other agreements with its employees;

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  the intellectual property owned or otherwise used by Insight or its subsidiaries;

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  the validity of, and absence of any default under, certain of Insight's and its subsidiaries' contracts;

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  environmental matters and compliance with environmental laws;

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  the insurance policies carried by or covering Insight and its subsidiaries;

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  the absence of certain related party transactions;

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  Insight's and its subsidiaries' timely filing of renewal requests under its cable television franchises;

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  the absence of certain undisclosed liabilities;

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  the number of subscribers to Insight's services and the number of homes that Insight's systems pass;

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  the accuracy of Insight's programming cost estimates;

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  the opinions of the special committee's financial advisors; and

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  the limit of Acquisition's representations and warranties to those set forth in the merger agreement.

        The merger agreement also contains representations and warranties of Acquisition as to, among other things:

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  Acquisition's ability to finance certain costs of the merger;

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  the absence of any previous conduct by Acquisition other than in connection with the transactions contemplated by the merger agreement;

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  the provision by Acquisition to the special committee of all documents with respect to any agreements between Acquisition, affiliates of Carlyle and the Continuing Investors; and

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  the limit of Insight's representations and warranties to those set forth in the merger agreement.

        Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a "material adverse effect" clause. For purposes of the merger agreement, "material adverse effect" means, with respect to Insight, any event, change or development having an effect that individually or in the aggregate is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of Insight and its subsidiaries, taken as a whole or would materially impair its ability to perform its obligations under the merger agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a material adverse effect: (A) any adverse effect that results from general economic, business, financial or market conditions; (B) any adverse effect arising from any action taken by Insight to comply with its obligations under the merger agreement; (C) any adverse effect generally affecting the industry or industry sectors in which Insight or any of its subsidiaries operates that does not disproportionately affect Insight and its subsidiaries relative to the other participants in the industry or industry sectors in which Insight or its subsidiaries operates, (D) any adverse effect arising from or otherwise relating to the dissolution of or announcement of any intent to dissolve Insight Midwest, L.P.; and (E) any adverse effect relating to (i) any decision by the Federal Communications Commission that the consummation of the transactions contemplated by the merger agreement requires its prior approval or (ii) any failure to obtain the consent of a governmental entity that may be required pursuant to any franchise in connection with the consummation of the transactions contemplated by the merger agreement. For the purposes of the merger agreement, "material adverse effect" means, with respect to Acquisition, any change or development having an effect that would prevent or materially delay the performance by Acquisition of any of its obligations under the merger agreement.

Agreements Related to the Conduct of Business

        The merger agreement provides that, subject to certain exceptions or as consented to in writing by Acquisition, during the period from the signing of the merger agreement to the effective time of the merger, Insight, among other things, will, and will cause its subsidiaries to, conduct their respective businesses in the ordinary course and use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationship with customers, suppliers and others having business dealings with it and to keep available the services of its current officers and key employees on terms and conditions comparable to those in effect and maintain its current rights and franchises, in each case, consistent with past practice and will not, and will not permit any of its subsidiaries to:

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  adopt or propose to adopt any change in its certificate of incorporation, bylaws or other organizational documents;

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  declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends paid by a subsidiary of Insight to Insight or a subsidiary of Insight and distributions required to be made by Insight Midwest, L.P. pursuant to the Insight Midwest partnership agreement;

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  split, combine or reclassify any of its capital stock or authorize the issuance of any other securities in respect of its capital stock;

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  repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock or the capital stock of its subsidiaries;

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  issue, sell, grant, pledge or otherwise encumber any shares of its capital stock of any class, or other securities convertible into shares of its capital stock, including stock options, other than as permitted in the merger agreement;

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  merge or consolidate with another entity or acquire an amount of assets or equity of another entity in excess of $5 million;

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  sell, lease, license, subject to certain liens, encumber or otherwise dispose of any assets, property or rights in an amount in excess of $5 million in the aggregate, other than as permitted in the merger agreement;

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  incur indebtedness other than as permitted in the merger agreement;

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  materially modify benefits or materially accelerate payments or the vesting of benefits under any Insight benefit plan, except as required by an existing agreement, plan or law;

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  make capital expenditures (a) in 2005, in excess of $220 million in the aggregate, including expenditures made to date and (b) in 2006, not in accordance with the budget of Insight and its subsidiaries for such fiscal year and not, in any event, in excess of $200 million in the aggregate, and no more than $40 million in any one calendar month or $75 million in any one calendar quarter;

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  increase compensation or benefits of directors, officers, employees, consultants, representatives or agents, other than as required by existing plans or arrangements and increases in the ordinary course of business consistent with past practice (other than to directors and senior officers);

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  enter into or modify change of control, severance, consulting, retention or employment agreements with any senior officer or any change of control, severance, consulting, retention or employment plan, program or arrangement;

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  hire or terminate the employment or contractual relationship of any officer or employee, other than in the ordinary course consistent with past practice or that would not result in a material increase in the number of persons providing services in such capacities or in the aggregate payroll, and in the case of terminations, would not create a material liability in excess of the cost savings derived from any terminations;

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  other than in the ordinary course consistent with past practice, settle or compromise any litigation, other than settlements involving amounts not in excess of $3 million or otherwise material to Insight and its subsidiaries, taken as a whole; or enter into any consent, decree or similar restraint or form of equitable relief in settlement of any material proceeding except those settlements and compromises that relate to taxes or that individually or in the aggregate are not material to Insight or its subsidiaries, taken as a whole;

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  other than in the ordinary course consistent with past practice, enter into or amend, modify, renew or terminate certain material agreements;

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  other than in the ordinary course, and except as are not, individually or in the aggregate, material to Insight's business or to Insight and its subsidiaries taken as a whole, make or rescind any material election relating to taxes, settle any proceeding relating to taxes, seek any tax ruling, other than a ruling related to the tax qualified status of an employee benefit plan, enter into any material agreement with a taxing authority or, except as required by law, change any of its tax reporting methods from those employed in the preparation of Insight's December 31, 2003 federal income tax returns;

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  enter into, renew or extend any agreements that restrict Insight or its subsidiaries or will restrict the Surviving Corporation from engaging or competing in a any line of business or in any geographic area, which agreements, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business of Insight and its subsidiaries, taken as a whole, after giving effect to the merger;

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  change any method of accounting or accounting principles or practices, except as required by a change in Generally Accepted Accounting Principals;

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  cancel or modify any material insurance policy, which is not replaced by a comparable amount of insurance coverage;

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  adopt a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization;

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  take or omit to take any actions that would or would be reasonably likely to result in any of the conditions to the merger agreement not being satisfied or materially impairing the ability of the parties to consummate the merger or materially delay the closing of the merger; or

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  take any action that would reasonably be expected to result in a material modification to Insight's (or its subsidiaries') rights under the Insight Midwest, L.P. partnership agreement.

Other Covenants and Agreements

        Notification of Certain Matters.    Insight must give prompt notice to Acquisition, and Acquisition must give prompt notice to Insight, of the occurrence or failure to occur of any event that would cause (a) any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect, or (b) any material failure of Insight or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

        Indemnification of Directors and Officers; Insurance.    Until the sixth anniversary of the effective time of the merger, the right to indemnification, advancement of expenses and exculpation of officers and directors provided for in the constituent documents of Insight and its subsidiaries on terms no less favorable than as in effect on the date of the merger agreement will be maintained with respect to matters occurring prior to the effective time.

        Until the sixth anniversary of the effective time of the merger, the Surviving Corporation must maintain officers' and directors' liability insurance covering Insight's present and former officers and directors at the effective time of the merger with respect to matters occurring prior to the effective time of the merger, on terms with respect to coverage and amount no less favorable than those of the applicable policies in effect on the date of the merger agreement, to the extent that such coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 250% of Insight's annual premium for such insurance policies in effect on July 28, 2005 and payable in 2005, and, if such tail coverage cannot be so maintained at such cost, providing as much of such insurance coverage as can be so maintained at a cost equal to 250% of the annual premium for Insight's insurance policies.

        The Surviving Corporation will, from and after the effective time of the merger, to the fullest extent permitted under applicable law and the company's constituent documents, defend and hold harmless each present and former director and officer of Insight or any Insight subsidiary against any costs or expenses (including reasonable attorney's fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the negotiation and approval of the merger agreement or the transactions contemplated by the merger agreement.

        Access and Information.    Insight must afford to Acquisition reasonable access during normal business hours, during the period prior to the effective time of the merger, to all of its books and records, facilities, personnel, management reports and other information.

        All Reasonable Efforts; Approvals and Consents.    Insight and Acquisition must cooperate and use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including using all reasonable efforts to (a) obtain certain necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, provided that Insight will not be required to make any payments or provide any economic benefits prior to the effective time of the merger in order to obtain any waivers, consents or approvals from third parties, (b) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation, (c) lift or rescind any injunction or restraining order or other order adversely affecting the ability of Insight and Acquisition to consummate the transactions contemplated by the merger agreement, (d) effect any necessary registrations and filings and submissions of information requested by governmental authorities, and (e) fulfill all conditions to the merger agreement.

        No Solicitation of Competing Proposals.    Insight and its subsidiaries are prohibited from directly or indirectly (i) initiating, soliciting, facilitating or knowingly encouraging any inquiry or the making of any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) entering into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that would reasonably be expected to lead to, any Takeover Proposal or (iii) continuing or otherwise participating in any discussions or negotiations regarding, or furnishing to any Person any information or data with respect to Insight, or otherwise cooperating with or taking any other action to facilitate any proposal that (A) constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (B) requires Insight to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement. Notwithstanding the foregoing, prior to the adoption and approval of the merger agreement and approval of the charter amendment by Insight's stockholders, Insight may, in response to a bona fide written Takeover Proposal that did not result from a breach of this covenant:

  •
  furnish information or data with respect to Insight and its subsidiaries to the person making such Takeover Proposal pursuant to and in accordance with a confidentiality agreement containing terms no less materially restrictive than those applicable to Carlyle, provided that all such information provided to such person has previously been provided to Acquisition or is provided to Acquisition prior to or concurrently with the time it is provided to such person; and

  •
  participate in discussions or negotiations with such person regarding such Takeover Proposal;

provided, in each case, that the special committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and financial advisor, that (i) the failure to furnish such information or participate in such discussions or negotiations would present a material risk of being inconsistent with the fulfillment of its fiduciary duties under applicable law and (ii) such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal.

        Within one business day after the receipt by Insight of any Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to, any Takeover Proposal, Insight must provide oral and written notice to Acquisition of (i) the Takeover Proposal or inquiry, (ii) the identity of the person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). Insight is also required to keep Acquisition informed on a current basis of the status of any such Takeover Proposal, including, without limitation, any changes to the price or other material terms and conditions thereof.

        Neither the board of directors of Insight nor the special committee may (i) withdraw, modify or qualify in any manner adverse to Acquisition, its recommendation that Insight's stockholders adopt and approve the merger agreement and approve the charter amendment or take any action or make any statement in connection with the special meeting inconsistent with such recommendation or

(ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal. However, at any time prior to the adoption and approval of the merger agreement and the approval of the charter amendment by Insight's stockholders, the board of directors of Insight or the special committee may, in response to a Superior Proposal or an Intervening Event, change its recommendation that Insight's stockholders adopt and approve the merger agreement and approve the charter amendment if the special committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and financial advisor, that the failure to do so would present a material risk of being inconsistent with the fulfillment of its fiduciary duties under applicable law, and if Acquisition does not make a proposal that the special committee determines in good faith, after consultation with its financial advisor, is at least as favorable to the stockholders of Insight (other than the Continuing Investors) as such Superior Proposal or obviates the need for the board of directors or special committee to change its recommendation as a result of the Intervening Event.

        As used in the merger agreement, "Intervening Event" means an event, development, circumstance or state of affairs, unknown to the special committee as of the date of the merger agreement, which becomes known prior to the adoption and approval of the merger agreement and the approval of the charter amendment at the special meeting.

        As used in the merger agreement, "Takeover Proposal" means any proposal or offer in respect of (i) a tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving Insight or any of its subsidiaries with any person other than Acquisition or any affiliate thereof pursuant to which such third party would acquire more than 20% of the outstanding capital stock of Insight, (ii) Insight's acquisition of any third party in a business combination transaction in which the stockholders of the third party immediately prior to consummation of such business combination transaction will own more than 20% of Insight's outstanding capital stock immediately following such transaction, including the issuance by Insight of more than 20% of its outstanding capital stock as consideration for assets or securities of a third party, or (iii) any direct or indirect acquisition by any third party of 20% or more of the outstanding capital stock of Insight or of 20% or more of the consolidated assets of Insight and its subsidiaries, in a single transaction or a series of related transactions. Whenever the term "Takeover Proposal" is used when referring to the obligation of Insight to pay a Termination Fee (as defined below) to Acquisition, in certain circumstances, pursuant to the merger agreement, each reference in this definition to 20% is deemed to be 40%.

        As used in the merger agreement, "Superior Proposal" means any bona fide written proposal or offer made by a third party in respect of a business combination transaction involving, or any purchase or acquisition of, (i) at least 75% of Insight's outstanding capital stock, (ii) at least 75% of the voting power of Insight's capital stock or (iii) at least 75% of the consolidated assets of Insight and its subsidiaries, which the special committee determines in good faith, by resolution duly adopted after consultation with its outside counsel and financial advisor, would result in a transaction that if consummated would be more favorable to Insight stockholders (other than the Continuing Investors) than the merger, taking into account all of the terms and conditions of such proposal and the merger agreement (including any proposal by Acquisition to amend the terms of the merger agreement), and is reasonably capable of being consummated on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal.

        Proxy Statement; Schedule 13E-3.    On November 17, 2005, Insight filed with the SEC this definitive proxy statement, and Insight, Acquisition, the Primary Funds and the Affiliated Continuing Investors filed with the SEC an amended Schedule 13E-3.

        Stockholders Meeting.    Insight, as soon as reasonably practicable after the proxy statement is cleared by the SEC, must duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon the adoption and approval of the merger agreement and the approval of the charter amendment. The board of directors of Insight recommends that stockholders adopt and approve the merger agreement and approve the Charter Amendment. However, Insight may withdraw or modify its recommendation in accordance with the terms of the merger agreement as described above. Certain Continuing Investors have agreed to vote or cause to be voted all of the shares of Insight common stock owned of record or beneficially owned by them in favor of the adoption and approval of the merger agreement and the approval of the charter amendment. See "Special Factors—Structure and Steps of the Merger—Voting Agreement" for more information.

        Management of Partnership Exit Process.    From the date of the merger agreement until the effective time of the merger, unless Acquisition otherwise consents in writing, Insight will not deliver any notice initiating the dissolution of Insight Midwest, L.P. pursuant to the Insight Midwest, L.P. partnership agreement, and if Comcast Corporation or an affiliate thereof delivers a dissolution notice to Insight, Insight will elect to postpone the process of dissolving Insight Midwest, L.P. for six months as permitted under the partnership agreement.

        Consent Solicitation.    As contemplated under the merger agreement, on September 28, 2005, Insight commenced a consent solicitation of holders of all $350,000,000 outstanding principal amount at maturity of its 12 1/4% senior discount notes due 2011 for a waiver of a provision in the indenture governing these notes that could be deemed to apply to the merger and related transactions. Concurrently with this consent solicitation, Insight Midwest, L.P. and Insight Capital, Inc., each a subsidiary of Insight, also commenced a solicitation of consents in respect of all $385,000,000 outstanding principal amount of their 9 3/4% senior notes due 2009 and all $630,000,000 outstanding principal amount of their 10 1/2% senior notes due 2010 with respect to the waiver of a substantially similar provision in each of the indentures governing those notes. The consent solicitations were successfully completed on October 12, 2005. Accordingly, supplemental indentures were entered into to give effect to the waivers as of 5:01 p.m., New York City time, on October 12, 2005. On the consent payment date, Insight will pay consenting holders 0.125% of the accreted value of its 12 1/4% notes and 0.125% of the principal amount of the Insight Midwest and Insight Capital notes, subject to the terms and conditions of the consent solicitations, which conditions include consummation of the merger.

Conditions to Completion of the Merger

        The obligations of Insight and Acquisition to consummate the merger are subject to the satisfaction or waiver, at or before the closing date of the merger, of the following conditions:

  •
  the adoption and approval of the merger agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Insight common stock entitled to vote, voting together as a single class;

  •
  the adoption and approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Insight Class A common stock entitled to vote not held by Acquisition, the Continuing Investors (or any member of their immediate families), Carlyle or any of its affiliates, or any officers or directors of Insight (or any member of their immediate families);

  •
  the approval of the charter amendment by the affirmative vote of the holders, in each case voting separately as a class, of a majority of the outstanding shares of Insight Class A common stock and Insight Class B common stock entitled to vote;

  •
  the expiration or termination of any waiting period, including any extension thereof, applicable to the completion of the merger under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended; and

  •
  the absence of any order, decree, ruling or other action issued or taken by a court of competent jurisdiction or United States federal or state governmental entity enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated by the merger agreement. The parties must use all reasonable efforts to cause any decree, judgment, injunction or other order enjoining, restraining or prohibiting the completion of the merger to be vacated or lifted.

        The obligation of Acquisition to consummate the merger is subject to the satisfaction or waiver, at or before the closing date of the merger, of the following additional conditions:

  •
  the representations and warranties of Insight set forth in the merger agreement, made as if none of the representations and warranties contained any qualifications or limitations as to materiality or material adverse effect, being true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except (with certain exceptions) where the failure of such representations and warranties, individually or in the aggregate, to be true and correct would not reasonably be expected to have or constitute a Company Material Adverse Effect (as defined in the merger agreement);

  •
  Insight's performance or compliance in all material respects with all agreements and covenants to be performed by Insight under the merger agreement and the exchange agreement at or prior to the closing date;

  •
  the absence of any event, change or development that constitutes or would reasonably be expected to constitute a material adverse effect with respect to Insight and its subsidiaries since the date of the merger agreement;

  •
  the absence of any pending action or proceeding by any governmental entity or other person (other than the stockholders or note holders of Insight), in each case that has a reasonable likelihood of success, (1) challenging the acquisition by Acquisition of any Insight common stock, seeking to restrain or prohibit the completion of the merger or seeking to obtain from Insight or Acquisition any material damages, (2) seeking to prohibit or limit the ownership or operation by Insight, Acquisition or any of their respective subsidiaries or the stockholders of Acquisition of any material portion of the business or assets of Insight or its subsidiaries, (3) seeking to prohibit or prevent the stockholders of Acquisition or the holders of shares of Insight's preferred stock from effectively controlling in any material respect the business or operations of Insight and its subsidiaries or (4) which otherwise is likely to constitute a material adverse effect with respect to Insight and its subsidiaries;

  •
  the receipt by Insight of resignations of each of its directors, other than those directors designated by Acquisition, which resignations shall be valid and effective immediately prior to the effective time of the merger, and the election by the board of directors of Insight, as it is constituted immediately prior to the special meeting, to the board of directors of Insight of the designees of Acquisition, effective not later than the resignations of the resigning directors; and

  •
  the receipt by Acquisition of a certification from Insight to the effect that Insight is not (and was not at any time during the five-year period ending on the closing date) a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code.

        The obligation of Insight to consummate the merger is subject to the satisfaction or waiver, at or before the closing date of the merger, of the following additional conditions:

  •
  the representations and warranties of Acquisition set forth in the merger agreement, made as if none of such representations and warranties contained any qualifications or limitations as to materiality or material adverse effect, being true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except (with certain exceptions) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have or constitute a Parent Material Adverse Effect (as defined in the merger agreement); and

  •
  Acquisition's performance or compliance in all material respects with all agreements and covenants to be performed by Acquisition under the merger agreement at or prior to the closing date.

Termination

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether prior to or after Insight's stockholders adopt and approve the merger agreement and approve the charter amendment by the required votes:

  (a)
  by mutual written consent of Acquisition and Insight (acting at the direction of the special committee);

  (b)
  by either Acquisition or Insight (with the prior approval of the special committee), if:

  (i)
  the merger shall not have been consummated by February 15, 2006, provided, that the right to terminate the merger agreement pursuant to this provision is not available to any party whose failure to perform any of its obligations under the merger agreement has been the primary cause of the failure of the merger to be consummated by such time;

  (ii)
  any governmental entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action (which the party seeking to terminate the merger agreement shall have used its reasonable efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or

  (iii)
  the requisite approval of Insight's stockholders shall not have been obtained at the special meeting or any adjournment or postponement thereof; provided that the right to terminate the merger agreement pursuant to this provision is not available to Insight if it has materially breached the provisions of the merger agreement regarding the solicitation of and responses to Takeover Proposals;

  (c)
  by Acquisition if:

  (i)
  Insight shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (A) is incapable of being cured by Insight prior to February 15, 2006 or is not cured by such date and (B) would result in (i) a failure of any such representation or warranty in the merger agreement (in each case, as if made with no materiality qualifications) to be true at closing, except where such failure to be true would not constitute a Company Material Adverse Effect (as defined in the merger agreement) or (ii) a failure by Insight to materially perform all of its covenants as set forth in the merger agreement as of closing;

  (ii)
  (x) Insight shall have breached or be deemed to have breached in any material respect its obligations regarding the solicitation of and responses to Takeover Proposals, (y) Insight shall have breached in any material respect its obligations with respect to the preparation and mailing of a proxy statement, or (z) Insight shall have failed to convene and hold the special meeting within 60 days of the date that the proxy statement is cleared by the SEC; or

    (iii)
    Insight's board of directors shall have changed its recommendation that Insight's stockholders vote to adopt and approve the merger agreement and approve the charter amendment; provided, Acquisition has the right to terminate the merger agreement pursuant to this provision only within the first five business days following any such change in the board of directors' recommendation;

  (d)
  by Insight if Acquisition shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (A) is incapable of being cured by Acquisition prior to February 15, 2006 or is not cured by such date and (B) would result in (i) a failure of any such representation or warranty in the merger agreement (in each case, as if made with no materiality qualifications) to be true at closing, except where such failure to be true would not constitute a Parent Material Adverse Effect (as defined in the merger agreement) or (ii) a failure by Acquisition to materially perform all of its covenants as set forth in the merger agreement as of closing.

Termination Fee and Expenses

        Insight will be required to pay a Termination Fee to Acquisition if the merger agreement is terminated in the following situations:

  (a)
  If the merger agreement is terminated pursuant to (b)(iii) above, and prior to the special meeting, a Takeover Proposal had become publicly known but Insight's board of directors had not changed its recommendation, and, within 12 months after the date of such termination, (i) Insight enters into a definitive agreement with respect to, or consummates, a transaction relating to a Takeover Proposal that had been communicated to the special committee or become publicly known prior to the special meeting or (ii) Insight enters into a definitive agreement with respect to, or consummates, a transaction relating to any Takeover Proposal pursuant to which the holders of Insight Class A common stock would receive consideration having a fair market value per share in excess of $11.75, then Insight will be required to pay Acquisition a $10 million fee (which we refer to as the Termination Fee) less any expense amount previously paid (as described below).

  (b)
  If the merger agreement is terminated pursuant to (b)(iii) above and prior to the special meeting, Insight's board of directors' changes its recommendation, and, within 12 months after the date of such termination, Insight enters into a definitive agreement with respect to, or consummates, a transaction relating to any Takeover Proposal, then Insight will be required to pay to Acquisition the Termination Fee less any expense amount previously paid (as described below).

  (c)
  If the merger agreement is terminated pursuant to (c)(ii) or (c)(iii) above, and, within 12 months after the date of such termination, Insight enters into a definitive agreement with respect to, or consummates, a transaction relating to any Takeover Proposal, then Insight will be required to pay Acquisition the Termination Fee less any expense amount previously paid (as described below).

        If Insight is required to pay Acquisition a Termination Fee pursuant to (a), (b) or (c) above, such Termination Fee shall be payable prior to the earlier of Insight entering into a definitive agreement to consummate, or consummating, the applicable triggering transaction. If the merger agreement is terminated under circumstances in which a Termination Fee would be payable upon the satisfaction of the applicable subsequent condition or conditions set forth above, Insight will pay to Acquisition within one business day of such termination an amount equal to $4 million in respect of Acquisition's expenses. In no event will any portion of the termination fee or such expense amount paid by Insight to Acquisition be paid subsequently by Acquisition to any Continuing Investor, other than any portion thereof that does not exceed such Continuing Investor's out-of-pocket expenses incurred in connection with the transactions contemplated by the merger agreement and related agreements.

Effect of Termination; Remedies

        If the merger agreement is terminated in accordance with its terms, it will become void and have no effect, and there shall be no liability on the part of Acquisition or Insight, except that the provisions with respect to the payment of the Termination Fee and expense amount and certain other provisions regarding expenses shall survive, and no party shall be relieved from any liability or damages arising from a willful and material breach of any provision of the merger agreement.

        Insight shall have no right to cause monies to be contributed to Acquisition by, and except to the extent provided in the Carlyle guaranty, Insight may not pursue any claim or seek any legal or equitable remedy against any current, former or prospective stockholder of Acquisition or any affiliate thereof (other than Acquisition). Acquisition has no liability to Insight in respect of claims for monetary damages that Insight may bring against Acquisition in connection with the merger agreement that are in an aggregate amount in excess of $10 million.

        Insight has no liability to Acquisition in respect of claims for monetary damages that Acquisition may bring against Insight in connection with the merger agreement that are in an aggregate amount in excess of $10 million, inclusive of any Termination Fee and payment in respect of expenses.

        Neither party may bring any claim for monetary damages against the other party for breach of any representation or warranty made in the merger agreement unless such breach was material and willful.

Amendments and Waivers

        The merger agreement may not be amended and no waiver, consent or approval by or on behalf of Insight may be granted except pursuant to an instrument in writing signed by or on behalf of Insight (or the special committee, if applicable) following approval of such action by the special committee and signed by Acquisition; provided, however, that (i) prior to the effective time of the merger, Acquisition may make such changes to the Amended Charter of the Surviving Corporation as it deems appropriate, without the consent of Insight, so long as such changes would not (x) individually or in the aggregate, adversely affect the stockholders of Insight other than the Continuing Investors or (y) change in any manner certain indemnification provisions of the Amended Charter if any such changes would, individually or in the aggregate, adversely affect persons serving as directors of Insight as of the date of the merger agreement and (ii) following approval of the merger agreement and the charter amendment at the special meeting, no amendment may be made without the further approval of Insight's stockholders which would: (x) decrease the cash consideration amount per share to be paid in the merger; or (y) change any other terms and conditions in the merger agreement if any of the changes would, individually or in the aggregate, adversely affect Insight's stockholders other than the Continuing Investors. At any time prior to the effective time of the merger, the special committee on behalf of Insight or Acquisition may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the other party pursuant to the merger agreement, or (c) waive compliance by the other party with any of the agreements or with any conditions to such party's obligations.

THE CHARTER AMENDMENT

Purpose and Effect

        Section 5.6 of Insight's certificate of incorporation provides that holders of each class of Insight common stock must receive equal per share payments upon a merger of Insight. Accordingly, to facilitate the ability of the Continuing Investors to exchange all or a portion of their Insight common stock for equity interests in the Surviving Corporation, Insight is proposing to amend its certificate of incorporation to make Section 5.6 inapplicable to the merger and the other transactions contemplated by the merger agreement. Completion of the merger is conditioned upon the adoption and approval of the merger agreement and the approval of the charter amendment.

        If the proposed charter amendment is approved by Insight's stockholders, Section 5.6 of Insight's certificate of incorporation will be amended to read in its entirety as set forth below:

        "5.6 Merger. Upon the merger or consolidation of the Corporation, holders of each class of Common Stock will be entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock are distributed, such shares may differ to the extent that the Class A Common Stock and the Class B Common Stock differ as provided in this Restated Certificate of Incorporation; provided, however, that this Section 5.6 shall not apply in any respect to the transactions contemplated by the Agreement and Plan of Merger, dated as of July 28, 2005, by and between Insight Acquisition Corp. and the Corporation, as it may be amended from time to time."

Recommendation

        The special committee has unanimously recommended to the full Insight board of directors that the board of directors approve the charter amendment. Accordingly, Insight's board of directors has approved the charter amendment and has unanimously recommended that Insight's stockholders approve the charter amendment. See "Special Factors—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger."

ADJOURNMENT

        Pursuant to Delaware law and Insight's bylaws, the affirmative vote of holders of a majority of the votes represented by shares present in person or by proxy and entitled to vote at the special meeting is required to adjourn the special meeting. Upon receiving the requisite vote, Insight may then adjourn the special meeting to a date within 30 days of the special meeting without further notice other than by an announcement made at the special meeting. If the requisite stockholder vote to adopt and approve the merger agreement or approve the charter amendment has not been received or any of the other conditions contained in the merger agreement necessary to complete the merger have not been satisfied or waived at the time of the special meeting, Insight may choose to solicit additional proxies in favor of the merger.

INFORMATION CONCERNING INSIGHT

        Insight Communications Company, Inc. is the ninth largest cable operator in the United States, serving approximately 1.3 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight offers bundled, state-of-the-art services in mid-sized communities, delivering analog and digital video, high-speed Internet and, in selected markets, voice telephony to its customers. Insight Class A common stock trades on The Nasdaq Stock Market, under the symbol "ICCI." Insight's mailing address is 810 7th Avenue, New York, New York 10019 and its telephone number is (917) 286-2300. A detailed description of Insight's business is contained in Insight's Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this proxy statement. See "Additional Information."

        Insight owns 50% of the outstanding partnership interests in Insight Midwest, L.P. and serves as the sole general partner of Insight Midwest. The other 50% of Insight Midwest is owned by an indirect subsidiary of Comcast Corporation, an entity over which Insight has no control. Insight's 50% interest in Insight Midwest constitutes substantially all of its operating assets. The Insight Midwest partnership agreement provides that at any time after December 31, 2005 either partner will have the right to commence a split-up process with respect to Insight Midwest, subject to a limited right of postponement held by the non-initiating partner.

DIRECTORS AND EXECUTIVE OFFICERS OF INSIGHT

        The following persons are the executive officers and directors of Insight as of the date of this proxy statement. Each executive officer will serve until a successor is elected by the board of directors or until the earlier of his or her resignation or removal. Neither any of these persons nor Insight has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of the directors and executive officers of Insight are citizens of the United States and can be reached c/o Insight, 810 7th Avenue, New York, New York 10019.

Name	Age	Position
Sidney R. Knafel	75	Chairman of the Board and Director
Michael S. Willner	53	Vice Chairman, President, Chief Executive Officer and Director
Dinni Jain	41	Executive Vice President, Chief Operating Officer and Director
John Abbot	43	Senior Vice President and Chief Financial Officer
Elliot Brecher	40	Senior Vice President, General Counsel and Secretary
Thomas L. Kempner	78	Director
Geraldine B. Laybourne	58	Director
David C. Lee	39	Director
James S. Marcus	75	Director

        Sidney R. Knafel has been Chairman of the Board since 1985. He was the founder, Chairman and an equity holder of Vision Cable Communications, Inc. from 1971 until its sale in 1981. Mr. Knafel is presently the managing partner of SRK Management Company, a private investment company. He is a director of General American Investors Company, Inc. and IGENE Biotechnology, Inc., as well as several private companies. Mr. Knafel is a graduate of Harvard College and Harvard Business School.

        Michael S. Willner has served as Chief Executive Officer since 1985. Mr. Willner has also served as Vice Chairman since August 2002, served as President from 1985 to August 2002 and reassumed the position of President in August 2003. Mr. Willner served as Executive Vice President and Chief Operating Officer of Vision Cable from 1979 through 1985, Vice President of Marketing for Vision Cable from 1977 to 1979 and General Manager of Vision Cable's Bergen County, New Jersey cable television system from 1975 to 1977. He currently serves on the board of directors and Executive Committee of the National Cable & Telecommunications Association. He also serves on the boards of C-SPAN, Women in Cable and Telecommunications, the Cable Center and the Walter Kaitz Foundation, as well as the Executive Committee of CableLabs. Mr. Willner is a graduate of Boston University's College of Communication and serves on the school's Executive Committee.

        Dinni Jain has served as Executive Vice President and Chief Operating Officer since October 2003. He joined Insight Communications in January 2002 as Senior Vice President and Chief Financial Officer. From 1994 through 2002, he served in a number of roles in sales, marketing, customer service, strategy, corporate development and general management at NTL Incorporated, one of Europe's leading cable and telecommunications companies. He ultimately served as Deputy Managing Director of NTL's Consumer Division, overseeing customer and new business growth, as well as the quality of customer satisfaction. He also managed the operations of NTL's Cable and Wireless Consumer Group from 2000 to 2001. He currently serves on the board of directors of The Cable & Telecommunication Association for Marketing Foundation. Mr. Jain attended Princeton University.

        John Abbot has served as Senior Vice President and Chief Financial Officer since January 2004. From January 1995 to January 2004, Mr. Abbot served in a number of roles at Morgan Stanley, most recently as Managing Director in the Global Media and Communications Group of its Investment Banking Division. Prior to joining Morgan Stanley, Mr. Abbot worked at Goldman, Sachs & Co., and he also served six years as a Surface Warfare Officer in the U.S. Navy. Mr. Abbot received a bachelor's degree in Systems Engineering from the U.S. Naval Academy, an ME in Industrial Engineering from Pennsylvania State University and an MBA from Harvard Business School.

        Elliot Brecher has served as Senior Vice President and General Counsel since January 2000. Previously, he was associated with the law firm Cooperman Levitt Winikoff Lester & Newman, P.C., which served as Insight's legal counsel until July 2000 when it merged with Sonnenschein Nath & Rosenthal LLP, which continues to serve as Insight's legal counsel. He joined that firm in February 1994 and served as a partner from January 1996 until joining Insight Communications. Prior to that, he was an associate of the law firm Rosenman & Colin from October 1988. Mr. Brecher received his law degree from Fordham University.

        Thomas L. Kempner has served as a director of Insight since July 1999. Mr. Kempner serves as Chairman of the compensation and stock option committees and as a member of the audit and nominating committees. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation, investment bankers, and its predecessors since February 1978. He is currently a director of CCC Information Services Group Inc., FuelCell Energy, Inc., IGENE Biotechnology, Inc., Intermagnetics General Corporation, Northwest Airlines, Inc. (Emeritus), Dyax Corp. and Intersections Inc. Mr. Kempner is a graduate of Yale University.

        Geraldine B. Laybourne has served as a director of Insight since February 2004. Ms. Laybourne serves as a member of the compensation and nominating committees, as well as on the special committee formed to review and consider the merger. In 1998, Ms. Laybourne founded Oxygen Media, LLC, an independent cable television network with programming tailored to the interests of women, and has served as its Chairman and Chief Executive Officer since its inception. She is most notably known for her work at Nickelodeon, a programming affiliate of MTV Networks, having served in a number of roles from 1980 to 1995, including as its President from 1989. From 1993 to 1995, she also served as the Vice Chairman of MTV Networks. From 1996 to 1998, she served as the President of

Disney ABC Cable Networks. She currently serves on the boards of the National Cable & Telecommunications Association and the National Council for Families and Television, and on the Advisory Board of New York Women in Film & Television. Ms. Laybourne received a bachelor's degree in Art History from Vassar College and serves on its board of trustees, and received an MS in Elementary Education from the University of Pennsylvania.

        David C. Lee has served as a director of Insight since July 2004. Mr. Lee serves as a member of the audit, compensation and nominating committees, as well as on the special committee formed to review and consider the Merger. Mr. Lee is a Managing Director of D.B. Zwirn & Co. L.P., a global alternative asset manager and merchant capital provider, which he joined in April 2005 in conjunction with its controlling interest in LLJ Capital, LLC, a specialty finance and advisory firm specializing in media, communications and technology, which Mr. Lee founded and served as its Senior Managing Director since January 2004. From December 2002 until December 2003, Mr. Lee was a private investor and consultant to the communications and technology industries. From April 2001 to December 2002, Mr. Lee was the Founding Managing Partner of Saturn Venture Partners LLC, a private investment firm focused on communications technology. Prior thereto, he was a Managing Director of Sandler Capital Management, a private investment and money management firm specializing in media, communications and technology, from January 1999 to April 2001. Prior thereto, he was a Managing Director of Lazard Freres & Co. LLC, an investment banking firm where he served in various capacities from March 1988 to October 1994 and from April 1996 to December 1998. He is a director of Young Broadcasting Inc.

        James S. Marcus has been a director of Insight since July 1999. Mr. Marcus serves as Chairman of the audit committee and as a member of the compensation and nominating committees. Mr. Marcus is a retired partner of The Goldman Sachs Group, L.P. (predecessor of The Goldman Sachs Group, Inc.), investment bankers. He is currently a director of American Biltrite Inc. Mr. Marcus is a graduate of Harvard College and Harvard Business School.

        For information about the directors and officers of the Surviving Corporation after the completion of the merger, see "Special Factors—Effects of the Merger—Directors and Management of the Surviving Corporation."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        Set forth below is certain selected financial and other information relating to Insight. The financial data has been excerpted or derived from the audited financial statements contained in Insight's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (which we refer to as the Form 10-K) and the unaudited financial tables contained in Insight's Quarterly Report on Form 10-Q for the quarterly periods ended September 30, 2004 and 2005 (together referred to as the Forms 10-Q). This data should be read in conjunction with the audited consolidated financial statements and other financial information contained in the Form 10-K and the Forms 10-Q, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Insight with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC. Insight's audited financial statements for the years ended December 31, 2002, 2003 and 2004 are incorporated by reference into this proxy statement from the Form 10-K. See "Additional Information" below.

	Nine Months Ended September 30,			Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000(1)
	Unaudited
	(dollars in thousands, except per share data)
Revenue	$827,624	$739,910	$1,002,456	$902,592	$811,995	$729,038	$489,146
Operating costs and expenses:
Programming and other operating costs (exclusive of depreciation and amortization)	287,005	264,277	343,769	328,385	282,982	263,419	170,071
Selling, general and administrative	194,621	163,049	226,641	187,103	173,505	153,003	104,974
Depreciation and amortization	190,599	180,381	243,561	231,760	216,506	383,449	236,242

Total operating costs and expenses	672,225	607,707	813,971	747,248	672,993	799,871	511,287

Operating income (loss)	155,399	132,203	188,485	155,344	139,002	(70,833)	(22,141)
Other income (expense):
Gain (loss) on cable systems exchange	—	—	—	27,134	—	34,178	(956)
Interest expense	(168,781)	(150,165)	(201,450)	(206,031)	(204,730)	(213,045)	(115,524)
Interest income	1,876	423	749	1,433	2,126	7,315	5,771
Other income (expense)	1,505	(1,701)	(3,388)	(31)	(502)	(2,320)	(294)

Total other expense, net	(165,400)	(151,443)	(204,089)	(177,495)	(203,106)	(173,872)	(111,003)

Loss before minority interest, investment activity, extinguishments of obligations, gain on contract settlement, income taxes and extraordinary item	(10,001)	(19,240)	(15,604)	(22,151)	(64,104)	(244,705)	(133,144)
Minority interest income (expense)	(6,069)	(877)	(14,023)	(7,936)	31,076	141,314	67,773
Equity in losses of investees	—	—	—	—	—	(2,031)	(3,830)
Gain (loss) from early extinguishment of debt(2)	—	—	—	(10,879)	3,560	(10,315)	—
Loss on settlement of put obligation	—	—	—	(12,169)	—	—	—
Gain on settlement of programming contract	—	—	—	37,742	—	—	—
Impairment write-down of investments	—	—	—	(1,500)	(18,023)	(9,899)	(88,554)
Gain on sale of equity investments	—	—	—	—	—	—	80,943

Loss before income taxes and extraordinary item	(16,070)	(20,117)	(29,627)	(16,893)	(47,491)	(125,636)	(76,812)
Benefit (provision) for income taxes	(375)	326	201	2,702	5,175	50,847	33,825

Loss before extraordinary item	(16,445)	(19,791)	(29,426)	(14,191)	(42,316)	(74,789)	(42,987)

Extraordinary item, net of tax	—	—	15,627	—	—	—	—

Net loss(3)	(16,445)	(19,791)	(13,799)	(14,191)	(42,316)	(74,789)	(42,987)
Accrual of preferred interests(4)	—	—	—	(10,353)	(20,107)	(19,432)	(18,725)

Net loss applicable to common stockholders	$(16,445)	$(19,791)	$(13,799)	$(24,544)	$(62,423)	$(94,221)	$(61,712)
Basic and diluted loss per share attributable to common stockholders:
Loss before extraordinary item	$(0.27)	$(0.33)	$(0.49)	$(0.41)	$(1.04)	$(1.57)	$(1.03)
Extraordinary item	—	—	0.26	—	—	—	—

Net loss	$(0.27)	$(0.33)	$(0.23)	$(0.41)	$(1.04)	$(1.57)	$(1.03)

Ratio of earnings to fixed charges(5)	—	—	—	—	—	—	—

	Nine Months Ended September 30,			Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000(1)
	Unaudited
	(dollars in thousands)
Other Financial Data:
Capital expenditures	$144,622	$130,895	$174,096	$196,658	$283,004	$325,581	$262,241
Net cash provided by operating activities	225,012	227,719	289,914	197,788	175,296	161,325	91,632
Net cash used in investing activities	143,037	130,929	173,544	234,691	293,390	802,875	279,810
Net cash provided by (used in) financing activities	64,337	60,832	(76,398)	22,225	(5,604)	806,365	108,400
Balance Sheet Data:
Cash and cash equivalents	$117,782	$96,130	$100,144	$60,172	$74,850	$198,548	$33,733
Current assets	166,196	143,071	150,644	120,430	125,615	270,889	108,049
Fixed assets, net	1,117,526	1,173,916	1,154,251	1,216,304	1,220,251	1,151,709	820,888
Non-current assets	3,579,574	3,644,164	3,619,228	3,689,225	3,663,447	3,596,503	2,136,537
Total assets	3,745,770	3,787,235	3,769,872	3,809,655	3,789,062	3,867,392	2,244,586
Current liabilities	263,552	270,945	250,241	226,440	158,672	162,068	123,598
Non-current liabilities	2,943,370	2,973,922	2,728,298	2,796,306	2,827,442	2,803,415	1,628,233
Total debt, including preferred interests(4)	2,771,435	2,814,586	2,807,563	2,848,291	2,772,824	2,728,189	2,814,586
Minority interest	251,592	232,377	245,523	229,790	224,803	255,879	(47,925)
Stockholders' equity	538,848	542,368	545,810	557,119	587,055	646,030	540,680
Book value per share	$8.93	*	*	*	*	*	*

*
Not applicable.

(1)
Insight acquired its Illinois cable systems in January 2001. Accordingly, results for 2000 do not include the results of the Illinois cable systems.

(2)
The Financial Accounting Standards Board has issued SFAS No. 145 which is effective for fiscal years beginning after May 15, 2002 and generally eliminates the classification of gains and losses from the early extinguishment of debts as extraordinary items. With the adoption of SFAS No. 145, Insight reclassified $10.3 million recorded in 2001 to results from continuing operations.

(3)
In accordance with the adoption of SFAS No. 142, beginning January 1, 2002, Insight no longer records amortization expense associated with franchise costs, goodwill and other indefinite lived intangible assets. This change in accounting would have resulted in a net income (loss) of $(11.8) million and $(15.1) million for each of the years ended December 31, 2001 and 2000.

(4)
The preferred interests were converted to common interests as of September 26, 2003.

(5)
For purposes of this calculation, "earnings" are defined as earnings before fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rent expense under operating leases considered interest. Earnings before fixed charges were insufficient to cover fixed charges by $16.4 million and $19.8 million for the nine months ended September 30, 2005 and 2004, and $13.8 million, $14.2 million, $42.3 million, $74.8 million and $43.0 million for the years ended December 31, 2004, 2003, 2002, 2001 and 2000.

	As of September 30, 2005
	South Region	East Region	West Region	Total
Technical Data:
Network miles	6,900	10,900	12,800	30,600
Number of headends	2	10	18	30
Number of headends serving 97% of Insight's customers	1	7	5	13
Operating Data:
Homes passed(1)	555,100	840,200	1,022,300	2,417,600
Basic customers(2)	273,600	413,200	584,200	1,271,000
Basic penetration(3)	49.3%	49.2%	57.1%	52.6%
Digital universe(4)	273,600	393,600	554,800	1,222,000
Digital customers(5)	111,500	176,000	202,400	489,900
Digital penetration(6)	40.8%	44.7%	36.5%	40.1%
Premium units(7)	123,200	155,700	167,200	446,100

Premium penetration(8)	45.0%	37.7%	28.6%	35.1%
High-Speed Internet homes passed(9)	555,100	817,200	992,300	2,364,600
High-Speed Internet customers(10)	92,900	153,700	192,600	439,200
High-Speed Internet penetration(11)	16.7%	18.8%	19.4%	18.6%

(1)
Homes passed are the number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system's service area.

(2)
Basic customers are customers of a cable television system who receive a package of over-the-air broadcast stations, local access channels and certain satellite-delivered cable television services, other than premium services, and who are usually charged a flat monthly rate for a number of channels.

(3)
Basic penetration means basic customers as a percentage of total number of homes passed.

(4)
Digital universe means the total number of basic customers to whom digital service is available.

(5)
Customers with a digital converter box.

(6)
Digital penetration means digital customers as a percentage of digital universe.

(7)
Premium units mean the total number of subscriptions to premium services, which are paid for on an individual unit basis.

(8)
Premium penetration means premium units as a percentage of the total number of basic customers. A customer may purchase more than one premium unit, each of which is counted as a separate premium unit. This ratio may be greater than 100% if the average customer subscribes to more than one premium unit.

(9)
High-Speed Internet homes passed means the total number of homes passed to which high-speed Internet service is available.

(10)
Customers receiving high-speed Internet service.

(11)
High-Speed Internet penetration means high-speed Internet customers as a percentage of high-speed Internet homes passed.

SUMMARY SELECTED PRO FORMA COMBINED FINANCIAL DATA

        The following summary unaudited pro forma combined financial information has been derived from the historical financial statements of Insight and the financial information available for Acquisition since its inception on March 7, 2005. The summary unaudited pro forma combined balance sheet financial information has been presented as of September 30, 2005 as if the merger and related transactions, including the creation of Acquisition, had been consummated on that date. The summary unaudited pro forma combined statement of operations financial information for the nine months ended September 30, 2005 has been presented as if the merger and related transactions had been consummated on January 1, 2005. The summary unaudited pro forma combined statement of operations financial information for the year ended December 31, 2004 has been presented as if the merger and related transactions had been consummated on January 1, 2004. Insight has accounted for the merger as a recapitalization. The summary unaudited pro forma combined financial information contains certain assumptions and adjustments which management believes to be reasonable.

        The summary unaudited pro forma combined financial information is for informational purposes only and is not necessarily indicative of the financial position or operating results that would have occurred had the merger and related transactions been consummated on the date, or at the beginning of the period, for which such transactions have been given effect. In addition, the summary unaudited pro forma combined financial information is not necessarily indicative of the results of future operations.

        The summary unaudited pro forma combined financial information should be read in conjunction with the Unaudited Pro Forma Combined Financial Information of Insight filed as Exhibit (a)(5) to Amendment No. 3 to the Schedule 13E-3 filed by Insight, Acquisition and the Affiliated Continuing Investors with respect to the merger and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Insight and Insight Midwest L.P. corresponding to the periods presented as included in Insight's and Insight Midwest's Annual Report on Form 10-K for the year ended December 31, 2004 and Insight's and Insight Midwest's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004
	Unaudited
	(dollars in thousands, except per share amounts)
Pro Forma Balance Sheet Data (end of period):
Current assets	$101,110	*
Non-current assets	3,579,574	*
Current liabilities	263,552	*
Non-current liabilities	2,943,370	*
Minority interest	251,592	*
Pro Forma Statement of Operations Data:
Revenue	$827,624	$1,002,456
Gross profit	540,619	658,687
Loss from continuing operations before income taxes and extraordinary items	(98,553)	(112,860)
Net loss	(98,928)	(97,032)
Basic and diluted loss per share from continuing operations	$(1.51)	$(1.72)
Basic and diluted loss per share attributable to common stockholders	$(1.51)	$(1.48)
Other Data:
Ratio of earnings to fixed charges(1)	—	—
Book value per share (end of period)	$7.24	*

*
Not applicable

(1)
For purposes of this calculation, "earnings" are defined as earnings before fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rent expense under operating leases considered interest. Earnings before fixed charges would have been insufficient to cover fixed charges by $98.9 million for the nine months ended September 30, 2005 and $97.0 million for the year ended December 31, 2004.

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

        Insight Class A common stock trades on The Nasdaq National Market under the symbol "ICCI." The following table sets forth the range of the high and low sales prices of Insight Class A common stock for the periods indicated as reported by Nasdaq:

	High	Low
Quarter Ended:
2003
First Quarter	$13.61	$10.15
Second Quarter	$15.83	$11.70
Third Quarter	$14.75	$9.45
Fourth Quarter	$10.77	$8.76
2004
First Quarter	$11.73	$8.90
Second Quarter	$10.61	$8.65
Third Quarter	$9.41	$8.11
Fourth Quarter	$9.78	$7.83
2005
First Quarter	$12.10	$9.15
Second Quarter	$12.15	$10.91
Third Quarter	$11.75	$10.98
Fourth Quarter through November 16, 2005	$11.66	$11.24

        On July 28, 2005, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low reported sales prices of Insight Class A common stock were $11.40 and $11.15, respectively. On, November 16, 2005, the most recent practicable date before the printing of this proxy statement, high and low reported sales prices of Insight Class A common stock were $11.48 and $11.43, respectively. You are urged to obtain a current market price quotation for Insight Class A common stock.

        Dividend Information.    Since becoming a public company, Insight has never paid a dividend on its shares of Class A common stock. The merger agreement prohibits Insight from declaring, setting aside or paying dividends or distributions on its Class A common stock until the effective date of the merger without the prior written consent of Acquisition. In addition, the terms of Insight's indebtedness and the indebtedness of its subsidiaries restrict its ability to pay dividends.

INFORMATION CONCERNING INSIGHT ACQUISITION CORP.

        Insight Acquisition Corp. is a Delaware corporation that was initially formed as a limited liability company, New Insight LLC, on March 7, 2005 and was subsequently converted to a corporation on July 28, 2005 pursuant to Section 265 of the Delaware General Corporation Law. Acquisition and its predecessor were formed solely for the purpose of effecting the merger. Upon the completion of the merger, Acquisition will cease to exist and Insight will continue as the surviving corporation.

        Acquisition and its predecessor have not conducted any activities other than those incident to their formation, the conversion of New Insight LLC and the matters contemplated by the merger agreement, including the preparation of applicable filings under the securities laws.

        Acquisition's business address and telephone number is c/o The Carlyle Group, 520 Madison Avenue, New York, NY 10022, (212) 381-4900.

        Acquisition's sole stockholders are Carlyle Partners III Telecommunications, L.P. and Carlyle Partners IV Telecommunications, L.P., which we refer to as the Primary Funds, and CP III Coinvestment, L.P. and CP IV Coinvestment, L.P., which we refer to as the Primary Co-Investors. Carlyle Partners III Telecommunications, L.P. and CP III Coinvestment, L.P. are managed by and act through their general partner, TC Group III, L.P. Carlyle Partners IV Telecommunications, L.P. and CP IV Coinvestment, L.P. are managed by and act through their general partner, TC Group IV, L.P. TC Group III, L.P. and TC Group IV, L.P. are managed in turn by their respective general partners, TC Group III, L.L.C. and TC Group IV, L.L.C. Each of the Primary Funds, the Primary Co-Investors and their respective general partners is a Delaware limited partnership. TC Group III, L.L.C. and TC Group IV, L.L.C. are each a Delaware limited liability company. The Primary Funds and the Primary Co-Investors are a part of The Carlyle Group, one of the world's largest private equity firms, with more than $29.6 billion under management. The business address and telephone number for the entities described above is c/o The Carlyle Group, 520 Madison Avenue, New York, NY 10022, (212) 381-4900.

        During the past five years, none of the entities described above has been (i) convicted in a criminal proceeding or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS AND EXECUTIVE OFFICERS OF INSIGHT ACQUISITION CORP.

        Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Acquisition.

        William E. Kennard, age 48, is the President of Acquisition and serves on its board of directors. Since May 2001, Mr. Kennard has served as a Managing Director of Carlyle. Before joining Carlyle, Mr. Kennard served as the Chairman of the Federal Communications Commission from November 1997 to January 2001. Mr. Kennard is also a member of the board of directors of The New York Times Company, Sprint Nextel Corporation, Dex Media, Inc. and Hawaiian Telecommunications, Inc. Mr. Kennard's business address and telephone number are 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505, (202) 347- 2626.

        Michael J. Connelly, age 53, is the Secretary of Acquisition and serves on its board of directors. Since December 2002, Mr. Connelly has served as a Managing Director of Carlyle. Before joining Carlyle, Mr. Connelly served as a Managing Director of Credit Suisse First Boston. Mr. Connelly is also a member of the board of directors of Loews Cineplex Entertainment Corporation and PanAmSat. Mr. Connelly's business address and telephone number are 520 Madison Avenue, New York, NY 10022, (212) 381-4900.

        Sidney R. Knafel is a Vice President of Acquisition. Refer to "Directors and Executive Officers of Insight" for more information regarding Mr. Knafel's employment history and his business address and telephone number.

        Michael S. Willner is a Vice President of Acquisition. Refer to "Directors and Executive Officers of Insight" for more information regarding Mr. Willner's employment history and his business address and telephone number.

        Sidney Knafel and Michael Willner are considered to be affiliates of Insight due to Sidney Knafel's position as a director and an executive officer of Insight and Michael Willner's position as a director and executive officer of Insight. Acquisition is considered to be an affiliate of Insight due to Sidney Knafel's and Michael Willner's ability to influence the management and affairs of Acquisition and Insight.

        During the past five years, none of the persons or entities described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen.

ADDITIONAL INFORMATION

        Insight files annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Insight. Insight will make these materials available for inspection and copying by any stockholder, or representative of a stockholder who is so designated in writing, at its executive offices during regular business hours.

        Because the merger is a "going private" transaction, Insight, Acquisition and the Affiliated Continuing Investors have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Insight also makes available on its website (www.insight-com.com) under "Investor Relations—SEC Filings" its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports.

        Insight's stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Insight at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Insight's filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: www.sec.gov.

        The SEC allows Insight to "incorporate by reference" information into this proxy statement. This means that Insight can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Insight files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Insight later files with the SEC may update and supersede the information in this proxy statement. Insight incorporates by reference in this proxy statement each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K. Insight also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

  •
  Insight's Annual Report on Form 10-K for the year ended December 31, 2004;

  •
  Insight's Definitive Proxy Statement for Insight's 2005 Annual Meeting, filed with the SEC on April 1, 2005;

  •
  Insight's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

  •
  Insight's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

  •
  Insight's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

  •
  Insight's Current Report on Form 8-K, dated March 8, 2005, filed with the SEC on March 8, 2005;

  •
  Insight's Current Report on Form 8-K, dated March 16, 2005, filed with the SEC on March 17, 2005;

  •
  Insight's Current Report on Form 8-K, dated March 15, 2005, filed with the SEC on March 18, 2005;

  •
  Insight's Current Report on Form 8-K, dated April 13, 2005, filed with the SEC on April 19, 2005;

  •
  Insight's Current Report on Form 8-K, dated July 21, 2005, filed with the SEC on July 27, 2005;

  •
  Items 1.01, 8.01 and 9.01 (Exhibits 2.1, 10.1 and 10.2 only) of Insight's Current Report on Form 8-K, dated July 28, 2005, filed with the SEC on August 3, 2005;

  •
  Insight's Current Report on Form 8-K, dated July 29, 2005, filed with the SEC on July 29, 2005;

  •
  Insight's Current Report on Form 8-K, dated September 16, 2005, filed with the SEC on September 16, 2005;

  •
  Insight's Current Report on Form 8-K, dated September 28, 2005, filed with the SEC on September 28, 2005;

  •
  Insight's Current Report on Form 8-K, dated October 13, 2005, filed with the SEC on October 14, 2005;

  •
  Insight's Current Report on Form 8-K, dated October 12, 2005, filed with the SEC on October 18, 2005; and

  •
  Insight's Registration Statement on Form 8-A containing a description of Insight Class A common stock.

        This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Insight since the date of this proxy statement or that the information herein is correct as of any later date.

        Stockholders should not rely on information other than that contained in this proxy statement or incorporated herein by reference. Insight has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated November 17, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

        This proxy statement contains a description of representations and warranties set forth in the merger agreement, which is attached to this proxy statement as Annex A, and in other contracts and documents that are incorporated by reference into this proxy statement. These representations and warranties were made as of specific dates, are subject to important limitations and qualifications, and were made for the purposes of allocating contractual risk between the parties rather than to establish matters as facts. These materials, which constitute public disclosure under the federal securities laws, are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the agreements (including the merger agreement) should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

INSIGHT ACQUISITION CORP.

AND

INSIGHT COMMUNICATIONS COMPANY, INC.

DATED AS OF JULY 28, 2005

The Exhibits and Schedules referenced in this Agreement and Plan of Merger have been omitted. Insight will make available these materials for inspection and copying by any stockholder, or representative of a stockholder who is so designated in writing, at its executive offices during regular business hours.

Index

2004 Financial Statements	A-18
2005 Budget	A-46
Affiliate	A-46
Agreement	A-8
Applicable Franchises	A-25
Back-Stop Facility	A-46
beneficial ownership	A-46
beneficially own	A-46
Board of Directors	A-46
Business	A-46
Business Combination Transaction	A-36
Business Day	A-47
cap	A-32
Certificate	A-10
Certificate of Merger	A-9
Change in the Company Recommendation	A-12
Charter Amendment	A-47
Class A Stock	A-8
Class B Stock	A-8
Closing	A-9
Code	A-14
Comcast	A-47
Company	A-8
Company Benefit Plan	A-47
Company Contracts	A-23
Company Deferred Shares	A-11
Company Disclosure Letter	A-15
Company Employee	A-11
Company Fee Property	A-20
Company Financial Statements	A-47
Company Intellectual Property	A-47
Company Leased Property	A-20
Company Liability Cap	A-45
Company Material Adverse Effect	A-47
Company Option	A-11
Company Preferred Stock	A-8
Company Real Property	A-20
Company Recommendation	A-12
Company Restricted Share	A-47
Company Stock	A-8
Company Stockholder Approval	A-17
Company Stockholders Meeting	A-12
Company Subsidiaries	A-16
Company Subsidiary	A-15
Confidentiality Agreement	A-47
Consent Solicitation	A-37
Constituent Documents	A-48
Credit Facility	A-48
DGCL	A-48

Dissenting Shares	A-13
Effective Time	A-9
Environmental Law	A-48
Environmental Permit	A-48
ERISA	A-48
Exchange Act	A-48
Exchange Agreement	A-8
Excluded Shares	A-48
Exit Notice	A-48
Exit Process	A-48
Expense Amount	A-41
Expenses	A-42
Franchise	A-48
GAAP	A-18
Governmental Approvals	A-18
Governmental Entity	A-18
Guarantee	A-9
Hazardous Substances	A-48
HSR Act	A-48
Incentive Plan	A-10
Indebtedness	A-48
Indemnified Person	A-31
Indenture Consents	A-37
Insurance Policies	A-24
Intellectual Property	A-49
Intervening Event	A-36
IRS	A-49
Knafel Stock	A-8
knowledge	A-49
known	A-49
Law	A-49
Laws	A-49
Leased Real Property	A-49
Leases	A-49
Liens	A-49
Management Stockholders	A-49
material weakness	A-19
Merger	A-8
Merger Consideration	A-8
Merger Fund	A-13
Notes	A-49
Order	A-49
Parent	A-8
Parent Class B Preferred Stock	A-49
Parent Class C Preferred Stock	A-8
Parent Class D Preferred Stock	A-8
Parent Held Shares	A-10
Parent Liability Cap	A-45
Parent Material Adverse Effect	A-49
parties	A-8
Partnership	A-49

Partnership Agreement	A-49
Paying Agent	A-13
Paying Agent Agreement	A-13
Permitted Liens	A-49
Person	A-50
Principals' Agreement	A-8
Proceeding	A-30
Property Restrictions	A-21
Proxy Statement	A-12
Related Person	A-50
Release	A-50
reportable condition	A-19
Representatives	A-50
Sarbanes-Oxley Act	A-19
Schedule 13E-3	A-12
SEC	A-50
SEC Reports	A-18
Securities Act	A-50
Securityholders' Agreement	A-50
Senior Officer	A-50
Software	A-50
Special Committee	A-8
Subsidiary	A-50
Superior Proposal	A-36
Surviving Corporation	A-9
Takeover Proposal	A-36
Tax	A-50
Tax Return	A-51
Taxes	A-50
Taxing Authority	A-51
Termination Date	A-40
Termination Fee	A-41
Third Party	A-36
Trade Secrets	A-51
Transmittal Documents	A-13
Treasury Shares	A-10
Voting Agreement	A-8

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 28, 2005, is entered into by and between INSIGHT ACQUISITION CORP., a Delaware corporation ("Parent"), and INSIGHT COMMUNICATIONS COMPANY, INC., a Delaware corporation (the "Company" and, collectively with Parent, the "Parties").

RECITALS

        WHEREAS, Sidney Knafel, together with certain related parties, beneficially owns 51,770 shares of the Class A common stock, par value $.01 per share, of the Company (the "Class A Stock") and 7,250,159 shares of the Class B common stock, par value $.01 per share, of the Company (the "Class B Stock", and together with the Class A Stock, the "Company Stock") (the "Knafel Stock"), and Michael Willner beneficially owns 1,708 shares of Class A Stock and 1,106,516 shares of Class B Stock;

        WHEREAS, the Board of Directors of the Company, based on the unanimous recommendation of a special committee thereof consisting solely of disinterested directors of the Company (the "Special Committee"), has (i) determined that the merger of Parent with and into the Company (the "Merger"), with the Company remaining as the surviving corporation, whereby shares of the Class A Stock and Class B Stock (other than Excluded Shares) will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive cash in an amount equal to $11.75 per share (the "Merger Consideration"), is fair to, and in the best interests of, holders of such shares of the Class A Stock, (ii) approved and adopted this Agreement, the Charter Amendment and the transactions contemplated hereby, and declared their advisability, (iii) recommended the adoption by the stockholders of the Company, subject to the terms and conditions set forth herein, of this Agreement and the Charter Amendment, and (iv) approved the Merger and this Agreement, the Exchange Agreement, the Voting Agreement, the Principals' Agreement and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL;

        WHEREAS, the Management Stockholders have entered into an agreement with Parent, Carlyle Partners III Telecommunications, L.P., CP III CoInvestment, L.P., Carlyle Partners IV Telecommunications, L.P., CP IV CoInvestment, L.P. and the Company, substantially in the form of Exhibit A (the "Exchange Agreement"), pursuant to which, subject to the terms and conditions thereof, certain transactions will take place prior to the Effective Time, in the sequence set forth in the Exchange Agreement, including the following transactions, all as more specifically described in the Exchange Agreement: (i) Sidney Knafel, together with certain related parties, and Michael Willner shall subscribe for shares of preferred stock, par value $0.01 per share, of the Company (the "Company Preferred Stock"), (ii) each Management Shareholder shall exchange certain shares of Company Stock held by such person for shares of Class C Preferred Stock, par value $0.01 per share, of Parent (the "Parent Class C Preferred Stock") and (iii) Carlyle Partners III Telecommunications, L.P., CP III CoInvestment, L.P., Carlyle Partners IV Telecommunications, L.P. and CP IV CoInvestment, L.P. shall make a cash contribution to Parent and subscribe for shares of Class D Preferred Stock, par value $0.01 per share, of Parent (the "Parent Class D Preferred Stock");

        WHEREAS, concurrently with the execution and delivery of this Agreement, certain of the Management Stockholders are entering into a voting agreement with Parent, substantially in the form of Exhibit B (the "Voting Agreement"), pursuant to which, among other things, each of them has agreed to vote the shares of Company Stock owned by such Management Shareholder for approval of the transactions contemplated hereby;

        WHEREAS, concurrently with the execution and delivery of this Agreement, certain of the Management Stockholders, Carlyle Partners III Telecommunications, L.P., CP III CoInvestment, L.P., Carlyle Partners IV Telecommunications, L.P. and CP IV CoInvestment, L.P. are entering into a principals' agreement (the "Principals' Agreement"), with regard to certain other arrangements among them in connection with the transactions contemplated hereby; and

        WHEREAS, concurrently with the execution and delivery of this Agreement, Carlyle Partners III Telecommunications, L.P. and Carlyle Partners IV Telecommunications, L.P. and entering into a guarantee, substantially in the form of Exhibit C (the "Guarantee"), pursuant to which Carlyle Partners III Telecommunications, L.P. and Carlyle Partners IV Telecommunications, L.P. have agreed, subject to the terms and conditions set forth therein, to guarantee the prompt and complete payment and performance of Parent's obligations to the Company hereunder in an aggregate amount not to exceed $10 million;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, Parent and the Company hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.01    The Merger.    Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, (i) Parent shall be merged with and into the Company and the separate corporate existence of Parent shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger (with respect to all post-closing periods, the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

        Section 1.02    Effective Time; Closing.    The closing of the Merger (the "Closing") shall take place as soon as practicable, and in any event no later than the fifteenth Business Day, after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, at 9:00 a.m., New York City time, or at such other place and time as the Parties shall agree in writing. Immediately following the Closing, the Parties shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, and the Merger shall become effective upon such filing or at such later time as is agreed to by the Parties and is specified in the Certificate of Merger (the "Effective Time").

        Section 1.03    Effects of the Merger.    From and after the Effective Time, the Merger shall have the effects set forth in the DGCL (including, without limitation, Sections 259, 260 and 261 thereof).

        Section 1.04    Certificate of Incorporation and Bylaws.    At the Effective Time, (i) the certificate of incorporation of the Company will be amended in its entirety to read as set forth in Exhibit D, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and the DGCL and (ii) the bylaws of the Company will be amended in their entirety to be the same as the bylaws of Parent immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms and the DGCL.

        Section 1.05    Directors.    The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by law. The Company shall use all reasonable efforts to obtain and deliver to Parent the valid resignations, effective immediately prior to the Effective Time, of each director of the Company other than those designated by Parent prior to the Effective Time and those to be elected as contemplated under Section 6.02(e).

        Section 1.06    Officers.    The officers of the Company immediately prior to the Effective Time shall from and after the Effective Time, be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by law.

        Section 1.07    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of the Parties hereto or any holder of Company Stock:

          (a)   Each share of Class A Stock and Class B Stock, if any, issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive the Merger Consideration. As of the Effective Time, all such shares of Company Stock shall no longer remain outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such share of Company Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest.

          (b)   Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Series A Voting Preferred Stock, par value $0.01 per share, of the Surviving Corporation, having the terms substantially as set forth in Exhibit D hereto.

          (c)   Each share of Company Stock that is owned by the Company or by any direct or indirect wholly-owned subsidiary of the Company (the "Treasury Shares"), and each share of Company Stock that is owned by Parent immediately prior to the Effective Time (the "Parent Held Shares") shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

          (d)   (i)    Each share of Parent Class B Preferred Stock outstanding immediately prior to the Effective Time shall be converted into and become one share of Series B Voting Preferred Stock, par value $0.01 per share, of the Surviving Corporation, having the terms substantially as set forth in Exhibit D hereto.

            (ii)   Each share of Parent Class C Preferred Stock outstanding immediately prior to the Effective Time shall be converted into and become one share of Series C Non-Voting Preferred Stock, par value $0.01 per share, of the Surviving Corporation, having the terms substantially as set forth in Exhibit D hereto.

            (iii)  Each share of Parent Class D Preferred Stock outstanding immediately prior to the Effective Time shall be converted into and become one share of Series D Non-Voting Preferred Stock, par value $0.01 per share, of the Surviving Corporation, having the terms substantially as set forth in Exhibit D hereto.

        Section 1.08    Treatment of Company Restricted Shares, Company Deferred Shares and Company Options.    Restricted Shares.    Pursuant to the Company's 1999 Equity Incentive Plan, as amended (the "Incentive Plan") and the applicable agreement evidencing the grant of any Company Restricted Shares, (i) immediately prior to the consummation of the transactions contemplated by the Exchange Agreement the Company shall waive the transferability restrictions contained therein, such that the Company Restricted Shares subject to such Exchange Agreement shall be transferred solely to the Parent in accordance with such Exchange Agreement, and (ii) at the Effective Time, the Company shall, to the extent necessary, waive any transferability restrictions and/or vesting conditions applicable to any Company Restricted Shares. Except as provided in the Exchange Agreement, all Company Restricted Shares that vest at the Effective Time pursuant to clause (ii) of the immediately preceding sentence or pursuant to an applicable agreement evidencing the grant of any such Company Restricted Shares shall be entitled to receive payment of the Merger Consideration (less applicable taxes) for each such Company Restricted Share, unless such share is an Excluded Share, and shall be treated the same as other shares of Company Stock for purposes of this Agreement.

        (b)    Deferred Shares.    Pursuant to the Incentive Plan and the applicable agreement evidencing the grant of the right to receive Company Stock at the end of a specified deferral period ("Company Deferred Shares"), at the Effective Time, the Company shall adjust each Company Deferred Share such that, upon delivery, the holder of each Company Deferred Share shall be entitled to receive one share of Series C Non-Voting Preferred Stock of the Surviving Corporation for each share of Class A Stock of the Company that such holder otherwise would have been entitled to receive prior to such adjustment. The Company shall also amend the applicable agreement evidencing the grant of any Company Deferred Shares (and, to the extent necessary, obtain the consent of any holder thereof) to provide that the deferral period in respect of any vested Company Deferred Shares shall continue in full force and effect with respect to the Surviving Corporation until the earlier of (i) the occurrence of a "change in control" of the Surviving Corporation within the meaning of Section 409A of the Code and the regulations promulgated thereunder or (ii) the termination of employment of the holder thereof; provided that any distribution of Series C Non-Voting Preferred Stock of the Surviving Corporation in settlement of Company Deferred Shares prior to a change of control of the Surviving Corporation shall be subject to the terms and conditions of the Securityholders Agreement to the extent applicable to the Series C Non-Voting Preferred Stock of the Surviving Corporation). For the avoidance of doubt, any Company Deferred Shares that remain unvested at the Effective Time shall continue to vest according to the schedule set forth in the applicable agreement evidencing the grant of such Company Deferred Shares.

        (c)    Company Options.    Pursuant to the Incentive Plan and the applicable agreement evidencing the grant of any option to purchase shares of Company Stock (each, a "Company Option"), as of the Effective Time, the Company shall cause each Company Option (whether vested or unvested) outstanding immediately prior to the Effective Time to be cancelled and to cease to exist in exchange for the right to receive a cash payment (less applicable taxes) equal to the product of (A) the excess, if any, of (i) the Merger Consideration, over (ii) the per share exercise price of such Company Option, multiplied by (B) the number of shares of Company Stock covered by such Company Option. The Company shall pay any such cash payment as soon as practicable but in no event later than 15 Business Days after the Effective Time. As of the Effective Time, each holder of any Company Option shall cease to have any rights in respect thereof, or under the Incentive Plan or applicable agreement evidencing the grant of any such Company Option except as described in this Section 1.08(c).

        (d)    New Equity Awards.    As soon as reasonably practicable after the Effective Time, but in no event later than 45 Business Days after the Effective Time, the Surviving Corporation shall grant to each individual of the Surviving Corporation who is employed by the Company or any of the Company Subsidiaries immediately prior to the Effective Time, including each employee who is not actively at work on account of illness, disability, vacation or leave of absence (each, a "Company Employee"), who holds Company Options immediately prior to the Effective Time, shares of Series E Common Stock of the Surviving Corporation in consideration for the future services to be provided by such Company Employee to the Surviving Corporation or any of its Subsidiaries after the Effective Time on such terms and conditions as the Surviving Corporation shall determine; provided that such Company Employee remains employed by the Surviving Corporation or any of its Subsidiaries through the time of such grant. Such shares of Series E Common Stock of the Surviving Corporation may be subject to vesting, distribution floors and such other terms and conditions as provided for in Exhibit D hereto, and in the award agreement, which may provide for different terms and conditions for different Company Employees receiving an issuance of shares of Series E Common Stock of the Surviving Corporation and for the same Company Employee for each issuance of shares of Series E Common Stock of the Surviving Corporation such Company Employee may receive.

        Section 1.09    Stockholders' Meeting; Proxy Material.

        (a)   The Company shall (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable after the Proxy Statement is cleared by the SEC (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval with respect to the adoption of this Agreement and the Charter Amendment and (ii) shall use all reasonable efforts to solicit the adoption of this Agreement and the Charter Amendment by the Company Stockholder Approval; provided, that in the event of a Change in the Company Recommendation pursuant to Section 5.07(c), notwithstanding clause (ii) of this Section 1.09(a), (x) the Company may disclose the fact of such Change in the Company Recommendation in any solicitation made by the Company to its stockholders and (y) the Company shall use all reasonable efforts to solicit the votes of the stockholders of the Company in respect of the matters to be brought before such meeting, but shall not be required to solicit in favor of the Company Stockholder Approval. The Board of Directors of the Company shall recommend adoption of the Charter Amendment and this Agreement by the stockholders of the Company to the effect as set forth in Section 3.03(b) (the "Company Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation including, without limitation, approving or recommending or proposing to approve or recommend a third party Takeover Proposal with respect to the Company or failing to recommend the adoption of this Agreement (collectively, a "Change in the Company Recommendation"); provided that the Board of Directors of the Company and/or the Special Committee may make a Change in the Company Recommendation pursuant to Section 5.07(c) hereof; and provided, further, that the provision of factual information by the Company to its stockholders shall not be deemed to constitute a Change in the Company Recommendation so long as the disclosure through which such factual information is conveyed, taken as a whole, is not inconsistent with the Company Recommendation.

        (b)   As promptly as practicable following the date of this Agreement, the Company shall prepare a proxy statement relating to the approval of the Merger by the Company's stockholders (as amended or supplemented, the "Proxy Statement"), and the Parties shall prepare a Schedule 13E-3 filing (as amended or supplemented, the "Schedule 13E-3"). Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. The Company will use all reasonable efforts to have the Proxy Statement, and the Parties will use all reasonable efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing.

        (c)   The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and the Parties hereto shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the Parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES

        Section 2.01    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time that are held by stockholders (i) who shall have neither voted for approval and adoption of this Agreement and the Merger nor consented thereto in writing and (ii) who shall be entitled to and shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares of Company Stock fails to perfect, withdraws or otherwise loses such holder's right to appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) his or her demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into the right to receive the Merger Consideration, without interest thereon in the manner provided in Section 1.07 hereof. The Company or the Surviving Corporation, as the case may be, shall give Parent prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

        Section 2.02    Exchange of Certificates and Cash.

        (a)    Paying Agent.    As soon as practicable after the execution of this Agreement, Parent, and the Company shall enter into an agreement, subject to the Special Committee's approval (not to be unreasonably withheld), which agreement shall not be amended without the Special Committee's approval (not to be unreasonably withheld), providing for the matters set forth in this Section 2.02 (the "Paying Agent Agreement") with a bank or trust company selected by Parent, subject to the Special Committee's approval (not to be unreasonably withheld) (the "Paying Agent"), authorizing such Paying Agent to act as Paying Agent in connection with the Merger. Prior to the Effective Time, Parent shall deposit or shall cause to be deposited with or for the account of the Paying Agent, for the benefit of the holders of shares of Company Stock, funds in an amount necessary for payment of the Merger Consideration upon surrender of the Certificates, pursuant to Section 1.07. Cash deposited with the Paying Agent shall hereinafter be referred to as the "Merger Fund".

        (b)    Exchange Procedures.    As soon as reasonably practicable, and in any event within five Business Days after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time evidenced outstanding shares (other than Excluded Shares) of Company Stock, (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration pursuant to Section 1.07. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the "Transmittal Documents"), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article II to the transferee of such shares if the Certificate evidencing such shares is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer. In such event, the signature on the Certificate or any related stock power must be properly guaranteed and the Person requesting payment of the Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Paying Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on such Merger Consideration. Until surrendered in accordance with this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Company Stock (other than Excluded Shares) formerly represented by such Certificate. The Merger Fund shall not be used for any purpose other than as set forth in this Article II. Any interest, dividends or other income earned on the investment of cash held in the Merger Fund shall be for the account of the Surviving Corporation. The Merger Consideration delivered upon surrender of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares.

        (c)    Termination of Merger Fund.    Any portion of the Merger Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of Company Stock for one year following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any holders of Company Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

        (d)    No Liability.    None of the Surviving Corporation, Parent, the Company or the Paying Agent shall be liable to any Person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (e)    Investment of the Merger Fund.    The Paying Agent shall invest any cash included in the Merger Fund as directed by the Surviving Corporation on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the stockholders of the Company pursuant to Article I or this Article II. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation. If for any reason (including as a result of losses) the cash in the Merger Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, the Surviving Corporation shall promptly deposit cash into the Merger Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

        (f)    Withholding Rights.    Each of the Surviving Corporation, the Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock in respect of which such deduction and withholding was made.

        (g)    Lost, Stolen or Destroyed Certificates.    In the event any Certificates shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a reasonable indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificates(s) pursuant to the terms hereof.

        Section 2.03    Stock Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Stock shall cease to have any rights with respect to such shares, except as provided in this Agreement or by applicable Law. Any Certificates presented to the Paying Agent or the Surviving Corporation for any reason at or after the Effective Time shall be canceled and exchanged for the Merger Consideration pursuant to the terms in this Article II.

        Section 2.04    Further Assurances.    After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        Section 2.05    Adjustments to Prevent Dilution.    In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Stock, there is a change in the number of shares of Company Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed to Parent in a letter (the "Company Disclosure Letter") delivered to it by the Company prior to the execution of this Agreement (with reference to the section numbers of the representations and warranties in this Article III to which the information in such letter relates, unless it is reasonably apparent from a reading of such disclosure that the disclosure is applicable to other representations and warranties), or as provided in SEC Reports filed prior to the date hereof, the Company hereby represents and warrants to Parent as follows:

        Section 3.01    Corporate Organization.    The Company and each Company Subsidiary is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where such failures to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. Pursuant to the Partnership Agreement, Insight Communications Company, L.P., a Delaware limited partnership, is the general partner of Insight Midwest, L.P., a Delaware limited partnership. Section 3.01 of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company (individually, a "Company Subsidiary" and collectively, the "Company Subsidiaries"), its capitalization, and the state of jurisdiction of its organization.

        Section 3.02    Capitalization.

        (a)   As of the date of this Agreement, the authorized capital stock of the Company consists of 300,000,000 shares of Class A Stock, 100,000,000 shares of Class B Stock, and 100,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 51,783,591 shares of Class A Stock were issued and outstanding, (ii) no shares of Class A Stock were held in treasury by the Company, (iii) 8,489,454 shares of Class B Stock were issued and outstanding, and (iv) no shares of Class B Stock were held in treasury by the Company. As of the date of this Agreement, no shares of Company Preferred Stock were issued and outstanding.

        (b)   Section 3.02(b) of the Company Disclosure Letter contains a schedule as of the date of this Agreement setting forth (as applicable) the number of, exercise or reference price, vesting date (or dates) and expiration date (or delivery date) of each outstanding Company Restricted Share, Company Deferred Share and Company Option. Except as set forth in Section 3.02(b) of the Company Disclosure Letter, at the close of business on July 27, 2005, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable.

        (c)   There are no preemptive or similar rights on the part of any holder of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any Company Subsidiary on any matter submitted to shareholders or a separate class of holders of capital stock. Except as set forth in Section 3.02(b) of the Company Disclosure Letter, as of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity interests in, the Company or any Company Subsidiary, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any Company Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

        (d)   Except for this Agreement and the transactions contemplated hereby, there are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Company is a party or is bound with respect to the voting of capital stock of the Company.

        Section 3.03    Authority Relative to this Agreement.

        (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Exchange Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the Exchange Agreement or the consummation by the Company of the transactions contemplated hereby or thereby (other than the Company Stockholder Approval and the filing of the Certificate of Merger and the Charter Amendment as required by the DGCL). This Agreement and the Exchange Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party thereto, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        (b)   The Special Committee, at a meeting duly called and held, has by unanimous vote of all its members approved and declared this Agreement and the transactions contemplated hereby advisable and has determined that the Merger is fair to, and in the best interests of, holders of the shares of the Class A Stock. The Board of Directors of the Company, based on the unanimous recommendation of the Special Committee, has (i) determined that the Merger, upon the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, holders of the shares of the Class A Stock, (ii) approved and adopted this Agreement, the Charter Amendment and the transactions contemplated hereby, and declared their advisability, (iii) recommended the adoption of this Agreement and the Charter Amendment by the stockholders of the Company, subject to the terms and conditions set forth herein, and (iv) approved the Merger and this Agreement, the Exchange Agreement, the Voting Agreement, the Principals' Agreement and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL (provided such approval is premised on the accuracy of the representation set forth in Section 4.08(c)).

        (c)   Under applicable Law and this Agreement, (i) with respect to the Merger, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Stock entitled to vote thereon, voting together as a single class, (ii) with respect to the Merger, the affirmative vote of the holders of a majority of the outstanding shares of Class A Stock entitled to vote thereon not held by (x) Parent, the Management Stockholders (or any member of the immediate families thereof) or TC Group, L.L.C. or any Affiliates thereof, or (y) any officers or directors of the Company (or any member of the immediate families thereof) and (iii) with respect to the Charter Amendment, the affirmative vote of the holders, voting separately as a class, of (A) a majority of the outstanding shares of Class A Stock entitled to vote thereon and (B) a majority of the outstanding shares of Class B Stock entitled to vote thereon, in each case, outstanding on the record date established by the Board of Directors of the Company in accordance with the bylaws of the Company, applicable Law and this Agreement, at the Company Stockholders Meeting, are the only votes of the Company's stockholders required to approve this Agreement and the transactions contemplated hereby, including the Merger and Charter Amendment (collectively, the "Company Stockholder Approval").

        Section 3.04    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement and the Exchange Agreement by the Company do not, and the performance of this Agreement and the Exchange Agreement and the consummation of the transactions contemplated hereby and thereby will not, (i) assuming the effectiveness of the Charter Amendment, conflict with or violate the Company's Constituent Documents, or the certificate of incorporation, bylaws or other equivalent organizational documents of any of the Company Subsidiaries, (ii) assuming the receipt of the approvals referred to in clause (i), (ii) and (iii) of Section 3.04(b), conflict with or violate any federal, state or local statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law applicable to the Company or any of the Company Subsidiaries or by which any property or asset of the Company or any of the Company Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the Exchange Agreement or the consummation of any of the transactions contemplated hereby or thereby.

        (b)   The execution and delivery of this Agreement and the Exchange Agreement by the Company do not, and the performance of this Agreement and the Exchange Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby by the Company will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except for (i) any applicable requirements of the Exchange Act or the Securities Act, (ii) the filing of appropriate documents as required by the DGCL in connection with the Merger, the Charter Amendment and the transactions contemplated hereby, (iii) the approvals from other regulatory agencies set forth in Section 3.04(b) of the Company Disclosure Letter (the "Governmental Approvals"), and (iv) such other items as may be required solely by reason of the business or identity of Parent or its owners.

        Section 3.05    SEC Filings and Financial Statements.    The Company has heretofore filed all forms, reports, statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities laws since January 1, 2002 (the "SEC Reports"). As of their respective dates, or, if applicable, the dates such SEC Reports were amended prior to the date hereof, the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements of the Exchange Act and other federal securities laws as of the applicable date and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward looking statements, or the completeness of any information, furnished by the Company to the SEC solely for purposes of complying with Regulation FD promulgated by the SEC under the Exchange Act. The financial statements of the Company (the "2004 Financial Statements") included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (including the related notes thereto) and the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2005 (including the related notes thereto) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of the applicable date, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the dates thereof or for the periods presented therein.

        Section 3.06    Absence of Certain Changes or Events.    Other than in connection with or arising out of this Agreement, and the transactions and other agreements contemplated hereby, since December 31, 2004 and until the date hereof, the Company and the Company Subsidiaries have conducted their Business only in the ordinary course consistent with past practice, and there has not been a Company Material Adverse Effect.

        Section 3.07    Proxy Statement.    None of the information contained in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Stockholders Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent.

        Section 3.08    Litigation.    As of the date of this Agreement, there is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, which would, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, if adversely determined. There is no order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary which is material to the Company and the Company Subsidiaries, taken as a whole.

        Section 3.09    Compliance with Laws.

        (a)   Each of the Company and the Company Subsidiaries has, since January 1, 2002, been in compliance in all material respects with all applicable Laws (including Section 404 of the Sarbanes-Oxley Act of 2002 (together with the rules and regulations promulgated under such Act, the "Sarbanes-Oxley Act")) and, to the knowledge of the Company, is not under investigation with respect to, and has not been threatened to be charged with or given notice of, any material violation of any Law.

        (b)   Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of the Company or any Company Subsidiaries.

        (c)   The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. A summary of such disclosures made at or prior to the date of this Agreement by management to the Company's outside auditors and audit committee is set forth in Section 3.09(c) of the Company Disclosure Letter.

        (d)   The Company has delivered to Parent copies of any written notifications it has received since January 1, 2004, of a (i) "reportable condition" or (ii) "material weakness" in the Company's internal controls. For purposes of this Agreement, the terms "reportable condition" and "material weakness" shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof.

        Section 3.10    Taxes.

        (a)   The Company and each Company Subsidiary has (i) duly and timely filed, or had filed on its behalf, with the appropriate Taxing Authorities all Tax Returns required to be filed by it in respect of any Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid in full all Taxes shown due on such Tax Returns, and all other material Taxes due and payable by it (iii) established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and each Company Subsidiary through the date of this Agreement and (iv) complied in all material respects with all laws applicable to the payment and withholding of Taxes and has timely withheld and paid over to the respective proper Taxing Authorities all amounts required to be so withheld and paid over.

        (b)   There (i) is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or asserted in writing against or with respect to the Company or any Company Subsidiary by any Taxing Authority in respect of any Taxes or Tax Returns, and (ii) are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending between the Company or any Company Subsidiary and any Taxing Authority.

        (c)   The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes have expired) for all periods through and including December 31, 2000, and no material deficiencies were asserted as a result of such examinations that have not been resolved and, to the extent that such resolution results in a deficiency, fully paid. Neither the Company nor any of the Company Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of the Company Subsidiaries.

        (d)   Except as provided in the Partnership Agreement, neither the Company nor any Company Subsidiary is a party to any material tax sharing, tax indemnity or other similar agreement or arrangement regarding Taxes with any entity not included in the most recent Company Financial Statements.

        (e)   None of the Company or any of the Company Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

        (f)    Each of Insight Midwest, L.P. and each of its Subsidiaries as of the date hereof (i) is (and at all times since its formation has been) treated as a partnership or disregarded entity for federal, state and local income tax purposes and (ii) is not (nor has ever been) treated as a "publicly traded partnership" or otherwise taxable as a corporation for any federal, state or local income tax purposes.

        Section 3.11    Real Estate; Assets.

        (a)   The Company or one of the Company Subsidiaries has good, valid and marketable title to each parcel of real property owned in fee by the Company or any Company Subsidiary (the "Company Fee Property") and a good and valid leasehold interest in each parcel of real property leased by the Company or any Company Subsidiary (the "Company Leased Property" and together with the Company Fee Property, the "Company Real Property"), except for any failure which, individually or in the aggregate, has not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. To the knowledge of the Company, (i) the Company or one of the Company Subsidiaries has the right to use and occupy the Company Leased Property for the full term of the Company Lease relating thereto, except for any failure which, individually or in the aggregate, has not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect, and (ii) each lease to Company Leased Property is a legal, valid and binding agreement, enforceable in accordance with its terms, of the parties thereto and there is no, nor has the Company or any of the Company Subsidiaries received notice of any, default (or any condition or event, which, after notice or a lapse of time or both, would constitute a default thereunder) which, individually or in the aggregate, constitutes or would reasonably be expected to constitute or result in a Company Material Adverse Effect.

        (b)   The Company Real Property is not subject to any Liens (collectively, "Property Restrictions"), except for: (i) any such Property Restrictions for taxes, assessments and other governmental charges not yet due and payable, or, if due, not delinquent or being contested in good faith by appropriate proceedings during which collection or enforcement against the Company Real Property is stayed, (ii) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning, building, environmental or similar restrictions, (iii) easements, licenses, covenants, conditions, minor title defects, mechanic's liens, rights-of-way and other similar restrictions and encumbrances, including any other agreements, restrictions or encumbrances which would be shown on a current title report or survey or similar report or listing and any other matters of record, provided the same would not, in the aggregate, constitute or reasonably be expected to constitute or result in a Company Material Adverse Effect, (iv) Liens pursuant to, or permitted under, the Credit Facility, or (v) where the existence of any such Property Restrictions, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

        Section 3.12    Employee Benefit Plans and Related Matters; ERISA.

        (a)   Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of all of the Company Benefit Plans. With respect to each such Company Benefit Plan, the Company has previously delivered or made available to Parent a complete and correct copy of such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the two most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the two most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor, (iv) the most recent IRS determination letter, (v) all current summary plan descriptions, (vi) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication), (vii) current employee handbooks and manuals and (viii) all amendments and modifications to any such Company Benefit Plan or related document. No Company Benefit Plan is (i) maintained for the benefit of employees whose employment is outside the United States, (ii) a "multiple employer plan" for purposes of Sections 4063 or 4064 ERISA, (iii) a "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA, or (iv) subject to section 412 of the Code or Section 302 or Title IV of ERISA.

        (b)   Qualification.    Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status. All amendments and actions required to bring each Company Benefit Plan into material conformity with the applicable provisions of ERISA, the Code and other applicable Law have been made or taken, except to the extent such amendments or actions are not required by law to be made or taken until after the Closing Date. Each Company Benefit Plan has been operated in all material respects in accordance with applicable Law.

        (c)   Liability; Compliance.    There has been no event or circumstance that has resulted in any material liability (other than for the payment of benefits in the ordinary course) either directly or indirectly as a result of any indemnification obligation to the Company or any Related Person under or pursuant to Title I or IV of ERISA, the penalty, excise Tax or joint and several liability provisions of the Code relating to any Company Benefit Plan. To the knowledge of the Company there has not been any event or circumstance that would reasonably be expected to result in any such material liability (other than for the payment of benefits in the ordinary course) in respect of the Company Benefit Plans. All contributions and premiums required to have been paid by the Company and each Related Person to any "employee benefit plan" (within the meaning of section 3(3) of ERISA) under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law or collective bargaining agreement have been paid or have been reflected on the balance sheets of the Company. There are no material pending or, to the knowledge of the Company, threatened audits, actions, suits or claims by or on behalf of any Company Benefit Plan, any current or former employee, officer, director, shareholder or contract worker or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan (other than routine claims for benefits, all of which have been adequately reserved for on the regularly prepared balance sheets of the Company to the extent required).

        (d)   Acceleration or Increases in Compensation.    There is no contract, agreement, plan or arrangement to which the Company or any of the Company Subsidiaries is a party covering any employee, former employee, officer, director, shareholder or contract worker of the Company or any of the Company Subsidiaries, which, individually or collectively, would (either alone or in combination with other events) give rise to the payment of any amount, including by way of accelerated vesting, that would not be deductible pursuant to Section 280G of the Code as a result of or in connection with the entering into, or the consummation of the transactions contemplated by, this Agreement. Except as provided in Section 1.08 of this Agreement, the entering into, or the consummation of the transactions contemplated by, this Agreement will not result in any material increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer or director of the Company or any of the Company Subsidiaries.

        (e)   Independent Contractors.    The Company and each of the Company Subsidiaries has properly classified all individuals (including but not limited to independent contractors and leased employees) under applicable Law, except where failure to properly classify such Person would not result in material employment or benefit liability to the Company or the Company Subsidiaries.

        (f)    Retirement Benefits.    No current or former employee or officer of the Company or of any of the Company Subsidiaries is or will become entitled to post-employment benefits of any kind by reason of employment with the Company, including death or medical benefits (whether or not insured), other than (i) coverage mandated by Section 4980B of the Code, or (ii) retirement benefits payable under any Company Benefit Plan qualified under section 401(a) of the Code.

        Section 3.13    Employees, Labor Matters.    Neither the Company nor any of the Company Subsidiaries is a party to, or is, as of the date hereof, in negotiation to become party to, any collective bargaining agreement. As of the Closing Date, any and all notices to, or filings or registrations with, any labor organizations, works counsel or any similar entity, counsel or organization, required to be made prior to the Effective Time by the Company Subsidiaries in connection with the execution of this Agreement will have been timely given or made. Since January 1, 2003 there has not occurred nor, to the knowledge of the Company has there been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity or organizing campaign with respect to any employees of the Company or any of the Company Subsidiaries. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened with respect to any current or former employee, officer, director or contract worker of the Company or any of the Company Subsidiaries, except for such disputes or petitions which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. The Company and each of the Company Subsidiaries have complied with all Laws pertaining to the employment or termination of employment of their respective employees, including all such laws relating to labor relations, equal employment, fair employment practices, prohibited discrimination or distinction and other similar employment practices or acts, except for any failures so to comply which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

        Section 3.14    Intellectual Property Rights.

        (a)   Neither the Company nor any of the Company Subsidiaries owns or licenses any material Intellectual Property.

        (b)   The conduct of the Business does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property, provided that such infringements or conflicts, individually and in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect or affect the Business in any material respect. To the knowledge of the Company, none of the Company Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Company, except for such infringements or uses, individually and in the aggregate, as have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. None of the Company Intellectual Property is subject to any outstanding order by or with any court, tribunal, arbitrator or other Governmental Entity.

        (c)   Each of the Company and each Company Subsidiary has taken all actions reasonably necessary to maintain the secrecy of all non-public Company Intellectual Property, including Trade Secrets, used in the Business, except for those actions, the failure of which to take have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

        Section 3.15    Material Contracts.

        (a)   All contracts and agreements to which the Company or any Company Subsidiary is a party as of the date hereof or to which any of their respective properties or assets is subject as of the date hereof that are required pursuant to Item 601 of Regulation S-K under the Exchange Act to be filed as an exhibit to any SEC Reports have been filed as an exhibit to such SEC Reports (such filed contracts and agreements, the "Company Contracts"). All the Company Contracts are valid and in full force and effect, except as set forth in the SEC Reports, except to the extent they have previously expired or terminated in accordance with their terms and except for any invalidity or failure to be in effect that, individually or in the aggregate, has not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. None of the Company or any Company Subsidiary is in violation of or default under, and none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of, or has provided any notice of intention to terminate, any of the Company Contracts, and to the knowledge of the Company, no event or circumstance has occurred or will occur by reason of this Agreement or the consummation of any of the transactions contemplated hereby, that with notice or lapse of time or both, would constitute any event of default thereunder or would result in a termination thereof, except as set forth in the SEC Reports and except for such violations, defaults, notices or terminations that, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

        (b)   True, correct and complete copies of each such Company Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.

        Section 3.16    Environmental Laws and Regulations.

        Except as disclosed in the SEC Reports:

          (a)   The Company and each Company Subsidiary has complied and is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits, except where such non-compliance, individually or in the aggregate, has not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

          (b)   No material notice of violation, notification of liability, demand, request for information, citation, summons or order has been received by the Company or any Company Subsidiary, no material complaint has been filed, no material penalty or fine has been assessed, and no material investigation, action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Person involving the Company or any Company Subsidiary relating to or arising out of any Environmental Law.

          (c)   No Hazardous Substances are located and no disposal or Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by the Company, any Company Subsidiary or any predecessors in interest that has resulted in or would reasonably be expected to result in any material cost, liability, investigation or remediation obligation of the Company or any Company Subsidiary under any Environmental Law.

          (d)   Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other Person, has caused or taken any action that could reasonably be expected to result in any material liability, investigation or remediation obligation relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary or any of their respective predecessors in interest, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances.

          (e)   The Company has provided to Parent all material environmental site assessments, audits, investigations and studies in the possession, custody or control of the Company or any of the Company's Subsidiaries relating to properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary.

          (f)    Neither the Company nor any Company Subsidiary has been in businesses other than those related to the provision of telecommunication services that could present environmental issues of a different scope or magnitude than those presented in the provision of telecommunication services. In particular, but not by way of limitation, neither the Company nor any Company Subsidiary has operated or currently operates: (i) any manufacturing facilities; (ii) any facilities that are or have been permitted under the Resource Conservation and Recovery Act; or (iii) any business that manages the hazardous wastes of any unrelated party.

        Section 3.17    Insurance Coverage.    All insurance policies carried by or covering the Company and the Company Subsidiaries with respect to their business, assets and properties (the "Insurance Policies") are in full force and effect, and, as of the date of this Agreement, no notice of cancellation has been received by the Company or any of the Company Subsidiaries with respect to any material Insurance Policy which has not been cured by the payment of premiums that are due. All premiums due on the Insurance Policies have been paid in a timely manner and the Company and the Company Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies. The insurance coverage provided by the Insurance Policies (including, without limitation, as to deductibles and self-insured retentions) is reasonable in light of the business engaged in by the Company.

        Section 3.18    Related Party Transactions.    There are no contracts (other than expired contracts or contracts terminated in accordance with their terms), commitments, agreements, arrangements or other transactions entered into other than in the ordinary course of business between the Company or any Company Subsidiary, on the one hand, and any (i) present or former officer or director of the Company or any Company Subsidiary or any of their immediate family members (including their spouses), (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate of any such officer, director, family member or beneficial owner, on the other hand, except, in the case of each of clauses (i), (ii) and (iii) for such contracts, commitments, agreements, arrangements or other transactions involving less than $100,000. The representation and warranty set forth in the preceding sentence is made to the knowledge of the Company (excluding the knowledge of Sidney Knafel and Michael Willner) with respect to any such contracts, commitments, agreements, arrangements or other transactions involving Sidney Knafel or Michael Willner.

        Section 3.19    Franchise Renewal Rights.    The Company and the Company Subsidiaries have timely filed valid requests for renewal under Section 626 of the Cable Act with the proper Governmental Entity with respect to all Franchises that are expired or that will expire within thirty (30) months after any date between the date of this Agreement and the Closing Date (the "Applicable Franchises"). As of the date of this Agreement, neither the Company nor any Company Subsidiary has received notice from any Person that any Franchise will not be renewed or that the applicable Governmental Entity has challenged or raised any objection to or otherwise questioned the Company's request for renewal under Section 626 of the Cable Act. After the date hereof, neither the Company nor any Company Subsidiary has received any notice having a valid basis therefor from any Person that any Franchise will not be renewed or that the applicable Governmental Entity has challenged or raised any objection to the Company's request for renewal under Section 626 of the Cable Act. The Company and the Company Subsidiaries have duly and timely complied with any and all inquiries and demands by any and all Governmental Entities made with respect to such requests for renewal.

        Section 3.20    Absence of Undisclosed Liabilities.    Since December 31, 2004, the Company and the Company Subsidiaries do not have any liabilities or obligations that are required to be reflected on the consolidated balance sheets of the Company and the Company Subsidiaries in accordance with GAAP, except (i) liabilities and obligations in the respective amounts reflected on or reserved against in the consolidated balance sheet of the Company and the Company Subsidiaries included in the Company Financial Statements, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice, since December 31, 2004, that would not be prohibited by this Agreement and that, in the aggregate, would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, and (iii) other liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to materially adversely affect the ability of the Company to perform its obligations under this Agreement.

        Section 3.21    Subscribers.    Section 3.21 of the Company Disclosure Letter contains a schedule setting forth, as of the last day of the calendar month immediately preceding the date hereof, the number of (i) basic customers, (ii) homes passed, (iii) digital subscribers, (iv) high speed Internet customers and (v) telephone customers, in each case, of the Company and the Company Subsidiaries. Each of the foregoing was determined using the same reporting system used in the audited financial statements for the Company for the period ending December 31, 2004.

        Section 3.22    Programming Suppliers.    The programming cost estimates presented in the 2005 Budget were reasonably prepared by management based on assumptions reflecting the best available estimates and judgments of management. Neither the Company nor any of the Company Subsidiaries has received any notice, nor does any of them have any reason to believe, that, as a result of the announcement or consummation of the transactions contemplated by this Agreement or otherwise, any such supplier or intermediary has changed or intends to change the programming provided, sold or resold to the Company or the Company Subsidiaries by such supplier or intermediary, or the price, terms or conditions at or under which such programming is provided, sold or resold to the Company or the Company Subsidiaries (including but not limited to any potential changes in the Company's and the Company Subsidiaries' ability to acquire programming on preferential terms from any supplier or intermediary), in each case as compared to the quantity, quality, price, terms and conditions used in current sales or resales to the Company and the Company Subsidiaries, except for any exceptions to the foregoing which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

        Section 3.23    Opinion of Financial Advisor.    The Special Committee has received the written opinions of Evercore Partners and Citigroup, dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the stockholders of the Company (other than Management Stockholders), signed copies of which have been delivered to Parent.

        Section 3.24    Brokers.    No broker, finder or investment banker (other than Evercore Partners and Citigroup) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Evercore Partners and Citigroup pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

        Section 3.25    Parent Representations and Warranties.    The Company agrees that except for the representations and warranties contained in Article IV of this Agreement, neither Parent nor any other Person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or any other information provided to the Company by or on behalf of Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT

        Parent hereby represents and warrants to the Company as follows:

        Section 4.01    Organization.    Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware.

        Section 4.02    Authority Relative to this Agreement.    Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Exchange Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and in the case of the Merger Agreement, the stockholders of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement and the Exchange Agreement by Parent or the consummation by Parent of the transactions contemplated hereby or thereby (other than the filing of the Certificate of Merger as required by the DGCL). This Agreement and the Exchange Agreement have been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties thereto, constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms.

        Section 4.03    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement and the Exchange Agreement by Parent do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent, (ii) conflict with or violate any federal, state or local statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law applicable to Parent or by which any of its properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or under any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any of its properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the Exchange Agreement or the consummation of any of the transactions contemplated hereby or thereby.

        (b)   The execution and delivery of this Agreement and the Exchange Agreement by Parent do not, and the performance of this Agreement and the Exchange Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) any applicable requirements, if any, of the Exchange Act or the Securities Act, (B) the filing of appropriate merger and similar documents as required by the DGCL in connection with the Merger and the transactions contemplated hereby, and (C) the Governmental Approvals and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, constitute or reasonably be expected to constitute a Parent Material Adverse Effect.

        Section 4.04    Proxy Statement.    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Stockholders Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information contained in the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the Exchange Act, except that no representation is made by Parent with respect to statements, made or incorporated by reference therein based on information supplied by the Company.

        Section 4.05    Brokers.    No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated and Stephens, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent.

        Section 4.06    Financing.    Parent will have funds sufficient to pay (i) at the Effective Time, (x) the aggregate Merger Consideration, the payments provided for under Section 1.08(c) and its Expenses and (y) any amounts that may be due to the holders of the Notes in connection with any Consent Solicitation and (ii) if the Consent Solicitation has not been successfully consummated, any amounts that would be due, at such time as such amounts are due, to the holders of the Notes in connection with any change of control offer if the Company elected to undertake such an offer in connection with the Merger; provided, in the case of clauses (i)(y) and (ii), that the Company shall have complied with its obligations under Section 5.12.

        Section 4.07    Formation.    Parent was formed specifically for the transactions contemplated by this Agreement and has conducted no operations and incurred no obligations other than in connection with the transactions contemplated by this Agreement.

        Section 4.08    Certain Arrangements.

        (a)   Parent has provided the Special Committee with true, correct and complete copies of the Voting Agreement, the Exchange Agreement, the Principals' Agreement and the certificate of incorporation of the Surviving Corporation, and with a current draft of the Securityholders' Agreement, and such agreements and organizational documents set forth the entirety of agreements and understandings between the Parent and/or Carlyle Partners III Telecommunications, L.P., CP III CoInvestment, L.P., Carlyle Partners IV Telecommunications, L.P. and CP IV CoInvestment, L.P., on the one hand, and the Management Stockholders, on the other hand.

        (b)   The agreements referred to in clause (a) of this Section 4.08 have not been amended or modified in a manner that would materially alter the financial arrangements applicable to Sidney Knafel and Michael Willner, taken as a whole, without the prior consent of the Special Committee, which consent shall not be withheld unless the Company reasonably concludes that such amendment or modification would adversely affect the fairness or propriety of the Merger from the perspective of the stockholders of the Company other than the Management Stockholders (it being understood that it is the expectation of the Parties that Michael Willner shall continue in his present position after the Effective Time and shall receive compensation and other benefits substantially similar to his compensation and benefits as of the date hereof).

        (c)   Neither Parent nor the Management Stockholders, alone or together with any other person, has taken any action that would cause Section 203 of the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement or the Voting Agreement irrespective of any approval of the Board of Directors of the Company for purposes of Section 203 of the DGCL.

        Section 4.09    Company Representations and Warranties.    Parent agrees that except for the representations and warranties contained in Article III of this Agreement, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any other information provided to Parent by or on behalf of the Company.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

        Section 5.01    Conduct of Business of the Company.    From the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing or except as set forth in Section 5.01 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers and others having business dealings with it and to keep available the services of its current officers and key employees on terms and conditions substantially comparable to those currently in effect and maintain its current rights and franchises, in each case, consistent with past practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.01 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement or the Exchange Agreement, from the date hereof until the Effective Time, without the prior written consent of Parent, not to be unreasonably withheld or delayed, the Company shall not and shall not permit any Company Subsidiary to:

          (a)   adopt or propose any change in its certificate of incorporation or bylaws or other comparable organizational documents;

          (b)   (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions declared, set aside, made or paid by any Subsidiary wholly-owned by the Company or another Subsidiary to the Company or such other Subsidiary), (ii) split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, provided that nothing in this Section 5.01(b) shall prevent the Partnership from making or paying any dividend or distribution required to be made or paid pursuant to Section 4.1(a) of the Partnership Agreement;

          (c)   issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for or convertible into such capital stock or similar security) other than (i) pursuant to the exercise of existing grants of options under the Incentive Plan in accordance with their present terms, (ii) issuances by a wholly-owned Company Subsidiary of capital stock to such Company Subsidiary's parent or another wholly-owned Company Subsidiary, (iii) delivery of capital stock upon the vesting of any Company Restricted Shares or Company Deferred Shares or (iv) matching grants under the Company's 401(k) plan in accordance with past practice;

          (d)   merge or consolidate with any other Person or acquire an amount of assets or equity of any other Person in excess of $5,000,000;

          (e)   sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a Company Subsidiary) except (i) pursuant to existing written contracts or commitments (the terms of which have been disclosed in writing to Parent prior to the date hereof), (ii) sales of network capacity in the ordinary course, consistent with past practice, (iii) sales of assets listed in Section 5.01(e) of the Company Disclosure Letter or (iv) in an amount not in excess of $5,000,000 in the aggregate;

          (f)    (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (x) by the Company or any Company Subsidiary to or in the Company or any Company Subsidiary or (y) advances to employees in the ordinary course of business consistent with past practice, not to exceed $10,000 in each individual case, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances, other than any of the foregoing created, incurred, guaranteed or assumed in an aggregate amount not exceeding the amount outstanding as of December 31, 2004 as reflected in the Company Financial Statements (and excluding any such Indebtedness incurred in the ordinary course of business consistent with past practice for working capital and cash management purposes under any revolving credit agreement in existence as of the date hereof), or (iii) make any capital expenditure other than (x) (together with capital expenditures made to date in fiscal year 2005) in an aggregate amount not to exceed $220 million through December 31, 2005 or (y) from and after January 1, 2006, in accordance with the budget of the Company and the Company Subsidiaries for such fiscal year, and in any event no more than $200 million in the aggregate for such fiscal year, and no more than $40 million in any calendar month and no more than $75 million in any calendar quarter;

          (g)   materially amend or otherwise materially modify benefits under any Company Benefit Plan, materially accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any Company Benefit Plan, merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, change the sponsor of any Company Benefit Plan, or terminate or establish any Company Benefit Plan, in each case except as required by an existing agreement, plan or applicable Law;

          (h)   grant any increase in the compensation or benefits of directors, officers, employees, consultants, representatives or agents of the Company or any Company Subsidiary other than as required by any plan or arrangement in effect on the date hereof and payments and increases in the ordinary course of business consistent with past practice (other than to directors and Senior Officers);

          (i)    enter into or amend or modify any change of control, severance, consulting, retention or employment agreement with any Senior Officer, or any change of control, severance, consulting, retention or employment plan, program or arrangement;

          (j)    hire or terminate the employment or contractual relationship of any officer or employee of the Company or any Company Subsidiary, as the case may be, other than hirings or terminations in the ordinary course of business consistent with past practice or that, individually and in the aggregate, would not result in (i) a material increase in the number of persons providing services to the Company and the Company Subsidiaries in all such capacities, (ii) in the case of hirings, a material increase in the aggregate payroll and other benefits costs to the Company or such Company Subsidiary (such increase to be determined, in the case of a hiring to replace an employee or other service provider in a pre-existing position based solely on the costs in excess of the costs associated with the replaced service provider), and (iii) in the case of terminations, material liability to the Company or any of its Subsidiaries in excess of the costs savings, if any, directly derived from such terminations;

          (k)   other than in the ordinary course of business consistent with past practice, settle or compromise any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy involving claims, liabilities or obligations in excess of $3 million or otherwise material to the Company and the Company Subsidiaries taken as a whole (each, a "Proceeding"), or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding other thansuch settlements and compromises that relate to Taxes (which are the subject of Section 5.01(k)) or that, individually or in the aggregate, are not material to the Business or the Company and the Company Subsidiaries, taken as a whole;

          (l)    other than in the ordinary course of business, and except as are not, individually or in the aggregate, material to the Business or the Company and the Company Subsidiaries, taken as a whole, (i) make or rescind any material election relating to Taxes, (ii) settle or compromise any Proceeding relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Company Benefit Plan intended to be qualified under Code Section 401(a), (iv) enter into a material written and legally binding agreement with a Taxing Authority relating to Taxes, or (v) except as required by Law, change any of its material methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2003;

          (m)  other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any Company Contract, (ii) enter into any successor agreement to an expiring Company Contract that changes the terms of the expiring Company Contract in a way that is materially adverse to the Company or any Company Subsidiary, or (iii) modify, amend or enter into any new agreement that would have been considered a Company Contract if it were entered into at or prior to the date hereof;

          (n)   enter into or renew or extend any agreements or arrangements that limit or otherwise restrict the Company or any of the Company Subsidiaries or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict the Surviving Corporation or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Business or the Company and the Company Subsidiaries, taken as a whole, after giving effect to the Merger;

          (o)   change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP;

          (p)   terminate, cancel, amend or modify any material insurance policies maintained by it covering the Company or the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

          (q)   adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

          (r)   take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions to the consummation of the Merger set forth in Article VI not being satisfied or (ii) materially impair the ability of the Company or Parent to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

          (s)   take any action that would be reasonably be expected to result in a material modification of the Company's (and the Company Subsidiaries') rights under the Partnership Agreement; or

          (t)    agree or commit to do any of the foregoing.

        Section 5.02    Notification of Certain Matters.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (b) any material failure of the Company, on the one hand, or Parent, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Parties or the conditions to the performance by the Parties hereunder. Each Party shall give prompt notice to the other of any correspondence or oral communication between the Company (or Parent, as the case may be) and Comcast or their respective Affiliates or Representatives relating to the Company's and the Company Subsidiaries' rights and obligations under the Partnership Agreement or the structure of the Partnership.

        Section 5.03    Indemnification; Directors' and Officers' Insurance.

        (a)   Parent and the Company agree that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each individual who, as of the Effective Time, is a present or former director or officer of the Company or any of the Company Subsidiaries (each, an "Indemnified Person") as provided in the Company's Constituent Documents, or in the certificate or articles of incorporation, bylaws or similar documents of any of such subsidiaries, in effect as of the date hereof, shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. Until the sixth anniversary of the Effective Date, the certificate of incorporation and bylaws of the Surviving Corporation and the certificate or articles of incorporation, bylaws or similar documents of its subsidiaries shall, with respect to matters occurring prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Persons than are set forth in the Company's Constituent Documents or in the certificate or articles of incorporation, bylaws or similar documents of the Surviving Corporation's subsidiaries in effect as of the date of execution of this Agreement, and such provisions shall not be amended, repealed or otherwise modified prior to the sixth anniversary of the Effective Time in any manner that would materially adversely affect the rights thereunder, as of the Effective Time, of any Indemnified Person, with respect to matters occurring prior to the Effective Time. Parent and the Company further agree that all rights to indemnification or advancement of expenses now existing in favor of Indemnified Persons in any indemnification agreement between such person and the Company or any such subsidiary, as the case may be, or under the resolution approved by the Board of Directors on March 7, 2005 or under Law shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement or Law.

        (b)   Without limiting the generality of Section 5.03(a), from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law and the Company's Constituent Documents, defend and hold harmless each Indemnified Person against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the negotiation, adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement. Any determination required to be made with respect to whether such Indemnified Person's conduct complies with the standards set forth in the DGCL and any applicable provisions of the Company's Constituent Documents shall be made by a majority of the independent directors of board of the Surviving Corporation.

        (c)   The Surviving Corporation shall obtain and maintain directors and officers liability insurance policies for the Indemnified Persons with respect to matters occurring prior to the Effective Time for a period of six years from the Effective Time on terms with respect to coverage and amount no less favorable than those of the applicable policies in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 5.03(c) any amount per annum in excess of 250% of the aggregate premiums currently paid or payable by the Company in 2005 (on an annualized basis) for such purpose (the "cap"), which the Company represents to be $729,750; and provided further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the cap, the Surviving Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the cap.

        (d)   In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation (or their respective successors or assigns) jointly and severally assume the obligations of the Surviving Corporation (or their respective successors or assigns) as contemplated by this Section 5.03. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.03. The provisions of this Section 5.03 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons. Notwithstanding anything to the contrary, it is agreed that the rights of an Indemnified Person under this Section 5.03 shall be in addition to, and not a limitation of any other rights such Indemnified Person may have under the Company's Constituent Documents, any other indemnification arrangements, the DGCL or otherwise and nothing in this Section 5.03 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Indemnified Persons under the Company's Constituent Documents, any other indemnification arrangements, the DGCL or otherwise with respect to matters occurring prior to the Effective Time.

        Section 5.04    Access and Information.    The Company shall afford to Parent and its representatives such access during normal business hours throughout the period prior to the Effective Time to the Company's books, records (including, without limitation, tax returns and work papers of the Company's independent auditors), facilities, personnel, management reports and to such other information as Parent shall reasonably request, subject to any existing confidentiality obligations of the Company and applicable Law or unless the disclosure of any information would jeopardize attorney-client privilege or the attorney-client work product doctrine. All information obtained by Parent pursuant to this Section 5.04 shall continue to be governed by the Confidentiality Agreement.

        Section 5.05    Publicity.    Parent and the Special Committee have agreed upon the text of a press release to be issued with respect to this Agreement and the transactions contemplated hereby. None of the Parties shall issue or cause the publication of any other press release or other public announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without prior consultation with the other Parties, except as may be required by law or any listing agreement with a national securities exchange to which the Company is a party.

        Section 5.06    All Reasonable Efforts.    Subject to the terms and conditions hereof, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger and this Agreement, and to cooperate with each other in connection with the foregoing, including using all reasonable efforts to (a) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, provided that the Company shall not be required to make any payments or provide any economic benefits to third parties prior to the Effective Time in order to obtain any waivers, consents or approvals from any third parties hereunder, (b) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation, (c) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (d) effect any necessary registrations and filings and submissions of information requested by governmental authorities, and (e) fulfill all conditions to this Agreement; provided that the Company shall not be required to take, and shall not take, any action under clauses (a), (b) or (d) of this Section 5.06 unless requested by Parent, other than the filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, which shall be filed as promptly as practicable after the date hereof. In furtherance of and not in limitation of the foregoing, the Company shall permit Parent to reasonably participate in the defense and settlement of any claim, suit or cause of action relating to any Takeover Proposal, the Merger, this Agreement or the other transactions contemplated hereby, and the Company shall not settle or compromise any such claim, suit or cause of action without Parent's prior written consent, which consent shall not be unreasonably withheld.

        Section 5.07    No Solicitation.

        (a)   The Company shall not, nor shall it authorize or permit any of the Company Subsidiaries, nor it shall it authorize any of its or the Company Subsidiaries' respective Representatives to (and shall use all reasonable efforts to cause such Persons not to), directly or indirectly (i) initiate, solicit, facilitate or knowingly encourage any inquiry or the making of any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that would reasonably be expected to lead to, any Takeover Proposal, or (iii) continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to the Company, or otherwise cooperate with or take any other action to facilitate any proposal that (A) constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (B) requires the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to the receipt of the

Company Stockholder Approval, the Company may, in response to a bona fide written Takeover Proposal that did not result from a breach of this Section 5.07(a), and subject to compliance with Section 5.07(c):

           (x)  furnish information or data with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions not materially less restrictive than those contained in the Confidentiality Agreement, provided that (i) the foregoing shall not require that any such confidentiality agreement contains a "standstill" or similar provision unless the Company so elects and (ii) such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to Section 5.07(b); and provided further that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person; and

           (y)  participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, that the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that (i) the failure to furnish such information or participate in such discussions or negotiations would present a material risk of being inconsistent with the fulfillment of its fiduciary duties under applicable Law and (ii) such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal. The Company shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and will request the prompt return of any confidential information previously furnished to such Persons in connection therewith, and (B) promptly inform its Representatives of the obligations undertaken in this Section 5.07. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.07 by any Representative of the Company or any of the Company Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of the Company Subsidiaries, shall be deemed to be a breach of this Section 5.07 by the Company; provided that notwithstanding anything to the contrary set forth in this Section 5.07, in no event shall any action taken by, or at the direction of, Sidney Knafel or Michael Willner (and not at the direction or with the concurrence of the Board of Directors of the Company (acting with the concurrence of the Special Committee) or the Special Committee) constitute a violation by the Company of this Section 5.07. Nothing contained in this Section 5.07 shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 5.07.

        (b)   As promptly as practicable after the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to, any Takeover Proposal, and in any case within one Business Day after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry, and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). The Company shall keep Parent informed on a current basis of the status of any such Takeover Proposal, including, without limitation, any changes to the price or other material terms and conditions thereof, and promptly provide Parent with copies of all written or e-mail correspondence or other communications and other written materials sent or provided to or by the Company and its Representatives in connection with any Takeover Proposal that relate to the price or other material terms and conditions thereof. Notwithstanding the foregoing, if any Takeover Proposal or inquiry is made, or any other information with respect to such Takeover Proposal or inquiry is provided, solely to Sidney Knafel or Michael Willner, the Company shall have no obligations to Parent under this Section 5.07(b) with respect to such Takeover Proposal, inquiry or other information until such time as any member of the Special Committee is made aware of such Takeover Proposal, inquiry or other information.

        (c)   Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall, directly or indirectly, (i) effect a Change in the Company Recommendation or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Company Stockholder Approval, the Board of Directors of the Company and/or the Special Committee may in response to a Superior Proposal or an Intervening Event effect a Change in the Company Recommendation, provided that the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would present a material risk of being inconsistent with the fulfillment of its fiduciary duties under applicable Law, and provided, further, that the Board of Directors and/or the Special Committee may not effect such a Change in the Company Recommendation unless (i) the Special Committee shall have first provided prior written notice to Parent that it is prepared to effect a Change in the Company Recommendation in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and (ii) Parent does not make, within five Business Days after the receipt of such notice, a proposal that the Special Committee determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the stockholders of the Company (other than the Management Stockholders) as such Superior Proposal or obviates the need for a Change in the Company Recommendation as a result of the Intervening Event, as the case may be. The Company agrees that, during the five Business Day period prior to its effecting a Change in the Company Recommendation, the Company (as directed by the Special Committee) and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting this Agreement and approving the Merger, provided that this Agreement shall not be required to be submitted to the Stockholders of the Company at the Company Stockholders Meeting if this Agreement has been terminated pursuant to Article VII.

        (d)   The Company agrees that it will deliver to Parent a new written notice of Takeover Proposal with respect to each Takeover Proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such Takeover Proposal to the stockholders of the Company and that a new period shall commence for purposes of this Section 5.07 with respect to each such materially revised or modified Takeover Proposal from the time Parent receives the written notice of the Takeover Proposal with respect thereto; provided that such new period shall expire on the later of five Business Days after notice of the original Takeover Proposal or three Business Days after notice of such revised or modified Takeover Proposal.

        (e)   Nothing contained in this Section 5.07 shall prohibit the Company from complying with the Exchange Act in respect of any Takeover Proposal or making any disclosure to the stockholders of the Company if the Special Committee or Board of Directors determines in good faith, by resolution duly adopted after consultation with its outside counsel, that the failure to make such disclosure would breach its fiduciary duties to the stockholders of the Company under applicable Law, provided, however that neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by Section 5.07(c), effect a Change in the Company Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal.

        (f)    For purposes of this Agreement:

        "Intervening Event" means an event, development, circumstance or state of affairs, unknown to the Special Committee of the Company as of the date hereof, which becomes known prior to the Company Stockholder Approval.

        "Takeover Proposal" means any proposal or offer in respect of (i) a tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any of the Company Subsidiaries (any of the foregoing, a "Business Combination Transaction") with any Person other than Parent or any Affiliate thereof (a "Third Party") pursuant to which such Third Party would acquire more than 20% of the outstanding capital stock of the Company, (ii) the Company's acquisition of any Third Party in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than 20% of the Company's outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of more than 20% of its outstanding capital stock as consideration for assets or securities of a Third Party, or (iii) any direct or indirect acquisition by any Third Party of 20% or more of the outstanding capital stock of the Company or of 20% or more of the consolidated assets of the Company and the Company Subsidiaries, in a single transaction or a series of related transactions. Whenever the term "Takeover Proposal" is used in Section 7.03, each reference in this definition to 20% shall be deemed to be 40%.

        "Superior Proposal" means any bona fide written proposal or offer made by a Third Party in respect of a Business Combination Transaction involving, or any purchase or acquisition of, (i) at least 75% of the Company's outstanding capital stock, (ii) at least 75% of the voting power of the Company's capital stock or (iii) at least 75% of the consolidated assets of the Company and the Company Subsidiaries, which the Special Committee determines in good faith, by resolution duly adopted after consultation with its outside counsel and a financial advisor of nationally recognized reputation, would result in a transaction that if consummated would be more favorable to the stockholders of the Company (other than the Management Stockholders) than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement), and (y) is reasonably capable of being consummated on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal.

        Section 5.08    Third Party Consents.    Between the date hereof and the Effective Time, the Company shall use all reasonable efforts to obtain the third party consents set forth in Section 5.08 of the Company Disclosure Schedule; provided, however, no payments or any economic benefits shall be provided to third parties from whom such consent is sought prior to the Effective Time to secure any such consents.

        Section 5.09    Stockholder Litigation.    The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent, which consent shall not be unreasonably withheld.

        Section 5.10    Management of Partnership Exit Process.    From the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing, (i) the Company shall not deliver any Exit Notice pursuant to Section 9.1 of the Partnership Agreement and (ii) if Comcast delivers an Exit Notice to the Company pursuant to Section 9.1 of the Partnership Agreement, the Company shall elect pursuant to Section 9.2 of the Partnership Agreement to postpone for a period of six months the first date on which either Comcast or the Company may commence the Exit Process, which election shall be made on the last date that such an election may be validly made under the Partnership Agreement.

        Section 5.11    Charter Amendment.    The Company shall file the Charter Amendment with the Secretary of State of the State of Delaware immediately prior to the Exchange Closing (as defined in the Exchange Agreement).

        Section 5.12    Consent Solicitation; Back-Stop Facility.

        (a)   At such time as requested by Parent, the Company shall solicit (the "Consent Solicitation") the consent of the holders of the Notes regarding certain matters under the indentures governing such notes (the "Indenture Consents") and the Company shall use all reasonable efforts to facilitate the Consent Solicitation and to implement the Indenture Consents, including (i) executing and delivering any supplemental indentures or other definitive financing documents as may be reasonably requested by Parent, (ii) directing its independent accountants and counsel to provide reasonable assistance to Parent in connection with the Indenture Consents and (iii) soliciting and using all reasonable efforts to cause to be delivered such certificates, affidavits and instruments, legal opinions and other documents, in each case, as may be reasonably requested by Parent or reasonably required by any trustee or note holder. Such consent solicitation shall be made in accordance with the reasonable written terms and conditions provided, from time to time, by Parent to the Company and applicable Law; provided, that, in any event, the Parties agree that the Indenture Consents shall not become operative, and no payment or liability shall be incurred by the Company, before the Effective Time of the Merger. The Company shall not, without Parent's prior consent, waive any condition to the Consent Solicitation described in the written terms and conditions provided by Parent to the Company from time to time.

        (b)   The Company agrees to provide, and shall cause the Company Subsidiaries to provide, and will use all reasonable efforts to cause its and their Representatives to provide, all cooperation reasonably requested by Parent in connection with the arrangement of, and the negotiation of agreements with respect to, the Back-Stop Facility (and any substitutions, replacements or refinancing thereof), including using all reasonable efforts to (i) cause appropriate officers and employees to be available, upon reasonable notice, to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, (ii) assist with the preparation of disclosure and marketing documents in connection therewith, (iii) execute and deliver any credit agreements, indentures, guarantees or other definitive financing documents as may be reasonably requested by Parent (provided that no payments or liabilities shall be incurred by the Company thereunder prior to the Effective Time), (iv) direct (x) its independent accountants and counsel to provide reasonable assistance to Parent, including requesting that such accountants provide consent to Parent to use their audit reports and SAS 100 reviews relating to the Company and the Company Subsidiaries and, at the expense of Parent, to provide any necessary "comfort letters" in connection with the Back-Stop Facility and (y) appropriate officers to sign any customary management representation letters to its independent accountants and (v) solicit and cause to be delivered such certificates, affidavits and instruments (including solvency certificates), legal opinions and other documents, in each case, as may be reasonably requested by Parent or reasonably required by any lender. If Parent causes to be delivered, in connection with obtaining the Back-Stop Facility, an opinion or report of a third party or a certificate of an officer of the Company with respect to the solvency of Parent, the Company or the Company Subsidiaries, then Parent shall cause such opinion, report or certificate (A) to be delivered to the Company and (B) to contain a statement that the Board of Directors of the Company and the Special Committee may rely on such opinion, report or certificate as though such opinion, report or certificate had been addressed to the Board of Directors of the Company and the Special Committee.

ARTICLE VI

CONDITIONS

        Section 6.01    Conditions to Obligation of Each Party to Effect the Merger.    The respective obligations of Parent and the Company to consummate the Merger are subject to the satisfaction or waiver (by mutual written consent of the Company and Parent) on or prior to the Closing Date of each of the following conditions:

          (a)   Stockholder Approval; Charter Amendment.    The Company shall have (i) obtained the Company Stockholder Approval and (ii) filed the Charter Amendment with the Secretary of State of the State of Delaware.

          (b)   Regulatory Approval.    The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c)   No Order.    No court of competent jurisdiction or United States federal or state Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the Parties shall use all reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

        Section 6.02    Conditions to Obligation of Parent.    The obligation of Parent to effect the Merger is subject to the satisfaction or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

          (a)   Representations and Warranties.    Each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or Company Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, would not reasonably be expected to have or constitute a Company Material Adverse Effect, provided that the representations and warranties of the Company in Sections 3.02 and 3.03 shall be true in all material respects. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

          (b)   Performance of Obligations of the Company.    The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement and the Exchange Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

          (c)   No Material Adverse Change.    From the period beginning on the date of this Agreement, there shall not have occurred any event, change or development (or, with respect to events, changes or developments existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, constituted or would reasonably be expected to constitute a Company Material Adverse Effect.

          (d)   No Litigation.    There shall not be pending any suit, action or proceeding by any Governmental Entity or other Person (other than stockholders or Note holders of the Company), in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent of any Company Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated hereby or seeking to obtain from the Company or Parent any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries or the stockholders of Parent of any material portion of the business or assets of the Company or the Company Subsidiaries, (iii) seeking to prohibit or prevent the stockholders of Parent or the holders of shares of Company Preferred Stock from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (iv) which otherwise is likely to constitute a Company Material Adverse Effect.

          (e)   Directors.    The Company shall have received, and delivered copies to Parent of, the director resignations contemplated by Section 1.05, which shall be valid and effective immediately prior to the Effective Time. The Board of Directors of the Company, as it is constituted immediately prior to the Company Stockholders Meeting, subject to any death or resignation, shall have elected to the Board of Directors of the Company the Persons designated by Parent prior to the Effective Time, such election to have taken effect not later than the resignations of the existing directors described in Section 1.05, and such directors shall not have been removed.

          (f)    Tax Certification.    Parent shall have received a certification from the Company in the form prescribed by Treasury regulations under Section 1445 of the Code to the effect that the Company is not (and was not at any time during the five-year period ending on the Closing date) a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

        Section 6.03    Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following additional conditions:

          (a)   Representations and Warranties.    Each of the representations and warranties of Parent set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or Parent Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, would not reasonably be expected to have or constitute a Parent Material Adverse Effect, provided that the representations and warranties of Parent in Section 4.02, Section 4.06 and Section 4.08(b) shall be true in all material respects. The Company shall have received a certificate of the president or the secretary of Parent to such effect.

          (b)   Performance of Obligations of Parent.    Parent shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of the chief executive officer or the chief financial officer of the Parent to such effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        Section 7.01    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Company Stockholder Approval:

          (a)   by mutual written consent of Parent and the Company (acting at the direction of the Special Committee);

          (b)   by either Parent or the Company (with the prior approval of the Special Committee), if:

              (i)  the Merger shall not have been consummated by February 15, 2006 (such date, the "Termination Date"), provided, that the right to terminate the Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the primary cause of the failure of the Merger to be consummated by such time;

             (ii)  any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action (which the party seeking to terminate this Agreement shall have used its reasonable efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or

            (iii)  the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or any adjournment or postponement thereof; provided that the right to terminate the Agreement pursuant to this Section 7.01(b)(iii) shall not be available to the Company if it has materially breached its obligations under Section 5.07;

          (c)   by Parent, if:

              (i)  the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Termination Date or is not cured by the Termination Date, and (B) would result in a failure of any condition set forth in Sections 6.02(a) or (b);

             (ii)  (x) the Company shall have breached or be deemed (pursuant to Section 5.07(a), as a result of the actions of a Representative of the Company or a Company Subsidiary) to have breached in any material respect its obligations under Section 5.07(a), (y) the Company shall have breached in any material respect its obligations under Section 1.09(b) or the first sentence of Section 1.09(c), or (z) the Company shall have failed to convene and hold the Company Stockholder Meeting within 60 days of the date that the Proxy Statement is cleared by the SEC in breach of Section 1.09(a); or

            (iii)  a Change in the Company Recommendation shall have occurred; provided Parent shall have right to terminate this Agreement pursuant to this Section 7.01(c)(iii) only within the first five Business Days following any such Change in the Company Recommendation;

          (d)   by the Company if Parent shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent prior to the Termination Date or is not cured by the Termination Date and (B) would result in a failure of any condition set forth in Sections 6.03(a) or (b).

        Section 7.02    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 7.01, except as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Parent or the Company, except for the provisions of this Section 7.02, Section 7.03 and Section 8.02, each of which shall remain in full force and effect; provided, however, that no Party shall be relieved or released from any liability or damages arising from a willful and material breach of any provision of this Agreement.

        Section 7.03    Fees and Expenses.

        (a)   If this Agreement is terminated pursuant to Section 7.01(b)(iii) and prior to the Company Stockholders Meeting a Takeover Proposal had become publicly known but no Change in the Company Recommendation had occurred, and, within twelve months after the date of such termination, (i) the Company enters into a definitive agreement with respect to, or consummates, a transaction relating to a Takeover Proposal that had been communicated to the Special Committee or become publicly known prior to the Company Stockholders Meeting or (ii) the Company enters into a definitive agreement with respect to, or consummates, a transaction relating to any Takeover Proposal pursuant to which the holders of Class A Stock would receive consideration having a fair market value per share in excess of the Merger Consideration, then the Company shall pay to Parent a fee equal to $10 million (the "Termination Fee") less the Expense Amount theretofore paid under Section 7.03(e).

        (b)   If this Agreement is terminated pursuant to Section 7.01(b)(iii) and prior to the Company Stockholders Meeting a Change in the Company Recommendation had occurred, and, within twelve months after the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, a transaction relating to any Takeover Proposal, then the Company shall pay to Parent a fee equal to the Termination Fee less the Expense Amount theretofore paid under Section 7.03(e).

        (c)   If this Agreement is terminated pursuant to Section 7.01(c)(ii) or Section 7.01(c)(iii), and, within twelve months after the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, a transaction relating to any Takeover Proposal, then the Company shall pay to Parent the Termination Fee less the Expense Amount theretofore paid under Section 7.03(e).

        (d)   If the Company is required to pay Parent a Termination Fee pursuant to Section 7.03(a), Section 7.03(b) or Section 7.03(c), such Termination Fee shall be payable prior to the earlier of the Company entering into a definitive agreement to consummate, or consummating, the applicable triggering transaction. The Termination Fee shall be payable by wire transfer of immediately available funds to an account designated by Parent.

        (e)   If this Agreement is terminated under circumstances in which a Termination Fee would be payable under Section 7.03(a), Section 7.03(b) or Section 7.03(c) upon the satisfaction of the applicable subsequent condition or conditions therein set forth, the Company will pay to Parent within one Business Day of such Termination an amount equal to $4 million (the "Expense Amount").

        (f)    Notwithstanding any contrary provision of this Agreement, the Parties agree that in no event shall any portion of the Termination Fee or Expense Amount paid by the Company hereunder be subsequently paid over or shared with any Management Stockholder (other than any portion of the Termination Fee or Expense Amount in an amount not to exceed such Management Stockholder's out-of-pocket expenses incurred in connection with the transactions contemplated hereby and the related agreements).

        (g)   The Parties each agree that the agreements contained in this Section 7.03 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due under this Section 7.03 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.

        Section 7.04    Amendment.    This Agreement may not be amended and no waiver, consent or approval by or on behalf of the Company (or Special Committee, if applicable) may be granted except pursuant to an instrument in writing signed by or on behalf of the Company (or Special Committee, if applicable) following approval of such action by the Special Committee and signed by Parent; provided, however, that (i) prior to the Effective Time, Parent may make such changes to the certificate of incorporation of the Surviving Corporation as it deems appropriate, without the consent of the Company, so long as such changes would not (x) individually or in the aggregate, adversely affect the stockholders of the Company other than the Management Stockholders or (y) change in any manner Section 8.2 of such certificate of incorporation if any such changes would, individually or in the aggregate, adversely affect persons serving as directors of the Company as of the date hereof and (ii) following the Company Stockholder Approval at the Company Stockholders Meeting, if applicable, no amendment may be made without the further approval of the stockholders of the Company which would: (x) decrease the Merger Consideration; or (y) change any other terms and conditions in this Agreement if any of the changes would, individually or in the aggregate, adversely affect the stockholders of the Company other than the Management Stockholders.

        Section 7.05    Extension and Waiver.    At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval at the Company Stockholders Meeting, if applicable:

          (a)   The Special Committee on behalf of the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Parent pursuant hereto, or (c) waive compliance by Parent with any of the agreements or with any conditions to the Company's obligations.

          (b)   Parent may (a) extend the time for the performance of any of the obligations or other acts of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto, or (c) waive compliance by the Company with any of the agreements or with any conditions to Parent's obligations.

          (c)   Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

ARTICLE VIII

MISCELLANEOUS

        Section 8.01    Non-Survival of Representations, Warranties and Agreements.    The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.01 hereof, as the case may be, except that the agreements set forth in Section 7.02, 7.03 and Section 8.02 hereof shall survive termination and this Section 8.01 shall not limit any covenant or agreement of the Parties hereto which by its terms contemplates performance after the Effective Time.

        Section 8.02    Fees and Expenses.    Subject to Section 7.03, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and any amendments or supplements thereto, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

        Section 8.03    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy or telex, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses or at such addresses as shall be specified by the Parties by like notice:

  (a)
  If to Parent:

    Insight Acquisition Corp.
    c/o
    The Carlyle Group
    1001 Pennsylvania Avenue, NW
    Suite 220 South
    Washington, D.C. 20004
    Telecopier: (202) 347-1692
    Attention: William E. Kennard

  with a copy to:

    Debevoise & Plimpton LLP
    919 Third Avenue
    New York, New York 10022
    Telecopier: (212) 909-6836
    Attention: Jeffrey J. Rosen
                       Andrew L. Bab

  and

    Dow, Lohnes & Albertson, PLLC
    1200 New Hampshire Avenue, NW
    Suite 800
    Washington, D.C. 20036
    Telecopier: (202) 776-2222
    Attention: Leonard J. Baxt
                       J. Kevin Mills

  (b)
  If to the Company:

    Insight Communications Company, Inc.
    810 7th Avenue, 41st Floor
    New York, New York 10019
    Telecopier: (917) 286-2301
    Attention: Elliot Brecher

  with a copy to:

    Special Committee of the Board of Directors of
    Insight Communications Company, Inc.
    c/o
    D.B. Zwirn & Co.
    745 Fifth Avenue, 18th Floor
    New York, New York 10151
    Telecopier: (646) 720-9077
    Attention: David C. Lee

  and

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Times Square
    New York, New York 10036
    Telecopier: (917) 777-3542
    Attention: Stephen F. Arcano
                       Lou R. Kling

  and

    Sonnenschein Nath & Rosenthal LLP
    1221 Avenue of the Americas
    New York, New York 10020
    Telecopier: (212) 768-6800
    Attention: Robert L. Winikoff

        Section 8.04    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such Delaware state court, and (d) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such Delaware state court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.03 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by law.

        Section 8.05    Entire Agreement; Assignment.    This Agreement (together with the annexes hereto and the Disclosure Letters), the Confidentiality Agreement and the Exchange Agreement contain the entire agreement among Parent and the Company with respect to the Merger and the transactions contemplated hereby and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to these matters. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly-owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Parent of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 8.06    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

        Section 8.07    Headings.    Headings are used for reference purposes only and do not affect the meaning or interpretation of this Agreement.

        Section 8.08    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors, legal representatives and permitted assigns, and, except for the provisions of Section 5.03 hereof, which shall be enforceable by the beneficiaries contemplated thereby, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 8.09    Remedies.

        (a)   The Parties hereto agree that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof in addition to any other remedies to which they are entitled at law or in equity.

        (b)   The Parties hereto further agree that the current, former and prospective stockholders of Parent and their respective Affiliates (other than Parent) are not Parties to this Agreement and (i) the Company shall not have any right to cause any monies to be contributed to Parent by any current, former or prospective stockholder of Parent or any of their respective Affiliates and (ii) except to the extent provided in the Guarantee, the Company may not otherwise pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including, for avoidance of doubt, monetary damages and specific performance) against any current, former or prospective stockholder of Parent or any Affiliate thereof (other than Parent). Parent shall have no liability to the Company in respect of any claims for monetary damages that the Company may bring against Parent pursuant to or in connection with this Agreement that are in an aggregate amount, including all other such claims that have been brought by the Company against Parent, in excess of $10 million (the "Parent Liability Cap"). Notwithstanding any other provision of this Agreement, if the payment to the Company of any judgment for monetary damages would cause the Parent Liability Cap to be exceeded, such judgment shall be paid only in such portion as would not cause the Parent Liability Cap to be exceeded.

        (c)   The Company shall have no liability to Parent in respect of any claims for monetary damages that Parent may bring against the Company pursuant to or in connection with this Agreement that are in an aggregate amount, including all other such claims that have been brought by Parent against the Company, in excess of $10 million (the "Company Liability Cap"). The Company Liability Cap shall be inclusive of the Expense Amount, the Termination Fee and any other monetary damages that Parent may seek to obtain from the Company under this Agreement. Notwithstanding any other provision of this Agreement, if the payment to Parent of the Expense Amount, the Termination Fee or any judgment for monetary damages would cause the Company Liability Cap to be exceeded, such Expense Amount, Termination Fee or judgment shall be paid only in such portion as would not cause the Company Liability Cap to be exceeded.

        (d)   Neither Party may bring any claim for monetary damages against the other Party to this Agreement for breach of any representation and warranty made herein unless such breach was material and willful.

        Section 8.10    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        Section 8.11    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.11.

        Section 8.12    Definitions.    As used in this Agreement:

        "2005 Budget" means the budget of the Company and the Company Subsidiaries for fiscal year 2005 described in Section 8.12 of the Company Disclosure Letter.

        An "Affiliate" of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise;

        "Back-Stop Facility" means (i) the senior unsecured credit facility to be provided to the Company in an aggregate principal amount of up to $353.5 million and (ii) the senior unsecured credit facility to be provided to the Partnership and Insight Capital, Inc. in an aggregate principal amount of up to $1,025.15 million, described in the Commitment Letter, dated as of July 28, 2005, from J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. to Parent;

        "beneficial ownership" or "beneficially own" has the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

        "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

        "Business" means the business and operations of the Company and the Company Subsidiaries as currently conducted.

        "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

        "Charter Amendment" means the amendment to the certificate of incorporation of the Company, substantially in the form of Exhibit E, to be filed with the Secretary of State of the State of Delaware pursuant to Section 5.11.

        "Comcast" means Comcast Corporation and its Affiliates, including, without limitation, TCI of Indiana Holdings, LLC.

        "Company Benefit Plan" means each "employee benefit plan", as such term is defined in section 3(3) of ERISA, and each employment, consulting, bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, restricted stock, deferred stock, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement or policy, whether written or unwritten, that provides or may provide benefits or compensation in respect of any current or former officer, director or employee of the Company or the beneficiaries or dependents of any such person that is or has been maintained or established by the Company or any other Related Persons, or to which the Company or any Related Person contributes or is or has been obligated or required to contribute.

        "Company Financial Statements" means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Reports together, in the case of year-end statements, with reports thereon by the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders' equity and a consolidated statement of cash flows, and accompanying notes.

        "Company Intellectual Property" means all Intellectual Property owned by or used by the Company or any of the Company Subsidiaries in the Business.

        "Company Material Adverse Effect" means any event, change or development having an effect that individually or in the aggregate is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or would materially impair its ability to perform its obligations under this Agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (A) any adverse effect that results from general economic, business, financial or market conditions; (B) any adverse effect arising from any action taken by the Company to comply with its obligations under this Agreement; (C) any adverse effect generally affecting the industry or industry sectors in which the Company or any of the Company Subsidiaries operates that does not disproportionately affect the Company and the Company Subsidiaries relative to the other participants in the industry or industry sectors in which the Company or any of the Company Subsidiaries operates, (D) any adverse effect arising from or otherwise relating to the dissolution of or announcement of any intent to dissolve the Partnership and (E) any adverse effect relating to (i) any decision by the Federal Communications Commission that the consummation of the transactions contemplated by this Agreement requires its prior approval or (ii) any failure to obtain the consent of a Governmental Entity that may be required pursuant to any Franchise in connection with the consummation of the transactions contemplated by this Agreement.

        "Company Restricted Share" shall mean each share of Company Stock granted and awarded pursuant to the Incentive Plan and that is unvested immediately prior to the date hereof.

        "Confidentiality Agreement" means the Confidentiality Agreement, dated October 12, 2004, between the Company and TC Group, L.L.C.

        "Constituent Documents" means with respect to any entity, the certificate or articles of incorporation, the bylaws of such entity, the minute books, or any similar charter or other organizations documents of such entity.

        "Credit Facility" means the Amended and Restated Credit Agreement, dated as of August 26, 2003, among Insight Midwest Holdings, LLC, as borrower, and the banks parties thereto, as amended from time to time, or any successor thereto.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Environmental Law" means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health, safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including, without limitation, laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

        "Environmental Permit" means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Excluded Shares" means the Treasury Shares, Dissenting Shares and the Parent Held Shares.

        "Exit Notice" has the meaning given in the Partnership Agreement.

        "Exit Process" has the meaning given in the Partnership Agreement.

        "Franchise" means all franchise agreements and similar governing agreements, instruments and resolutions and franchise related statutes and ordinances or written acknowledgements of a Governmental Entity that are necessary or required to operate cable television services.

        "Hazardous Substances" means any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas, microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a "hazardous waste," "hazardous substance," "toxic substance" or words of similar import thereunder, or (iii) is regulated under any Environmental Law.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of local franchising authorities, or suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers' compensation insurance and surety bonds and (c) surety bonds and customs bonds) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

        "Intellectual Property" means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, Internet Web sites, mask works and other semiconductor chip rights, moral rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets, and all other intellectual property rights.

        "IRS" means the United States Internal Revenue Service.

        "known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers.

        "Law" (and with the correlative meaning "Laws") means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state and federal laws or securities laws and laws of foreign jurisdictions.

        "Leased Real Property" means all interests leased pursuant to the Leases.

        "Leases" means leases, subleases, licenses and occupancy agreements.

        "Liens" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

        "Management Stockholders" has the meaning given in the Exchange Agreement.

        "Notes" means (i) the Company's 12 1/4% Senior Discount Notes due 2011, (ii) the Partnership's and Insight Capital, Inc.'s 10 1/2% Senior Notes due 2010 and (iii) the Partnership's and Insight Capital, Inc.'s 9 3/4% Senior Notes due 2009.

        "Order" means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Company Subsidiary.

        "Parent Class B Preferred Stock" means the Class B Preferred Stock, par value $0.01 per share, of Parent.

        "Parent Material Adverse Effect" means any event, change or development having an effect that would prevent or materially delay the performance by Parent of any of its obligations under this Agreement.

        "Partnership" means Insight Midwest, L.P., a Delaware limited partnership.

        "Partnership Agreement" means the Amended and Restated Limited Partnership Agreement of Insight Midwest, L.P., dated as of January 5, 2001 and as amended from time to time.

        "Permitted Liens" means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially impair the use in the business of the property subject thereto consistent with past practice.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

        "Related Person" means any trade or business, whether or not incorporated, which, together with the Company, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.

        "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

        "Representatives" of a Person means the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives of such Person.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Securityholders' Agreement" means the Securityholders' Agreement to be entered into at the Closing among Carlyle Partners III Telecommunications, L.P., CP III CoInvestment, L.P., Carlyle Partners IV Telecommunications, L.P., CP IV CoInvestment, L.P., the Company, the Management Stockholders and certain other parties.

        "Senior Officer" means, in any fiscal year, any officer of the Company with a base salary in such fiscal year equal to or in excess of $250,000.

        "Software" means any and all computer software, including application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

        "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Without limiting any of the foregoing, Subsidiaries of the Company shall be deemed to include Insight Midwest, L.P. and its Subsidiaries.

        "Tax" (and with the correlative meaning "Taxes") shall mean all federal, state, local or foreign net income, franchise, gross income, sales, use, ad valorem, property, gross receipts, license, capital stock, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

        "Tax Return" means all federal, state, local and foreign tax returns, estimates, information statements and reports relating to Taxes.

        "Taxing Authority" means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

        "Trade Secrets" means all inventions (whether or not patentable), discoveries, processes, procedures, designs, formulae, trade secrets, know-how, Software, ideas, methods, research and development, data, databases, confidential information and other proprietary or non-public information and data.

[Signatures on the following page]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INSIGHT ACQUISITION CORP.
By:	/s/ WILLIAM E. KENNARD Name: William E. Kennard Title: President
INSIGHT COMMUNICATIONS COMPANY, INC.
By:	/s/ SIDNEY R. KNAFEL Name: Sidney R. Knafel Title: Chairman

ANNEX B

Excerpts from the Delaware General Corporation Law Relating to the Rights of Dissenting Stockholders to Seek Appraisal of the Value of Their Insight Class A Common Stock

Section 262
Appraisal Rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        I Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

[CITIGROUP LETTERHEAD]

July 28, 2005

Special Committee of the Board of Directors
Insight Communications Company, Inc.
810 Seventh Avenue
New York, NY 10019

Special Committee of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the Holders of Insight Common Stock (as defined below) of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in a proposed Agreement and Plan of Merger (the "Merger Agreement") to be entered into among Insight Communications Company, Inc. ("Insight") and Insight Acquisition Corp. (the "Buyer"), an entity owned by affiliates of The Carlyle Group ("Carlyle"). As more fully described in the Merger Agreement, (i) the Buyer will be merged with and into Insight (the "Merger") and (ii) at the effective time of the Merger, each outstanding share of Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share (together, the "Insight Common Stock"), other than shares of Insight Common Stock held by Sidney R. Knafel, the Chairman of Insight, Michael S. Willner, the President and Chief Executive Officer of Insight, James Marcus, Thomas Kempner, Andrew Knafel, certain trusts for the benefit of Sidney Knafel's children, the other persons who agree to exchange all or a portion of their shares of Insight Common Stock for equity interests in the Buyer (together with Carlyle, the "Buyer Group") or held by any holder who is entitled to demand and properly demands appraisal of such shares (the "Dissenting Shares"), will be converted into the right to receive $11.75 in cash (the "Merger Consideration"). For purposes of this opinion, the term "Holders of Insight Common Stock" means all holders of Insight Common Stock other than Insight, the Buyer, the Buyer Group and any holders of Dissenting Shares.

        In arriving at our opinion, we reviewed a draft, dated July 27, 2005, of the Merger Agreement, a draft, dated July 27, 2005, of the Insight Voting Agreement between the Buyer and Sidney R. Knafel, Michael S. Willner and the other parties thereto (the "Voting Agreement"), a draft, dated July 27, 2005, of the Exchange Agreement by and among Insight, the Buyer, Sidney R. Knafel, Michael S. Willner, Carlyle and the other parties thereto (the "Exchange Agreement"), a draft, dated July 27, 2005, of the Guaranty between Insight and Carlyle (the "Guaranty"), a draft, dated July 27, 2005, of the Principals' Agreement by and among Sidney R. Knafel, Michael S. Willner and Carlyle (the "Principals' Agreement"), a draft, dated July 28, 2005, of the Securityholders Agreement among Insight, Carlyle and the other parties thereto (the "Securityholders Agreement") and a draft, dated July 26, 2005, of the Amended and Restated Certificate of Incorporation of Insight, which will become the certificate of incorporation of the surviving corporation upon the consummation of the Merger (the "Amended Certificate" and together with the Merger Agreement, the Voting Agreement, the Exchange Agreement, the Principals' Agreement and the Securityholders Agreement, the "Agreements") and the Certificate of Incorporation of Insight. We held discussions with certain senior officers, directors and other representatives and advisors of Insight and certain representatives and advisors of the Buyer Group concerning the business, operations and prospects of Insight. We examined certain publicly available business and financial information relating to Insight as well as certain financial forecasts and other information and data relating to Insight which were provided to or discussed with us by the management of Insight, including the potential impact of a Dissolution (as defined below). We reviewed certain historical and projected financial statements and other financial and operating data of Insight that included adjustments made by the management of Insight for the pro forma impact of a

Dissolution. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Insight Common Stock; the historical and projected earnings and other operating data of Insight; and the capitalization and financial condition of Insight. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Insight. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

        In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Insight that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Insight provided to or otherwise reviewed by or discussed with us (which forecasts included pro forma information regarding the projected impact of a Dissolution on Insight), we have been advised by the management of Insight that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Insight as to the future financial performance of Insight. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Insight, nor have we made any physical inspection of the properties or assets of Insight.

        We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Insight or the Merger. Representatives of Insight have advised us, and we further have assumed, that the final terms of the Agreements will not vary materially from those set forth in the drafts reviewed by us.

        We were not requested to, and we did not, solicit third party indications of interest in possible alternative transactions to the Merger, nor were we requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Insight or the effect of any other transaction in which Insight might engage. In rendering our opinion, we have considered the fact that certain members of the Buyer Group control a majority of the voting power of Insight and that such members have informed the Special Committee of the Board of Directors of Insight that they will not agree to any other transaction involving their interest in Insight. Furthermore, we understand that affiliates of Comcast Corporation ("Comcast") have the contractual right beginning on January 1, 2006 to cause the early dissolution (a "Dissolution") of Insight Midwest, L.P., a partnership in which Insight has a 50% interest, and that Comcast has publicly indicated its intention to cause a Dissolution. We have considered the possibility of a Dissolution in the rendering of our opinion. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

        We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, of the Merger Consideration to be received by the Holders of Insight Common Stock in connection with the proposed Merger. We do not express any opinion as to the value of any employee agreement or other compensation arrangement proposed to be entered into by Insight in connection with the consummation of the Merger.

        Citigroup Global Markets Inc. has acted as financial advisor to the Special Committee of the Board of Directors of Insight in connection with the proposed Merger and will receive a fee for such services, including a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and currently provide, services to affiliates of The Carlyle Group, unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive customary compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Insight for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Insight, members of the Buyer Group and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Special Committee of the Board of Directors of Insight in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the Holders of Insight Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,
/s/ CITIGROUP GLOBAL MARKETS INC. CITIGROUP GLOBAL MARKETS INC.

ANNEX D

[EVERCORE LETTERHEAD]

July 28, 2005

Special Committee of the Board of Directors
Insight Communications Company, Inc.
810 Seventh Avenue
New York, NY 10019

Special Committee of the Board of Directors:

        We understand that Insight Communications Company, Inc. ("Insight") and Insight Acquisition Corp. (the "Buyer"), an entity owned by affiliates of The Carlyle Group ("Carlyle"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, that (i) the Buyer will be merged with and into Insight (the "Merger") and (ii) at the effective time of the Merger, each outstanding share of Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share (together, the "Insight Common Stock"), other than shares of Insight Common Stock held by Sidney R. Knafel, the Chairman of Insight, Michael S. Willner, the President and Chief Executive Officer of Insight, James Marcus, Thomas Kempner, Andrew Knafel, certain trusts for the benefit of Sidney Knafel's children, the other persons who agree to exchange all or a portion of their shares of Insight Common Stock for equity interests in the Buyer (together with Carlyle, the "Buyer Group") or held by any holder who is entitled to demand and properly demands appraisal of such shares (the "Dissenting Shares"), will be converted into the right to receive $11.75 in cash (the "Merger Consideration"). The terms and conditions governing the Merger are more fully set forth in the Merger Agreement. You have asked us whether, in our opinion as of the date hereof, the Merger Consideration to be received by the Holders of Insight Common Stock (as defined below) is fair, from a financial point of view, to such holders. For purposes of this opinion, the term "Holders of Insight Common Stock" means all holders of Insight Common Stock other than Insight, the Buyer, the Buyer Group and any holders of Dissenting Shares.

        In connection with rendering our opinion, we have, among other things:

    (i)
    Reviewed a draft, dated July 27, 2005, of the Merger Agreement, a draft, dated July 27, 2005, of the Insight Voting Agreement between the Buyer and Sidney R. Knafel, Michael S. Willner and the other parties thereto (the "Voting Agreement"), a draft, dated July 27, 2005, of the Exchange Agreement by and among Insight, the Buyer, Sidney R. Knafel, Michael S. Willner, Carlyle and the other parties thereto (the "Exchange Agreement"), a draft, dated July 27, 2005, of the Guaranty between Insight and Carlyle (the "Guaranty"), a draft, dated July 27, 2005, of the Principals' Agreement by and among Sidney R. Knafel, Michael S. Willner and Carlyle (the "Principals' Agreement"), a draft, dated July 28, 2005, of the Securityholders Agreement among Insight, Carlyle and the other parties thereto (the "Securityholders Agreement") and a draft, dated July 26, 2005, of the Amended and Restated Certificate of Incorporation of Insight, which will become the certificate of incorporation of the surviving corporation upon the consummation of the Merger (the "Amended Certificate" and together with the Merger Agreement, the Voting Agreement, the Exchange Agreement, the Principals' Agreement and the Securityholders Agreement, the "Agreements");

    (ii)
    Reviewed the Certificate of Incorporation of Insight;

    (iii)
    Analyzed certain historical financial statements for Insight;

    (iv)
    Reviewed projected financial statements and other financial and operating data for Insight prepared by Insight management;

    (v)
    Analyzed certain operating data relating to Insight;

    (vi)
    Reviewed certain historical and projected financial statements and other financial and operating data of Insight that included adjustments made by management of Insight for the pro forma impact of a Dissolution (as defined below);

    (vii)
    Discussed the past and current operations and financial condition and the prospects of Insight with Insight management, including the potential impact of a Dissolution;

    (viii)
    Participated in discussions with members of the Buyer Group regarding the proposed Merger;

    (ix)
    Reviewed the reported prices and the historical trading activity of the Insight Common Stock;

    (x)
    Compared the financial performance and valuation multiples of Insight and the prices and trading activity of the Insight Common Stock with those of certain publicly traded companies;

    (xi)
    Reviewed certain financial terms of the proposed Merger as compared to financial terms, to the extent publicly available, of certain precedent transactions; and

    (xii)
    Performed other examinations and analyses and considered other factors that we deemed appropriate.

        For purposes of our analysis and opinion, we have assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of the information publicly available about Insight, and the information supplied or otherwise made available to, discussed with, or reviewed by or for us. Our analyses were based, among other things, on the financial projections of Insight, which projections included pro forma information regarding the projected impact of a Dissolution on Insight (the "Financial Projections"), and which have been prepared by Insight management. With respect to the Financial Projections, which were furnished to us, discussed with us or reviewed for us by the management of Insight, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Insight management regarding the future competitive, operating and regulatory environments and related financial performance of Insight. We express no view as to such Financial Projections, or the assumptions on which they are based.

        We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Insight or the Merger. Representatives of Insight have advised us, and we further have assumed, that the final terms of the Agreements will not vary materially from those set forth in the drafts reviewed by us.

        We have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of Insight, nor have we evaluated the solvency or fair value of Insight under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        In connection with the proposed Merger, we have not been authorized to solicit, and we did not solicit, third party indications of interest in possible alternative transactions to the Merger, nor were we requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Insight or the effect of any other transaction in which Insight might engage. In rendering our opinion, we have considered the fact that certain members of the Buyer Group control a majority of the voting power of Insight and that such members have informed the Special Committee of the Board of Directors of Insight that they will not agree to any other transaction involving their interest in Insight. Furthermore, we understand that affiliates of Comcast Corporation ("Comcast") have the contractual right beginning on January 1, 2006 to cause the early dissolution (a "Dissolution") of Insight Midwest, L.P., a partnership in which Insight has a 50% interest, and that Comcast has publicly indicated its intention to cause a Dissolution. We have considered the possibility of a Dissolution in the rendering of ouropinion.

        We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, of the Merger Consideration to be received by the Holders of Insight Common Stock in connection with the proposed Merger. We do not express any opinion as to the value of any employee agreement or other compensation arrangement proposed to be entered into by Insight in connection with the consummation of the Merger. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

        We have acted as financial advisor to the Special Committee of the Board of Directors of Insight in connection with the proposed Merger and will receive a fee for our services, including a fee which is payable upon the rendering of this opinion.

        It is understood that this letter and the opinion expressed herein is for the information of the Special Committee of the Board of Directors of Insight in connection with and for the purposes of its evaluation of the proposed Merger. It is further understood that this letter and the opinion expressed herein is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Holders of Insight Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,
EVERCORE GROUP INC.
By:	/s/ TIM LALONDE
Authorized Person

QuickLinks

Insight Communications Company, Inc. 810 7th Avenue New York, New York 10019
PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT
Notice of Special Meeting of Stockholders To Be Held On December 16, 2005
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER
TABLE OF CONTENTS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
SPECIAL FACTORS
Selected Peer Group Trading Multiples
Selected Precedent Transaction Trading Multiples
Summary Projected Consolidated Financial Data (prepared as of April 28, 2005)
Summary Projected Consolidated Financial Data (updated as of June 15, 2005)
Summary Projected Consolidated Financial Data (updated as of July 27, 2005)
THE SPECIAL MEETING
THE MERGER AGREEMENT
THE CHARTER AMENDMENT
ADJOURNMENT
INFORMATION CONCERNING INSIGHT
DIRECTORS AND EXECUTIVE OFFICERS OF INSIGHT
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
SUMMARY SELECTED PRO FORMA COMBINED FINANCIAL DATA
COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION
INFORMATION CONCERNING INSIGHT ACQUISITION CORP.
DIRECTORS AND EXECUTIVE OFFICERS OF INSIGHT ACQUISITION CORP.
ADDITIONAL INFORMATION
AGREEMENT AND PLAN OF MERGER BY AND BETWEEN INSIGHT ACQUISITION CORP. AND INSIGHT COMMUNICATIONS COMPANY, INC. DATED AS OF JULY 28, 2005
Table of Contents
Index
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I THE MERGER
ARTICLE II DISSENTING SHARES; PAYMENT FOR SHARES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE V COVENANTS AND OTHER AGREEMENTS
ARTICLE VI CONDITIONS
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII MISCELLANEOUS
Excerpts from the Delaware General Corporation Law Relating to the Rights of Dissenting Stockholders to Seek Appraisal of the Value of Their Insight Class A Common Stock
Section 262 Appraisal Rights
[EVERCORE LETTERHEAD]